      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1999

                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           JACKPOT ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

               NEVADA                                 7990                               88-0169922
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                           --------------------------

                            1110 PALMS AIRPORT DRIVE
                            LAS VEGAS, NEVADA 89119
                                 (702) 263-5555
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                DON R. KORNSTEIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           JACKPOT ENTERPRISES, INC.
                            1110 PALMS AIRPORT DRIVE
                               LAS VEGAS, NEVADA
                                 (702) 263-5555
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

              ALAN I. ANNEX, ESQ.                            PETER P. WALLACE, ESQ.
          Camhy Karlinsky & Stein LLP                         BRIAN J. LYNCH, ESQ.
           1740 Broadway, 16th Floor                       Morgan, Lewis & Bockius LLP
              New York, NY 10019                         300 S. Grand Avenue, 22nd Floor
                (212) 977-6600                                Los Angeles, CA 90071
                                                                 (213) 612-2500

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
                 TO BE REGISTERED                     REGISTERED(1)          UNIT(2)             PRICE(3)        REGISTRATION FEE
Common Stock, $.01 par value                          5,913,736 shs           $32.67                $0                  $0

(1) Represents the number of shares of the common stock, par value $.01 per share, of Jackpot Enterprises, Inc. (the "Registrant") that would be issued in the merger, assuming the average of the closing price of the Registrant's common stock for the 30 trading days preceding the second trading day prior to the closing of the merger equals $8.125 per share, which was the average of the high and low sales prices of the Registrant's common stock as reported by the New York Stock Exchange on May 5, 1999.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended. The proposed maximum offering price per share has been determined by multiplying $6.03125 (i.e., the average of the high and low sales prices of the common stock, par value $.005 per share, of Players International, Inc.("Players") as reported by the Nasdaq National Market on May 5, 1999) and 32,032,737 (i.e., the number of shares of Players common stock currently outstanding), and dividing the product resulting therefrom by the number of shares of the Registrant's common stock to be registered.

(3) Pursuant to Rule 457(f)(3), the proposed maximum aggregate offering price has been reduced by $216,220,975, which is the aggregate amount of cash to be paid by the Registrant in connection with the surrender of shares of Players common stock pursuant to the merger. Because the aggregate amount of cash to be paid for the outstanding Players common stock exceeds the aggregate market value of the Players common stock as of May 5, 1999, the maximum aggregate offering price is shown as zero.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION

                        JOINT PROXY STATEMENT/PROSPECTUS
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Players International, Inc. and Jackpot Enterprises, Inc. have agreed on a merger of our two companies. If the merger is completed, the Players stockholders will receive, for each share of Players common stock which they own, merger consideration valued at $8.25, of which $6.75 will be in cash and $1.50 will be in Jackpot common stock. However, if the average closing price of the Jackpot common stock is less than $5.00 for a specified 30-day period prior to the merger, Players stockholders may receive more than $6.75 in cash and less than $1.50 of Jackpot common stock per share of Players stock. As a result of the merger, Players will become a wholly owned subsidiary of Jackpot.

    We cannot complete the merger unless we receive approvals from the stockholders of both companies. We are sending you this joint proxy statement/prospectus to ask the Players stockholders to vote in favor of the merger and the Jackpot stockholders to vote in favor of issuing Jackpot shares to the Players stockholders in connection with the merger. Each company will hold a special meeting of its stockholders for these votes.

    The Jackpot common stock is listed on the New York Stock Exchange under the trading symbol "J." The closing sale price of the Jackpot common stock on the
NYSE on       , 1999 was $  . Assuming that the price of Jackpot stock used to determine the fraction of a share that will be issued for each Players share in
the merger is $  , we estimate that Jackpot will issue approximately   shares of
its common stock to Players stockholders in the merger,or approximately   % of
the outstanding Jackpot common stock after the merger, based on the number of
shares of Jackpot common stock outstanding on             , 1999, the record
date for determining the stockholders entitled to vote at the Jackpot and
Players special meetings.   On       , 1999, Players common stock, which is
listed on the Nasdaq National Market under the trading symbol "PLAY," closed at $[ ] per share.

    Each company has obtained an opinion from an investment banking firm, Jackpot from Merrill Lynch, Pierce, Fenner & Smith Incorporated as to the fairness of the merger consideration to Jackpot, and Players from Donaldson, Lufkin & Jenrette Securities Corporation as to the fairness of the merger consideration to the Players stockholders.

    Your vote is very important. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend your stockholders' meeting. Note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted, if you are a Players stockholder, as a vote FOR the merger or, if you are a Jackpot stockholder, as a vote FOR issuing Jackpot shares to the Players stockholders in connection with the merger.

    We are very enthusiastic about the merger and the strength and capabilities we expect from the combined companies. We join all the other members of Jackpot's and Players' boards of directors in recommending that you vote in favor of the proposals relating to the merger.

    We encourage you to read this entire document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 20 FOR A DESCRIPTION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER. You may also obtain information about Jackpot and Players from publicly available documents that are filed with the Securities and Exchange Commission.

Sincerely,

Don R. Kornstein                                 Howard A. Goldberg
President and Chief Executive Officer            Chairman (Acting), President and
Jackpot Enterprises, Inc.                        Chief Executive Officer
                                                 Players International, Inc.

    NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATORS, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD OR ANY OTHER GAMING REGULATORY AUTHORITY HAS APPROVED THE JACKPOT ENTERPRISES, INC. COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER DESCRIBED HEREIN OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS            1999,
  AND IT IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT            , 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Jackpot from documents that Jackpot has filed with the SEC that has not been included in or delivered with this document. We will send this information to you without charge. If you write or call us, we will send you the documents, excluding exhibits, that this document incorporates by reference. You can contact us at:

Jackpot Enterprises, Inc.                    Players International, Inc.
1110 Palms Airport Drive                     1300 Atlantic Avenue, Suite 800
Las Vegas, Nevada 89119                      Atlantic City, New Jersey 08401
(702) 263-5555                               (609) 449-7727

    PLEASE REQUEST DOCUMENTS BY             , 1999 IN ORDER TO OBTAIN TIMELY
DELIVERY. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THE DOCUMENTS YOU REQUEST BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

    See "Where You Can Find More Information" on page 140 for more information about the documents incorporated by reference in this document.

                           JACKPOT ENTERPRISES, INC.
                            1110 PALMS AIRPORT DRIVE
                            LAS VEGAS, NEVADA 89119

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON               , 1999

To the Stockholders of Jackpot Enterprises, Inc.:

    A special meeting of the stockholders of Jackpot Enterprises, Inc. will be
held on             ,               , 1999 at       , local time, at [address].
The special meeting is being called to consider and vote upon proposals to:

        (1) authorize the issuance of shares of common stock as partial payment to be paid to the stockholders of Players International, Inc. in a proposed merger between Players and JEI Merger Corp., a wholly owned subsidiary of Jackpot, as set forth in the Agreement and Plan of Merger, dated as of February 8, 1999, among Jackpot, Players and JEI Merger Corp. In connection with the merger, each share of Players' issued and outstanding common stock will be converted into the right to receive (i) $6.75 in cash, subject to adjustment, and (ii) a fraction of a share of Jackpot common stock equal to $1.50 divided by the average closing price of Jackpot common stock during the 30 trading days preceding the second trading day before the merger. For purposes of calculating the amount of Jackpot common stock Players stockholders will receive, the fraction will not be greater than .30 even if the average closing price of Jackpot stock is less than $5.00 per share. If the fraction would otherwise be greater than .30, Jackpot may increase the cash portion of the merger price so that the stock price multiplied by .30, added to the cash portion, equals $8.25.

        (2) subject to and conditioned upon completion of the merger with Players, amend the articles of incorporation of Jackpot to grant Jackpot the right to repurchase securities of Jackpot in order to comply with regulatory requirements applicable to Jackpot's business following the merger.

        (3) elect four directors of Jackpot to serve as the Board of Directors until the next annual meeting of stockholders and until their successors are elected and qualified.

        (4) amend the articles of incorporation of Jackpot to increase the number of shares of common stock that Jackpot is authorized to issue from 30 million shares to 60 million shares.

        (5) consider a stockholder proposal.

        (6) to consider and vote upon a proposal to grant the Jackpot board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in paragraphs (1), (2), (3), (4) or (5) above if the Secretary of Jackpot determines that there are not sufficient votes to approve any such matter (the "Jackpot Board Discretionary Authority").

        (7) transact such other business as may properly come before the special meeting or any adjournment or postponement.

    The Jackpot board of directors has fixed the close of business on
            , 1999, as the record date for the determination of stockholders
entitled to notice of and to vote at the Jackpot special meeting. On       ,
1999, there were             shares of Jackpot common stock outstanding. Each
share of common stock is entitled to one vote on all matters presented at the special meeting. Stockholders will not be entitled to dissenters' or appraisal rights in connection with the matters to be voted on at the special meeting.

    A proxy card and a joint proxy statement/prospectus containing more detailed information about the matters Jackpot stockholders will consider at the special meeting accompanying this notice.

    THE JACKPOT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF JACKPOT COMMON STOCK TO PLAYERS STOCKHOLDERS IN THE MERGER WITH PLAYERS, FOR ELECTION OF THE NOMINATED SLATE OF DIRECTORS, FOR APPROVAL OF THE AMENDMENTS TO THE JACKPOT ARTICLES OF INCORPORATION AND FOR APPROVAL OF THE JACKPOT BOARD DISCRETIONARY AUTHORITY.

    THE JACKPOT BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

    If you do not specify your vote on the proxy card you return to us, your shares of common stock will be voted FOR (i) issuance of Jackpot common stock to Players stockholders in the merger with Players, (ii) election of the nominated slate of directors, (iii) the amendments to the articles of incorporation and
(iv) grant of the Jackpot Board Discretionary Authority, and AGAINST the stockholder proposal. With respect to any other matter that may come before the special meeting, the persons voting your shares will vote in their discretion.

    The Jackpot board of directors is making this proxy solicitation. Jackpot and Players have agreed to share equally the cost of preparing, assembling and mailing the proxy materials.

    Under the rules of the New York Stock Exchange, approval of the proposal for issuance of the common stock to Players stockholders in the merger requires the affirmative vote of the holders of a majority of the voting power of all the Jackpot shares cast with respect to the proposal, provided that the total vote cast on the proposal represents a majority of all shares entitled to vote on the proposal. Under Nevada law, approval of the proposals to approve the amendments to the Jackpot articles of incorporation requires the affirmative vote of the holders of a majority of the voting power of all of the shares entitled to vote. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

    You are cordially invited to attend the special meeting. It is important that your shares be represented at the special meeting, whether or not you plan to attend in person. If you do not expect to attend the special meeting in person, please complete, sign and date the enclosed proxy and mail it promptly to the Secretary in the enclosed envelope. You may revoke your proxy at any time before the proxy holder votes it at the special meeting in one of three ways: by giving notice of your revocation either personally or in writing to the Secretary at our corporate office, by executing and delivering another proxy or by voting in person at the special meeting. Returning the enclosed proxy to us will not affect your right to vote in person if you do attend the special meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                                   Alvin J. Hicks
                                                     SECRETARY

Las Vegas, Nevada
            , 1999

                          PLAYERS INTERNATIONAL, INC.
                        1300 ATLANTIC AVENUE, SUITE 800
                        ATLANTIC CITY, NEW JERSEY 08401
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON               , 1999
                            ------------------------

To the Stockholders of Players International, Inc.:

    A special meeting of the stockholders of Players International, Inc. will be
held on             ,               , 1999 at       , local time, at [address].
The special meeting is being called to:

        (1) approve and adopt the Agreement and Plan of Merger, dated as of February 8, 1999, among Players, Jackpot Enterprises, Inc. and JEI Merger Corp., a Nevada corporation and wholly-owned subsidiary of Jackpot, and approve the merger of JEI Merger Corp. with and into Players as provided for in the agreement;

        (2) to consider and vote upon a proposal to grant the Players board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in paragraph (1) above if the Secretary of Players determines that there are not sufficient votes to approve any such matter (the "Players Board Discretionary Authority"); and

        (3) transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    As a result of the proposed merger, each share of Players' issued and outstanding common stock will be converted into the right to receive (i) $6.75 in cash, subject to adjustment, and (ii) a fraction of a share of Jackpot common stock equal to $1.50 divided by the average closing price of Jackpot common stock during the 30 trading days preceding the second trading day before the merger. For purposes of calculating the amount of Jackpot common stock Players stockholders will receive, the fraction will not be greater than .30 even if the average closing price of Jackpot stock is less than $5.00 per share. If the fraction would otherwise be greater than .30, Jackpot may increase the cash portion of the merger price so that the average Jackpot stock price during the 30 day period multiplied by .30, added to the cash portion, equals $8.25. Players reserves the right to abandon the merger at any time prior to the consummation of the merger upon the terms and subject to the conditions of the merger agreement.

    The Players board of directors has fixed the close of business on
            , 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Players special meeting. A list of these stockholders will be available for inspection by stockholders of record during business hours at Players' executive offices at least 10 days prior to the special meeting. The list will also be available at the special meeting. On
      , 1999 there were             shares of common stock outstanding. Each
share of common stock is entitled to one vote on all matters presented at the special meeting.

    A proxy card and a joint proxy statement/prospectus containing more detailed information about the matters Players stockholders will consider at the special meeting accompany this notice.

    If you do not specify your vote on the proxy card you return to us, your shares of common stock will be voted FOR the adoption of the merger agreement and approval of the merger. With respect to any other matter that may come before the special meeting, the persons voting your shares will vote in their discretion. Your failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.

    The Players board of directors is making this proxy solicitation. Jackpot and Players have agreed to share equally the cost of preparing, assembling and mailing the proxy materials.

    Under Players' articles of incorporation, we must receive the affirmative vote of the holders of a majority of the voting power of all of the Players shares entitled to vote on the proposal to adopt the merger agreement and approve the merger.

    Adoption of the merger agreement by Players stockholders is a condition of the merger.

    PLAYERS STOCKHOLDERS HAVE NO DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER THE NEVADA REVISED STATUTES.

    You are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy and mail it promptly to the Secretary in the enclosed envelope. You may revoke your proxy at any time before the proxy holder votes it at the special meeting in one of three ways: by giving notice of your revocation either personally or in writing to the Secretary at our executive offices, by executing and delivering another proxy or by voting in person at the special meeting. Returning the enclosed proxy to us will not affect your right to vote in person if you do attend the special meeting.

    THE PLAYERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND FOR APPROVAL OF THE PLAYERS BOARD DISCRETIONARY AUTHORITY.

                                         BY ORDER OF THE BOARD OF DIRECTORS,

                                         Raymond A. Spera, Jr.
                                         SECRETARY
                                         Atlantic City, New Jersey
                                         , 1999

TO FIND ANY ONE OF THE PRINCIPAL SECTIONS OF THE JOINT PROXY
STATEMENT/PROSPECTUS IDENTIFIED BELOW, SIMPLY BEND THE DOCUMENT SLIGHTLY TO EXPOSE THE BLACK TABS AND OPEN THE DOCUMENT TO THE TAB WHICH CORRESPONDS TO THE TITLE OF THE SECTION YOU WISH TO READ.

                                                               TABLE OF CONTENTS

                                          QUESTIONS AND ANSWERS ABOUT THE MERGER
                                                                         SUMMARY
                                                      COMPARATIVE PER SHARE DATA
                              COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION
                                         PROJECTIONS OF FUTURE OPERATING RESULTS
                                                                    RISK FACTORS
                                                            THE SPECIAL MEETINGS
                                                                      THE MERGER
                                                            THE MERGER AGREEMENT
              REGULATORY APPROVALS OF GAMING AUTHORITIES REQUIRED FOR THE MERGER
                                                       INFORMATION ABOUT JACKPOT
                                                       INFORMATION ABOUT PLAYERS
                     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                            DESCRIPTION OF JACKPOT CAPITAL STOCK
               COMPARATIVE RIGHTS OF HOLDERS OF JACKPOT AND PLAYERS COMMON STOCK
                                                    PLAYERS SELLING STOCKHOLDERS
 AMENDMENT TO ARTICLES OF INCORPORATION OF JACKPOT IN CONNECTION WITH THE MERGER
                                 ADDITIONAL MATTERS FOR JACKPOT STOCKHOLDER VOTE
                                                                   LEGAL MATTERS
                                                                         EXPERTS
           STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETINGS OF JACKPOT AND PLAYERS
                                             WHERE YOU CAN FIND MORE INFORMATION
                                                   INDEX OF FINANCIAL STATEMENTS
                                                                      APPENDICES

                       JOINT PROXY STATEMENT / PROSPECTUS

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
TABLE OF CONTENTS.............................          i

QUESTIONS AND ANSWERS ABOUT THE MERGER........          1

SUMMARY.......................................          4

COMPARATIVE PER SHARE DATA....................         15

COMPARATIVE MARKET PRICES AND DIVIDEND
  INFORMATION.................................         16

PROJECTIONS OF FUTURE OPERATING RESULTS.......         17

RISK FACTORS..................................         20

  Risk Factors Relating to the Merger.........         20

  Risk Factors Relating to Jackpot's
    Business..................................         22

  Risk Factors Relating to Players'
    Business..................................         22

  Risks Associated with the Year 2000.........         23

  Cautionary Statement Regarding Forward-
    Looking Statements........................         24

THE SPECIAL MEETINGS..........................         26

  The Jackpot Special Meeting.................         26

  The Players Special Meeting.................         28

THE MERGER....................................         30

  General Description of the Merger...........         30

  Background of the Merger....................         30

  Recommendation of the Jackpot Board of
    Directors; Jackpot's Reasons for the
    Merger....................................         32

  Recommendation of the Players Board of
    Directors; Players' Reasons for the
    Merger....................................         34

  Opinions of Financial Advisors..............         34

  Financing for the Merger....................         44

  Accounting Treatment........................         44

  NYSE Listing of Jackpot Stock...............         44

  Federal Securities Law Consequences.........         45

  Regulatory Approvals........................         45

  Interests of Certain Persons in the
    Merger....................................         46

  Material Federal Income Tax Consequences....         47

  Stockholder Support Agreements and
    Proxies...................................         48

THE MERGER AGREEMENT..........................         50

  The Merger..................................         50

  Conversion of Shares........................         50

  Exchange of Stock Certificates..............         50

  Stock Options...............................         51

  Representations and Warranties..............         51

  Certain Covenants...........................         52

  Conditions to the Merger....................         56

  Termination; Termination Fees and
    Expenses..................................         57

  Amendment and Waiver........................         59

REGULATORY APPROVALS OF GAMING AUTHORITIES
  REQUIRED FOR MERGER.........................         60

INFORMATION ABOUT JACKPOT.....................         62

                                                  PAGE
                                                ---------

  Business....................................         62

  Recent Developments.........................         65

  Regulation and Licensing Requirements.......         65

  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations................................         69

INFORMATION ABOUT PLAYERS.....................         77

  Business....................................         77

  Properties..................................         93

  Legal Proceedings...........................         94

  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations................................         95

  Security Ownership of Management and Certain
    Other Beneficial Owners of Players........        104

  Persons who will become Jackpot Directors
    and/ or Executive Officers................        106

UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS........................        108

  Balance Sheet as of December 31, 1998.......        109

  Statement of Income for the Year Ended June
    30, 1998..................................        110

  Statement of Income for the Six Months Ended
    December 31, 1998.........................        111

  Notes.......................................        112

DESCRIPTION OF JACKPOT CAPITAL STOCK..........        115

COMPARATIVE RIGHTS OF HOLDERS OF PLAYERS AND
  JACKPOT COMMON STOCK........................        118

PLAYERS SELLING STOCKHOLDERS..................        122

AMENDMENT TO JACKPOT ARTICLES OF INCORPORATION
  IN CONNECTION WITH THE MERGER...............        125

ADDITIONAL MATTERS FOR JACKPOT STOCKHOLDER
  VOTE........................................        127

  Election of Directors.......................        127

  Amendment to Articles of Incorporation......        136

  Stockholder Proposal--Disclosure of Previous
    Offers to Acquire the Company.............        137

LEGAL MATTERS.................................        138

EXPERTS.......................................        139

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS OF
  JACKPOT AND PLAYERS.........................        139

WHERE YOU CAN FIND MORE INFORMATION...........        140

INDEX TO FINANCIAL STATEMENTS.................        F-1

Appendix A-Merger Agreement...................        A-1

Appendix B-Opinion of Merrill Lynch, Pierce,
  Fenner & Smith Incorporated.................        B-1

Appendix C-Opinion of Donaldson, Lufkin &
  Jenrette Securities Corporation.............        C-1

Appendix D-Amendment to Articles of
  Incorporation of Jackpot....................        D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS JACKPOT PROPOSING TO ACQUIRE PLAYERS?
    A: The merger with Players represents Jackpot's initial implementation of an acquisition-oriented growth strategy that will employ Jackpot's acquisition philosophy, balance sheet strength and access to capital with Players' geographically diversified and competitively well-positioned gaming operations and experienced casino management. These combined strengths should allow Jackpot to consolidate a portfolio of value enhancing casino gaming businesses with an emphasis on the acquisition of properties in jurisdictions which have recently authorized casino gaming. Jackpot believes that there is currently a consolidation trend among small capitalization gaming companies that will continue and be driven by many factors, including selective access to capital, lower borrowing costs, the possibility of eliminating duplicative administrative expenses and the opportunity to achieve operating efficiencies through purchasing economies of scale. Consequently, with the Players acquisition as a first step, Jackpot's objective is to become a leading participant in emerging gaming jurisdictions. In addition, the merger will allow Jackpot to reduce significantly its dependence on its gaming machine route operations which management believes has limited growth potential.

   THE BOARD OF DIRECTORS OF JACKPOT UNANIMOUSLY RECOMMENDS THAT JACKPOT STOCKHOLDERS APPROVE THE ISSUANCE OF JACKPOT COMMON STOCK IN THE MERGER.

Q: WHY IS PLAYERS PROPOSING TO MERGE WITH JACKPOT?

    A: If we complete the merger, Players stockholders will receive merger consideration valued at $8.25 in exchange for each share of Players common stock they own. We anticipate this will consist of $6.75 in cash and $1.50 in Jackpot common stock. Through receipt of a portion of the merger consideration in Jackpot common stock, Players stockholders will maintain an interest in the business currently conducted by Players and participate in any future growth in the combined entity.

   THE BOARD OF DIRECTORS OF PLAYERS UNANIMOUSLY RECOMMENDS THAT PLAYERS STOCKHOLDERS APPROVE THE MERGER AGREEMENT AND MERGER.

Q: IS THE MERGER CONSIDERATION PAYABLE TO PLAYERS STOCKHOLDERS SUBJECT TO
    ADJUSTMENT?

    A: If the average closing price of Jackpot's common stock on the New York Stock Exchange during the 30 trading days immediately preceding the second trading day before the merger is less than $5.00, Players stockholders may receive more than $6.75 in cash and less than $1.50 in Jackpot stock per share of Players stock, but the sum of the cash and the value of Jackpot stock received will in any case equal $8.25 per share of Players stock.

Q: WHAT WILL HOLDERS OF JACKPOT COMMON STOCK RECEIVE IN THE MERGER?

    A: Jackpot stockholders will retain their shares of Jackpot common stock after the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: Before we complete the merger, the Players stockholders must approve the merger, and the Jackpot stockholders must approve the issuance of stock to the Players stockholders. We are also required to seek approval from gaming authorities in Illinois, Kentucky, Louisiana and Missouri and obtain various other governmental approvals. We will complete the merger as soon as possible after we obtain all the necessary approvals, subject to certain deadlines in the merger agreement. We hope the merger will occur not later than September 30, 1999, but we cannot assure you as to when or if the merger will occur.

Q: HOW WILL THE MERGER AFFECT JACKPOT'S FINANCIAL PERFORMANCE?

    A: For purposes of this document, unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the SEC. This unaudited pro forma information reflects the combined operating results as if the merger had occurred on July 1, 1997, the first day of Jackpot's 1998 fiscal year, and on July 1, 1998, the first day of Jackpot's current fiscal year. The following is a brief summary of certain of this unaudited pro forma combined information (dollars in thousands):

                                                                             PRO FORMA
                                                             PRO FORMA       OPERATING      PRO FORMA
                                                              REVENUES        INCOME        NET INCOME
                                                            ------------  ---------------  ------------
For the year ended June 30, 1998..........................   $  413,614     $    36,187     $    1,951
For the six months ended December 31, 1998................   $  214,979     $    20,384     $    1,236


                                                                                            PRO FORMA
                                                             PRO FORMA       PRO FORMA     STOCKHOLDERS'
                                                            TOTAL ASSETS  LONG TERM DEBT      EQUITY
                                                            ------------  ---------------  ------------
At December 31, 1998......................................   $  560,661     $   379,000     $  119,767

    This summary unaudited information was prepared based upon currently available information and upon assumptions made by each of the managements of Jackpot and Players. The information should not be considered indicative of what the actual results of the combined entity would have been for the historical periods presented nor predictive of the results of the combined company in future periods. See "Unaudited Pro Forma Condensed Combined Financial Statements" for more detailed pro forma financial information, including a description of the assumptions made in the preparation of the unaudited pro forma information.

    In addition, in connection with the review by Jackpot's board of directors of the proposed acquisition of Players, Merrill Lynch, Jackpot's financial advisor, presented to Jackpot's board projections of the future operating results of the combined company, after giving effect to the merger, which were compiled from separate projections prepared by the managements of each of Jackpot and Players. The following is a brief summary of this projected financial information (dollars in millions):

                                                          PROJECTED     PROJECTED       PROJECTED EBITDA
YEAR ENDING JUNE 30:                                      REVENUES       EBITDA     AFTER EXPECTED SYNERGIES
------------------------------------------------------  -------------  -----------  -------------------------
  2000................................................    $   453.1     $    84.9           $    88.9
  2001................................................    $   464.7     $    92.0           $    96.0

    See "Projections of Future Operating Results" for more detailed projected financial information, including a description of the assumptions made in the preparation of the projected financial information.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO PLAYERS STOCKHOLDERS?

    A: Players stockholders will recognize gain or loss in an amount equal to the difference between the sum of the cash and fair market value of the Jackpot common stock you receive pursuant to the merger and the adjusted tax basis in the shares of Players common stock you surrender in the merger. If you are an individual, the U.S. federal income tax rate on any gains you realize will not exceed 20% if, at the time of the merger, you held your Players common stock for more than a year and you held it as a capital asset.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO JACKPOT STOCKHOLDERS?

    A: Jackpot stockholders will not have any tax consequences as a result of the merger.

Q: WHAT ARE THE CONSEQUENCES IF THE PLAYERS STOCKHOLDERS FAIL TO APPROVE THE
    MERGER OR IF THE JACKPOT STOCKHOLDERS FAIL TO APPROVE THE ISSUANCE OF SHARES IN THE MERGER?

    A: If the merger agreement is terminated because the Players stockholders fail to approve the merger and a competing bid to acquire Players had been publicly announced and is pending at the time of the stockholder vote, Players will be required to pay a termination fee to Jackpot of $13.5 million. If the merger agreement is terminated because the Players stockholders fail to approve the merger when no competing bid is pending at the time of the vote, Players will be required to pay a termination fee to Jackpot of $3 million and reimburse Jackpot for up to $1 million of fees and expenses incurred in connection with the transaction. If the merger agreement is terminated because the issuance of Jackpot shares in the merger is not approved by the Jackpot stockholders, Jackpot will be required to pay Players a termination fee of $3 million and reimburse Players for up to $1 million of fees and expenses incurred in the transaction.

Q: WHAT DO I NEED TO DO NOW?

    A: After you have finished reading this document, you should complete your white proxy card and return it to Jackpot, if you are a Jackpot stockholder, or complete your blue proxy card and return it to Players, if you are a Players stockholder. Indicate on your proxy card how you want to vote, sign it and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the appropriate special meeting.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
    FOR ME?

    A: No. If you do not instruct your broker how to vote, your shares will not be voted. Your broker will only vote your shares if you follow the directions your broker will provide to you regarding how to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

    A: Yes. You can change your vote at any time before your proxy is voted at the special meeting.

Q: SHOULD PLAYERS STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES AT THIS TIME?

    A: No. After we complete the merger, Jackpot will send Players stockholders written instructions for exchanging Players common stock for cash and Jackpot stock.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

    A: Jackpot and Players file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. You can also request copies of these documents from us.

Q: I HAVE OTHER QUESTIONS. WHO CAN ANSWER THEM?

    A: If you are a Jackpot stockholder and you have questions, you should contact:

                           Jackpot Enterprises, Inc.
                            1110 Palms Airport Drive
                            Las Vegas, Nevada 89119
                         Attention: Investor Relations

                                 (702) 263-5555

       If you are a Players stockholder and you have questions, you should contact:

                          Players International, Inc.

                        1300 Atlantic Avenue, Suite 800

                        Atlantic City, New Jersey 08401

                         Attention: Investor Relations

                                 (609) 449-7727

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT CAREFULLY. TO SEE WHERE YOU CAN OBTAIN MORE INFORMATION ON JACKPOT AND PLAYERS GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 140.

    THE MERGER AGREEMENT BETWEEN JACKPOT AND PLAYERS IS ATTACHED TO THIS DOCUMENT AS APPENDIX A AND IS INCORPORATED IN ITS ENTIRETY INTO THIS DOCUMENT BY THIS REFERENCE.

                               THE COMPANIES

Jackpot Enterprises, Inc.      1110 Palms Airport Drive
  (see page 62)                Las Vegas, Nevada 89119
                               (702) 263-5555

                               Jackpot is one of the largest gaming machine route operators in Nevada, operating, as of March 31, 1999, 4,093 gaming
                               machines at 418 locations throughout Nevada. Gaming machine route operations include the operation of machines at retail stores, bars and restaurants. Jackpot also operates two
                               casinos in Nevada, with a total of 187 gaming machines.

Players International, Inc.    1300 Atlantic Avenue, Suite 800
  (see page 77)                Atlantic City, New Jersey 08401
                               (609) 449-7727

                               Players is a multi-jurisdictional casino and entertainment gaming company. Players owns and operates riverboat casino facilities in Metropolis, Illinois, in Lake Charles,
                               Louisiana, and in Maryland Heights, Missouri, a suburb of
                               St. Louis. Players also owns a horse racetrack in Paducah,
                               Kentucky.

                               THE MERGER

The Merger                     Each share of Players' issued and outstanding common stock,
  (see page 30)                other than any shares owned by Jackpot, will be converted
                               into the right to receive (i) $6.75 in cash, subject to
                               adjustment, and (ii) a fraction of a share of Jackpot stock equal to $1.50 divided by the average closing price of
                               Jackpot common stock during the 30 trading days preceding
                               the second trading day before the merger. The fraction of a share of Jackpot common stock to be issued for each Players shares will not exceed .30 even if the Jackpot stock is less than $5.00 per share. If the fraction would otherwise be
                               greater than .30, Jackpot may increase the cash portion of the merger consideration so that the average Jackpot stock price during the 30 day period multiplied by .30, added to the cash portion, equals $8.25.

Recommendation of the Jackpot  The boards of directors of Jackpot and Players have
  and Players Boards of        concluded that the merger of Jackpot and Players is fair to,
  Directors; Reasons for the   and in the best interests of, the stockholders of each
  Merger                       company and have recommended to their stockholders that they
  (see page 32)                approve the transaction. Jackpot believes that the merger is the initial step in its implementation of a growth strategy that will focus on the acquisition of casino businesses,
                               particularly those with properties located in jurisdictions which have recently authorized the introduction of casino
                               gambling. The merger will simultaneously reduce Jackpot's
                               dependence on its gaming machine route operations business in Nevada, which management believes has limited growth
                               potential.

                               Players believes that the sale of the company will provide
                               Players' stockholders with better value than that which
                               management could achieve through internal growth of Players'
                               existing properties. The Jackpot offer represents a
                               substantial premium over the trading price of Players common stock prior to the announcement of the merger, and at the
                               end of the ten month period during which management
                               approached and negotiated with a number of parties to sell the company, Players concluded that Jackpot's proposal was the alternative which best served the interests of the
                               stockholders.

Opinions of Financial
  Advisors
  (see page 34)

  Jackpot                      Jackpot retained Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated to act as its financial advisor in connection with the merger. Merrill Lynch delivered a written opinion to the Jackpot board of directors that, as of the date of
                               the merger agreement, the merger consideration to be paid to the Players stockholders was fair to Jackpot from a
                               financial point of view. This opinion is not a
                               recommendation to any Jackpot stockholder as to how to vote.
                               We have attached this opinion to this document as Appendix
                               B. You should read this opinion carefully, as well as the
                               description of the analyses and assumptions on which such
                               opinion was based.

  Players                      Players retained Donaldson, Lufkin & Jenrette Securities
                               Corporation to act as its financial advisor in connection
                               with the merger with Jackpot. DLJ delivered a written
                               opinion to the Players board of directors that, as of the
                               date of the merger agreement, the merger consideration to be received by the Players stockholders was fair to such
                               stockholders from a financial point of view. This opinion is not a recommendation to any stockholder as to how to vote on the merger. We have attached this opinion to this document as Appendix C. You should read this opinion carefully, as
                               well as the description of the analyses and assumptions on which such opinion was based.

Players Stock Options          All unexercised options for the purchase of Players common
  (see page 51)                stock will be canceled immediately prior to the time the
                               merger becomes effective and the holders of the options will receive, in cash, the amount, if any, by which $8.25 exceeds the applicable exercise price of each option.

Conversion of Players Shares   Each share of Players common stock will be converted into
  and Surrender of Stock       the right to receive the cash and Jackpot stock as
  (see page 50)                previously described. As soon as practicable after the
                               merger becomes effective, a form letter of transmittal and instructions will be mailed to each Players stockholder of record. The letter of transmittal will instruct you how to surrender your Players stock certificates and receive the
                               cash and Jackpot stock in exchange.

                               DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THE
                               LETTER OF TRANSMITTAL.

Financing for the Merger       Jackpot estimates that the cash portion of the consideration
  (see page 44)                to be paid to the Players stockholders, amounts to be paid to holders of options for Players common stock, other
                               expenses of the merger and funds to conduct a tender offer for Players outstanding $150 million of 10 7/8% senior notes and repay certain other indebtedness will aggregate
                               approximately $417 million. Jackpot anticipates that the
                               cash for these purposes will be funded through a combination of Jackpot's existing cash, new bank debt and high yield
                               debt financing. Merrill Lynch delivered a letter, dated
                               February 5, 1999, to Jackpot stating that, as of the date of that letter, it was "highly confident" of its ability to
                               arrange and syndicate the bank debt and sell or place the
                               high yield debt for the financing of the merger. However,
                               this letter does not represent a commitment to provide such financing.

Material Federal Income Tax    The receipt of cash and Jackpot stock for shares of Players
  Consequences                 common stock in the merger will be a taxable transaction to
  (see page 47)                Players stockholders for federal income tax purposes, and
                               may also be a taxable transaction under applicable foreign, state, local and other income tax laws. A Players
                               stockholder will recognize gain or loss in an amount equal to the difference between the sum of the cash and fair
                               market value of the Jackpot common stock received in the
                               merger and the adjusted tax basis of the stockholder in his
                               Players shares. The merger will not be a taxable transaction to Jackpot stockholders.

Conditions to the Merger       Completion of the merger is subject to conditions,
  (see page 56)                including:
                               - approval by the Jackpot stockholders of the issuance of
                               Jackpot common stock to Players stockholders and approval by the Players stockholders of the merger;

                               - the receipt of necessary gaming and other regulatory
                                 approvals;

                               - the absence of any order or injunction that would prevent the consummation of the merger; and

                               - Jackpot obtaining sufficient financing to complete the
                                 merger.

No Solicitation                The merger agreement prevents Players and its directors and
  (see page 54)                officers from soliciting any proposals or offers for a
                               merger, consolidation, or other business combination with a third party. However, if the merger has not yet been
                               approved by the Players stockholders and all of the
                               following occur:

                               - Players receives an unsolicited proposal from a third
                                 party,

                               - the third party making the proposal offers terms which are superior, from a financial point of view, to the terms of
                                 the merger with Jackpot,

                               - Players' financial advisor advises Players that the third party proposal is capable of being completed and Players'
                                 legal counsel advises Players' board that its fiduciary
                                 duty requires it to accept the proposal, and

                               - Players notifies Jackpot of the material terms of the
                                 proposal,

                               then Players may accept such proposal and terminate the
                               merger agreement at any time after the third business day
                               following the giving of notice to Jackpot, subject to
                               payment of the termination fee described below.

Termination                    We may mutually agree in writing to terminate the merger
  (see page 57)                agreement at any time without completing the merger,
                               regardless of the Players stockholders' approval of the
                               merger and/or the Jackpot stockholders' approval of the
                               issuance of common stock in the merger.

                               In addition, either of us may decide to terminate the merger agreement if:

                               - the merger has not been completed by September 30, 1999.
                               But if the reason it has not been completed is because the required regulatory approvals have not yet been obtained,
                                 either of us may extend this date to December 31, 1999,
                                 subject to certain conditions;

                               - the merger has been legally prohibited;

                               - at any time prior to approval of the merger by the Players stockholders, Players receives a more favorable
                                 competitive acquisition proposal which the Players board
                                 of directors accepts or which causes the Players board to
                                 withdraw or change its recommendation to Players
                                 stockholders concerning the merger with Jackpot;

                               - the other company breaches its representations or fails to comply with obligations under the merger agreement and does not cure its breach or failure to comply within 30 days;
                                 or

                               - the requisite vote of either company's stockholders is not obtained at the special meetings.

                               Players may also terminate the merger agreement if the
                               fraction of a share of Jackpot common stock to be issued for each Players share is greater than .30 and Jackpot does not increase the cash payment to Players stockholders.

Termination Fees               If either Jackpot or Players terminates the merger agreement
  (see page 57)                because Players receives a more favorable acquisition
                               proposal which the Players board of directors accepts or
                               which causes the Players board to withdraw or change its
                               recommendation to Players stockholders concerning the
                               merger, or because the Players stockholders fail to approve the merger when a competing offer to acquire Players has
                               been publicly announced and is pending at the time of the
                               stockholder vote, Players must pay Jackpot a termination fee of $13.5 million. In the event Jackpot or Players terminates the merger agreement because the Players stockholders fail to approve the merger other than when a competing offer is pending, Players must pay a termination fee of $3 million
                               plus expenses up to $1 million. If Jackpot or Players
                               terminates the merger agreement because the Jackpot
                               stockholders fail to authorize the issuance of Jackpot stock to Players stockholders or because Jackpot fails to obtain the financing needed to consummate the merger, Jackpot must pay Players a termination fee of $3 million plus expenses up to $1 million.

Interests of Certain of        Some of Players' directors and executive officers have
  Players Directors and        interests in the merger other than through stock ownership.
  Executive Officers           These interests include employment agreements, change of
  (see page 46)                control agreements, stock options and continuation as
                               directors and executive officers of Jackpot. You should be aware of these interests.

                               Based on the number of Players shares and options held on
                                     , 1999, executive officers and directors of Players
                               and their affiliates will receive in the merger:

                               - shares of Jackpot common stock having an aggregate market
                                 value of approximately $         as of       , 1999;

                               - an aggregate of $         in cash.

                               Under the merger agreement, Jackpot and Players are to use reasonable efforts to agree on three individuals to be
                               appointed as additional directors of Jackpot upon completion of the merger. It is currently anticipated that Marshall
                               Geller and John Groom, two directors of Players, will become
                               Jackpot directors. The third person who will become a
                               Jackpot director has not yet been determined.

Ownership of Players Stock by  As of the date of this document, Jackpot owned 1,014,400
  Jackpot                      shares of Players common stock, representing approximately
  (see page 50)                3.2% of the issued and outstanding Players common stock.
                               Jackpot purchased these shares on March 10, 1999 at a price per share of $6.04, including commissions.

Regulatory Approvals           The merger is subject to the prior approval of the Federal
  (see page 45)                Department of Justice and Federal Trade Commission under
                               applicable antitrust laws, as well as the approval of the
                               gaming authorities of Illinois, Kentucky, Louisiana and
                               Missouri.

Accounting Treatment           We expect the merger to be treated as a "purchase" for
  (see page 44)                accounting purposes. Under this method, the assets acquired and liabilities assumed will be recorded on Jackpot's
                               balance sheet at their fair market value when the merger
                               closes.

Dissenters' Rights             Jackpot and Players stockholders have no dissenters' or
                               appraisal rights in connection with the merger.

Comparative Rights of Holders  Although Jackpot and Players are both incorporated under the
  of Jackpot and Players       laws of Nevada, there are certain differences in the rights
  Common Stock                 of the stockholders of the two companies by virtue of
  (see page 118)               differences in their respective articles of incorporation
                               and by-laws. Following the merger, Players stockholders will become stockholders of Jackpot and their rights will be
                               subject to the terms of Jackpot's articles of incorporation and by-laws.

Voting Agreements              All of the Players directors and executive officers, two
  (see page 48)                former executive officers of Players and the largest
                               stockholder of Players have agreed with Jackpot to vote
                               their Players common stock in favor of the merger. These
                               stockholders own, in the aggregate, approximately 16.6% of the issued and outstanding Players common stock. In
                               addition, shares of Players common stock owned by Jackpot as of the record date, constituting approximately 3.2% of the issued and outstanding Players common stock, will also be
                               voted in favor of the merger.

                               All of the current directors and executive officers of
                               Jackpot have agreed with Players to vote their Jackpot
                               common stock in favor of the transaction. The Jackpot
                               directors and executive officers own, in the aggregate,
                               approximately 6.2% of the issued and outstanding Jackpot
                               common stock.

Comparative Market Price       The Jackpot common stock is listed on the New York Stock
  Information                  Exchange under the symbol "J." The Players common stock is
  (see page 16)                listed on the Nasdaq National Market under the symbol
                               "PLAY." On February 8, 1999, the last full trading day prior to the public announcement of the merger, the Jackpot common stock closed at $9 1/4 per share and the Players common
                               stock closed at $6 per share. On         , 1999, the last
                               full trading day prior to the date of this document, Jackpot
                               common stock closed at $         per share and Players
                               common stock closed at $      per share. We urge you to
                               obtain current market quotations.

                        SELECTED CONSOLIDATED HISTORICAL
                AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following tables show selected historical financial data for each of Jackpot and Players and "pro forma" information for the combined company. This information is only a summary and should be read in conjunction with the historical financial statements and related notes of Jackpot and Players included elsewhere in this document (beginning at page F-1).

JACKPOT SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated financial information presented below as of and for the years ended June 30, 1998 and 1997 and for the year ended June 30, 1996 have been derived from the audited consolidated financial statements of Jackpot included elsewhere in this document and audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data presented below as of June 30, 1996 and as of and for the years ended June 30, 1995 and 1994 have been derived from audited consolidated financial statements and notes thereto of Jackpot not contained herein. The consolidated financial data for the six months ended December 31, 1998 and 1997 have been derived from Jackpot's unaudited consolidated financial statements included elsewhere in this document. The unaudited consolidated financial statements have been prepared by Jackpot on a basis consistent with the audited financial statements and include all normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for the six months ended December 31, 1998 and 1997 are not necessarily indicative of the results that will be achieved for future periods, including the year ending June 30, 1999.

                                                          SIX MONTHS ENDED
                                                            DECEMBER 31,                   YEARS ENDED JUNE 30,
                                                          ----------------  ---------------------------------------------------
                                                           1998     1997     1998     1997       1996        1995       1994
                                                          -------  -------  -------  -------  ----------    -------  ----------

                                                                (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenues..........................................  $45,954  $46,277  $93,013  $91,904  $   91,108    $96,853  $   98,335
Operating income........................................  $ 2,751  $ 3,743  $ 7,963  $ 9,822  $    7,094(1) $ 8,968  $    9,409(1)
Income (loss) from continuing operations................  $ 3,469  $ 4,768  $ 9,881  $11,368  $    8,610    $ 9,875  $   (7,052)(2)
Net income (loss).......................................  $ 2,498  $ 3,481  $ 7,213  $ 7,844  $    5,855(3) $ 6,616  $   (4,584)(3)
Basic earnings (loss) per share (4):
  Net income (loss).....................................  $   .29  $   .38  $   .80  $   .85  $      .63    $   .72  $     (.50)
Diluted earnings (loss) per share (4):
  Net income (loss).....................................  $   .29  $   .38  $   .79  $   .84  $      .62    $   .71  $     (.50)
Dividends declared per share............................  $    --  $    --  $    --  $   .16  $      .32    $   .32  $      .31
Average common shares outstanding.......................    8,665    9,077    8,991    9,237       9,307      9,235       9,211
Average common shares and common share equivalents
  outstanding...........................................    8,754    9,233    9,187    9,317       9,481      9,272       9,211

------------------------

(SEE NOTES ON FOLLOWING PAGE)

                                            SIX MONTHS ENDED
                                              DECEMBER 31,                      YEARS ENDED JUNE 30,
                                          --------------------  -----------------------------------------------------
                                            1998       1997       1998       1997       1996       1995       1994
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                   (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
  Net cash provided by operating
    activities..........................  $   5,564  $   5,698  $  11,836  $  14,584  $  12,778  $  18,068  $  18,367
  Net cash used in investing
    activities..........................  $   3,643  $   3,826  $   5,883  $   1,557  $   3,091  $   4,330  $   9,689
  Net cash used in financing
    activities..........................  $   1,639  $     782  $   3,623  $   4,106  $   3,579  $   4,365  $   4,128
  Capital expenditures..................  $   3,401  $   4,085  $   6,235  $   3,393  $   4,267  $   4,044  $  13,452(6)
  Amortization..........................  $     578  $     562  $   1,141  $   1,728  $   2,199  $   2,880  $   2,916
  Depreciation..........................  $   2,071  $   1,765  $   3,740  $   3,461  $   4,284  $   5,349  $   5,813
  Adjusted EBITDA (5)...................  $   6,118  $   7,095  $  14,762  $  16,557  $  17,093  $  18,125  $  18,896

BALANCE SHEET DATA
(at end of period):
Working capital.........................  $  51,387  $  47,638  $  49,152  $  46,329  $  40,336  $  31,640  $  22,022
Total assets............................  $  78,872  $  77,730  $  79,100  $  75,267  $  70,742  $  71,959  $  73,459
Long-term debt, net of current
  portion...............................  $      --  $      --  $      --  $      --  $      --  $     271  $   1,403
Stockholders' equity....................  $  71,730  $  69,980  $  70,871  $  67,281  $  63,495  $  60,216  $  56,266

------------------------

(1) Operating income includes: in 1996, a pretax loss of $2.2 million from the write-down and sale of certain casino properties; in 1994, a pretax cost of $1.3 million in connection with the severance agreement with Jackpot's former chief executive officer.

(2) Income (loss) from continuing operations in 1994 includes a pretax loss of $16.9 million ($11.0 million after tax, or $1.20 per share) for Jackpot's share of the closing costs, write-down of certain assets and operating loss in a dockside casino facility in Tunica, Mississippi (the "Tunica Facility").

(3) Net income (loss) includes: in 1996, a pretax loss of $2.2 million from the write-down and sale of certain casino properties; in 1994, a pretax loss of $16.9 million ($11.0 million after tax, or $1.20 per share) for Jackpot's share of the closing costs, write-down of certain assets and operating loss in the Tunica Facility.

(4) In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", which became effective for periods ending after December 15, 1997. All prior-period earnings per share data presented has been restated to conform to the provisions of such statement.

(5) Adjusted EBITDA represents earnings before interest expense, income tax, depreciation, amortization and other non-cash items. Adjusted EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles), as an indicator of Jackpot's operating performance, as an alternative to cash flows provided by operating activities (as determined in accordance with generally accepted accounting principles), or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it enhances the understanding of the financial performance of a company with substantial amortization and depreciation expense. Jackpot's definition of Adjusted EBITDA may not be the same as that of similarly captioned measures by other companies.

(6) Capital expenditures includes purchases of $9.0 million of property in connection with the Tunica Facility.

PLAYERS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The following table sets forth selected consolidated financial data and other operating information of Players. The selected consolidated financial data in the table for the five years ended March 31, 1998 are derived from the audited consolidated financial statements of Players. The selected consolidated financial data for the nine month periods ended December 31, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Players considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended December 31, 1998 and 1997 are not necessarily indicative of the results that may be expected for future periods or for the year ending March 31, 1999. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

                                                 NINE MONTHS ENDED
                                                    DECEMBER 31,                         YEARS ENDED MARCH 31,
                                               ----------------------  ----------------------------------------------------------
                                                  1998        1997        1998        1997        1996        1995        1994
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                                  (DOLLARS IN THOUSAND, EXCEPT PER SHARE DATA)
Casino Revenues
  Metropolis.................................  $   59,299  $   58,875  $   80,225  $   76,373  $   82,191  $   74,857  $   65,136
  Lake Charles(1)............................     110,612     113,314     149,099     159,039     170,678     136,085      30,737
  Maryland Heights(2)........................      67,845      49,763      68,575       3,876          --          --          --
  Mesquite(3)................................          --       4,438       4,438      23,372      16,870          --          --
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                               $  237,756  $  226,390  $  302,337  $  262,660  $  269,739  $  210,942  $   95,873
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------

Total Revenues
  Metropolis.................................  $   61,585  $   61,266  $   83,430  $   79,501  $   85,902  $   79,102  $   71,417
  Lake Charles(1)............................     117,657     118,749     157,102     167,107     176,061     143,039      34,981
  Maryland Heights(2)........................      70,649      53,306      73,127       4,383          --          --          --
  Mesquite(3)................................          --       8,700       8,700      38,945      27,941          --          --
  Other......................................         699         687         859       1,274       1,491       1,554         684
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                               $  250,590  $  242,708  $  323,218  $  291,210  $  291,395  $  223,695  $  107,082
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating Income (Loss)
  Metropolis(4)..............................  $   13,412  $   15,187  $   21,659  $   21,580  $   29,139  $   29,260  $   25,795
  Lake Charles(1),(5)........................      20,785      19,275      20,797      25,862      46,926      58,956       9,302
  Maryland Heights(2),(6)....................       4,107      (4,146)     (4,317)    (10,545)         --          --          --
  Mesquite(3)................................          --        (128)       (528)     (8,077)    (10,629)         --          --
  Corporate, development, pre-opening &
    other(7).................................     (10,503)     (8,361)    (11,844)    (18,685)    (21,565)    (17,667)     (8,209)
  Loss on the sale of Mesquite(8)............          --          --         571     (57,397)         --          --          --
  Restructuring charge(9)....................          --          --          --      (9,007)         --          --          --
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                               $   27,801  $   21,827  $   26,338  $  (56,269) $   43,871  $   70,549  $   26,888
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Depreciation and amortization(10)............  $   14,943  $   14,951  $   20,806  $   21,806  $   17,236  $    7,065  $    3,706
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Interest expense (net).......................  $   16,080  $   17,612  $   23,466  $   15,761  $    8,868  $   (2,646) $     (736)
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before provision (benefit) for
  income taxes...............................  $   11,489  $    4,215  $    3,146  $  (71,789) $   36,590  $   73,470  $   27,707
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss)............................  $    7,008  $    2,579  $    1,951  $  (46,298) $   22,320  $   45,755  $   20,952
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Basic earnings (loss) per share..............  $      .22  $      .08  $      .06  $    (1.56) $      .75  $     1.68  $      .89
Diluted earnings (loss) per share............  $      .22  $      .08  $      .06  $    (1.56) $      .70  $     1.47  $      .74
Average common shares outstanding............  31,944,029  31,899,266  31,904,658  29,765,483  29,765,151  27,232,997  23,669,471
Average common shares and common equivalent
  shares outstanding.........................  32,094,424  31,920,348  31,949,628  29,765,483  32,018,138  31,169,644  28,436,548

------------------------------

(SEE NOTES ON FOLLOWING PAGE)

                                                    NINE MONTHS ENDED
                                                       DECEMBER 31,                      YEARS ENDED MARCH 31,
                                                 ------------------------  --------------------------------------------------
                                                    1998         1997         1998         1997         1996         1995
                                                 -----------  -----------  -----------  -----------  -----------  -----------

                                                                 (DOLLARS IN THOUSAND, EXCEPT PER SHARE DATA)
Other Data:
  Adjusted EBITDA(11)..........................  $    46,370  $    40,137  $    55,224  $    45,839  $    69,435  $    80,580
  Net cash provided by operating activities....  $    27,607  $    38,196  $    53,265  $    28,458  $    20,748  $    52,104
  Net cash used in investing activities........  $     6,865  $    17,287  $    37,877  $    73,224  $   155,054  $    49,970
  Net cash used in (provided by) financing
    activities.................................  $    16,419  $    17,202  $    18,732  $   (46,547) $  (129,206) $    (7,795)
  Capital expenditures.........................  $     6,917  $    18,191  $    40,216  $    46,499  $   147,119  $    62,419

Balance Sheet Data (at the end of the period):
  Cash, cash equivalents and marketable
    securities, net............................  $    21,546  $    24,274  $    17,223  $    20,567  $    23,247  $    50,332
  Total assets.................................  $   394,196  $   398,251  $   409,587  $   421,289  $   413,432  $   223,790
  Long-term debt, net of current portion.......  $   165,000  $   151,065  $   180,541  $   187,500  $   153,000  $     5,532
  Stockholders' equity.........................  $   165,179  $   158,480  $   157,914  $   155,881  $   193,627  $   176,143


                                                    1994
                                                 -----------

Other Data:
  Adjusted EBITDA(11)..........................  $    37,659
  Net cash provided by operating activities....  $    23,867
  Net cash used in investing activities........  $    99,099
  Net cash used in (provided by) financing
    activities.................................  $   (80,398)
  Capital expenditures.........................  $    33,845
Balance Sheet Data (at the end of the period):
  Cash, cash equivalents and marketable
    securities, net............................  $    77,546
  Total assets.................................  $   138,565
  Long-term debt, net of current portion.......  $     5,711
  Stockholders' equity.........................  $   115,844

------------------------

(1) The first Players riverboat opened in Lake Charles on December 8, 1993. A second riverboat opened in Lake Charles in April, 1995.

(2) The Maryland Heights facility opened on March 11, 1997, and was therefore operational for less than one month in fiscal 1997.

(3) The Mesquite facility opened in June, 1995 and the sale of the facility was finalized on June 30, 1997.

(4) Includes a $676,000 impairment loss in fiscal 1997 for a barge removed from service.

(5) Includes for fiscal 1998 a charge of $4.0 million for the present value of the fixed annual payments, to be made under an agreement entered into with the City of Lake Charles.

(6) Includes approximately $4.0 million impairment loss in fiscal 1997 for land contributed to the Maryland Heights joint venture. Amount also includes Players' 50% share of both the Maryland Heights joint venture operating losses and the Maryland Heights joint venture depreciation and amortization. For the nine months ended December 31, 1998, Players' share of the total loss from investment in the Maryland Heights joint venture was approximately $7.9 million, which consists of $4.3 million in operating losses and $3.6 million in depreciation and amortization. For the nine months ended December 31, 1997, Players' share of the total loss from investment in the Maryland Heights joint venture was approximately $8.5 million, which consisted of $5.1 million in operating losses and $3.4 million in depreciation and amortization. For fiscal 1998, Players' share of the total loss from investment in the Maryland Heights joint venture was approximately $11.2 million, which consisted of $6.7 million in operating losses and $4.5 million in depreciation and amortization. For fiscal 1997, Players' share of the total loss from investment in the Maryland Heights joint venture was $1.9 million, including $400,000 of depreciation and amortization.

(7) Fiscal 1997 includes approximately $2.7 million impairment loss on Bluegrass Downs race track. Also includes expenses related to the City of Lake Charles agreement of approximately $153,000.

(8) During fiscal 1997, Players recorded a loss on the sale of the Mesquite property totaling $57.4 million. During fiscal 1998, the estimated remaining liabilities associated with the Mesquite facility were re-evaluated and reduced by $571,000.

(9) The restructuring charge in fiscal 1997 reflects Players' decision to significantly reduce its pursuit of development opportunities in new or emerging jurisdictions and instead concentrate on improving its existing operations.

(10) The nine months ended December 31, 1998 and 1997 do not include Players' share of the Maryland Heights joint venture depreciation and amortization of approximately $3.6 million and $3.4 million, respectively. The fiscal 1998 and 1997 amounts do not include Players' share of the Maryland Heights joint venture depreciation and amortization of approximately $4.5 million and $400,000, respectively.

(11) Adjusted EBITDA represents earnings, before interest income (expense), provision for income taxes, depreciation and amortization (including joint venture depreciation and amortization), pre-opening expenses, impairment and write-down of assets, loss on the sale of Mesquite property, restructuring charge, the City of Lake Charles agreement, a one-time, non-cash compensation expense during fiscal 1994 and other income. Adjusted EBITDA is not intended to represent cash flows, nor has it been presented as an alternative to income from operations as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA-based information is presented solely as a supplemental disclosure because EBITDA is frequently used to analyze companies on the basis of operating performance, leverage and liquidity. Players' definition of Adjusted EBITDA may not be the same as that of similarly captioned measures by other companies.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The table below presents selected unaudited pro forma combined financial data for Jackpot and Players for the year ended June 30, 1998 and as of and for the six months ended December 31, 1998. You should read this information in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 107.

                                                                           SIX MONTHS ENDED        YEAR ENDED
                                                                           DECEMBER 31, 1998     JUNE 30, 1998
                                                                           -----------------  --------------------
                                                                              (DOLLARS AND SHARES IN THOUSANDS,
                                                                                   EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:

Total revenues...........................................................     $   214,979         $    413,614

Operating income.........................................................     $    20,384         $     36,187

Net income...............................................................     $     1,236         $      1,951

Basic earnings per share.................................................     $       .08         $        .13

Diluted earnings per share...............................................     $       .08         $        .13

Average common shares outstanding........................................          14,670               14,996

Average common shares and common share equivalents outstanding...........          14,759               15,192

Amortization.............................................................     $     2,638         $      5,261

Depreciation.............................................................     $    11,589         $     23,899

                                                                                              AS OF DECEMBER 31,
                                                                                                     1998
                                                                                            ----------------------
BALANCE SHEET DATA:

Working capital...........................................................................        $   11,071

Total assets..............................................................................        $  560,661

Long-term debt, net of current portion....................................................        $  379,000

Stockholders' equity......................................................................        $  119,767

                           COMPARATIVE PER SHARE DATA

    The following table presents comparative per share information for Jackpot and Players on a historical basis and on a pro forma basis assuming that the merger had occurred on July 1, 1997 and July 1, 1998 for earnings per common share purposes for the year ended June 30, 1998 and six months ended December 31, 1998, respectively, and as of June 30, 1998 and December 31, 1998 for book value per common share purposes. The table should be read in conjunction with the separate financial statements and notes thereto of Jackpot and Players included elsewhere in this document, and the unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this document.

    Neither Jackpot nor Players has declared, or is obligated to pay, dividends for the past fiscal year or interim period. Accordingly, dividend per common share data is not presented below.

                                                            AS OF AND FOR THE
                                                             SIX MONTHS ENDED            AS OF AND FOR THE
                                                            DECEMBER 31, 1998         YEAR ENDED JUNE 30, 1998
                                                       ----------------------------  --------------------------
                                                                       COMBINED                     COMBINED
JACKPOT (PER COMMON SHARE)                             HISTORICAL      PRO FORMA     HISTORICAL     PRO FORMA
-----------------------------------------------------  -----------  ---------------  -----------  -------------
Book value(1)........................................   $    7.27      $              $    7.19     $
Net income, diluted..................................   $    0.29      $              $    0.79     $

                                                                      EQUIVALENT                    COMBINED
PLAYERS (PER COMMON SHARE)                             HISTORICAL    PRO FORMA(2)    HISTORICAL     PRO FORMA
-----------------------------------------------------  -----------  ---------------  -----------  -------------
Book value(1)........................................   $    5.16      $              $    5.02     $
Net income, diluted..................................   $    0.14      $              $    0.13     $

------------------------

(1) Book value per share data is based upon the number of outstanding shares at the end of the related period.

(2) The Players equivalent pro forma per share amounts have been calculated by
    multiplying the Jackpot pro forma per share amounts by       . The amount of
          represents the fraction of a share of Jackpot common stock that a holder of Players common stock would receive for each share of Players common stock in the merger assuming the average closing price of Jackpot stock for the thirty trading days preceding the second trading day before
    the merger is $      , which was the closing sale price of the Jackpot
    common stock on the day prior to the date of this document.

               COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION

    The following table shows the range of the high and low prices for shares of Jackpot's common stock, as furnished by the New York Stock Exchange, and for the Players common stock, as reported on the Nasdaq National Market, during the periods indicated.

                                                                              JACKPOT COMMON STOCK  PLAYERS COMMON STOCK
                                                                              --------------------  --------------------
CALENDAR YEAR                                                                   HIGH        LOW       HIGH        LOW
----------------------------------------------------------------------------  ---------  ---------  ---------  ---------
1997
    First Quarter...........................................................  $10 3/4    $ 9 3/4    $6 1/4     $4 3/8
    Second Quarter..........................................................  12 3/4     9 5/8      4 13/16    2 7/8
    Third Quarter...........................................................  12 3/16    10 5/8     4 9/16     2 21/64
    Fourth Quarter..........................................................  13         10 3/4     4 5/8      2 7/16

1998
    First Quarter...........................................................  $13 15/16  $11        $5 1/8     $3
    Second Quarter..........................................................  13 3/16    11 3/4     5 3/4      4 3/8
    Third Quarter...........................................................  12 9/16    9 3/8      5 15/32    3 5/16
    Fourth Quarter..........................................................  11 1/2     9 1/8      6 7/16     3 3/16

1999
    First Quarter...........................................................  $ 9 5/8    $ 7 5/8    $6 57/64   $5 3/8
    Second Quarter (through May 6, 1999)....................................  8 5/16     7 1/2      6 5/16     5 15/16

    On February 8, 1999, the last full trading day prior to the announcement of the execution of the merger agreement, the closing price of Jackpot's common stock was $9.25 and the last sale price of the Players common stock was $6.00.

    Jackpot has not declared or paid dividends on its common stock since the second quarter of fiscal 1997. From July, 1987 through that time, Jackpot paid quarterly dividends, the last of which was $.08 per share. Players has never declared or paid cash dividends on its common stock. Under the terms of the covenants of its senior notes and its credit line, Players cannot pay cash dividends to the holders of its common stock.

                             PROJECTIONS OF FUTURE
                               OPERATING RESULTS

    Jackpot does not as a matter of course make public projections as to its future financial performance and condition. However, in connection with the review by Jackpot's board of directors of the proposed acquisition of Players, Merrill Lynch, Jackpot's financial advisor, presented to Jackpot's board projections of future operating results of the combined company, after giving effect to the merger. Such projections were compiled from, and relied upon, separate projections prepared by the managements of each of Jackpot and Players. Merrill Lynch assumed that such projections were reasonably prepared and reflected the best currently available estimates and judgment of Players' and Jackpot's management and Merrill Lynch did not assume any responsibility for independently verifying such information.

    Selected data from these projections are set forth below (dollars in millions):

                              JACKPOT AND PLAYERS
                      PROJECTED COMBINED OPERATING RESULTS

                                                                                                  FISCAL YEAR ENDING
                                                                                                       JUNE 30,
                                                                                                 --------------------
                                                                                                   2000       2001
                                                                                                 ---------  ---------
Revenues

PLAYERS:
  Lake Charles.................................................................................  $   162.1  $   164.6
  Metropolis...................................................................................       86.0       89.2
  Maryland Heights.............................................................................      104.4      107.3
  Blue Grass Downs.............................................................................        0.9        0.9
                                                                                                 ---------  ---------
Total Players Revenues.........................................................................      353.4      362.0

Jackpot Revenues...............................................................................       99.7      102.7
                                                                                                 ---------  ---------
Total Revenues.................................................................................  $   453.1  $   464.7
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

EBITDA

PLAYERS:
  Lake Charles.................................................................................  $    41.0  $    43.0
  Metropolis...................................................................................       21.7       22.7
  Maryland Heights.............................................................................       20.9       22.8
  Blue Grass Downs.............................................................................       (0.2)      (0.2)
                                                                                                 ---------  ---------
Total Players Property EBITDA..................................................................       83.4       88.3

  Corporate & Other Income (Expense)...........................................................       (9.8)      (7.9)
                                                                                                 ---------  ---------
Total Players EBITDA...........................................................................       73.6       80.4

Jackpot EBITDA.................................................................................       11.3       11.6
                                                                                                 ---------  ---------
                                                                                                      84.9       92.0
Expected Synergies.............................................................................        4.0        4.0
                                                                                                 ---------  ---------
Total EBITDA...................................................................................  $    88.9  $    96.0
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

KEY ASSUMPTIONS USED IN PROJECTED OPERATING RESULTS:

    Cost Savings:

    Annual cost savings from the merger of $4.0 million were estimated as follows: $2.1 million related to directors fees and officers salaries and benefits for positions eliminated by the merger; $0.9 million for projected duplicate corporate management and support personnel located in Atlantic City whose positions will be eliminated (net of new positions created by Jackpot); $0.5 million for closure of the Atlantic City office of Players which is not needed as Jackpot has sufficient existing corporate facilities to accommodate the combined companies; and approximately $0.5 million related to the elimination of duplicative professional, legal and travel expenses.

    Revenue Growth:

    Using projected revenues of each company for fiscal 1999 as a base year, revenues have been projected to increase 3.0% each year for Jackpot and 5.0% and 2.4% annually for Players for fiscal 2000 and 2001, respectively. For the first half of fiscal 1999, the actual historical combined revenues of Jackpot and Players approximated 50% of the projected revenues for the combined company for all of fiscal 1999.

    EBITDA:

    The EBITDA contribution margins from revenue growth are based upon the following assumptions:

    - Jackpot's revenues are projected to contribute to EBITDA at the rate of 11% of Jackpot's revenues for each of fiscal 2000 and 2001.

    - Players' revenues are projected to contribute to EBITDA at the rate of 21% of Players' revenues for fiscal 2000 and 22% for fiscal 2001, respectively.

    These projections were not prepared with a view towards public disclosure nor in compliance with the published guidelines of the American Institute of Certified Public Accountants or the Securities and Exchange Commission regarding projections or financial forecasts. However, in the view of Jackpot's management, the projected financial information was prepared on a reasonable basis, reflecting the then best available estimates and judgments, and presented, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Jackpot after the merger. However, this information is not fact and should not be relied upon as necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the projected financial information. These projections constitute forward-looking statements and were based upon numerous assumptions which are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond Jackpot's control, including the absence of any adverse consequences on the businesses or operations of Jackpot and Players. Accordingly, there can be no assurance that the projected results are indicative of the future performance of Jackpot or that actual results will not differ materially from those presented in the projected financial information. Inclusion of the projected financial information in this document should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved. Jackpot's board of directors considered the relevance of the projections set forth above along with all other information obtained or developed by Jackpot in forming its decision to acquire Players.

    Projections of future financial performance could differ materially from the data set forth above if management were to prepare projections based upon circumstances existing as of the date of this document. Neither Jackpot nor Players intends or has any duty or obligation to publicly disclose updates or revisions to any of the projections set forth above which are made after the date they were presented to the Jackpot board to reflect circumstances existing or developments occurring after the preparation of such projections or to reflect the occurrence of unanticipated events, or the non-occurence of assumed events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Jackpot does not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

    Neither Jackpot's nor Players' independent auditors have examined or compiled the foregoing projected financial information or applied any procedures with respect to such projected financial information. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such projected financial information or its achievability and assume no responsibility for and disclaim any association with the forward looking projected financial information.

    For a list of important factors that could cause actual results to differ materially from those set forth in these projections, see "Risk Factors."

                                  RISK FACTORS

RISK FACTORS RELATING TO THE MERGER

    - JACKPOT MAY BE UNABLE TO OBTAIN THE DEBT FINANCING NEEDED TO CONSUMMATE THE MERGER.

    Jackpot estimates that it will need to obtain approximately $379 million in debt financing in order to complete the merger. These funds will be used to pay, in part, the cash portion of the merger consideration payable to Players stockholders, expenses of the merger and costs associated with the repayment of Players' outstanding $150 million of 10 7/8% senior notes and certain other Players indebtedness. Jackpot anticipates that this new financing will consist of a combination of senior secured bank debt and high yield debt financing. Although Jackpot received a letter, dated February 5, 1999, from Merrill Lynch, its financial advisor for the merger, stating that, as of the date of the letter, Merrill Lynch was "highly confident" of its ability to arrange and syndicate the bank debt and sell or place the high yield debt, there is no assurance that sufficient financing will be available to Jackpot on terms acceptable to it, or at all. In the event the merger cannot be completed because Jackpot is unable to obtain the necessary financing, it will be required to pay Players a termination fee of $3 million and reimburse Players up to $1 million for expenses which Players incurs in connection with the transaction.

    - JACKPOT AND PLAYERS MAY BE UNABLE TO OBTAIN OR MAY EXPERIENCE A DELAY IN RECEIVING CERTAIN GOVERNMENTAL APPROVALS FOR THE MERGER.

    The merger requires the prior approval of, and the licensing of Jackpot by, the gaming regulatory authorities in Illinois, Kentucky, Louisiana and Missouri. In determining whether to approve the merger, these gaming regulatory authorities will consider various factors, including the suitability or qualification and financial stability of Jackpot, its directors, officers, significant stockholders and other key persons, after conducting a thorough background investigation. Such approvals and licenses may be denied for any cause deemed reasonable by the licensing authority. There can be no assurance that Jackpot's applications to the licensing authorities of the states where Players is presently licensed will be granted. Additionally, the investigations in such jurisdictions are comprehensive and time consuming and there can be no assurance that all necessary licenses and approvals will be obtained before the date on which the merger agreement is to terminate, or at all.

    - THE SUBSTANTIAL AMOUNT OF DEBT OF THE COMBINED COMPANY MAY RESTRICT FUTURE OPERATIONS.

    Following the merger, Jackpot will have substantial indebtedness and significant debt service obligations. Although Jackpot's management believes that the level of indebtedness of the combined company following the merger will be comparable to indebtedness of other similar sized gaming companies, the existence of this indebtedness could have important consequences such as:

    -- a substantial portion of Jackpot's net cash provided by operations will be committed to the payment of its interest expense and principal repayment obligations and may limit funds available for its operations, capital expenditures, acquisitions or other purposes;

    -- Jackpot's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

    -- Jackpot will be more highly leveraged than certain of its competitors, which may place it at a disadvantage and limit its ability to react to changes in its business; and

    -- Jackpot will have an increased vulnerability to general adverse economic and industry conditions.

    - THE ABILITY OF JACKPOT TO INTEGRATE AND OPERATE THE COMBINED COMPANIES FOLLOWING THE MERGER ON A MORE PROFITABLE BASIS IS UNCERTAIN.

    The ability of the combined businesses of Jackpot and Players to be more profitable than the businesses operating individually will depend on the ability of Jackpot's management to successfully integrate the companies and effect certain cost savings, increase revenues and/or reduce outstanding debt. Jackpot's current principal business is gaming machine route operations in Nevada. The merger will cause Jackpot to become a more casino-based business. Gaming machine route operations and casino operations are very different. In addition, the merger of Players with Jackpot will substantially increase Jackpot's size, number of people employed, the jurisdictions in which it operates and its debt structure. Consequently, Jackpot may not have adequate experience, capital resources, information systems and/or personnel to manage the expanded enterprise effectively.

    As you evaluate the merger, you should consider several risks Jackpot will encounter while attempting to integrate the new businesses, including:

    -- diversion of management's attention from other business concerns;

    -- Jackpot's entry into markets where it has limited or no previous experience;

    -- potential incompatibility of the business cultures of Jackpot and Players; and

    -- interruption of the activities of the existing and acquired businesses.

    Jackpot's management may be unable to integrate effectively the businesses without encountering the difficulties described above, and the financial performance of the combined company may not benefit as expected.

    - JACKPOT MAY BE UNABLE TO RETAIN KEY OPERATIONAL MANAGEMENT OF PLAYERS.

    Due to Jackpot's limited involvement in the casino industry, the success of the combined company will depend in large part on Jackpot's ability to retain key management personnel at each of Players' three main casino locations in Metropolis, Illinois, Lake Charles, Louisiana and Maryland Heights, Missouri. Jackpot believes that it will be able to retain substantially all key management personnel at those casino locations. The loss of the services of one or more key casino management employees during the transition period, or the inability to attract and retain qualified personnel on an ongoing basis, could have a material adverse effect on Jackpot's business, financial condition and results of operations.

    - THE BUSINESS OF THE COMBINED COMPANY MAY BE ADVERSELY IMPACTED BY CHANGES IN GOVERNMENT REGULATION OF THE GAMING INDUSTRY.

    Players is subject to state and Federal laws which regulate businesses generally and the gaming business specifically. All laws are subject to change and different interpretations. This is especially true with respect to current laws regulating the gaming industry, since in many cases these laws and the regulatory agencies interpreting them are relatively new. Changes in laws or their interpretation may result in the imposition of more stringent, burdensome and expensive requirements, or the outright prohibition of an activity.

    - JACKPOT MAY BE UNABLE TO ACHIEVE THE COST SAVINGS EXPECTED FROM THE
MERGER.

    Jackpot believes that significant cost savings are achievable as a result of the merger. Jackpot's estimates of cost savings are based upon certain assumptions, including the ability to effectuate a consolidation of Players' management in an orderly and cost-effective manner. Jackpot's estimates of potential cost savings are forward-looking statements that are inherently uncertain. The combined company's actual cost savings, if any, could differ from those projected and such differences could be material. Therefore, you should not unduly rely on those estimates as predictors of actual cost savings.

Unforeseen costs and expenses or other factors, whether arising in connection with the integration of operations or otherwise, may offset the estimated cost savings or other components of the combined company's plans or result in delays in the realization of projected cost savings.
    - THERE WILL BE SUBSTANTIAL DILUTION OF VOTING INTERESTS TO CURRENT JACKPOT STOCKHOLDERS AS A RESULT OF THE MERGER.

    As of the date of this document, Jackpot has 8,616,680 shares of common stock issued and outstanding. Jackpot estimates that it will issue approximately additional shares as a result of the merger (assuming the fraction of a share of Jackpot common stock that will be issued per share of Players common stock is determined using the closing sale price of the Jackpot common stock on
the day prior to the date of this document, which was $      ). As a consequence
of the merger, holders of Jackpot common stock prior to the merger will experience significant dilution of their voting power, with their aggregate
ownership reduced to    % of all outstanding Jackpot stock upon completion of
the merger.

    - THERE COULD BE AN ADVERSE IMPACT ON THE MARKET PRICE OF JACKPOT COMMON STOCK CAUSED BY THE POTENTIAL RESALE OF SHARES ISSUED IN THE MERGER.

    Sales of a substantial number of shares issued in the merger, or the potential of such sales, could have an adverse effect on the market price of the Jackpot common stock. All shares of Jackpot common stock to be issued in the merger will be eligible for public resale without restriction immediately after the merger is completed.

RISK FACTORS RELATING TO JACKPOT'S BUSINESS

    - JACKPOT RELIES ON FIVE STORE CHAINS FOR A MAJORITY OF ITS REVENUES.

    Jackpot has a significant amount of its gaming route operations at retail stores which are part of a group of affiliated retail store chains The five largest retail store chains with which Jackpot has agreements accounted for approximately 64% of Jackpot's total revenues in fiscal 1998. In August, 1998, two of the retail store chains entered into a merger agreement. Route operations revenues generated at the locations of those two entities accounted for approximately 55% of Jackpot's total revenues in fiscal 1998. If the merger of the two retail chains is completed, a consolidation or disposition of selected locations may occur which could affect Jackpot's revenues. Additional consolidations may take place in the retail store industry that could result in the loss of existing gaming locations for Jackpot.

    - INCREASED COMPETITION IN GAMING MACHINE ROUTE OPERATIONS HAS RESULTED IN LESS FAVORABLE LEASE TERMS FOR JACKPOT.

    In recent years Jackpot has faced increased competition in its gaming machine route operations. As certain of its licenses, leases and subleases have expired, Jackpot has faced strong competition from other route operators who have attempted to capture the locations by accepting less favorable terms. As a result of such competition, revenues generated from route operations which are attributable to revenue sharing contracts have been decreasing. However, Jackpot has entered into long term contracts with its five largest retail store chains that continue through periods ranging from 2003 to 2010. Jackpot's revenues may be adversely affected by increasing competition for other customers whose contracts expire in the near future.

RISK FACTORS RELATING TO PLAYERS' BUSINESS

    - REGULATORY APPROVAL OF THE MERGER MAY BE PREVENTED OR DELAYED BECAUSE OF REGULATORY INVESTIGATIONS OF THE SHETLER AND EDWARDS CASES.

    In April, 1997, a federal investigation of former Louisiana Governor Edwin Edwards, his son Stephen Edwards, Richard D. Shetler, and others with respect to their involvement in the riverboat gaming industry and other matters became public. Upon learning of the investigation, Players immediately began cooperating with the federal authorities. (Stephen Edwards is a former outside attorney and Richard D. Shetler is a former consultant to and lobbyist for Players in Louisiana.) In August, 1998, Players was advised in writing by the United States Attorney that neither Players nor its current or former employees were subjects or targets of the federal investigation. On October 9, 1998, Richard D. Shetler pleaded guilty to conspiracy to commit extortion of Players. On November 6, 1998, a grand jury of the United States District Court for the Middle District of Louisiana returned an indictment against Edwin Edwards, Stephen Edwards, and four other defendants for matters relating to the riverboat casino industry. The indictment charges Edwin Edwards and Stephen Edwards with extorting and conspiring to extort Players in violation of the Racketeer Influenced Corrupt Organizations Act, or RICO Act, and interstate travel in aid of racketeering. On November 12, 1998, the defendants pleaded not guilty to the allegations set forth in the indictment. The Missouri Gaming Commission, the Illinois Gaming Board and the Louisiana Gaming Control Board are each aware of and are each investigating the involvement of Players in the Shetler and Edwards cases to determine the suitability of Players and its subsidiaries for continued licensure. Players has cooperated and will continue to cooperate with the gaming regulatory authorities in their investigations. To date, none of the gaming regulatory authorities has commenced any disciplinary action against Players or any of its employees as a result of the Shetler and Edwards cases. Players does not believe that the Shetler and Edwards cases will prevent or delay receipt of the gaming regulatory approvals necessary for the merger. However, assurances cannot be given that disciplinary action will not be commenced or that the gaming regulatory authorities will approve the merger, or as to the timing of any such approvals.

    - PLAYERS FACES INCREASING COMPETITION IN THE RIVERBOAT GAMING INDUSTRY AND FROM OTHER FORMS OF GAMING.

    The casino gaming industry includes land-based casinos, dockside casinos, cruising riverboat casinos and land-based casinos on Indian reservations. The gaming industry is highly competitive and is composed of a large number of companies. Numerous states have legalized gaming and several other states are considering the legalization of gaming in designated areas. Indian gaming on tribal land also continues to expand. New gaming facilities have opened in markets served by Players' facilities and are competing for Players' patrons. Players anticipates this trend will continue as new competition comes on line and existing competitors enhance their facilities. In addition, many of Players' direct competitors have significantly greater resources and enjoy a competitive advantage since they have more flexibility in the manner in which they manage, operate and expand their facilities.

RISKS ASSOCIATED WITH THE YEAR 2000

    The "Year 2000" problem refers to the inability of computer hardware, software, and embedded chips to recognize and properly process data fields containing a two-digit year. As a result, date-sensitive systems may recognize dates using "00" as the year 1900 rather than the year 2000. A system which is not Year 2000 compliant would not be able to correctly process date-based information, and in extreme situations, could cause entire systems to be disabled or miscalculate, causing disruption of operations of the companies.

    JACKPOT

    Jackpot has conducted a comprehensive review of its computer systems and other systems for the purpose of assessing its readiness for Year 2000, and is in the process of modifying or replacing those systems which are not Year 2000 compliant. Based upon this review, management believes such systems will be compliant by mid-calendar 1999. However, if modifications are not made or not completed timely, there could be a significant adverse impact on Jackpot's operations.

    In addition, Jackpot has communicated with its major vendors and suppliers to determine their state of readiness relative to Year 2000 compliance and Jackpot's possible exposure to Year 2000 issues of such third parties. However, there can be no guarantee that the systems of other companies, which Jackpot's systems may rely upon, will be timely converted or representations made to Jackpot by these parties are accurate. As a result, the failure of a major vendor or supplier to adequately address its Year 2000 compliance could have a significant adverse impact on Jackpot's operations.

    As of December 31, 1998, Jackpot has incurred costs of approximately $70,000 (primarily for internal labor) related to the system applications and anticipates spending an additional $110,000 to become Year 2000 compliant. The estimated completion date and remaining costs are based upon management's best estimates, as well as third party modification plans and other factors. However, there can be no guarantee that such estimates will occur and actual results could differ.

    PLAYERS

    In its initiative to become Year 2000 compliant, Players conducted a comprehensive review of its hardware, software, systems relying on embedded chips, and its vendor affiliates. For purposes of this process, Players identified five phases in its Year 2000 readiness plan, which include awareness, assessment, renovation, testing and implementation. The awareness and assessment phases have been completed and Players is now in the process of completing the upgrade cycle for its major information technology, or IT, systems. Players does not rely on internally developed, proprietary systems, but rather on "canned" software solutions purchased from third party vendors. As part of the upgrade process, testing and implementation of the new IT systems will also be completed. All critical operating systems have been updated and deemed compliant, with the exception of the slot accounting system in Lake Charles. The Lake Charles facility is currently installing a new Year 2000 compliant slot accounting system as part of its change in operating platforms.

    A complete inventory and identification of embedded systems and vendors has been completed. Players is currently in the process of testing its embedded systems for Year 2000 compliance and performing follow-up communication with its critical vendors to assess their respective Year 2000 compliance status. Players' current focus is on testing and any necessary renovation of assets identified as critical. Players anticipates completing its testing as well as its overall Year 2000 readiness by mid-1999.

    Players has initiated the design of a comprehensive contingency plan to address alternative solutions for any remaining potential Year 2000 exposure or possible unforeseen system failures. Regardless, critical operating systems are backed up by detailed manual procedures that are initiated during periods of system malfunctions.

    As of December 31, 1998, Players had either expended or committed approximately $400,000 on its Year 2000 compliance efforts and expects to expend no more than $1 million in the aggregate. Estimated completion dates and total costs are reflective of management's best estimate, however, actual results could differ.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

    This document contains forward-looking statements about the merger and about the financial condition, results of operations, plans, objectives, future performance and business of each of Jackpot and Players, which represent expectations or beliefs of the managements of each of those companies concerning future events. This includes information relating to:

    - cost savings, benefits, revenues and earnings estimated to result from the merger; and

    - estimated costs of combining Jackpot and Players.

    It also includes statements using words like "believes," "expects," "anticipates," or "estimates." These forward-looking statements involve risks and uncertainties. Although the managements of each of the companies believes their expectations are based upon reasonable assumptions and knowledge of their businesses and operations, we cannot assure you that actual results will not be different than expected results. Factors and possible events that may cause different outcomes include:

    - expected savings from the mergers are not achieved or are delayed or unexpected costs are incurred;

    - costs or difficulties related to the combination of the business are greater than expected;

    - difficulties obtaining regulatory licenses or approvals;

    - increased competition in existing markets;

    - a decline in the public acceptance of gaming;

    - adverse regulatory developments, including the limitation, conditioning, revocation, non-renewal or suspension of any of the gaming licenses of Jackpot, Players or any of their officers, directors, significant stockholders or key employees;

    - increases in or new taxes imposed on gaming revenues or gaming devices;

    - a finding of unsuitability by regulatory authorities with respect to any of the officers, directors or key employees of Jackpot or Players;

    - loss or retirement of key executives or operational management;

    - significant increases in fuel or transportation prices;

    - adverse economic conditions, or severe weather, in key markets; and

    - adverse results of significant litigation matters.

    We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this document, or in the case of any document incorporated by reference, the date of that document. We have no obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              THE SPECIAL MEETINGS

THE JACKPOT SPECIAL MEETING

    MATTERS TO BE CONSIDERED

    The Jackpot special meeting will be held on       , 1999 at       a.m.,
local time, at       , Las Vegas, Nevada. At the Jackpot special meeting the
Jackpot stockholders will be asked to vote upon the following matters:

    (1) proposal to issue shares of Jackpot common stock in connection with the merger;

    (2) Subject to, and conditioned upon completion of the merger with Players, amend the articles of incorporation of Jackpot to grant Jackpot the right to repurchase securities of Jackpot in order to comply with regulatory requirements applicable to Jackpot's business following the merger;

    (3) election of four directors to serve as the Jackpot board of directors until the next annual meeting of stockholders and their successors are elected and qualified;

    (4) a proposal to amend the Jackpot articles of incorporation to increase the authorized number of shares of common stock from 30 million to 60 million;

    (5) a stockholder proposal;

    (6) a proposal to grant the Jackpot board of directors the discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in paragraphs (1), (2), (3),
(4) or (5) above if the Secretary of Jackpot determines that there are not sufficient votes to approve any such matter (the "Jackpot Board Discretionary Authority"); and

    (7) such other business as may properly come before the special meeting or any adjournment or postponement.

    RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTES

    Jackpot has fixed the close of business on       , 1999 as the record date
for the determination of the Jackpot stockholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of Jackpot common stock on the record date will be entitled to notice of and to vote at the
meeting. As of       , 1999, there were outstanding and entitled to vote
shares of Jackpot common stock (constituting all of the voting stock of
Jackpot), which shares were held by approximately    holders of record. Each
holder of record of shares of Jackpot common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the meeting. The presence at the meeting, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Jackpot common stock is necessary to constitute a quorum at the meeting. Approval of the proposal to issue shares in the merger will require the affirmative vote of holders of a majority of the shares of Jackpot common stock cast on such matter, provided the total votes cast represents a majority of the outstanding shares of Jackpot common stock. Approval of the amendments to the Jackpot articles of incorporation will require the affirmative vote of a majority of the outstanding shares of Jackpot common stock. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

    As of the record date for the meeting, directors and executive officers of Jackpot and their affiliates may be deemed to be beneficial owners of approximately 6.0% of the outstanding shares of Jackpot common stock (excluding shares subject to stock options). Each of the directors and executive officers of Jackpot has agreed with Players to vote his shares in favor of the proposal to issue shares in the merger.

    VOTING AND REVOCATION OF PROXIES

    All shares of Jackpot common stock which are entitled to vote and are represented at the meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the issuance of shares in the merger, the two amendments to the articles of incorporation, the election of the nominated slate of directors and the Jackpot Board Discretionary Authority and AGAINST the stockholder proposal.

    Shares of Jackpot common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the meeting. We will treat shares which abstain from voting as to any matter as shares that are present and entitled to vote at the meeting for purposes of determining whether a quorum exists, but the shares that any of the proxies represent will not be voted on such matters at the special meeting. Brokers or nominees holding shares of record for customers generally will not be entitled to vote on the proposals concerning the merger, the amendments to Jackpot's articles of incorporation or the stockholder proposal, unless they receive voting instructions from their customers with respect to each such proposal. However, brokers or nominees will not require instructions from their customers to vote for the election of directors.

    The Jackpot board does not know of any matters other than those described in the notice of the meeting that are to come before such meeting. If any other matters are properly represented at the meeting for consideration, other than consideration of a motion to adjourn such meeting to another time and/or place, including for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. The persons named as proxy will, if the Jackpot Board Discretionary Authority is approved, also have discretion to vote on consideration of a motion to postpone or adjourn the meeting in order to solicit additonal votes to approve any matter identified above as being submitted to Jackpot stockholders at the special meeting.

    Your grant of a proxy on the enclosed card does not prevent you from voting in person or otherwise revoking your proxy. Proxies may be revoked by either (1) filing with the Secretary of Jackpot, at or before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Jackpot before the taking of the vote at the meeting or (3) attending the meeting and voting in person, although attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to Jackpot Enterprises, Inc., 1110 Palms Airport Drive, Las Vegas, Nevada 89119, Attention: Secretary, or hand delivered to the Secretary of Jackpot at or before the taking of the vote at the meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the meeting.

    SOLICITATION OF PROXIES

    Jackpot will bear the cost of solicitation of proxies from the holders of Jackpot common stock. Both Jackpot and Players will share equally the cost of providing and mailing this document. In addition to solicitation by use of the mails, proxies may be solicited from Jackpot stockholders by directors, officers and employees of Jackpot in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of record by such brokerage houses, custodians, nominees and fiduciaries, and Jackpot will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with therewith.

    Representatives of Deloitte & Touche LLP, Jackpot's independent public accountants, are expected to be present at the Jackpot special meeting and will have the opportunity to make a statement if they desire to do so. The representatives are expected to be available to respond to appropriate questions from Jackpot stockholders.

THE PLAYERS SPECIAL MEETING

    MATTERS TO BE CONSIDERED

    The Players special meeting will be held on       , 1999, at       a.m.,
local time, at       . At the Players special meeting, stockholders of Players
will vote on:

    (1) a proposal to approve and adopt the merger agreement and approve the merger; and

    (2) a proposal to grant the Players board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in paragraph (1) above if the Secretary of Players determines that there are not sufficient votes to approve any such matter (the "Players Board Discretionary Authority").

    The Players board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that the stockholders of Players vote "FOR" approval and adoption of the merger agreement and approval of the merger and to vote "FOR" the proposal to grant the Players Board Discretionary Authority.

    RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE

    Only holders of record of Players common stock at the close of business on
      , 1999 will be entitled to receive notice of and vote at the Players special meeting. Each share of Players common stock is entitled to one vote. As
of       , 1999, there were       shares of Players common stock outstanding.
Holders of a majority of the outstanding Players common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Players special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Players common stock is
required to approve the merger. On       , 1999, Players directors and executive
officers and their affiliates may be deemed to beneficially own 919,180 shares of Players common stock, excluding shares which may be acquired upon exercise of options. This is approximately 2.9% of the then outstanding shares of Players common stock. Each of the Players directors and executive officers, two former executive officers of Players and The Griffin Group, Inc., the largest stockholder of Players, have agreed to vote their shares, aggregating 5,301,530 shares or approximately 16.6% of the Players common stock, for approval of the merger. In addition, as of the date of this document Jackpot owns 1,014,400 shares, or approximately 3.2%, of Players common stock, which it will vote for approval of the merger. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

    VOTING AND REVOCATION OF THE PROXIES

    Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR approval and adoption of the merger agreement and approval of the merger AND FOR APPROVAL of the Players Board Discretionary Authority.

    We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting.
    Under NASDAQ rules, your broker cannot vote shares of Players common stock without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted on the merger, which will have the same effect as voting against approval and adoption of the merger agreement and approval of the merger.

    The Players board does not know of any matters other than those described in the notice of the meeting that are to come before such meeting. If any other matters properly come before the special meeting for consideration, the persons named in the enclosed forms of proxy generally will have discretion to vote on such matters using their best judgment.

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy. A Players stockholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Raymond A. Spera, Jr., Secretary of Players International, Inc., 1300 Atlantic Avenue, Suite 800, Atlantic City, New Jersey 08401.

    In addition, you may revoke your proxy by voting your shares in person at the Players special meeting.

    SOLICITATION OF PROXIES

    Players will bear the cost of solicitation of proxies from the Players holders of common stock. In addition to solicitation by mail, Players' directors, officers and employees may solicit proxies from holders of common stock by telephone, in person or through other means. Players will not compensate these people for this solicitation, but Players will reimburse these people for reasonable out-of-pocket expenses they have in connection with this solicitation. Players will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by these persons. Players will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

    We are proposing a combination in which Players will merge with JEI Merger Corp., a wholly-owned subsidiary of Jackpot created for the purpose of effecting the merger. As a result, after the merger, Players will be a wholly-owned subsidiary of Jackpot. In connection with the proposed merger, each share of Players' issued and outstanding common stock will be converted into the right to receive (i) $6.75 in cash, subject to adjustment, and (ii) a fraction of a share of Jackpot common stock equal to $1.50 divided by the average closing price of Jackpot common stock during the 30 trading days preceding the second trading day before the merger. For purposes of calculating the fraction of a share of Jackpot common stock Players stockholders will receive for each Players share, the fraction will not be greater than .30 even if the average closing price of Jackpot stock is less than $5.00 per share. If the fraction would otherwise be greater than .30, Jackpot may increase the cash portion of the price so that the Jackpot stock price multiplied by .30, added to the cash portion, equals $8.25. If, in those circumstances, Jackpot elects not to increase the cash portion, Players may elect to terminate the merger agreement.

    Upon completion of the merger, Players' stockholders will own approximately
[   ]% of the outstanding Jackpot common stock. These percentages assume that the fraction of a share of Jackpot common stock that will be issued per share of Players common stock in the merger is determined utilizing the closing sale price of the Jackpot common stock on the day prior to the date of this document,
which was $         . In the event the average closing sale price of the Jackpot
common stock used for determining the fraction is higher than $         , then
the percentage of Jackpot common stock owned by Players stockholders following the merger will be lower; if the average closing sale price is lower, then the percentage of Jackpot common stock owned by Players stockholders will be higher.

BACKGROUND OF THE MERGER

    In March, 1998, Players was approached by Hollywood Park, Inc. concerning a stock-for-stock merger proposal. The Players board of directors declined to pursue the proposal and undertook an evaluation of its strategic alternatives, with the assistance of DLJ. In particular, the board considered independent operating alternatives, acquisition strategies and merger transactions with entities that had expressed interest in a merger with Players. In late April, 1998, the Players board of directors authorized management to pursue discussions with a New York Stock Exchange listed gaming company which proposed a stock-for-stock, tax-free merger in which Players stock would be valued at $7.50 per share. The Players board instructed management to seek to raise the value for Players stock to at least $8.00 per share. The Players board also instructed management to explore alternative acquisition proposals or other strategic alternatives which would provide superior value to Players stockholders. During the period May to August, 1998, Players and its advisors negotiated with the potential acquirer concerning its proposal for a stock-for-stock merger. In the course of the negotiations the potential acquirer fixed the exchange ratio which it was willing to consider between its shares and Players shares.

    During the period of negotiations, the stock of gaming companies in general and the stock of the potential acquirer decreased markedly in price. In August, 1998, Players authorized DLJ to conduct a market survey to gauge potential interest among other companies who might be interested in the acquisition of Players. While the market survey elicited preliminary indications of interest from several potential acquirers, no potential acquirer was in a position to complete its due diligence investigation promptly enough to allow it to compete with the proposal which Players had been negotiating.

    As required by the potential acquirer, the Players board of directors met on August 31, 1998 to consider a negotiated definitive agreement for a stock-for-stock acquisition. On that date, the Dow Jones Industrial Average declined by a record amount and the value of the proposal to the Players stockholders, had the transaction been consummated on that date, would have been materially less than $5.00 per share. The board of directors declined to approve the agreement and communicated its decision to the potential acquirer. Given the unsettled state of financial markets on that date, the board instructed management to bring closure to all discussions with potential acquirers.

    On November 2, 1998, Players again received an unsolicited proposal from Hollywood Park offering to acquire each outstanding share of Players common stock for $6.00 per share in cash. On November 9, 1998, Players responded to the proposal by inviting Hollywood Park to sign a confidentiality agreement in order that Players could disclose to Hollywood Park certain nonpublic information which Players believed might cause Hollywood Park to substantially increase its valuation of Players. Hollywood Park responded to Players' letter by issuing a press release on November 10, 1998, making public its proposal and asserting that it was "disappointed" in Players' response. Players also requested DLJ to prepare an opinion concerning the adequacy of the Hollywood Park offer. On November 12, 1998 the Players board of directors met and received an opinion from DLJ that, based upon and subject to the assumptions and qualifications in such opinion, the consideration to be paid to the stockholders of Players in the Hollywood Park proposal was inadequate to the stockholders from a financial point of view. Players instructed DLJ to contact other potential acquirers to ascertain whether they would be interested in entering into a transaction with Players at a price level superior to $6.00 per share. Players issued a press release reporting rejection of the Hollywood Park offer and indicated that it had requested DLJ to evaluate strategic alternatives for the company.

    DLJ then contacted thirteen entities that might have had an interest in acquiring Players. At least six entities responded with some level of interest and entered into confidentiality agreements under which they were given access to due diligence materials on Players. DLJ established a deadline of December 18, 1998 by which indications of interest were to be received. Seven entities submitted written and verbal indications of interest for all or part of Players. Jackpot entered into a confidentiality agreement and submitted a written indication of interest by the deadline. After having considered all such indications of interest, the Players board of directors authorized management to enter into an exclusivity agreement with a European-based, international leisure and gaming company which had offered all-cash consideration of $7.50 per share, not subject to financing. This potential acquirer was unrelated to Jackpot, Hollywood Park or the public gaming company which proposed a stock-for-stock merger in April, 1998.

    On December 31, 1998 Players entered into an exclusivity agreement with this potential acquirer for a term lasting until January 26, 1999. During that period, Players and the potential acquirer negotiated a merger agreement that would have provided for consideration of $7.50 in cash for all outstanding shares of Players common stock and that was not subject to financing. It was agreed among the parties that, prior to execution of the definitive agreement, the final draft of the agreement had to be approved by the board of directors of both companies. The boards of directors of both companies met on January 26th to consider the agreement, and prior to the beginning of the Players' board meeting, Players was informed that the potential acquirer had decided not to proceed with the proposed transaction. In conversations with the potential acquirer on January 26, 1999, Players management received assurances from the potential acquirer that it made its decision not to proceed with the acquisition for reasons unrelated to Players. By its terms, the exclusivity agreement terminated at 5:00 p.m., January 26, 1999.

    Immediately following termination of the exclusivity period, Players authorized DLJ to contact each of the entities that had submitted indications of interest in December to let them know that Players was once again free to entertain proposals and that written indications of interest would be due no later than February 5, 1999. The Players board scheduled a meeting on February 8th to consider indications of interest.

    In discussions with DLJ, Jackpot indicated that it wished to negotiate the form of a definitive agreement which had been made available to interested parties in December, 1998 so that a fully negotiated agreement with Players would be ready for consideration by the Players board of directors at the February 8th meeting. From January 29th to February 8th representatives of Players and Jackpot negotiated a merger agreement and DLJ continued discussions with other interested entities. On February 3rd, Jackpot's board met in person to discuss the proposed transaction. At that meeting, a full presentation was made by Merrill Lynch, which had been retained by Jackpot as its financial advisor in connection with the merger, and which had also represented the potential acquirer which had offered $7.50 in cash. During the following several days, numerous conversations took place among the respective companies and their counsel and advisors concerning the terms of the transaction and the merger agreement.

    At the Players board of directors meeting on February 8th, DLJ presented to the Players board one written and two verbal indications of interest with prices between $7.00 and $8.00 per share and a draft merger agreement with Jackpot with consideration of $8.00 consisting of $6.40 in cash and $1.60 of Jackpot stock. The Players board considered the three indications of interest and the draft Jackpot merger agreement, and decided to focus on the merger agreement with Jackpot. The Players board raised several issues that were not dealt with to its satisfaction in the agreement, and on February 8th representatives of Players and Jackpot negotiated terms of the definitive merger agreement to deal adequately with such issues, including the amount of merger consideration. Following completion of these negotiations, the Players board received DLJ's opinion that the consideration to be received by the Players stockholders pursuant to the merger agreement was fair to the Players stockholders from a financial point of view, and the Players board unanimously approved the merger agreement, as so negotiated, on February 8, 1999. Concurrently, the Jackpot board conducted a meeting by telephone and, after receipt from Merrill Lynch of its opinion that the consideration to be paid by Jackpot as provided for in the final negotiated merger agreement was fair to Jackpot from a financial point of view, unanimously approved the merger agreement. Players and Jackpot executed the merger agreement later that same day.

RECOMMENDATION OF THE JACKPOT BOARD OF DIRECTORS; JACKPOT'S REASONS FOR THE
  MERGER

    The Jackpot board of directors believes that the terms of the merger with Players are fair to, and in the best interests of, Jackpot and its stockholders. Accordingly, the Jackpot board has approved and adopted the merger agreement with Players and the transactions contemplated thereby, and recommends approval of the proposal to issue Jackpot common stock to the Players stockholders in the merger.

    In reaching its determination to approve the merger agreement and recommend approval of the issuance of Jackpot common stock in connection with the merger, the Jackpot board considered the information presented to it by Jackpot's management and its professional advisors. The principal factors considered by the Jackpot board are summarized below:

    - THE MERGER ENABLES JACKPOT TO BECOME A DIVERSIFIED GAMING COMPANY THAT IS SUBSTANTIALLY LESS DEPENDENT ON THE GAMING MACHINE ROUTE BUSINESS. The acquisition of Players would enable Jackpot to become a diversified gaming company with operations in five states and significantly reduce its dependence on the gaming machine route business in Nevada, which management believes has limited growth potential and has become significantly more competitive during the past several years.

    - LIMITATION ON NEW ENTRANTS IN MARKETS IN WHICH PLAYERS OPERATES ITS RIVERBOAT CASINOS. Two of the three states in which Players operates its riverboat casinos, Illinois and Louisiana, have limited the number of licenses that may be granted to operate such casinos in those states, Illinois to 10 and Louisiana to 15. The limitation on the number of licenses which may be granted creates a barrier to new entrants in those markets which enhances the value of the businesses of the existing riverboat casino operators in those jurisdictions.

    - OPPORTUNITIES FOR EFFICIENCIES AND SYNERGIES. Jackpot management expects to achieve, as a result of the merger, cost savings and operating efficiencies through the elimination of certain redundant functions which would exist in the combined company, such as functions associated with operating as a single public company, as well as other functions that can be integrated into Jackpot's centralized system such as financial reporting, treasury/cash management, certain human resources, purchasing and risk management services. Jackpot's management estimates that the amount of such savings and efficiencies to the combined company would be approximately $4.0 million per year.

    - FINANCIAL CONSIDERATIONS. The Jackpot board considered its evaluation of the financial terms of the merger and their effect on holders of Jackpot common stock. The board considered the financial performance and condition, business and prospects of Players and Jackpot, including the respective earnings history and performance of each of the two companies, as well as the results of Jackpot's due diligence review of Players. Among such financial considerations, the Jackpot board reviewed the respective recent and historical stock prices of Players, and noted that the merger consideration represented a premium of 44% over the market price for Players' common stock on February 2, 1999, and a 24% premium over the 52-week high for the Players common stock as of that date. The Jackpot board also took into account the detailed financial analyses and pro forma and other information with respect to the merger prepared by Jackpot and Players management and presented by Merrill Lynch, Jackpot's financial advisor, including the projected effects on earnings per share and cash flow.

    - STRUCTURE OF THE MERGER; TERMS OF THE MERGER AGREEMENT. The Jackpot board considered the terms of the merger agreement and its legal and tax implications, including the size of the termination fee payable, in certain circumstances, by either party under the merger agreement. It also considered the stockholder support agreements entered into by the Players directors and executive officers and Players' largest stockholder and the merger consideration payable to the Players stockholders.

    - OPINION OF FINANCIAL ADVISOR. Merrill Lynch, Jackpot's financial advisor in the merger, delivered its written opinion to the Jackpot board, dated February 8, 1999, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be paid in the merger was fair to Jackpot from a financial point of view.

    - COUNTERVAILING CONSIDERATIONS. The board of directors of Jackpot considered certain factors which may be characterized as countervailing considerations, including:

     -- UNCERTAINTY CONCERNING REGULATORY STATUS OF PLAYERS. The board considered the uncertainty concerning the status of Players' gaming licenses in light of the investigations that have been undertaken by gaming authorities in Louisiana, Illinois and Missouri to determine the suitability of Players and its subsidiaries for continued licensing.

     -- AMOUNT OF DEBT WHICH JACKPOT WOULD INCUR AS A RESULT OF THE MERGER. The Jackpot board considered that Jackpot would be required to incur a substantial amount of indebtedness to complete the merger, and the impact this could have on the business of the combined company.

    The foregoing discussion of the information and factors considered by the Jackpot board is not intended to be exhaustive but is believed to include all material factors considered by the Jackpot board. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the Jackpot board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors.

RECOMMENDATION OF THE PLAYERS BOARD OF DIRECTORS; PLAYERS' REASONS FOR THE
  MERGER

    In approving the merger agreement and the transactions contemplated thereby, the Players board of directors considered a number of factors. The factors material to the decision of the Players board of directors are summarized below:

    - Current industry, economic and market conditions.

    - The terms and conditions of the merger agreement, including the amount and form of the consideration to be received in the merger.

    - The historical market prices and trading information with respect to the Players common stock.

    - The presentation by DLJ to the Players board of directors and DLJ's written opinion, dated February 8, 1999, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the stockholders of Players pursuant to the merger agreement is fair to such stockholders from a financial point of view.

    - The substantial premium over the recent trading prices of Players common stock represented by the $8.25 per share merger consideration.

    - The advice of Players' management that $8.25 per share was superior to the values that could probably be achieved by management through internal growth of Players' existing properties given the current market valuation of Players common stock.

    - The history of Players' discussions over a period of ten months with other parties, including (a) the two fully negotiated transactions which were not completed, (b) the fair and ample opportunity provided to interested parties to submit proposals to Players, (c) that none of the other proposals contemplated the acquisition of Players for more than $8.25 per share, and (d) that, following contacts with many entities, the Jackpot proposal was the best proposal before the board.

    - The ability to terminate the merger agreement and accept another proposal in the event that a proposal was received which was otherwise more favorable to Players.

    The Players board of directors did not assign relative weights to the factors discussed above.

OPINIONS OF FINANCIAL ADVISORS

    OPINION OF JACKPOT FINANCIAL ADVISOR

    Merrill Lynch delivered its written opinion, dated as of February 8, 1999, to the Jackpot board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed merger consideration to be paid by Jackpot pursuant to the merger was fair from a financial point of view to Jackpot.

    A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. EACH HOLDER OF JACKPOT COMMON STOCK IS URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE JACKPOT BOARD OF DIRECTORS, AND WAS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY JACKPOT STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE JACKPOT SPECIAL MEETING. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS

BETWEEN JACKPOT AND PLAYERS AND WAS APPROVED BY THE JACKPOT BOARD. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.
    In arriving at its opinion, Merrill Lynch, among other things:

    - Reviewed certain publicly available business and financial information relating to Jackpot and Players that Merrill Lynch deemed to be relevant;

    - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Jackpot and Players, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the "Expected Synergies") furnished to or discussed with Merrill Lynch by Jackpot and Players, respectively;

    - Conducted discussions with members of senior management of Jackpot and Players concerning the publicly available business and financial information deemed to be relevant by Merrill Lynch and the other information furnished to or discussed with Merrill Lynch by Jackpot and Players described above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

    - Reviewed the market prices and valuation multiples for the Jackpot common stock and the Players common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - Reviewed the results of operations of Jackpot and Players and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - Participated in certain discussions and negotiations among representatives of Jackpot and Players and their financial and legal advisors;

    - Reviewed the potential pro forma impact of the merger on Jackpot;

    - Reviewed the merger agreement as well as the form of stockholder support agreements executed by the directors and executive officers of Players; and

    - Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Players and Jackpot and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Players and Jackpot. With respect to the financial forecast information and the cost savings and related expenses and synergies expected to result from the merger furnished to or discussed with Merrill Lynch by Players and Jackpot, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of Players' or Jackpot's management as to the expected future financial performance of Players and Jackpot, as the case may be, and the Expected Synergies. In addition, Merrill Lynch assumed that the financing for the merger, including the structure, amounts, interest rates and other terms of such financing, is not materially different from the structure, amounts, interest rates and other terms that Merrill Lynch discussed with Jackpot.

    The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger or the operations of Players. In addition, based on Merrill Lynch's discussions with Players and its counsel, Merrill Lynch assumed that no litigation, regulatory or similar proceedings will result in the imposition of a judgment, fine, sanction or other action that could have a material adverse effect on the financial condition or operations of Players.

    The Merrill Lynch opinion did not address the merits of the underlying decision by Jackpot to engage in the merger. In addition, Merrill Lynch expressed no opinion as to the prices at which the Players common stock or the Jackpot common stock would trade following the announcement or consummation of the merger.

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES PERFORMED BY MERRILL LYNCH IN ARRIVING AT ITS OPINION. CERTAIN OF THE SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES USED BY MERRILL LYNCH, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.

    VALUATION ANALYSES USED TO DERIVE EQUITY VALUE PER SHARE. Merrill Lynch prepared separate valuations of Players. In determining valuation, Merrill Lynch used the following methodologies: historical trading analysis, publicly traded comparable company analysis, comparable acquisitions analysis and discounted cash flow analysis. The per share equity value ranges derived from such analyses were then used to evaluate the merger consideration. The various valuation methodologies and per share equity values of Players derived therefrom all supported the conclusion that the merger consideration is fair to Jackpot from a financial point of view. The various valuation methodologies and the per share equity values of Players common stock derived therefrom are included in the following table:

                                                                                              IMPLIED RANGE OF
                                                                                              EQUITY VALUE PER
                                                      SUMMARY DESCRIPTION OF                        SHARE
VALUATION METHODOLOGY                                  VALUATION METHODOLOGY                     OF PLAYERS
---------------------------------------  -------------------------------------------------  ---------------------

Historical Trading Analysis              Analysis of the relative daily historical closing
                                         prices of Players over selected periods              $     2.56--$5.63

Publicly Traded Comparable Company       Analysis of common stock trading multiples of
  Analysis                               selected comparable companies                        $     4.75--$7.00

Comparable Acquisitions Analysis         Analysis of consideration paid in selected
                                         comparable transactions                              $     7.00--$9.00

Discounted Cash Flow Analysis            Net present valuation of management projections
                                         of cash flows using selected discount rates and
                                         selected multiples of terminal year EBITDA           $    7.75--$10.50

Merger Consideration                                                                          $            8.25

    HISTORICAL TRADING ANALYSIS. Merrill Lynch reviewed the historical stock market performance of Players common stock for the period from November 7, 1997 to November 9, 1998 (the last full trading day prior to the announcement of the offer by Hollywood Park, Inc. to acquire Players at a price of $6.00 per share). This analysis showed that during the selected period the trading price per share of Players common stock ranged between $2.56 and $5.63.

    PUBLICLY TRADED COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Players, with the corresponding financial and operating information and ratios for the following gaming companies (collectively, the "Selected Comparable Companies"):

    - Argosy Gaming Company

    - Isle of Capri Casinos, Inc.

    - Ameristar Casinos, Inc.

    - Hollywood Park, Inc.

    - Hollywood Casino Corporation

    - Lady Luck Gaming Corporation

    - Riviera Holdings Corporation

    Merrill Lynch derived an estimated valuation range for Players by comparing as of February 2, 1999: (i) market capitalization as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the then publicly available latest twelve-month period ended as of February 2, 1999 ("LTM") for the Selected Comparable Companies, which ranged from 3.8x to 11.8x (as compared to the then current trading multiple for Players of 5.4x); (ii) market capitalization as a multiple of 1998 estimated EBITDA for the Selected Comparable Companies, which estimates were based on the then most recently available Wall Street research and ranged from 3.3x to 6.3x (as compared to the then current trading multiple for Players of 4.5x); (iii) market capitalization as a multiple of 1999 estimated EBITDA for the Selected Comparable Companies, which estimates were based on the then most recently available Wall Street research and ranged from 3.7x to 5.8x (as compared to the then current trading multiple for Players of 4.4x); and (iv) the then current trading price as a multiple of 1999 estimated earnings per share for the Selected Comparable Companies, which estimates were based on estimates from First Call Corp. and ranged from 8.7x to 31.3x (as compared to the then current trading multiple for Players of 14.7x). These four analyses resulted in a corresponding estimated per share equity value range of the Players common stock (based on approximately
32.025 million shares outstanding and net debt of $168.3 million as of December 31, 1998) of $4.75 to $7.00 (based on valuation multiples of 4.5x to 5.5x).

    The results of Merrill Lynch's analysis are summarized in the following table:

                                                                                                     COMPARABLE
                                                                                      RANGE       PLAYERS MULTIPLE
                                                                                  --------------  -----------------
Market capitalization as a multiple of LTM EBITDA...............................   3.8x to 11.8x           5.4x
Market capitalization as a multiple of 1998E EBITDA.............................    3.3x to 6.3x           4.5x
Market capitalization as a multiple of 1999E EBITDA.............................    3.7x to 5.8x           4.4x
Price to 1999E Earnings Per Share...............................................   8.7x to 31.3x          14.7x

    COMPARABLE ACQUISITIONS ANALYSIS. Merrill Lynch reviewed certain publicly available information regarding three selected business combinations in the gaming industry (collectively, the "Comparable Acquisition Transactions") that Merrill Lynch deemed to be reasonably similar to the merger of Players with Jackpot. The Comparable Acquisition Transactions and the dates these transactions were announced are as follows:

    - Empress Entertainment/Horseshoe Gaming (9/2/98)
    - Casino Magic/Hollywood Park (2/19/98)

    - Harveys Casino Resorts/Colony Capital (2/1/98)

    Merrill Lynch compared the "transaction value" (defined as the sum of the offer value, the preferred equity at liquidation value, the short term debt, the long term debt and minority interests, if any, less cash, temporary investments and option proceeds) of each such transaction as a multiple of forward EBITDA. The transaction value to forward EBITDA for the Comparable Acquisition Transactions ranged from 5.4x to 6.3x (with a mean of 5.9x). This analysis resulted in a corresponding estimated per share range of equity values of the Players common stock of $7.00 to $9.00 (based on 1999 estimated EBITDA valuation multiples of 5.5x to 6.5x). The results of Merrill Lynch's analysis are presented in the following table:

                                                                                                            COMPARABLE
                                                                                RANGE         MEAN       PLAYERS MULTIPLE
                                                                            -------------     -----     -------------------
Transaction Value as a multiple of forward EBITDA.........................   5.4x to 6.3x        5.9x             6.0x

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch derived estimated valuation ranges for Players common stock by performing discounted cash flow analyses using estimates of future cash flows provided by the management of Players and assuming no cost savings and related expenses and synergies expected to result from the merger. The discounted cash flow analyses were calculated using discount rates ranging from 11.0% to 13.0% and were comprised of the sum of the present values of (i) the projected unleveraged cash flows for the years 1999 through 2003, and (ii) the year 2003 terminal value, which was estimated based upon a range of multiples of 2003 EBITDA from 5.0x to 6.0x. This analysis resulted in an estimated per share range of values of the Players common stock of $7.75 to $10.50.

    PRO FORMA ANALYSIS. Merrill Lynch performed a pro forma EPS accretion/dilution analysis of the Jackpot common stock assuming that the merger consideration would consist of $6.75 in cash per share of Players common stock and $1.50 in Jackpot common stock per share of Players common stock (based upon a per share price for Jackpot common stock of $9.50). Merrill Lynch performed this analysis based upon projections provided by Jackpot management. This analysis indicated that the merger would be accretive to Jackpot's projected EPS (based upon projections provided by Jackpot management) in 2000 and 2001.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying the Merrill Lynch opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Players', Jackpot's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be bought or sold in the future, and such estimates are inherently subject to uncertainty.

    No public company utilized as a comparison is identical to Players, and none of the Comparable Acquisition Transactions utilized as a comparison is identical to the proposed merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations cannot be limited to a quantitative review of the results of such an analysis; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    The Jackpot board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Pursuant to a letter agreement dated February 4, 1998, Jackpot has agreed to pay Merrill Lynch a fee of $300,000 payable upon the delivery of the Merrill Lynch opinion and a fee of $300,000 payable upon the mailing of this document. Jackpot has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

    Merrill Lynch has also been retained to act as sole book-running lead managing underwriter, placement agent or initial purchaser and lead arranger and syndication agent in connection with the financing for the merger, and will receive customary fees contingent upon completion of the financing and indemnification for performing such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Jackpot and Players for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    OPINION OF PLAYERS FINANCIAL ADVISOR

    Players selected DLJ as its financial advisor with respect to the merger because DLJ is a nationally recognized investment banking firm that has substantial experience in the gaming and resort industries and is familiar with Players and its business. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In its role as financial advisor, DLJ was asked by the Players board of directors to render an opinion as to the fairness from a financial point of view to the stockholders of Players of the consideration to be received by such stockholders pursuant to the terms of the merger agreement. On February 8, 1999, DLJ delivered its written opinion to the Players board of directors to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications in such opinion, the consideration to be received by the stockholders of Players pursuant to the merger agreement is fair to such stockholders from a financial point of view.

    A COPY OF THE DLJ OPINION IS ATTACHED AS APPENDIX C. PLAYERS' STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH ITS OPINION. DLJ prepared its opinion for the Players board of directors. The opinion is directed only to the fairness of the consideration to be received by stockholders of Players from a financial point of view. The DLJ opinion does not constitute a recommendation to any stockholder as to how to vote on the merger. DLJ did not, and was not requested by the Players board of directors to, make any recommendation as to the form or amount of the consideration to be paid in the merger, which issues were resolved in arm's-length negotiations between Players and Jackpot.

    In preparing its opinion, DLJ reviewed the merger agreement and financial and other information that was publicly available or furnished to it by Players and Jackpot, including financial projections of Players prepared by the management of Players and financial projections of Jackpot prepared by the management of Jackpot. DLJ also held discussions with the managements of Players and Jackpot. In addition, DLJ compared financial and securities data of Players and Jackpot with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Players and Jackpot, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Players and Jackpot or that was otherwise reviewed by it. Additionally, DLJ relied upon the estimates of the management of Jackpot of the operating synergies achievable as a result of the merger and upon its discussion of such cost savings and synergies with the management of Players. DLJ assumed that the financial projections provided to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Players and Jackpot as to the future operating and financial performance of Players and Jackpot. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ also relied as to certain legal matters on advice of counsel to Players.

    The DLJ opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the opinion. The DLJ opinion expresses no opinion as to the prices at which Jackpot's common stock will actually trade at any time. It does not address the relative merits of the merger and the other business strategies being considered by the Players board of directors, nor does it address the board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

    The following is a summary of the material financial analyses presented by DLJ to the Players board of directors on February 8, 1999. DLJ drew no specific conclusions from any of these analyses into its qualitative assessment of the relevant facts and circumstances. You should read the information presented in the tables together with the accompanying text.

    STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume, of Players from February 3, 1998 to February 3, 1999. DLJ noted that the daily trading price of Players common stock ranged from a high of $6.63 on January 4, 1999 to a low of $3.19 on October 8, 1998 and the daily trading volume ranged from 4,700 to 1,165,700 shares. DLJ also noted that the price one day prior to the public announcement of the Hollywood Park proposal on November 10, 1998 was $5.00.

    PREMIUMS PAID ANALYSIS. DLJ analyzed the purchase price premium paid over the market price prior to announcement in selected merger and acquisition transactions since January 1, 1994 involving cash consideration and with valuations ranging from $300.0 million to $700.0 million. DLJ analyzed the average premiums in these transactions one day prior, one week prior and four weeks prior to announcement of the respective transaction, and applied the average premiums to the Players closing share prices one day prior, one week prior and four weeks prior to the Hollywood Park proposal of

November 10, 1998 to calculate the implied price per share of Players. This analysis yielded the following results:

                                         PLAYERS CLOSING    AVERAGE PREMIUMS IN     IMPLIED PLAYERS
                                           STOCK PRICE     SELECTED TRANSACTIONS      STOCK PRICE
                                         ---------------  -----------------------  -----------------
One day prior..........................     $    5.00                 39.2%            $    6.96
One week prior.........................          4.63                 40.5%                 6.50
Four weeks prior.......................          3.88                 47.6%                 5.72

    ANALYSIS OF SELECTED COMPARABLE GAMING MERGER AND ACQUISITION TRANSACTIONS. DLJ analyzed the implied transaction multiples paid in selected gaming merger and acquisition transactions. The transactions were: Diamond Jo Casino/AB Capital, CRC Holdings, Inc./Jackpot Enterprises, Inc. (which was proposed at the time this analysis was conducted but has since been terminated) Empress Entertainment, Inc./Horseshoe Gaming, LLC., Harvey's Casino Resorts, Inc./Colony Capital and Casino Magic Corporation/Hollywood Park, Inc. DLJ analyzed the multiple of the enterprise value in the comparable transactions to EBITDA for the latest twelve months and for the next projected year of the targets in such transactions. Enterprise value is equity market value plus total debt and the book value of preferred stock less excess cash and cash equivalents. DLJ also calculated the price per share of Players implied by the average transaction multiples. The one-year projected EBITDA for the above targets was obtained from research analyst estimates at the time of the announcement of each of the transactions. This analysis provided the following results:

                                                                  IMPLIED PLAYERS STOCK PRICE
                                                                      BASED ON MULTIPLE OF
                                                                      ENTERPRISE VALUE TO
                                                               ----------------------------------
                                                                   LATEST TWELVE
                                                                      MONTHS           PROJECTED
                                                                      EBITDA            EBITDA
                                                               ---------------------  -----------
Players merger...............................................        $    8.25         $    8.25
Selected transactions........................................             7.36              8.35

    ANALYSIS OF SELECTED PUBLICLY-TRADED GAMING COMPANIES. DLJ analyzed the implied price per share of Players based on the market values and trading multiples of selected publicly traded, riverboat gaming companies. The riverboat gaming companies consisted of Argosy Gaming Company, Hollywood Casino Corporation, Hollywood Park, Inc., Isle of Capri Casinos, Inc. and Lady Luck Gaming Corp. DLJ compared the enterprise values of the comparable companies as multiples of their latest twelve months revenue, EBITDA, earnings before interest and taxes, or EBIT, estimated calendar 1998 and projected calendar 1999 EBITDA. DLJ also compared the closing stock prices of each of the comparable companies as multiples of their estimated calendar 1998 earnings per share and projected calendar 1999 earnings per share. In each case mentioned above, DLJ derived the implied price per share for Players based on the average of each of the multiples. EBITDA and earnings per share projections for Players were based upon estimates provided to DLJ by the management of Players. EBITDA projections for the comparable companies were based upon publicly available research analyst estimates. Earnings per share projections for the comparable companies were based upon First Call Research Network consensus research analyst estimates. All multiples were based on closing stock prices on February 5, 1999. The ranges of multiples and the implied prices per share of Players based on the average of the multiples analyzed were as follows:

                                                                                           SELECTED RIVERBOAT GAMING COMPANIES
                                                                                          -------------------------------------
                                                                        IMPLIED PLAYERS
                                                                          STOCK PRICE       AVERAGE(1)       HIGH        LOW
                                                                       -----------------  ---------------  ---------  ---------
Enterprise value as multiple of:
  Latest twelve months revenue.......................................      $    7.08               1.2x          1.5x       0.8x
  Latest twelve months EBITDA........................................           5.29               5.3           6.8        4.1
  Latest twelve months EBIT..........................................           4.25               8.2          11.4        5.2
  1998 EBITDA........................................................           4.79               5.1           6.7        4.3
  1999 EBITDA........................................................           5.59               4.9           6.6        3.9
Stock price as multiple of:
  1998 earnings per share............................................             --                --         134.4x      10.7x
  1999 earnings per share............................................             --                --          30.7        9.0

------------------------

(1) Average excludes the highest and lowest multiples.

    The implied prices per share of Players based on the average of the stock price to estimated calendar 1998 earnings per share and projected calendar 1999 earnings per share were not analyzed since the number of data points needed to calculate an average based on excluding the highest and lowest multiples was insufficient.

    No company or transaction used in the "Selected Comparable Gaming Merger and Acquisition Transactions" or "Analysis of Selected Publicly-Traded Gaming Companies" as a comparison is identical to Players or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, comparable transactions or the business segment, company or transaction to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of Players using projections and assumptions provided by the management of Players. The discounted cash flow for Players was estimated using discount rates ranging from 12.5% to 17.5% and estimated EBITDA multiples in 2004 ranging from 4.5x to 6.0x. This analysis yielded implied prices per share for Players ranging from $5.43 to $9.66.

    ANALYSIS OF SELECTED PUBLICLY-TRADED GAMING COMPANIES. DLJ analyzed the implied price per share of Jackpot, pro forma for the merger, based on the market values and trading multiples of the same companies used in the Players analysis. DLJ compared the enterprise values of the comparable companies as multiples of their latest twelve months revenue, EBITDA and projected calendar 1999 EBITDA. DLJ also compared the closing stock prices of each of the comparable companies as multiples of their estimated calendar 1998 earnings per share and projected calendar 1999 earnings per share. In each case mentioned above, DLJ derived the implied price per share for Jackpot, pro forma for the merger, based on the average of each of the multiples. EBITDA and earnings per share projections for Jackpot, pro forma for the merger, were based upon estimates provided to DLJ by the management of Jackpot. EBITDA projections for the comparable companies were based upon publicly available research analyst estimates. Earnings per share projections for the comparable companies were based upon First Call Research Network consensus research analyst estimates. The results of the analysis were based on the assumption that certain cost savings and synergies anticipated by the managements of Jackpot and Players are achieved. All multiples were based on closing stock prices on

February 5, 1999. The implied prices per share of Jackpot, pro forma for the merger, based on the average of the multiples analyzed ranged from $5.58 to $11.09.

    No company used in the "Analysis of Selected Publicly-Traded Gaming Companies" as a comparison is identical to Jackpot pro forma for the merger with Players. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of Jackpot, pro forma for the merger. The analysis was based on projections provided by the managements of Jackpot and Players. The results of the analysis were based on the assumption that synergies anticipated by the respective managements are achieved. The discounted cash flow analysis for Jackpot, pro forma for the merger, was based on the summation of the discounted cash flow analyses of:

    - Jackpot stand-alone;

    - Players stand-alone; and

    - the synergies anticipated due to the consolidation of Players into Jackpot.

    The discounted cash flow calculations were based on discount rates ranging from 10.0% to 17.5% and multiples of 2004 EBITDA from 5.0x to 5.5x. The resulting implied prices per share of Jackpot, pro forma for the merger, ranged from $7.11 to $13.01.

    EPS ACCRETION/DILUTION ANALYSIS. DLJ analyzed the impact of the merger on the projected earnings per share of Jackpot for the projected fiscal years ending June 30, 1999 and June 30, 2000. This analysis is based on assumptions provided by managements of Jackpot and Players, including assumptions regarding anticipated cost savings and synergies, the projected financial performance of Jackpot and Players and prevailing interest rates. The results of the analysis indicated that the merger would be dilutive to Jackpot's earnings per share for the fiscal year ending June 30, 1999 and accretive to Jackpot's earnings per share for the fiscal year ending June 30, 2000.

    The actual results achieved by the combined company may vary from projected results and the variations may be material.

    The summary set forth above is not a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation by DLJ to the Players board of directors in connection with its opinion. The preparation of a fairness opinion involves various determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the acquisition and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses together and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Players has agreed to pay DLJ for its services in connection with the merger an aggregate financial advisory fee not to exceed .85% of the value of the total transaction, including $750,000 for rendering its fairness opinion to the Players board of directors. Players also has agreed to reimburse DLJ for travel and other out-of-pocket expenses, including the fees and expenses of its legal counsel. Players has also agreed to indemnify DLJ and related persons against liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement. Players also paid DLJ a fee of $500,000 for rendering an opinion that the proposal made in November, 1998 by Hollywood Park, Inc. to acquire Players at $6.00 per share was inadequate to the stockholders from a financial point of view. One half of that fee and certain other fees will be credited toward the percentage fee based on the value of the transaction.

    DLJ has advised Players that, in the ordinary course of business, DLJ and its affiliates may actively trade or hold the securities of Players and Jackpot for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in their securities. DLJ has performed investment banking and other services for Players in the past and has been compensated for such services. DLJ served as lead-manager of Players' $112.5 million public equity offering in July, 1993, and as lead-manager of Players' $150.0 million senior notes offering in April, 1995. DLJ has also performed investment banking and other services for Jackpot in the past and has been compensated for such services. In October, 1998, DLJ was retained by Jackpot to review and analyze alternatives available to Jackpot with a view to meeting its long term strategic objectives. To date, Jackpot has incurred fees of $350,000 to DLJ in connection with that engagement, which includes the fee charged by DLJ in connection with rendering a fairness opinion in connection with the proposed transaction between Jackpot and CRC Holdings, Inc., d/b/a Carnival Resorts & Casinos, which transaction has since been terminated. For further information concerning this transaction, see "Information About Jackpot--Recent Developments."

FINANCING FOR THE MERGER

    Jackpot estimates that the cash portion of the consideration to be paid to the Players stockholders, amounts to be paid to holders of options to purchase Players common stock, expenses of the merger and amounts needed to conduct a tender offer for Players' outstanding $150 million of 10 7/8% senior notes and repay certain other indebtedness will total approximately $417.0 million. Jackpot anticipates that the cash needed for these purposes will be funded through a combination of a portion of Jackpot's existing cash balances, estimated to be $38.0 million, new bank debt, estimated to be $154.0 million, and high yield debt financing, estimated to be $225.0 million, which Jackpot expects to obtain through an offering of senior subordinated notes to institutional investors in an offering to be made under Rule 144A under the Securities Act of 1933. The terms of the bank debt and high yield debt will not be finally determined until shortly before the closing of the merger. Merrill Lynch has delivered a letter, dated February 5, 1999, to Jackpot stating that, as of the date of that letter, it was "highly confident" of its ability to arrange and syndicate the bank debt and sell or place the high yield debt needed to finance the merger. However, this letter does not represent a commitment to provide such financing.

ACCOUNTING TREATMENT

    Jackpot expects that the merger will be accounted for under the "purchase" method of accounting. If this is the case, a determination of the fair value of Players' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

NYSE LISTING OF JACKPOT STOCK

    Jackpot is required, as a condition of the merger, to list the Jackpot common stock to be issued to Players stockholders on the New York Stock Exchange.

FEDERAL SECURITIES LAW CONSEQUENCES

    All Jackpot common stock received by Players stockholders in the merger will
be freely transferable, including an aggregate of      shares of Jackpot common
stock to be received as a result of the merger by persons who are deemed "affiliates," as that term is defined under the Securities Act of 1933, of Players at the time of the Players special meeting. As required by the merger agreement, the shares to be received by affiliates of Players have been registered for resale under the Securities Act as part of the registration statement of which this document is a part. See "Players Selling Stockholders" for information concerning the shares of Jackpot common stock which have been registered for resale by Players affiliates.

REGULATORY APPROVALS

    ANTITRUST. Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act, the merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have been satisfied. Players and Jackpot filed notification reports, together with requests for early
termination of the waiting period, on            , 1999, with the Department of
Justice and the Federal Trade Commission and were advised of early termination
of the waiting period on            , 1999.

    At any time before or after consummation of the merger, the Department of Justice, Federal Trade Commission or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or cause Jackpot to divest itself, in whole or in part, of Players or of other business conducted by Jackpot. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Players and Jackpot will prevail.

    GAMING REGULATION. Gaming operations are subject to extensive regulation. Players now holds gaming or horse racing licenses or permits in Illinois, Kentucky, Louisiana, and Missouri. In each such jurisdiction, as well as Nevada, the only jurisdiction in which Jackpot currently operates, certain regulatory requirements must be complied with, applications filed, and/or certain approvals must be obtained in connection with the merger. Jackpot's and Players' obligations to consummate the merger are subject to the condition that all necessary gaming regulatory approvals and authorizations shall have been obtained. No assurances can be given that the necessary gaming regulatory approvals and authorizations will be obtained or that they will be obtained on a timely basis.

    Review of the merger by gaming regulatory authorities will involve examination of the structure of the combined company and its financial stability after the merger and will require the demonstration of qualifications and suitability of key individuals associated with Jackpot. See "Regulatory Approvals of Gaming Authorities Required for the Merger" for a more complete discussion of the approvals required from gaming regulatory authorities needed to complete the merger.

    Jackpot has filed applications with the gaming regulatory authorities in each of Illinois, Kentucky, Louisiana and Missouri requesting approval of the merger. Jackpot has also complied with provisions of Nevada law requiring it to report its proposed merger with Players to the Nevada State Gaming Control Board (the "Nevada Board") and the Nevada Gaming Commission (the "Nevada Commission") and believes that no prior approvals of the merger by the Nevada gaming authorities are required. The representatives of Players proposed to serve as directors of Jackpot following the merger may have to be found suitable by the Nevada Gaming Commission after commencing such duties.

    The failure to obtain the required regulatory approvals of the merger or the failure to comply with the procedural requirements prescribed by any applicable gaming regulatory authority or the failure of the companies or certain key individuals to qualify, be found suitable, or make disclosure or license applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss or non-renewal of an existing license or denial of application for licensure in one or all jurisdictions. See "Information About Jackpot" and "Information About Players" for a more detailed discussion of the gaming regulations applicable in each of the jurisdictions in which Jackpot and Players operate.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Players is a party to an employment agreement with Howard A. Goldberg and has change of control agreements with two other executives, John Groom and Raymond A. Spera, Jr. It is anticipated that Messrs. Goldberg and Groom will cease to be employed by Players on the effective date of the merger. However, Jackpot expects to enter into a new employment agreement with Mr. Groom which will provide for his employment as chief operating officer of Jackpot following the merger and is currently in discussions with Mr. Spera regarding his employment with Jackpot.

    Players is also a party to employment agreements with two former executives, Peter Aranow and Patrick Madamba, Jr. Mr. Aranow's employment with Players terminated as of March 23, 1999, and Mr. Madamba's employment with Players terminated as of April 7, 1999. Players is a party to severance agreements with Messrs. Aranow and Madamba, respectively, each dated as of March 23, 1999. Under such severance agreements, the change of control provisions of each of Mr. Aranow's and Mr. Madamba's employment agreements continue to be applicable to the merger and certain other transactions. Mr. Aranow and Mr. Madamba have agreed to provide consulting services to Players after their termination. Mr. Aranow will receive $5,000 per month for his services and Mr. Madamba will not receive additional compensation. Under the severance agreements, each of Messrs. Aranow and Madamba received or will receive as severance compensation (1) a lump sum payment equal to the base compensation that would be due him for period of six months following his termination of employment at the rate in effect at the time of such termination, (2) a lump sum payment equal to the balance of his annual performance bonus for Players' fiscal year ended March 31, 1999, (3) reimbursement of expenses incurred prior to such termination, (4) immediate vesting of all his unvested Players stock options, and (5) continuation of coverage under Players' employee benefit programs for a period of six months after such termination, or certain specified payments in lieu of such coverage.

    The merger will constitute a change of control under the Players employment agreements and the change of control agreements, and upon completion of the merger each of Messrs. Goldberg, Aranow, Madamba and Groom will be considered to be terminated in connection with a change of control under their agreements. As a result, Messrs. Goldberg, Aranow, Madamba and Groom, subject to limitation discussed in the final paragraph of this subsection, will each receive as severance compensation (1) a lump sum payment equal to the present value of the base compensation that would be due him for a period of 36 months following his termination of employment, based on his average monthly base compensation for the 36-month period preceding his termination (reduced, in the case of Messrs. Aranow and Madamba by any payments already received under clause (1) of the immediately preceding paragraph), and (2) a lump sum payment equal to the present value of the aggregate performance bonuses that he received for the 36-month period preceding his termination (or, in the case of Mr. Goldberg, if greater, 150% of the largest performance bonus paid to him during the 36-month period). Each of Messrs. Goldberg, Aranow, Madamba and Groom will continue to participate in Players' employee benefit programs during the period for which he receives severance compensation (without regard to whether payments are made in a lump sum), unless Players provides him with a payment equal to the cost of such coverage. Benefits, or payments in lieu of benefits, provided to Mr. Aranow or Mr. Madamba under their respective severance agreements, shall be credited against the foregoing obligation. In addition, all unvested Players stock options held by Messrs. Goldberg and Groom will vest upon such change of control. The merger will also constitute a change of control under Mr. Spera's change of control agreement, but Mr. Spera will not be deemed terminated as a result of the merger. Provided Mr. Spera remains employed by Players through the effective date of the merger, he will receive a lump sum payment equal to the base compensation that would be due him for a period of six months following the effective date of the merger. However, if there is a termination of Mr. Spera's employment within six months before or twenty-four months after the effective date of the merger, then Mr. Spera will receive as severance compensation a lump sum payment equal to the base compensation that would be due him for a period of twelve months following such termination of employment, less any amounts already paid under the immediately proceeding sentence.

    The benefits payable under the employment agreements, severance agreements and change of control agreements to Messrs. Goldberg, Aranow, Madamba and Groom are limited to the maximum amount that may be paid without resulting in the imposition of parachute tax penalties under Section 280G of the Internal Revenue Code. Estimated undiscounted severance payments, without regard to the application of such limit, will total approximately $2,460,000 for Mr. Goldberg, $1,135,000 for Mr. Aranow, $685,000 for Mr. Madamba and $1,650,000 for Mr.
Groom.

    STOCK OPTIONS

    The executives' outstanding stock options and stock appreciation rights will become fully vested and will be cashed out in connection with the merger (as described in "The Merger Agreement--Stock Options" below), resulting in payments of $2,015,000 for Mr. Goldberg, $287,500 for Mr. Aranow, $191,063 for Mr. Madamba, $798,750 for Mr. Groom and $44,996 for Mr. Spera, based on their stock option holdings as of March 31, 1999. In addition, the stock options of all non-employee directors of Players will also become fully vested and cashed out in connection with the merger, resulting in the following payments to such directors: Mr. Buggy, $109,688; Mr. Cohen, $48,594; Mr. Geller, $151,848; Mr.
Masson, $48,594; Mr. Naimali, $109,688; Mr. Seidler, $161,094, and Mr. Webb, $48,594.

    ELECTION TO JACKPOT BOARD

    Under the merger agreement, Jackpot and Players are to use reasonable efforts to agree on three individuals to be appointed as additional directors of Jackpot upon consummation of the merger. Jackpot and Players have agreed upon Marshall Geller, a director of Players, and John Groom, chief operating officer and a director of Players, as two of the persons who will become Jackpot directors. The third person who will become a Jackpot director has not yet been determined.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following general description of the material federal income tax consequences of the merger does not take into account the facts and circumstances of any particular holder of Players common stock. The following discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all the aspects of federal income taxation that may be relevant to a holder of Players common stock in light of such stockholder's particular circumstances. EACH HOLDER OF PLAYERS COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR ABOUT THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE PROPOSED TRANSACTIONS INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, CHANGES IN SUCH TAX LAWS, AND TAX RETURN REPORTING REQUIREMENTS. Special tax consequences not described herein may be applicable to a particular class of taxpayers, such as financial institutions, insurance companies, broker-dealers, individuals and entities who are not citizens or residents of the United States, tax exempt entities, persons holding Players common stock as part of an integrated investment composed of Players common stock and one or more other positions and stockholders who acquired their Players common stock through the exercise of an employee stock option or otherwise as compensation.

    This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations thereunder, judicial authority and current administrative ruling and practice, all as in effect as of the date of this document. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could have retroactive effect and could affect the federal income tax consequences to the holder of Players common stock. The following discussion does not address the tax consequences of any transaction other than the merger.

    The receipt of cash and Jackpot common stock in exchange for shares of Players common stock will be a taxable transaction for U.S. federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Generally, for U.S. federal income tax purposes, a Players stockholder will recognize gain or loss in an amount equal to the difference between the sum of the cash and the fair market value of the Jackpot common stock received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger. For federal income tax purposes, such gain or loss will be capital gain or loss to the stockholders if the common stock surrendered was a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the stockholder held the shares of common stock for more than one year. Long-term capital gain of individuals will be subject to federal income tax at a maximum rate of 20 percent.

    Payments to a Players stockholder in connection with the merger may be subject to 31 percent "backup withholding" unless the stockholder provides its taxpayer identification number or social security number and certifies that such number is correct or properly certifies that it has applied for and is awaiting such a number. Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and certain other reporting requirements. If backup withholding applies, Jackpot is required to withhold 31% of any payments made pursuant to the merger. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

STOCKHOLDER SUPPORT AGREEMENTS AND PROXIES

    PLAYERS

    As an inducement and condition to the willingness of Jackpot to enter into the merger agreement, Alan R. Buggy, Lawrence Cohen, Marshall Geller, Howard A. Goldberg, John Groom, Charles Masson, Vince J. Naimoli, Lee Seidler, Earl E. Webb, Peter J. Aranow, Patrick Madamba, Jr. and The Griffin Group entered into stockholder support agreements. At the record date for the Players special meeting, these stockholders collectively held approximately 16.6% of the combined voting power and outstanding Players common stock. Together, these stockholders are able to significantly influence the vote on the approval and adoption of the merger agreement and the approval of the merger.

    Under the Players stockholder support agreements, at the Players special meeting or any other meeting of Players stockholders, however called, and in any action by written consent of the Players stockholders, each signing stockholder agreed:

    - to vote all of its stock in favor of the adoption of the merger agreement and approval of the merger;

    - to vote all of its stock against any proposal for any significant transaction which would result in a breach of any of Players' covenants, representations, warranties, agreements or other obligations, or the nonfulfillment of any conditions under the merger agreement;

    - to vote all of its stock in favor of any matter necessary to approve the merger;

    - not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of its Players common stock;
    - not to deposit any Players common stock into any voting trust or enter into a voting agreement or arrangement inconsistent with the Players stockholder support agreement;

    - not to enter into any contract, option or other arrangement or undertaking with respect to the sale, assignment, transfer or other disposition of any Players common stock;

    - not to initiate, solicit or encourage the submission of any proposal to acquire Players;

    - not to agree to or recommend any other proposal to acquire Players; and

    - not to engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any other proposal to acquire Players.

    Each stockholder support agreement also grants an irrevocable proxy to Jackpot if the stockholder fails to vote as required. In such event, the proxy allows Jackpot to vote all of such stockholder's common stock in favor of the adoption of the merger agreement. The proxy also allows Jackpot to vote such stock on all other matters which might delay or prevent the consummation of the merger.

    The stockholder support agreements terminate upon the earlier of the closing of the merger or any termination of the merger agreement. The irrevocable proxies terminate upon the termination of the Players stockholder support agreements.

    JACKPOT

    As an inducement and condition to the willingness of Players to enter into the merger agreement, Don R. Kornstein, Allan R. Tessler, David R. Markin, Robert L. McDonald, Jr., George Congdon and Bob Torkar entered into stockholder support agreements. At the record date for the Jackpot special meeting, these stockholders collectively held approximately 6.2% of the combined voting power and outstanding Jackpot common stock.

    Under the Jackpot stockholder support agreements, at the Jackpot special meeting or any other meeting of Jackpot stockholders, however called, and in any action by written consent of the Jackpot stockholders, each signing stockholder agrees to the following:

    - to vote all of its stock in favor of the adoption of the merger agreement;

    - to vote all of its stock against any significant transaction which could prevent or impede the merger;

    - not to sell or transfer any of its stock or to deposit any of its stock into a voting trust;

    - not to enter into a voting agreement or arrangement; and

    - not to initiate, solicit or encourage the submission of any proposal to acquire Jackpot.

    Each stockholder support agreement also grants an irrevocable proxy to Players if the stockholder fails to vote as required. In such event, the proxy allows Players to vote all of such stockholder's common stock in favor of the adoption of the merger. The irrevocable proxy also allows Players to vote such stock on all other matters which might delay or prevent the consummation of the merger.

    The stockholder support agreements terminate upon the earlier of the closing of the merger or any termination of the merger agreement. The irrevocable proxies terminate upon the termination of the Jackpot stockholder support agreements.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARIZES THE MATERIAL TERMS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

THE MERGER

    Following the approval of the merger by the Players stockholders and approval by the Jackpot stockholders of the issuance of Jackpot common stock in the merger and the satisfaction of the other conditions to the merger, JEI Merger Corp., Jackpot's wholly-owned subsidiary, will be merged with and into Players and Players will become a wholly-owned subsidiary of Jackpot. The holders of Players common stock will become holders of Jackpot common stock.

    If the merger agreement is approved, the merger closing will take place no later than the third business day after the last of the conditions of the merger is satisfied. On the date the merger closes, Jackpot and Players will file articles of merger with the Secretary of State of Nevada. The merger will become effective when the articles of merger are duly filed with the Nevada Secretary of State, or, if agreed to by Players and Jackpot, at a later time not to exceed 90 days after filing.

CONVERSION OF SHARES

    Each outstanding share of Players common stock will be converted into the right to receive:

    - $6.75 in cash, subject to the adjustment previously described.

    - $1.50 worth of Jackpot common stock, subject to the adjustment previously described.

    All shares of Players common stock held by Players as treasury shares or owned by Jackpot will be canceled, and each issued and outstanding share of JEI Merger Corp. stock will be converted into an equivalent share of common stock of the surviving corporation in the merger. As of the date of this document, Jackpot owns 1,014,400 shares, or approximately 3.2%, of Players common stock. Jackpot purchased these shares on March 10, 1999 at a price per share of $6.04, including commissions.

EXCHANGE OF STOCK CERTIFICATES

    EXCHANGE AGENT. Jackpot has designated Continental Stock Transfer & Trust Company to act as exchange agent upon consummation of the merger and will deposit with the exchange agent the certificates representing the shares of Jackpot common stock to be issued and the funds to be paid in the merger.

    DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS AS SOON AS PRACTICABLE AFTER THE MERGER IS EFFECTIVE.

    Each record holder of Players common stock will be entitled to receive an appropriate amount of Jackpot common stock and cash upon surrender of the holder's Players stock certificate or certificates and a properly executed letter of transmittal to the exchange agent. The stock certificate or certificates surrendered will be canceled. After the merger is effective, Players stock certificates will represent only the right to receive an appropriate amount of Jackpot common stock and cash. All shares of Jackpot common stock and cash issued in exchange for certificates of Players common stock will be considered to have been exchanged in full payment for the shares of Players common stock. After the closing of the merger, the Players stock transfer books will not register transfers of shares that were outstanding prior to the closing of the merger. If shares of Players common stock are presented to Jackpot after the merger for any reason, the certificates will be canceled and exchanged for an appropriate amount of cash and shares of Jackpot.

    FRACTIONAL SHARES. Jackpot will not issue fractional shares of common stock in the merger. Instead of fractional shares, Jackpot will pay cash without interest to holders of Players common stock who would otherwise have received a fraction of a share of Jackpot common stock. The average New York Stock Exchange sales price of the Jackpot common stock for the 30 trading days immediately preceding the second trading day before the merger will determine the amount of cash paid by Jackpot.

    NO LIABILITY. None of Jackpot, JEI Merger Corp., Players or the exchange agent will be liable to any Players stockholder for any cash or shares of Jackpot common stock delivered to a public official pursuant to abandoned property, escheat or similar laws.

    LOST CERTIFICATES. If any Players stock certificates are lost, stolen, or destroyed prior to the closing of the merger, the owner may be required to submit an affidavit of that fact to the exchange agent. Also, Jackpot may require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has made the affidavit and posted the bond, the exchange agent will issue to the owner an appropriate amount of cash and shares of Jackpot common stock. The exchange agent will also pay any unpaid dividends and distributions on shares of Jackpot common stock that are deliverable upon the Jackpot common stock.

    DIVIDENDS AND DISTRIBUTIONS. Jackpot will not pay any dividends it has declared or any cash payable in lieu of fractional shares to a Players stockholder until the stockholder has exchanged the Players share certificates for shares of Jackpot. Following surrender of any Players certificates, Jackpot will pay to the owner, without interest, the amount of any dividends declared by Jackpot to which the owner is entitled and any cash payable in lieu of fractional shares of Jackpot common stock as described in "--Fractional Shares" above.

STOCK OPTIONS

    Immediately prior to the merger becoming effective, Players will cause all outstanding stock options granted under any stock option or other stock-based incentive plan to be accelerated and canceled. Holders of unexercised options will be entitled to receive a cash payment equal to the product of (i) the number of shares of Players common stock subject to each option and (ii) the excess, if any, of $8.25 over the per share exercise price of such option.

    It is estimated that the aggregate cash payments required to be made in respect of unexercised options will be approximately $5.5 million.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties made by Players and Jackpot which each company relied on when agreeing to the merger and will rely on when closing the merger. These representations and warranties deal with issues such as:

    - the organization, valid existence and good standing of Players, Jackpot and their subsidiaries, and similar corporate matters;

    - the capital structure of Players and Jackpot;

    - the authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated by the merger agreement and that the agreement and the transactions do not conflict with charter documents, material contracts or applicable licenses, statutes or orders;

    - the required consents and approvals for the merger;

    - the documents and financial statements filed by Players and Jackpot with the Securities and Exchange Commission and the accuracy of information contained in them;

    - the absence of undisclosed liabilities;
    - the absence of material adverse events or changes;

    - taxes and tax returns;

    - properties;

    - intellectual property;

    - agreements, contracts and commitments;

    - litigation;

    - environmental matters and hazardous substances;

    - employee benefit plans;

    - compliance with laws;

    - labor matters;

    - insurance;

    - the material accuracy of information supplied by Players and Jackpot in connection with this document;

    - opinions of financial advisors;

    - voting requirements to approve the merger;

    - Year 2000 computer issues;

    - the inapplicability to the merger of certain provisions of the Nevada Revised Statutes; and

    - the absence of any brokers.

CERTAIN COVENANTS

    The merger agreement contains a number of covenants, most of which provide limitations within which each company will operate its business until the merger closes. These covenants include the following:

    CONDUCT OF BUSINESS PENDING THE MERGER

    From the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, Players and Jackpot will:

    - continue to operate their respective businesses in the usual, regular and ordinary course substantially consistent with past practices;

    - pay their debts and taxes when due;

    - pay or perform other obligations when due; and

    - use commercially reasonable efforts to preserve their business organization, management team and business relationships.

    This conduct is subject to exceptions included in the merger agreement disclosure schedules.

    ADDITIONAL COVENANTS

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, neither Jackpot nor any of its subsidiaries will:

    - amend its certificate of incorporation, bylaws or other organizational documents;

    - make any material acquisitions, other than (i) the proposed acquisition of CRC Holdings, Inc. on terms not materially less advantageous to Jackpot as those disclosed to Players at the time of the signing of the merger agreement with Players (the proposed acquisition of CRC has since been terminated, as further described in the "Information About Jackpot" section of this document) and (ii) the purchase of Nevada-based route businesses for fair value, not to exceed a maximum dollar threshold;

    - sell, lease, license, mortgage or otherwise dispose of material properties or assets outside the ordinary course of business;

    - make any material change in their accounting policies;

    - issue or sell any stock or securities convertible into shares of their stock, or any subscriptions, rights, warrants or options, with certain exceptions;

    - incur debt for borrowed money, with certain exceptions relating to the permitted acquisition transactions described above; or

    - settle any litigation that would require payment over $250,000 above the amount covered by insurance, excluding the applicable deductible.

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, subject to certain exceptions, neither Players nor any of its subsidiaries will:

    - declare, set aside or pay dividends on or make any other distributions on any of its capital stock, split, combine, or reclassify or make other changes in its capitalization, or purchase, redeem or acquire any shares of its capital stock;

    - issue, other than upon exercise of outstanding options, or sell any stock or securities convertible into shares of their stock, or any subscriptions, rights, warrants or options;

    - amend its certificate of incorporation, bylaws or other organizational documents;

    - make any material acquisitions;

    - sell, lease, license, mortgage or otherwise dispose of material properties or assets outside the ordinary course of business;

    - incur debt for borrowed money;

    - increase the compensation of officers or employees (other than increases to non-officer employees consistent with past practices), grant additional severance or termination pay, enter into employment or severance agreements, take certain actions regarding benefit plans for its directors, officers, or employees or enter into any collective bargaining or similar agreement;

    - accelerate, amend or change the exercise period of options or restricted stock granted under employee stock plans or authorize cash payments in exchange for options granted under employee stock plans.

    - enter into any material agreement or contract;

    - make any material change in their accounting methods or policies;

    - make any material tax elections or settle any material tax claims;

    - settle any litigation that would require payment over $250,000 above the amount covered by insurance, excluding the deductible to such insurance; or

    - make capital expenditures in excess of $1,500,000 individually or $10,000,000 in the aggregate.

    NO SOLICITATION

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, Players will not, directly or indirectly:

    - solicit, initiate or encourage or take any action to facilitate any inquiries or proposals that are or could lead to a proposal or offer for a merger, business combination or similar transaction, other than the merger with Jackpot;

    - engage in negotiations or discussions other than with Jackpot concerning a proposal for a merger or similar transaction;

    - provide non-public information to any person or entity relating to a proposal for a merger or similar transaction; or

    - agree to or recommend any proposal for a merger or similar transaction.

    However, Players or its Board of Directors may, prior to the time that the merger is approved by the Players stockholders, either (1) furnish non-public information to or enter into discussions or negotiations with a person or entity that has made an unsolicited bona fide written proposal for a merger or similar transaction; or (2) modify or withdraw its recommendation regarding the merger or recommend an unsolicited bona fide written acquisition proposal to the stockholders of such party, if in the case of either (1) or (2):

       -- the Board of Directors believes the terms of the proposal are superior to Players stockholders from a financial point of view than the terms of the merger with Jackpot;

       -- the Board of Directors believes in good faith, after consultation with its financial advisor, that the proposal is reasonably capable of being completed on substantially the terms proposed; and

       -- the Board of Directors determines in good faith after consultation with outside legal counsel that such action is required for the board to comply with its fiduciary duties to stockholders under applicable law.

    The merger agreement requires Players to provide Jackpot notice indicating the identity of any third party making a proposal and the material terms and conditions of the proposal at least three days prior to Players accepting such proposal.

    DIRECTOR AND OFFICER INDEMNIFICATION

    After the merger, Jackpot has agreed to provide each director and officer of Players with the following protections with respect to acts or omissions before the merger, whether the claim is asserted or claimed prior to, at or after the closing of the merger:

    - indemnity against costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and

    - directors' and officers' liability insurance coverage in effect for three years.

    The insurance coverage will be at least as favorable as Players' existing coverage. However, Jackpot will not be required to spend more than twice the annual premium paid currently by Players for coverage. If the premium would at any time exceed twice the current premium, then Jackpot will maintain insurance policies which provide the maximum coverage available at an annual premium equal to twice the current premium. The companies will also be obligated to advance expenses as incurred to the fullest extent permitted. However, the person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that the person is not entitled to indemnification.

    EMPLOYEE BENEFITS; SEVERANCE

    Jackpot will cause Players, as the surviving corporation in the merger, to honor all written employment, severance and termination agreements between Players and its employees disclosed to Jackpot on or prior to the date of the merger agreement. For purposes where length of service is relevant, except for pension benefit accruals, under any employee benefit plan, the plans of the surviving corporation will recognize credit for service with Players and any of its subsidiaries to the same extent that such service was recognized before the merger.

    OTHER COVENANTS

    The merger agreement also provides that each of Players and Jackpot will:

    - confer on a regular basis regarding ongoing operations;

    - promptly provide the other party with copies of all filings made with governmental entities in connection with the merger;

    - give prompt notice to the other of, and use commercially reasonable efforts to cure, any circumstance which causes a breach of any representation, warranty, covenant or agreement;

    - file this document and the registration statement of which this document is a part;

    - give the other party access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other, subject to the mutual confidentiality agreements signed by each company;

    - obtain all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all governmental entities or other third parties in connection with the merger;

    - make all necessary filings and submissions with respect to the merger under federal, state and foreign securities laws, antitrust laws and other applicable laws and file, within 60 days after the date of the merger agreement, all initial applications and documents required in connection with obtaining governmental approvals;

    - consult with the other party, and use reasonable efforts to agree upon press releases or other public statements concerning the merger;

    - fully perform their obligations under the stockholder support agreements; and

    - use best efforts to consummate the merger as promptly as practicable.

CONDITIONS TO THE MERGER

    The merger is subject to satisfaction or waiver of certain conditions. The following conditions must be satisfied before either Jackpot or Players is obligated to effect the merger:
    - the merger shall have been approved by both the Players stockholders and the Jackpot stockholders;

    - any applicable Hart-Scott-Rodino Act waiting period shall have expired or been terminated;

    - approvals from government entities or regulatory bodies necessary to avoid a material adverse effect on the merger shall have been received;

    - the registration statement of which this document forms a part shall have been declared effective;

    - no government entity or regulatory body shall have taken any action which has the effect of making the merger illegal or otherwise prohibits the merger; and

    - the shares of Jackpot common stock to be issued in the merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    The obligation of Jackpot to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Players set forth in the merger agreement shall be true and correct as of the date of the merger agreement and (except for representations and warranties which speak as of an earlier date) as of the closing of the merger, except for (a) changes contemplated by the merger agreement and (b) inaccuracies which, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Players and its subsidiaries, taken as a whole, and Jackpot shall have received a certificate signed on behalf of Players by the chief executive officer and the chief financial officer of Players to that effect;

    - Players shall have materially performed all material obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and Jackpot shall have received a certificate signed on behalf of Players by the chief executive officer and the chief financial officer of Players to that effect; and

    - Jackpot shall have obtained financing necessary to complete the merger and the other transactions contemplated by the merger agreement.

    The obligation of Players to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Jackpot set forth in the merger agreement shall be true and correct as of the date of the merger agreement and (except for representations and warranties which speak as of an earlier date) as of the closing of the merger, except for (a) changes contemplated by the merger agreement and (b) inaccuracies which, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Jackpot and its subsidiaries, taken as a whole, and Players shall have received a certificate signed on behalf of Jackpot by the chief executive officer and the chief financial officer of Jackpot to that effect; and

    - Jackpot shall have materially performed all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and Players shall have received a certificate signed on behalf of Jackpot by the chief executive officer and the chief financial officer of Jackpot to that effect.

TERMINATION; TERMINATION FEES AND EXPENSES

    TERMINATION

    The merger agreement may be terminated at any time before the merger becomes effective, whether before or after approval of the merger by the stockholders of Players and Jackpot,

    - by mutual written consent of Players and Jackpot;

    - by either Players or Jackpot if the merger has not been consummated by September 30, 1999, although either Players or Jackpot may extend the termination date to December 31, 1999 if the necessary regulatory approvals have not been obtained by September 30, 1999 and it is reasonably probable that such approvals will be obtained by the extended date. However, if the extension is sought by Jackpot, it must either waive the financing condition to the merger or obtain a new "highly confident" letter from Merrill Lynch concerning that firm's ability to raise the financing needed to consummate the merger;

    - by either Players or Jackpot if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order or taken any other nonappealable final action permanently restraining, enjoining or prohibiting the merger;

    - by either Players or Jackpot, if the Jackpot stockholders have not approved the issuance of Jackpot common stock in the merger;

    - by either Players or Jackpot, if the Players stockholders have not approved the merger;

    - by Players, if any of the following occurs:

       -- after Players receives from an outside party a proposal for a merger or similar transaction, Players delivers to Jackpot, prior to approval of the merger by the Players stockholders, a written notice regarding an unsolicited acquisition proposal from a third party and completes a waiting period of at least three business days from the date of notice;

       -- upon breach of any material representation, warranty, covenant or agreement on the part of Jackpot, or if any representation or warranty of Jackpot shall become untrue, and such breach, if curable, is not cured within 30 days;

       -- if the fraction of a share of Jackpot that would be issued as partial consideration for each Players share in the merger exceeds 0.30 and Jackpot fails to increase the cash portion of the merger consideration.

    - by Jackpot, if any of the following occurs:

       -- the Players board of directors has withdrawn or modified its recommendation of the merger to the Players stockholders or recommends a merger or similar transaction with another entity;

       -- Jackpot requests that the Players board of directors reconfirm its recommendation of the merger to the Players stockholders and it fails to do so after it receives Jackpot's request; or

       -- upon breach of any material representation, warranty, covenant or agreement on the part of Players or if any representation or warranty of Players shall become untrue and such breach, if curable, is not cured within 30 days.

    In the event of termination of the merger agreement by Players or Jackpot as provided above, the merger agreement will become void, and, except as set forth below or in the event of a willful breach of the merger agreement, there will be no liability or obligation on the part of Players, Jackpot, JEI

Merger Corp. or their respective officers, directors, stockholders or affiliates as a result of termination. The confidentiality agreements signed by Jackpot and Players prior to entering into the merger agreement and the termination provisions described below will remain in full force and effect and survive any termination of the merger agreement.

    TERMINATION FEES PAYABLE BY PLAYERS

    Players will pay Jackpot a termination fee of $13.5 million upon termination of the merger agreement in any of the following circumstances:

    - termination by either Jackpot or Players because the Players stockholders fail to approve the merger and if a proposal for a merger or similar transaction with a third party involving Players has been publicly announced prior to the Players stockholders meeting and is pending at the time of the meeting;

    - termination by Jackpot if the Players board of directors has either (i) withdrawn or modified its merger recommendation, (ii) failed to reconfirm its recommendation at the request of the Jackpot board, (iii) recommends an alternative transaction to the Players stockholders; or

    - termination by Players if, prior to the Players stockholders meeting, the Players board, after consultation with its financial and legal advisors, has recommended a merger or similar transaction with another entity that is superior to the merger with Jackpot.

    Players will pay Jackpot a termination fee of $3 million and reimburse Jackpot for certain expenses incurred in connection with the transaction as described below under "Reimbursement of Expenses", in the event of termination of the merger agreement by either Players or Jackpot because of Players' failure to receive stockholder approval of the merger, other than in the circumstances described above requiring payment of the $13.5 million fee.

    TERMINATION FEE PAYABLE BY JACKPOT

    Jackpot will pay Players a termination fee of $3 million if either of the following occurs:

    - termination of the merger agreement by either Players or Jackpot because Jackpot's stockholders fail to approve the issuance of Jackpot stock in the merger; or

    - termination of the merger agreement by either Jackpot or Players because the merger was not consummated by September 30, 1999 (or December 31, 1999, if extended) and the reason the merger is not consummated is because of Jackpot's failure to obtain financing sufficient to complete the merger.

    REIMBURSEMENT OF EXPENSES

    Players will reimburse Jackpot all fees and expenses incurred in connection with the merger up to an amount equal to $1 million, plus one-half of all fees incurred by Jackpot in connection with obtaining financing for the transaction which were approved by Players in advance, upon the occurrence of any of the following events:

    - termination of the merger agreement by either Players or Jackpot because the Players stockholders fail to approve the merger;

    - termination of the merger agreement by Jackpot upon breach of any material representation, warranty, covenant or agreement on the part of Players which, if curable, is not cured within 30 days; or

    - termination of the merger agreement by either Players or Jackpot because the merger was not consummated by September 30, 1999 (or December 31, 1999, if extended) and all governmental approvals were not obtained due to facts or circumstances relating to Players, its employees or operations.

    Jackpot will reimburse Players all fees and expenses incurred in connection with the merger up to an amount equal to $1 million upon the occurrence of any of the following events:

    - termination of the merger agreement by either Players or Jackpot because the Jackpot stockholders fail to approve the issuance of shares in connection with the merger;

    - termination of the merger agreement by Players upon a breach of any material representation, warranty, covenant or agreement on the part of Jackpot which, if curable, is not cured within 30 days;

    - termination of the merger agreement by either Players or Jackpot because the merger was not consummated by September 30, 1999 (or December 31, 1999, if extended) and all governmental approvals were not obtained due to facts or circumstances relating to Jackpot, its employees or operations; or

    - termination of the merger agreement by either Players or Jackpot because the merger was not consummated by September 30, 1999 (or December 31, 1999, if extended) and the reason the merger is not consummated is because of Jackpot's failure to obtain financing sufficient to complete the merger.

    In addition, in the event of termination of the agreement in circumstances that would not entitle Jackpot to a termination fee or reimbursement of expenses, Jackpot will be required to reimburse Players for any expenses incurred in connection with the tender offer for Players' 10 7/8% senior notes, if Jackpot requests that such tender offer be commenced.

    Except as set forth above, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring the expenses.

AMENDMENT AND WAIVER

    The merger agreement may be amended by Jackpot and Players by their respective boards of directors at any time before or after approval of the merger by the Players stockholders and approval by the Jackpot stockholders of the issuance of Jackpot shares in the merger. However, certain amendments may by law require further stockholder approval. Amendments must be in a written document signed by each of the parties.

    At any time prior to the closing of the merger, Jackpot and Players may:

    - extend the time for performing any of the obligations or other acts of the other parties;

    - waive any inaccuracies in the representations and warranties in the merger agreement or in any of the other documents for the merger; and

    - waive compliance with any of the agreements or conditions contained in any of the documents relating to the merger.

    The above actions must be properly approved or authorized by the respective boards of directors of Jackpot and Players and must be in writing.

       REGULATORY APPROVALS OF GAMING AUTHORITIES REQUIRED FOR THE MERGER

    ILLINOIS

    Illinois gaming laws and regulations require the prior approval of the Illinois Gaming Board of the proposed transfer of the ownership of Players to Jackpot as contemplated by the merger. In determining whether to approve the transfer, the Illinois Gaming Board will consider the suitability or qualification and financial stability of Jackpot, its directors, officers, significant stockholders and other key persons, after conducting a thorough background investigation. In addition, the Illinois Gaming Board will evaluate the overall impact the merger would have on the financial, operational and other aspects of the surviving entity. On or about April 9, 1999, Jackpot filed initial applications for findings of suitability. No assurances can be given that the Illinois Gaming Board will approve the merger or as to the timing of any such approval. See "Information About Players--Business; Gaming Regulation."

    LOUISIANA

    Louisiana gaming laws and regulations require that prior to the transfer of an interest in a licensee as contemplated by the merger, the proposed transfer and the proposed transferee must receive the approval of the Louisiana Gaming Control Board. In determining whether to approve the transfer, the Louisiana Gaming Control Board will consider the suitability or qualification and financial stability of Jackpot, its directors, officers, significant stockholders and other key persons, after conducting a thorough background investigation. On March 26, 1999, Players filed petitions seeking Louisiana Gaming Control Board approval of the merger. On or about April 9, 1999, Jackpot filed initial applications for findings of suitability. No assurances can be given that the Louisiana Gaming Control Board will approve the merger or as to the timing of any such approval. See "Information About Players--Business; Gaming Regulation."

    MISSOURI

    Missouri gaming laws and regulations require that prior to the transfer of an interest in and change of control of a licensee as contemplated by the merger, the proposed transfer and the proposed transferee must receive the approval of the Missouri Gaming Commission. In determining whether to approve the transfer, the Missouri Gaming Commission will consider the suitability or qualification and financial stability of Jackpot, its directors, officers, significant shareholders and other key persons. In addition, the Missouri Gaming Commission will consider the effect of the contemplated transaction on the surviving entity and its operations post-acquisition. Generally, prior to making determinations of suitability and qualification necessary for the approval of the transfer and the transferee, the Missouri gaming laws require the submission of (1) all required application forms, (2) all documents evidencing the proposed transfer and all documents related thereto, (3) any other documents, applications, forms, investigations and interviews the Missouri Gaming Commission may deem necessary for a full and complete evaluation of the proposed transferee's qualifications to conduct the gaming business and its suitability to hold an interest in a licensee under the Missouri Riverboat Gaming Act, and
(4) a petition requesting transfer of an interest in and change of control of the licensee. The Missouri Gaming Commission will conduct a thorough investigation prior to determining whether to approve the transfer and transferee and will not determine the application until after the merger is approved by the stockholders of Jackpot and Players. On or about April 9, 1999, Jackpot filed initial applications for findings of suitability. No assurances can be given that the Missouri Gaming Commission will approve the merger or the timing of any such approval. See "Information About Players--Business; Gaming Regulation."

    KENTUCKY

    To operate Bluegrass Downs following the consummation of the merger, Jackpot must obtain a license to operate the racetrack from the Kentucky Racing Commission. In May, 1999, Jackpot filed an application with the Kentucky Racing Commission for pre-approval to be owner of Bluegrass Downs. Players anticipates that the Kentucky Racing Commission will schedule a hearing for pre-approval of the license application in late May or June, 1999. In addition, Jackpot must provide evidence to the Kentucky Racing Commission that the merger has been consummated, and that Players has become a subsidiary of Jackpot, before the Kentucky Racing Commission will approve the change in ownership. No assurances can be given that the Kentucky Racing Commission will approve the change in ownership to Jackpot. See "Information About Players--Business; Gaming Regulation."

    NEVADA

    Changes in control of a corporation which operates casinos and gaming machine routes in Nevada, whether through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of such corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control. Jackpot believes that the proposed merger with Players does not constitute a change of control as defined by Nevada gaming law and has sought an administrative determination from the Nevada Board to such effect. If it is determined that a change of control of Jackpot will, in fact, occur under the provisions of Nevada law, applications for such approval will have to be filed with the Nevada Board and Nevada Commission, and their approvals of the transactions will have to additionally be obtained. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transactions.

    A corporation which operates casinos and gaming machine routes in Nevada may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. Jackpot believes that the registration of its shares of common stock to be issued through the merger with Players, as well as the registered portion of the financings to be undertaken, if any, do not require the prior approval of the Nevada Commission because none of the gaming facilities of Players are located in Nevada.

    Any person who is licensed, required to be licensed, registered or required to be registered in Nevada, or is under common control with any such person, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of that person's participation in such foreign gaming. All of Players' gaming operations are considered to be involvement in "foreign gaming" for these purposes. Jackpot has funded the required deposit with the Nevada Board. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Gaming Control Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

                           INFORMATION ABOUT JACKPOT

BUSINESS

    Jackpot is one of the largest gaming machine route operators in Nevada, operating, as of March 31, 1999, 4,093 gaming machines at 418 locations throughout Nevada. Gaming machine route operations include the operation of machines at retail stores, bars and restaurants. Jackpot also operates two casinos in Nevada, with a total of 187 gaming machines. For the fiscal year ended June 30, 1998, 97% of Jackpot's total revenues were derived from its gaming machine route operations and 3% were derived from its casino operations. Jackpot's gaming machine route operations frequently experience seasonal fluctuations; gaming play is generally greater in the second and fourth quarters of the fiscal year.

    GAMING MACHINE ROUTE OPERATIONS

    The gaming machine route operations involve the installation, operation and service of gaming machines owned by Jackpot in licensed, leased or subleased space in retail stores, such as supermarkets, drug stores, merchandise stores and convenience stores, bars and restaurants throughout Nevada. With respect to retail stores, Jackpot generally licenses, leases or subleases space in stores which are part of a chain of stores and installs gaming machines and a service center near the store's entrance, where customer traffic is greatest. The number of gaming machines per store is determined by licensing limitations, available space and license, lease or sublease negotiations.

    In fiscal 1998, approximately 84% of Jackpot's gaming machine route operations revenues were generated by southern Nevada operations and approximately 16% by northern Nevada operations. Jackpot believes that it has a substantial market share of gaming machine operations in supermarkets, drug stores and merchandise stores in Nevada, and that its customers are primarily local Nevada residents.

    As of March 31, 1999, of the 418 locations in Jackpot's gaming machine route business, 119 of the locations contained 15 gaming machines, 36 of the locations contained more than 15 machines and 263 of the locations contained fewer than 15 machines. Service centers are operated at retail store locations with generally 15 gaming machines or more during all store business hours by Jackpot employees who provide coin, currency and other services to players of the gaming machines. On a regular basis, money is removed from the gaming machines and the service center is replenished with coin and currency.

    Gaming machines are routinely serviced, repaired, and maintained by mechanics employed by Jackpot. Jackpot believes that its gaming machines and associated equipment are well-maintained, adequately insured, and in good working condition.

    The following table sets forth historical data showing the changes to the number of machines and locations in Jackpot's gaming machine route operations through March 31, 1999:

                                                                                                JUNE 30,
                                                              MARCH 31,   -----------------------------------------------------
                                                                1999        1998       1997       1996       1995       1994
                                                             -----------  ---------  ---------  ---------  ---------  ---------
NUMBER OF MACHINES ON LOCATION.............................       4,093       4,097      4,075      4,211      4,284      4,072
NUMBER OF LOCATIONS........................................         418         412        419        439        452        434

    Jackpot's gaming machine location agreements generally are in the form of written license, lease, sublease or revenue sharing contracts. These contracts generally give Jackpot the exclusive right to install gaming machines at these locations. These license, lease and sublease agreements accounted for approximately 75% of total gaming machine route operations revenues in fiscal 1998. The contracts require Jackpot to pay fixed monthly fees based upon the amount of space used and/or the number of gaming machines placed at the location. The remainder of the location agreements provide for the payment of a rental fee to the location owner or a revenue sharing arrangement based upon a percentage of the revenues generated by Jackpot's gaming machines at the location in question. Location owners are not permitted to receive gaming machine revenues (lease or otherwise) based upon a percentage of revenues unless they are licensed by the Nevada Commission. Renewal or extension of these agreements at existing locations generally results in increased monthly fees. Jackpot's licenses, leases and subleases have a wide range of terms and maturities, with expiration dates, including option periods, extending from 1999 to 2010.

    Prior to negotiating licenses, leases and subleases and installing machines, Jackpot performs a study of market potential, customer base, and comparative route locations in order to determine the appropriate type and denominations of gaming machines to be installed in each new location. This evaluation is ongoing at all locations and machine mix changes are made in an attempt to maximize the operating performance of each location.

    A significant amount of Jackpot's gaming machine route operations are located at retail stores which are part of a group of affiliated store chains. Gaming machine route operations from two groups of affiliated store chains for the fiscal years ended June 30, 1998, 1997 and 1996 each accounted for more than 10% of our total revenues in those fiscal years. The largest five store chains, Albertson's, Inc., American Drug Stores, Inc., Kmart Corporation, Lucky Stores, Inc. and Rite Aid Corporation, accounted for approximately 64% of Jackpot's total revenues in fiscal 1998. Agreements with these five customers have expiration dates ranging from 2003 to 2010. These agreements provide Jackpot with the continued right to operate gaming machines at certain existing locations and future locations in Nevada, if any, of such customers. The loss or non-renewal of any of these leases could have a material adverse effect on Jackpot's future results of operations.

    In August, 1998, Albertson's, Inc. and American Stores Company (the parent company of Lucky Stores, Inc. and American Drug Stores, Inc.) announced that they had entered into a definitive merger agreement. This transaction is expected to close in calendar 1999, subject to various approvals. Route operations revenues generated at the locations of the combined entities represent a significant portion of Jackpot's total revenues, and if such transaction had occurred at the beginning of fiscal 1998, such revenues would have accounted for approximately 55% of Jackpot's total revenues in fiscal 1998. If the merger of these two retail chains is completed, a consolidation or disposition of selected locations may occur which could affect Jackpot's revenues.

    Most of Jackpot's licenses, leases and subleases with major retail chains cover a number of specified stores in Nevada and usually provide it with an option to install gaming machines at any new stores of the retail chain opened in Nevada. All of these licenses, leases and subleases require Jackpot to pay all installation, maintenance and insurance expenses and all taxes in connection with Jackpot's operations at the location. Some of these agreements provide fixed periodic increases in monthly fees during the term of the contract. Generally, Jackpot's license, lease and sublease agreements permit the store operator to terminate the relationship in the event that Jackpot fails to pay the required rental or license fees under such license, lease or sublease or in the event that Jackpot defaults in the performance of any of its other obligations, provided the store operator has served Jackpot with a notice to cure the default within periods of between 10 and 30 days. These agreements generally also provide that if the store operator terminates Jackpot's business at a location, the license, lease or sublease is automatically terminated as to that location. Jackpot does not believe that it is in default under any of its present licenses, leases or subleases.

    When Jackpot renews or extends its agreements with major retail chains, it is generally subject to increased monthly fees. In 1997, Jackpot entered into agreements for long-term contract extensions, which became effective July 1, 1997, with four of its largest retail chain store customers, although two were not due to expire at that time. A very competitive pricing environment caused Jackpot to offer significant increases in location rent over the existing agreements. While fiscal 1998 was adversely affected by the loss of Warehouse Markets, Inc., a significant customer that was not willing to agree to terms sought for a contract extension, and by significant increases in location rent, these effects were principally offset by increases in revenues generated at existing and new route operations locations.

    In September, 1998, Jackpot entered into an agreement for a long-term contract extension with one of its largest retail store customers. The new agreement, which will become effective July 1, 1999, provides for a rent expense that will increase significantly over the previous agreement. This increase could materially adversely affect Jackpot's results of operations for the year ending June 30, 2000. Excluding this long-term extension, license, 41 lease and sublease agreements representing approximately 4% of fiscal 1998 route operations revenues have terms expiring during fiscal 1999.

    CASINO OPERATIONS

    On August 13, 1996, Jackpot's board of directors approved a plan to dispose of The Owl Club and Highway 93 Casino, the two casinos it operates in Nevada. This decision was reached after considering that these casino operations generated unacceptably low returns on capital, possessed limited growth prospects and commanded a disproportionately high amount of management time. Although Jackpot continues to market these two casinos for sale, to date, Jackpot has no agreement to sell either of those casinos and does not know when it will be able to dispose of either of them. No assurance can be given that such disposals will occur.

    The Owl Club, as of June 30, 1998, operated 93 gaming machines and two table games in Battle Mountain, Nevada. The Owl Club also has a restaurant operation and an eighteen room motel. Jackpot owns the land and buildings used in the Owl Club's casino and motel operations.

    Jackpot manages the casino operations of the Highway 93 Casino in Jackpot, Nevada under a month to month space lease agreement. As of June 30, 1998, Jackpot operated 94 gaming machines in approximately 2,600 square feet of casino space. The Highway 93 Casino attracts hotel guests, local residents and tourists, primarily from the Idaho market.

    SUPPLIERS

    Jackpot purchases a variety of models and styles of gaming machines primarily from one manufacturer, International Game Technology, or IGT. Although it purchased approximately 98% of its gaming machines from IGT in fiscal 1998, Jackpot does not believe it is dependent upon IGT for future purchases. Jackpot does not have a contractual commitment for future purchases with IGT, or any other manufacturer.

    EMPLOYEES

    As of June 30, 1998, Jackpot employed approximately 850 persons, most of whom are non-management personnel. None of Jackpot's employees are covered by a collective bargaining agreement and Jackpot believes that its employee relations are satisfactory.

    COMPETITION

    Gaming machines and gaming of all types are available in Nevada in casinos, as well as in locations similar to Jackpot's. All of these gaming machines compete directly or indirectly with Jackpot. Jackpot is subject to substantial direct competition for the operation of gaming machines in approved locations from numerous small gaming machine route operators and some large operators, located principally in Las Vegas and Reno and their surrounding areas. Management believes at least one of these competitors has more gaming machines or locations than Jackpot. In addition, certain competitors manufacture gaming machines. The principal methods of competition for gaming machine locations are the lease, sublease, license or revenue sharing terms, the service provided by the route operator and the experience, reputation and financial strength of the route operator.

    In recent years, Jackpot has faced increased competition in gaming machine route operations, and as certain of its licenses, leases and subleases have begun to expire, has faced strong competition from other route operators who have attempted to capture locations, in some cases successfully, by offering more favorable terms to retail store owners. As a result of this competition, along with Jackpot's continual evaluation of leases and adherence to management's pricing guidelines, revenues generated from route operations, involving revenue sharing contracts have decreased since fiscal 1995.

RECENT DEVELOPMENTS

    In February, 1999, Jackpot entered into a merger agreement with CRC Holdings, Inc, d/b/a Carnival Resorts & Casinos that would have provided for the acquisition of CRC by Jackpot in exchange for the issuance of a combination of Jackpot common stock and subordinated promissory notes. CRC manages two casino properties, one in Baton Rouge Louisiana and one in Ontario, Canada, and also owns a 59% ownership interest in the company which owns the Baton Rouge casino. On April 15, 1999, the merger agreement was terminated by mutual agreement of Jackpot and CRC as a result of CRC's inability to obtain the consent of one of the owners of the casino in Ontario to the assignment to Jackpot of the management agreement relating to that casino.

    On May 4, 1999 Jackpot reported that basic and diluted earnings per share for the three months ended March 31, 1999 remained constant at $.21 per share compared to the prior year quarter, while net income decreased slightly, from $1.9 million to $1.8 million. Net income and diluted earnings per share for the nine months ended March 31, 1999 were $4.3 million and $.50 per share, respectively, compared to $5.4 million and $.59 per share for the prior year period. Total revenues for the three and nine months ended March 31, 1999 increased to $24.6 million and $70.5 million, respectively, from $23.4 million and $69.6 million. During the nine months ended March 31, 1999, cash and short-term investments, at fair value, increased $4.0 million, from $50.3 million at June 30, 1998 to $54.3 million at March 31, 1999.

REGULATION AND LICENSING REQUIREMENTS

    The ownership and operation of casino gaming facilities and gaming routes in Nevada are subject to: (1) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (2) various local regulations. Jackpot's gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Board and local regulatory authorities. The Nevada Commission, the Nevada Board and the local regulatory authorities are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

    - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

    - the establishment and maintenance of responsible accounting practices and procedures;

    - the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

    - the prevention of cheating and fraudulent practices; and

    - to provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Jackpot's gaming operations.

    Corporations that operate casinos and gaming machine routes in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. Jackpot is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and, as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. Jackpot has been found suitable by the Nevada Commission to own the stock of Cardivan Company, Corral Coin, Inc., Corral Country Coin, Inc. and Corral United, Inc. (the "Route Subsidiaries") and Jackpot Gaming, Inc. Jackpot Gaming, Inc. is registered as a holding corporation and is approved by the Nevada Gaming Authorities to own the stock of Jackpot Owl, Inc. and Highway 93 Casino, Inc. (the "Casino Subsidiaries"). Cardivan Company is also licensed by the Nevada Commission as a manufacturer and distributor of gaming devices. No person may become a stockholder of, or receive any percentage of profits from, the Route Subsidiaries, Jackpot Gaming, Inc., or the Casino Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Jackpot, its Route Subsidiaries, Jackpot Gaming, Inc. and the Casino Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation or any of its subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, and certain key employees of the Route Subsidiaries and the Casino Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or be found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Jackpot who are actively and directly involved in gaming activities of Jackpot or its subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with a Registered Corporation or any of its subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require a Registered Corporation and its subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    Jackpot, Jackpot Gaming, Inc., the Route Subsidiaries and the Casino Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Jackpot and its subsidiaries must be reported to, or approved by, the Nevada Commission.

    If it were determined that the Nevada Act was violated by Jackpot or any of its subsidiaries, the gaming licenses and approvals they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Jackpot, the subsidiary involved, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Jackpot's Nevada gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of Jackpot's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Jackpot's gaming operations.

    Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of a Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after requests, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. A Registered Corporation is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Registered Corporation or any of its subsidiaries, the Registered Corporation
(i) pays that person any dividend or interest upon voting securities of the Registered Corporation, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,
(iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
(ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or
(iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    A Registered Corporation is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. A Registered Corporation is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has required that Jackpot's stock certificates bear a legend indicating that the securities are subject to the Nevada Act.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation may make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending upon the type of gaming or activity involved, are payable to the State of Nevada and to the local jurisdictions. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon any of: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

    The sale of alcoholic beverages at Jackpot's casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of Jackpot's casinos.

    FEDERAL REGULATION

    The Federal Gambling Devices Act of 1962 (the "Federal Act") makes it unlawful, in general, for a person to manufacture, deliver, or receive gaming machines, gaming machine type devices, and components thereof across interstate lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. Jackpot's subsidiaries have so registered and must renew their registration annually. In addition, various record keeping and equipment identification requirements are imposed by the Federal Act. Violation of the Federal Act may result in seizure and forfeiture of equipment, as well as other penalties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    RESULTS OF OPERATIONS FOR THREE AND SIX MONTHS ENDED DECEMBER 31, 1998 AND
     1997

    Revenues:

    Total revenues for the three months ended December 31, 1998 increased $.1 million, from $23.6 million for the three months ended December 31, 1997 to $23.7 million for the 1998 three months, while total revenues for the six months ended December 31, 1998 decreased $.3 million, from $46.3 million for the six months ended December 31, 1997 to $46.0 million for the 1998 six months. The increase in total revenues of $.1 million for the 1998 three months was the net result of an increase of $.3 million (from $22.9 million for the 1997 three months to $23.2 million for the 1998 three months) in gaming machine route operations revenues and a decrease of $.2 million (from $.7 million for the 1997 three months to $.5 million for the 1998 three months) in casino operations revenues. The decrease in total revenues of $.3 million for the 1998 six months was the net result of an increase of $.1 million (from $44.9 million for the 1997 six months to $45.0 million for the 1998 six months) in route operations revenues and a decrease of $.4 million (from $1.4 million for the 1997 six months to $1.0 million for the 1998 six months) in casino operations revenues.

    The increases in route operations revenues for the 1998 three months and 1998 six months of $.3 million and $.1 million, respectively, resulted from a combination of additional revenues generated from new locations, net of lost revenues from terminated locations and decreases in revenues at existing locations. New locations generated revenues of $1.2 million and $2.3 million, while revenues at existing locations decreased $.2 million and $.6 million for the 1998 three months and 1998 six months, respectively. Terminated locations had generated revenues of $.7 million and $1.6 million for the 1997 three months and 1997 six months, respectively.

    Route operations revenues attributable to fixed payment leases and revenue sharing contracts for the three and six months ended December 31, 1998 and 1997 are summarized below (dollars in thousands):

                                                                    THREE MONTHS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                                  1998                            1997
                                                     ------------------------------  ------------------------------
                                                                 PERCENT OF ROUTE                PERCENT OF ROUTE
                                                      AMOUNT    OPERATIONS REVENUES   AMOUNT    OPERATIONS REVENUES
                                                     ---------  -------------------  ---------  -------------------
Route operations:
  Fixed payment leases.............................  $  17,629            75.8%      $  16,939            73.8%
  Revenue sharing contracts........................      5,627            24.2           6,010            26.2
                                                     ---------           -----       ---------           -----
    Totals.........................................  $  23,256           100.0%      $  22,949           100.0%
                                                     ---------           -----       ---------           -----
                                                     ---------           -----       ---------           -----

                                                                     SIX MONTHS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                                  1998                            1997
                                                     ------------------------------  ------------------------------
                                                                 PERCENT OF ROUTE                PERCENT OF ROUTE
                                                      AMOUNT    OPERATIONS REVENUES   AMOUNT    OPERATIONS REVENUES
                                                     ---------  -------------------  ---------  -------------------
Route operations:
  Fixed payment leases.............................  $  33,939            75.5%      $  33,383            74.4%
  Revenue sharing contracts........................     11,002            24.5          11,484            25.6
                                                     ---------           -----       ---------           -----
    Totals.........................................  $  44,941           100.0%      $  44,867           100.0%
                                                     ---------           -----       ---------           -----
                                                     ---------           -----       ---------           -----

    Costs and expenses:

    Route operations expenses for the 1998 three months and 1998 six months increased $.8 million (from $18.6 million for the 1997 three months to $19.4 million for the 1998 three months) and

$.9 million (from $36.9 million for the 1997 six months to $37.8 million for the 1998 six months) and, as a percentage of route operations revenues, increased to 83.4% and 84.1% for the 1998 three months and 1998 six months, respectively, from 81.1% and 82.2% for the 1997 three months and 1997 six months, respectively. The increase in route operations expenses of $.8 million for the 1998 three months resulted primarily from a combination of an increase of $.5 million in location rent, which consisted principally of location rent for new locations of existing chain store customers, and from increases in payroll costs and other route operations expenses of $.1 million and $.2 million, respectively. The increase in route operations expenses of $.9 million for the 1998 six months resulted primarily from an increase in location rent for new locations of existing chain store customers.

    With respect to location rent, which is the single largest route operations expense, Jackpot entered into an agreement for a long-term extension with one of its largest retail chain store customers in September, 1998. Pursuant to the terms of the new agreement, which will become effective July 1, 1999, rent expense will increase significantly over the previous agreement. Such increase could adversely affect Jackpot's results of operations for the year ending June 30, 2000.

    Amortization expense for the 1998 three months and 1998 six months, compared to the 1997 three months and 1997 six months, remained constant at $.3 million and $.6 million, respectively, while depreciation expense for the 1998 three months and 1998 six months increased $.2 million (from $.9 million for the 1997 three months to $1.1 million for the 1998 three months) and $.3 million (from $1.8 million for the 1997 six months to $2.1 million for the 1998 six months). The increase in depreciation expense for the 1998 three months and the 1998 six months was principally attributable to new gaming machines purchased during the year ended June 30, 1998.

    General and administrative expense in each of the 1998 three months and 1998 six months decreased $.1 million, from $1.0 million for the 1997 three months to $.9 million for the 1998 three months, and from $1.9 million for the 1997 six months to $1.8 million for the 1998 six months.

    Other income:

    Other income for the 1998 three months and 1998 six months decreased $.1 million (from $.5 million for the 1997 three months to $.4 million for the 1998 three months) and $.3 million (from $1.0 million for the 1997 six months to $.7 million for the 1998 six months). Such decreases resulted primarily from reductions in other income earned from nonrecurring transactions.

    Federal income tax:

    The effective tax rate for the 1998 three months and 1998 six months was 28%. Such rate, which approximated the effective tax rate for the 1997 three months and 1997 six months, was lower than the Federal statutory rate of 35% primarily because of the tax benefits realized from tax-exempt interest income.

    General:

    Operating income for the 1998 three months and 1998 six months decreased $.6 million (from $2.2 million for the 1997 three months to $1.6 million for the 1998 three months) and $1.0 million (from $3.7 million for the 1997 six months to $2.7 million for the 1998 six months). The decreases in operating income resulted from the combination of decreases in the route operations operating margin of $.5 million and $.8 million, respectively, increases in depreciation expense of $.2 million and $.3 million, respectively, mentioned above, and a decrease in all other operating expenses of $.1 million in each of the 1998 three months and 1998 six months.

    The declines in the route operations operating margin of $.5 million (from $4.3 million for the 1997 six months to $3.8 million for the 1998 six months) and $.8 million (from $8.0 million for the 1997 six months to $7.2 million for the 1998 six months) were due principally to the decreases in route operations revenues at existing locations previously described, and to the operating results of new locations.

    Principally as a result of a highly competitive environment, which management believes Jackpot will continue to face during the remainder of fiscal 1999, net income and earnings per share declined in the 1998 three months and 1998 six months compared to the 1997 three months and 1997 six months. Net income decreased $.5 million (from $1.9 million for the 1997 three months to $1.4 million for the 1998 three months) and $1.0 million (from $3.5 million for the 1997 six months to $2.5 million for the 1998 six months). Basic and diluted earnings per share for the 1998 three months and 1998 six months were $.16 and $.29, respectively, versus $.21 and $.38 per share for the 1997 three months and 1997 six months.

    RESULTS OF OPERATIONS FOR YEARS ENDED JUNE 30, 1998, 1997 AND 1996

    The table below presents the changes in comparative financial data from 1996 to 1998 (dollars in thousands):

                                                                         YEARS ENDED JUNE 30,
                                   ------------------------------------------------------------------------------------------------
                                                  1998                                 1997
                                   -----------------------------------  -----------------------------------           1996
                                                             PERCENT                              PERCENT    ----------------------
                                              PERCENT OF    INCREASE               PERCENT OF    INCREASE               PERCENT OF
                                    AMOUNT     REVENUES    (DECREASE)    AMOUNT     REVENUES    (DECREASE)    AMOUNT     REVENUES
                                   ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
Revenues:
  Route operations...............  $  90,331        97.1%         1.6%  $  88,895        96.7%         6.4%  $  83,533        91.7%
  Casino operation...............      2,682         2.9        (10.9)      3,009         3.3        (60.3)      7,575         8.3
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
    Totals.......................     93,013       100.0          1.2      91,904       100.0           .9      91,108       100.0
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
Costs and expenses:
  Route operations...............     73,927        79.5          5.8      69,905        76.0          8.4      64,460        70.8
  Casino operations..............      2,499         2.7        (11.9)      2,835         3.1        (57.4)      6,661         7.3
  Amortization...................      1,141         1.2        (34.0)      1,728         1.9        (21.4)      2,199         2.4
  Depreciation...................      3,740         4.0          8.1       3,461         3.8        (19.2)      4,284         4.7
General and administrative.......      3,743         4.0         (9.9)      4,153         4.5          (.2)      4,163         4.5
Loss from write-down and sale of
  casino properties..............         --          --           --          --          --           --       2,247         2.5
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
    Totals.......................     85,050        91.4          3.6      82,082        89.3         (2.3)     84,014        92.2
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
Operating income.................      7,963         8.6        (18.9)      9,822        10.7         38.5       7,094         7.8
Other income, net................      1,918         2.0         24.1       1,546         1.6          2.0       1,516         1.7
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
Income before income tax.........      9,881        10.6        (13.1)     11,368        12.3         32.0       8,610         9.5
Provision for income tax.........      2,668         2.8        (24.3)      3,524         3.8         27.9       2,755         3.1
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
Net income.......................  $   7,213         7.8%        (8.0)% $   7,844         8.5%        34.0%  $   5,855         6.4%
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----
                                   ---------       -----        -----   ---------       -----        -----   ---------       -----

    Route operations revenues attributable to fixed payment leases and revenue sharing contracts for 1998, 1997 and 1996 are summarized below (dollars in thousands):

                                                    1998                          1997                          1996
                                        ----------------------------  ----------------------------  ----------------------------
                                                      PERCENT OF                    PERCENT OF                    PERCENT OF
                                                   ROUTE OPERATIONS              ROUTE OPERATIONS              ROUTE OPERATIONS
                                         AMOUNT        REVENUES        AMOUNT        REVENUES        AMOUNT        REVENUES
                                        ---------  -----------------  ---------  -----------------  ---------  -----------------
Route operations:
  Fixed payment leases................  $  67,380           74.6%     $  60,106           67.6%     $  53,258           63.8%
  Revenue sharing contracts...........     22,951           25.4         28,789           32.4         30,275           36.2
                                        ---------          -----      ---------          -----      ---------          -----
    Totals............................  $  90,331          100.0%     $  88,895          100.0%     $  83,533          100.0%
                                        ---------          -----      ---------          -----      ---------          -----
                                        ---------          -----      ---------          -----      ---------          -----

    The decrease in route operations revenues attributable to revenue sharing contracts of $5.8 million (from $28.8 million in 1997 to $23.0 million in 1998) was principally due to the loss of Warehouse Markets, Inc. on June 30, 1997.

    1998 COMPARED TO 1997

    Revenues:

    Total revenues increased $1.1 million, from $91.9 million in 1997 to $93.0 million in 1998. The increase in total revenues of $1.1 million was the net result of an increase of $1.4 million from $88.9 million in 1997 to $90.3 million in 1998 in route operations revenues and a decrease of $.3 million (from $3.0 million in 1997 to $2.7 million in 1998) in casino operations revenues.

    The increase in route operations revenues of $1.4 million resulted from a combination of additional revenues generated from new and existing locations, net of lost revenues from terminated locations. In 1998, new and existing locations generated additional revenues of $5.7 million and $6.0 million, respectively, while terminated locations generated revenues of $10.3 million in 1997. The loss of revenues generated at terminated locations was primarily due to the expiration of Jackpot's right to operate at the locations of Warehouse Markets, Inc., as previously described, on June 30, 1997. In 1997, Jackpot generated approximately 6% of its total revenues and a significant amount of operating income from operations at such customer's locations.

    Costs and expenses:

    Route operations expenses increased $4.0 million, from $69.9 million in 1997 to $73.9 million in 1998 and, as a percentage of route operations revenues, increased to 81.8% in 1998 from 78.6% in 1997. Such increases were principally attributable to an increase in location rent. As previously mentioned, Jackpot entered into agreements for long-term extensions with four of its largest retail chain store customers during 1997. A very competitive pricing environment caused Jackpot to offer significant increases in location rent, which is the single largest route operations expense, over the existing agreements. Such extensions became effective July 1, 1997.

    The increase in route operations expenses of $4.0 million resulted primarily from a combination of an increase of $7.6 million in location rent for locations of existing chain store customers, which was related to the four chain store renewals described above, an increase of $2.4 million in location rent for new locations of existing chain store customers, net of decreases in location rent for lost chain store customers and other route operations expenses of $3.8 million and $2.2 million, respectively.

    Amortization expense decreased $.6 million, from $1.7 million in 1997 to $1.1 million in 1998. The decrease in amortization expense was primarily attributable to reductions in amortization expense related to lease acquisition costs.

    Depreciation expense increased $.2 million, from $3.5 million in 1997 to $3.7 million in 1998. The increase in depreciation expense was principally attributable to new gaming machines purchased during 1998.
    General and administrative expense decreased $.4 million, from $4.1 million in 1997 to $3.7 million in 1998. The decrease in general and administrative expense was principally due to cost reductions in professional services and acquisition related activities.

    Other income (expense):

    Other income (expense) increased $.4 million, from $1.5 million in 1997 to $1.9 million in 1998. The increase in other income was primarily due to the increase in interest income earned from cash equivalents and to the receipt of approximately $.1 million for liquidated damages from the potential purchaser of Jackpot's remaining two casinos. Jackpot received such amount as a result of the potential purchaser's withdrawal of his gaming application with the Nevada Gaming Authorities.

    Federal income tax:

    The effective tax rate in 1998 was 27%, which was lower than the 31% rate in 1997 primarily because of the increase in the tax benefit from tax-exempt interest income.

    General:

    Operating income decreased $1.8 million, from $9.8 million in 1997 to $8.0 million in 1998. The decrease in operating income in 1998 resulted primarily from a decrease in the route operations operating margin of $2.6 million and an increase in depreciation expense of $.2 million, offset partially by a decrease in amortization and general and administrative expenses of $1.0 million. The decrease in the route operations operating margin of $2.6 million (from $19.0 million in 1997 to $16.4 million in 1998) was principally due to the increase in location rent expense for existing locations as previously described.

    Net income decreased $.6 million from a record $7.8 million in 1997 to $7.2 million in 1998, and basic earnings per share in 1998 was $.80, versus basic earnings per share in 1997 of $.85 primarily due to the results of the operations described above.

    1997 COMPARED TO 1996

    Revenues:

    Total revenues increased $.8 million, from $91.1 million in 1996 to $91.9 million in 1997. The increase in total revenues of $.8 million was the net result of an increase of $5.4 million (from $83.5 million in 1996 to $88.9 million in 1997) in route operations revenues and a decrease of $4.6 million (from $7.6 million in 1996 to $3.0 million in 1997) in casino operations revenues.

    The increase in route operations revenues of $5.4 million resulted from a combination of additional revenues generated from new and existing locations, net of lost revenues from terminated locations. In 1997, new and existing locations generated additional revenues of $6.3 million and $2.9 million, respectively, while terminated locations generated revenues of $3.8 million in 1996.

    The decrease in casino operations revenues in 1997 of $4.6 million was primarily due to the ceasing of operations at the Debbie Reynolds' Hotel and Casino ("Debbie's Casino"), effective March 31, 1996, and the sale of Jackpot's interest in Jackpot City, Inc. (the "Nugget"), which operated a casino in Reno, Nevada, on June 30, 1996. 1996 includes revenues of $4.3 million generated at these two locations.

    Costs and expenses:

    Route operations expenses increased $5.4 million, from $64.5 million in 1996 to $69.9 million in 1997 and, as a percentage of route operations revenues, increased to 78.6% in 1997 from 77.2% in 1996. The increase of $5.4 million was attributable to increases of $2.9 million in location rent expense, which was principally related to new chain locations, $1.3 million in workers' compensation and group health costs, $.4 million in payroll costs and $.8 million in other route operations expenses. Route operations expenses in 1997 increased as a percentage of route operations revenues primarily because of an increase in location rent, as a percentage of revenues, attributable to revenue sharing contracts and to increases in the costs and expenses described above. In general, the costs associated with revenues generated at new revenue sharing locations have been greater as a percentage of revenues than have the costs associated with the lost revenues.

    Casino operations expenses decreased $3.8 million, from $6.6 million in 1996 to $2.8 million in 1997. With respect to casino operations expenses, 1996 includes $3.8 million of costs and expenses incurred by the Nugget and Jackpot's casino operations at Debbie's Casino.

    Amortization expense decreased $.5 million, from $2.2 million in 1996 to $1.7 million in 1997. The decrease in amortization expense was primarily attributable to reductions in amortization expense related to lease acquisition costs and prior service costs associated with the Jackpot Retirement Plan for Directors. 1997 did not include any amortization expense of prior service costs as all such costs have been fully amortized at June 30, 1996.

    Depreciation expense decreased $.8 million, from $4.3 million in 1996 to $3.5 million in 1997. The decrease in depreciation expense was primarily attributable to gaming machines acquired in connection with the purchase of a gaming machine route business in 1992, which had become fully depreciated in 1996. General and administrative expense in 1997 remained constant at approximately $4.2 million compared to 1996.

    Other income (expense):

    Other income (expense) in 1997, which consists primarily of tax-exempt interest income, remained constant at approximately $1.5 million compared to 1996.

    Federal income tax:

    The effective tax rate in 1997 was approximately 31%, which was slightly lower than the 32% rate in 1996 primarily because of the increase in the tax benefit from tax-exempt interest income in 1997.

    General:

    Operating income increased $2.7 million, from $7.1 million in 1996 to $9.8 million in 1997. Operating income in 1996 includes a charge of approximately $2.2 million, which consists primarily of the write-down of the carrying amount of certain long-lived assets of the Owl Club to fair value. The remainder of the increase in operating income of approximately $.5 million resulted primarily from a decrease in amortization and depreciation expenses of approximately $1.3 million, net of a decrease in the casino operations operating margin of $.7 million. The decrease of $.7 million (from $.9 million in 1996 to $.2 million in 1997) was primarily due to the ceasing of Jackpot's operations at Debbie's Casino and the sale of Jackpot's interest in the Nugget, as previously described.

    Net income increased $2.0 million, from $5.8 million in 1996 to a record $7.8 million in 1997, and basic earnings per share in 1997 was a record $.85, versus basic earnings per share in 1996 of $.63 primarily due to the results of the operations described above.

    CAPITAL RESOURCES AND LIQUIDITY

    Cash Flows:

    Jackpot's principal sources of cash for the six months ended December 31, 1998 consisted of the cash flows from operating activities and its available cash and cash equivalents which, at June 30, 1998, were $50.3 million and at December 31, 1998 were $50.6 million. Net cash provided by operating activities for the 1998 six months was $5.6 million compared to $5.7 million for the six months ended December 31, 1997.

    Net cash used in investing activities for the 1998 six months was $3.6 million, and resulted primarily from payments of $3.4 million for purchases of property and equipment and $.3 million for lease acquisition costs and other intangible and non-current assets.

    Net cash used in financing activities for the 1998 six months was $1.6 million, and resulted from payments for repurchases of common stock of $1.7 million, net of proceeds of $.1 million from the issuance of common stock upon the exercise of stock options.

    Liquidity:

    During the 1998 six months, Jackpot's cash and cash equivalents increased $.3 million primarily as a result of the activities described above, while working capital increased $2.2 million, from $49.2 million at June 30, 1998 to $51.4 million at December 31, 1998.

    On October 29, 1996, Jackpot's Board of Directors authorized management to repurchase up to 500,000 shares of Jackpot's common stock at prevailing market prices. Subsequently, on January 22, 1998, such authorization was increased from 500,000 to 1,000,000 shares. From October 29, 1996 through December 31, 1998, Jackpot repurchased 785,385 shares of common stock at a cost of approximately $8.5 million.

    Management believes Jackpot's working capital and cash provided by operations will be sufficient to enable Jackpot to meet its planned capital expenditures and other cash requirements for the remainder of the year ending June 30, 1999. With respect to planned capital expenditures, management anticipates Jackpot will purchase approximately $4.7 million of property and equipment, exclusive of business acquisitions, if any, in the remainder of fiscal 1999 to be used in existing and currently planned new locations.

    Jackpot continues to explore gaming acquisition opportunities. With respect to the merger agreement, management intends to obtain financing through bank borrowings and long-term debt, and believes the proceeds received from such financings, along with Jackpot's available working capital and cash provided by operations will be sufficient to enable Jackpot to finance this transaction. However, no assurance can be given that Jackpot will obtain the necessary financing or that such transaction will be successfully consummated.

    RECENTLY ISSUED ACCOUNTING STANDARDS:

    In June, 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes additional standards for segment reporting in the financial statements. Management has begun its review of SFAS 131, however it has not made a final determination of the extent of the disclosure required by this statement.

    In June, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for fiscal years beginning after June 15, 1999. SFAS 133 establishes additional accounting and reporting standards for derivative instruments and hedging activities. Presently, Jackpot does not have any derivative instruments, nor does Jackpot participate in hedging activities. Accordingly, SFAS 133 is not expected to have a significant effect on the results of operations or related disclosures.
    In April, 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities". This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged. Upon adoption, this statement will not have a significant effect on Jackpot's results of operations or its financial position.

    YEAR 2000

    In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation is generally referred to as the "Year 2000 Problem". If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

    Jackpot has conducted a comprehensive review of its computer systems and other systems for the purpose of assessing its potential Year 2000 Problem, and is in the process of modifying or replacing those systems which are not Year 2000 compliant. Based upon this review, management believes such systems will be compliant by mid-calendar 1999. However, if modifications are not made or not completed timely, the Year 2000 Problem could have a significant adverse impact on Jackpot's operations.

    In addition, Jackpot has communicated with its major vendors and suppliers to determine their state of readiness relative to the Year 2000 Problem and Jackpot's possible exposure to Year 2000 issues of such third parties. However, there can be no guarantee that the systems of other companies, which Jackpot's systems may rely upon, will be timely converted or representations made to Jackpot by these parties are accurate. As a result, the failure of a major vendor or supplier to adequately address their Year 2000 Problem could have a significant adverse impact on Jackpot's operations.

    Planning for the Year 2000 Problem, including contingency planning, is significantly complete and will be revised, if necessary. All costs related to the Year 2000 Problem are expensed as incurred, while the cost of new hardware is capitalized and depreciated over its expected useful life. The costs associated with Year 2000 compliance have not been and are not anticipated to be material to Jackpot's financial position or results of operations. As of December 31, 1998, Jackpot has incurred costs of approximately $70,000 (primarily for internal labor) related to the system applications and anticipates spending an additional $110,000 to become Year 2000 compliant. The estimated completion date and remaining costs are based upon management's best estimates, as well as third party modification plans and other factors. However, there can be no guarantee that such estimates will occur and actual results could differ.

                           INFORMATION ABOUT PLAYERS

BUSINESS
    Players is a multi-jurisdictional gaming company with operations in Illinois, Louisiana, Missouri and Kentucky. Players operates a cruising riverboat casino in Metropolis, Illinois, two cruising riverboat casinos in Lake Charles, Louisiana, two dockside riverboat casinos in Maryland Heights, Missouri and the Players Bluegrass Downs horse racetrack in Paducah, Kentucky. The Metropolis riverboat, which is the only riverboat operating in southern Illinois, attracts patrons from its target markets in Illinois, Indiana, Kentucky, Missouri and Tennessee. The Lake Charles riverboats serve the Houston, Texas and southwest Louisiana markets. On March 11, 1997, Players and Harrah's Entertainment, Inc. each opened two dockside riverboat casinos and jointly opened a landside hotel and entertainment facility in Maryland Heights, Missouri. The Maryland Heights casino serves the St. Louis, Missouri market.

    Players' marketing and operational strategy is designed to provide its guests with superior customer service and entertainment value for their gaming dollar and focuses on the more profitable, mid-level drive-in customers who live within a 150-mile radius of Players' facilities. Players' sites are conveniently located near frequently traveled interstate highways and have easy access and parking to satisfy the demands of local and frequent visitors. On-site customer service efforts are intended to establish personal relationships with patrons that result in ongoing loyalty to, and repeat patronage of, Players casinos. Players has developed extensive employee training programs designed to improve customer service and better prepare its personnel to communicate with and reward its in-house guests. Player tracking systems record gaming activity and corresponding complimentary expenses in a player database from which each property targets its best players with special offers through cost effective direct mail programs.

    In September, 1996, Players determined to focus its financial resources and core operating competencies on its Metropolis, Illinois and Lake Charles, Louisiana facilities and its Maryland Heights, Missouri dockside casino project. Consistent with this focus, Players subsequently (i) eliminated development efforts in emerging and developing gaming jurisdictions, (ii) sold its unprofitable land-based casino spa and resort in Mesquite, Nevada, (iii) reduced senior management and corporate staff that had concentrated on development activities and (iv) disposed of assets held for future development and assets that were not needed for its core operating focus. Players' capital expenditures since that time have been used to complete and open the Maryland Heights facility in March, 1997, open a new island-themed dining and entertainment barge at the Metropolis facility in December, 1997, and acquire, in January, 1998, a 269-room hotel formerly operated as the Lake Charles Holiday Inn, which is located adjacent to the Lake Charles facility.

    METROPOLIS OPERATIONS

    The Metropolis facility commenced operations on February 23, 1993 and is the only riverboat casino operating in southern Illinois. Players holds one of ten statutorily authorized gaming licenses in Illinois. Under Illinois law, licenses are renewed annually after the first three years of operation. The Metropolis gaming license was conditionally renewed for a one-year period in February, 1999, subject to the outcome of a special investigation. See "-- Gaming Regulation; Illinois Gaming Regulation" below.

    The Metropolis facility offers a four deck historical replica of a paddlewheel riverboat. The riverboat features a fully-equipped Las Vegas style casino that contains approximately 22,000 square feet of gaming space. The casino is equipped with 915 slot machines and 40 table games for a total of approximately 1,025 gaming positions as defined by Illinois regulation. Beginning in June, 1995, Players changed its Metropolis cruising schedule from a three-hour cruise to a two-hour cruise in order to increase patron boarding opportunities.

    The docking site at the Metropolis facility includes a $9.6 million dining and entertainment facility which was added in December, 1997. This 27,000 square foot barge has a tropical theme and offers a 300-seat upgraded buffet facility, a 140-seat fine dining facility, a new entertainment lounge, a queuing and guest services area and a VIP area. The Metropolis facility has approximately 1,400 automobile and bus parking spaces.

    Players also holds a 12.5% limited partnership interest in a joint venture which constructed a 120-room hotel adjacent to the Metropolis facility. The hotel opened in March, 1994. Players is entitled to a discounted rate for a specified number of hotel rooms used for casino guests. Players also leases, under a ten-year agreement, a 350-seat cabaret style theater adjacent to the hotel, which is used for special events and promotions.

    The Metropolis facility is located approximately three miles from U.S. Interstate 24, a major highway through Illinois, Kentucky and Tennessee. Passenger counts are higher during warmer weather (from late spring through early fall) than during the winter months. Players anticipates that this seasonal passenger count trend will continue in the future.

    LAKE CHARLES OPERATIONS

    The Lake Charles facility commenced operations in the City of Lake Charles, Louisiana on December 8, 1993 with one riverboat casino, the Players Lake Charles Riverboat. In January, 1995, Players acquired all interests in a partnership that owned another fully-equipped Las Vegas style riverboat casino, the Star Riverboat, which previously operated for one and one-half years on Lake Pontchartrain near New Orleans. Players relocated the Star Riverboat to Lake Charles and reopened it in April, 1995. Players presently holds two of a current maximum of fifteen statutorily authorized riverboat casino licenses in Louisiana. Under Louisiana law, licenses are initially issued for a term of five years and then considered for renewal annually thereafter. The initial Players Lake Charles Riverboat license was to expire on December 6, 1998, but was conditionally renewed, subject to full suitability investigation and approval by the Louisiana Gaming Control Board, on October 20, 1998. The initial Star Riverboat license was to expire on August 9, 1998, but was conditionally renewed, subject to full suitability investigation and approval by the Louisiana Gaming Control Board, on July 21, 1998. See "-- Gaming Regulation; Louisiana Gaming Regulation" below.

    The Players Lake Charles Riverboat and the Star Riverboat are docked at a common docking site. The Players Lake Charles Riverboat is a fully-equipped three deck Las Vegas style casino that has approximately 29,200 square feet of gaming space and is equipped with 947 slot machines and 60 table games for a total of approximately 1,307 gaming positions. The Star Riverboat is a fully-equipped three deck Las Vegas style casino that has approximately 21,730 square feet of gaming space and is equipped with 710 slot machines and 36 table games for a total of approximately 926 gaming positions. Both the Players Lake Charles Riverboat and the Star Riverboat operate staggered three-hour cruises up to 24 hours a day. While each riverboat is required by state law to cruise, the staggered cruise schedules allow Players to offer patrons the equivalent of dockside gaming, since a riverboat is almost continually available for boarding by patrons at the docking site.

    The Lake Charles facility features a 60,000 square foot floating entertainment "Island." Riverboat casino passengers walk through the Island, which is connected to the Players parking garage by a covered walkway, to board the Players Lake Charles Riverboat and the Star Riverboat. The Island offers a tropical theme with lush foliage, waterfalls and rockscapes. The Island includes a gift shop, a 150-seat upscale restaurant, a 350-seat buffet restaurant, a 145-seat sports bar, and a 50-seat oriental restaurant. Players also maintains a permanently moored barge of approximately 10,000 square feet adjacent to the Island, which houses an employee breakroom, administrative offices and mechanical rooms.

    On January 9, 1998, Players completed the acquisition of a 269-room hotel formerly operated as the Lake Charles Holiday Inn, for a total purchase price of approximately $19.2 million. The Holiday Inn acquisition has allowed Players to enhance its Lake Charles gaming operations by offering better quality hotel rooms as part of its marketing programs and increasing the length of stay of traveling patrons, thereby increasing traffic to the casinos. The hotel, which is located adjacent to Players' Lake Charles property, is not operated as a Holiday Inn-franchised hotel. As a result of this acquisition and in response to a need for additional parking, Players is in the process of demolishing the former Players Hotel to accommodate increased surface parking.

    Parking facilities at the Lake Charles facility consist of a 500 space, on-site multi-story parking garage, a 270-space surface parking area and several off-site surface parking facilities that provide approximately 900 additional automobile and bus parking spaces. Construction of approximately 250 additional paved surface parking spaces on the site of the former Players Hotel adjacent to the Island is scheduled to be completed by June 1, 1999.

    Players reached an agreement with the City of Lake Charles (the "City") in April, 1998 to settle certain litigation with the City relating to fees payable under Louisiana law for the admission of gaming patrons aboard riverboat casinos and to establish a permanent method of calculating the admission fee payable to the City on Players' two Lake Charles Riverboats. Under the new agreement, which began as of March 1, 1998, Players pays the City both a percentage of gaming revenue in lieu of a per-passenger admission fee, and a fixed annual payment of approximately $544,000 per year for ten years. The percentage payment is subject to certain minimum payments, as specified in the agreement. Players also pays a per passenger admission fee to certain parties, pursuant to certain agreements relating to the former Players Hotel property.

    The City of Lake Charles and the surrounding area have a population of approximately 300,000 adults of legal gaming age within a 50-mile radius. The Lake Charles facility's primary market area also includes such population centers as Houston, Beaumont, Galveston, Orange and Port Arthur, Texas and Lafayette and Baton Rouge, Louisiana. Approximately 4.4 million adults of legal gaming age reside within 150 miles of the Lake Charles facility. The Lake Charles facility is situated immediately adjacent to U.S. Interstate 10 which connects Houston, Beaumont and Lake Charles and provides easy access to the casinos. The Lake Charles Riverboats draw more than 70% of their patrons from Texas, due in large part to the current absence of legalized casino gaming in Texas. The facility faces direct competition from The Isle of Capri casino, situated approximately one mile from the Lake Charles facility, and the land-based Coushatta Indian casino situated in Kinder, Louisiana, approximately 35 miles away.

    Road construction is underway on U.S. Interstate 10 near Players' Lake Charles facility. The construction has resulted in lanes of U.S. Interstate 10 being closed for periods of time, although Players has been advised that, whenever possible, one eastbound lane and one westbound lane will remain open, permitting access to and from the casino. Traffic delays and inconvenience caused by road construction have adversely impacted patronage to Players' facility and may continue to do so through the end of the second phase of the construction. The first phase of I-10 road construction has been completed, and the second phase is expected to be completed by September 1, 1999.

    MARYLAND HEIGHTS OPERATIONS

    On March 11, 1997, Players and Harrah's opened a riverboat casino entertainment facility in Maryland Heights, Missouri, a suburb of St. Louis. The Maryland Heights facility offers four permanently moored, dockside riverboat casinos totaling approximately 120,000 square feet of gaming space. The four casinos at the Maryland Heights facility are permanently moored to a land-based 95,000 square foot entertainment facility, which has a turn-of-the-century St. Louis theme and includes retail shops, two 125-seat specialty restaurants (Players and Harrah's each operate one of the specialty restaurants), a 540-seat buffet, a 125-seat entertainment lounge, a variety of retail stores, a child care facility, 10,000 square feet of convention/meeting space, a 9,000 square-foot sports bar and a 1,850 space parking garage and 2,650 surface parking spaces. The Maryland Heights facility also offers a 291-room hotel with 12 luxury suites. The hotel and the entertainment facility are referred to together as the landside facility.

    Players and Harrah's each individually manage, operate and market two of the four permanently moored, dockside casinos pursuant to separate gaming licenses. Players' Maryland Heights casinos have total gaming space of approximately 60,000 square feet and are equipped with, in the aggregate, 1,488 slot machines and 48 table games for a total of approximately 1,776 gaming positions. In addition, Players is in the process of adding 151 slot machines to its casinos. Players' Maryland Heights casinos feature a tropical island theme with lush foliage, waterfalls and rockscape. In accordance with Missouri gaming regulations, one of Players' two casinos remains open for patron boarding for a 45 minute period while the other casino is closed to boarding, and only one casino facility is open for boarding at any given time. Only one of the Harrah's casinos at the Maryland Heights Facility is likewise open for boarding at any given time. Players' Maryland Heights casinos pay Harrah's a ground lease payment based upon a percentage of their annual net gaming revenue.

    Both Players and Harrah's are 50% owners of the Maryland Heights joint venture, the entity which (i) owns the Maryland Heights entertainment facility and the Maryland Heights hotel and (ii) owns the dockside barges that house each of Harrah's and Players' casino operations at the Maryland Heights facility. Under the agreement governing the Maryland Heights joint venture, each of Players and Harrah's (i) is entitled to 50% of all profits, and is responsible for 50% of all losses, from the landside properties (excluding profits and losses from each entity's separately operated specialty restaurant), (ii) was responsible for the fit-out, furnishings and equipment at its own specialty restaurant and casinos, and (iii) derives all profits, and is responsible for all losses, from its separately operated specialty restaurant and casinos. Players expended approximately $26.5 million for the fit-out, furnishings and equipment of its separately operated specialty restaurant and casinos, including approximately $12.6 million for slot machines and other gaming equipment. Players' share of the total project cost, excluding capitalized interest, approximates $141 million.

    The Maryland Heights facility is strategically located to attract patrons from a local population base of approximately 2.3 million in the greater St. Louis metropolitan region. The site features easy accessibility, a high level of drive-by traffic, and is located adjacent to the Riverport Amphitheater, which currently attracts 500,000 visitors per year.

    Pursuant to a separate management agreement, an affiliate of Harrah's manages the Maryland Heights hotel and the Maryland Heights entertainment facility, with the exception of Players' specialty restaurant and retail space. The management agreement has a basic term that expires on December 31, 2005, with fourteen renewal terms of five years each.

    Players maintains separate riverboat casino licenses, issued by the Missouri Gaming Commission, for each of its two casinos. The licenses were renewed effective March 11, 1999 for terms of two years. See "-- Gaming Regulation; Missouri Gaming Regulation" below. Missouri gaming regulations limit patron gaming to $500 per two hour cruise session. In addition, while Players' two riverboat casinos are permanently moored, state law requires Players to simulate two hour cruises.

    PLAYERS BLUEGRASS DOWNS OPERATIONS

    Players Bluegrass Downs, a racetrack located in Paducah, Kentucky, was acquired by Players in 1993 and holds live racing meets each fall as well as year-round simulcasting of horse racing events. During the year when live race meets are not scheduled, the racetrack facilities are leased for special events and activities. During the fourth quarter of fiscal 1997, Players reevaluated Players Bluegrass Downs, determined that the investment was impaired, and wrote down the facility to a value of $475,000. During fiscal 1999, Players began operating Players Bluegrass Downs as a harness racetrack and discontinued the thoroughbred racing that previously had been conducted.

    DISCONTINUED MESQUITE OPERATIONS

    On February 28, 1997, Players entered into an asset purchase agreement with RBG, LLC to sell substantially all of the assets constituting its unprofitable Mesquite, Nevada property for $29 million cash and a $1.5 million two-year promissory note. Following final consummation of the sale transaction, Players ceased operating the Mesquite property on June 30, 1997.

    COMPETITION

    The casino gaming industry includes land-based casinos, dockside casinos, cruising riverboat casinos and land-based casinos on Indian reservations. The gaming industry is highly competitive and is composed of a large number of companies. Numerous states have legalized gaming and several other states are considering the legalization of gaming in designated areas. Indian gaming on tribal land also continues to expand. As a result of the proliferation of gaming, Players' operations have been adversely affected. New gaming facilities that have opened in markets served by Players' facilities have diluted the market by competing for existing patrons of Players' facilities. Players anticipates this trend will continue as new competition comes on line and existing competitors enhance their facilities. In addition, many of Players' direct competitors have significantly greater resources as compared to those of Players. Competitors with greater resources than Players enjoy a competitive advantage since they have more flexibility in the manner in which they manage, operate and expand their facilities.

    The Metropolis facility's closest gaming competitor is the City of Evansville riverboat casino, located approximately 110 miles away in Evansville, Indiana. Another competing riverboat casino, the City of Caruthersville, operates in Caruthersville, Missouri, which is approximately 120 miles southwest of the Metropolis facility. Caesars opened the Glory of Rome riverboat casino in November, 1998 in Corydon, Indiana, across from Louisville, Kentucky, approximately 200 miles from Metropolis, and has announced plans for a hotel and other resort facilities at that location. While the Caesar's facility has to date had limited direct impact on Metropolis, the introduction of additional capacity could intensify competition for all existing gaming operators in southern Illinois and Indiana for patrons residing in common shared outer markets, specifically patrons residing in Tennessee. The Metropolis facility faces further competition as additional riverboats become licensed in southern Indiana and Missouri. Metropolis also experiences significant competition for Tennessee patrons, as well as some Illinois and Missouri patrons, from ten dockside casinos in Tunica, Mississippi. Casinos operating in Tunica, Mississippi enjoy a competitive advantage over Players' Metropolis facility since they offer permanently moored, dockside facilities while Players' riverboat is required to cruise by state law.

    The Lake Charles facility faces direct competition from Isle of Capri, which opened with one Las Vegas style riverboat casino on July 29, 1995 in Westlake, Louisiana, approximately one mile from Players' facility. In May, 1996, the Isle of Capri opened a 105,000 square foot pavilion which offers a 489-seat buffet, a live entertainment facility, retail operations and a 1,400 space parking garage. In July, 1996, the Isle of Capri opened a second Las Vegas style riverboat casino. The first of the Isle of Capri's two riverboat casinos presently offers approximately 24,700 square feet of gaming space with 892 slot machines and 43 table games, while the other riverboat casino offers approximately 24,200 square feet of gaming space with 944 slot machines and 48 table games. A 241-room hotel and a restaurant constructed by Isle of Capri opened in September, 1997. Construction of a 250 room deluxe hotel, at a cost of approximately $35 million, has also been announced. Eastbound travelers from Texas and western Louisiana on Interstate 10 are able to access the Isle of Capri prior to reaching Players' facility.

    The Lake Charles facility also faces direct competition from the land-based Coushatta Indian casino facility in Kinder, Louisiana. The Coushatta facility, which opened in January, 1995, and expanded in August, 1995, is a Las Vegas style casino that currently offers approximately 100,000 square feet of gaming space, 3,000 slot machines and 75 table games. Grand Casinos, Inc. manages the facility, which also includes a buffet, an upscale restaurant and a 200-pad RV park. The facility also includes a 260-room hotel and an event center. Two additional restaurants are expected to open by June, 1999. Plans for construction of a golf course and an additional 400-room hotel have also been announced. In addition to the Coushatta facility, the Lake Charles facility competes to a lesser degree with riverboat operators in Baton Rouge, approximately 125 miles east of Lake Charles, the New Orleans area, approximately 200 miles east of Lake Charles, and the Shreveport/Bossier City area, which is approximately 180 miles north of Lake Charles.

    In the 1997 Regular Session of the Louisiana Legislature, a law was passed authorizing the operation of slot machines at three horse racing tracks in Louisiana, including a racetrack situated in Calcasieu Parish (the same Parish as Players' Lake Charles facility), Delta Downs. Under the law, before slot machines can be operated at Delta Downs (i) voter approval is required through a local referendum election in Calcasieu Parish and (ii) companion legislation must be passed by the Louisiana Legislature to establish the tax rate to be levied on slot machine revenues. In the Fall of 1997, voters in Calcasieu Parish voted not to authorize the operation of slot machines at Delta Downs. In addition, the Louisiana Legislature, in its 1998 Fiscal Session, failed to pass the required companion tax legislation. However, the law provides that another local referendum may be conducted every two years, and companion tax legislation may be considered in any future session of the Louisiana Legislature.

    Players' Maryland Heights casinos compete with all of the gaming operators in the greater St. Louis market, including Players' joint venture partner, Harrah's, the nearby St. Charles Station in St. Charles, Missouri, the President Riverboat in downtown St. Louis, Missouri, the Alton Belle in Alton, Illinois and the Casino Queen in East St. Louis, Illinois. The riverboats operated by Players' joint venture partner, Harrah's, have a total of 1,676 slot machines and 48 table games. The President facility operates a single gaming facility with 1,230 slot machines and 62 table games. The St. Charles facility consists of two riverboat gaming facilities with 1,860 slot machines and 76 table games. Additionally, St. Charles has announced a $190 million expansion project, for which construction has been halted for at least a temporary basis. Casino Queen operates a single riverboat with 1,066 slots and 64 table games. Alton Belle has 700 slots and 32 table games. As Illinois operators, neither the Casino Queen nor the Alton Belle are subject to the same loss limits per passenger imposed in Missouri. Players' Maryland Heights casinos may compete with additional riverboats in the St. Louis metropolitan area to the extent that additional licenses, if any, are granted by the Missouri Gaming Commission.

    EMPLOYEES

    As of March 31, 1999, Players had approximately 3,400 employees, including 798 employed in Metropolis, 1,577 employed in Lake Charles, 930 employed in Maryland Heights, 36 employed at Players Bluegrass Downs and 34 employed in Players' corporate and administrative offices. In Lake Charles, Players also contracts with a third party for its maritime operations (approximately 100 employees) and its valet operations (approximately 90 employees). Players believes its relations with its employees are generally good.

    GAMING REGULATION

    Players is subject to state and Federal laws which regulate businesses generally and the gaming business specifically. Below is a description of some of the more significant regulations to which Players is subject. All laws are subject to change and different interpretations. This is especially true with respect to current laws regulating the gaming industry, since in many cases these laws and the regulatory agencies applying them are relatively new. Changes in laws or their interpretation may result in the imposition of more stringent, burdensome and expensive requirements, or the outright prohibition of an activity.

    Illinois Gaming Regulation. The Riverboat Gambling Act of Illinois (the "Illinois Riverboat Act") currently authorizes a five-member Illinois Gaming Board to issue up to ten riverboat gaming licenses. Eight additional licensees are currently operating in Illinois. A ninth license was not renewed by the Board. The status of this license renewal remains pending until final action by the Board after administrative procedures are completed. The Illinois General Assembly is currently entertaining legislation to expand the number of permitted riverboat gaming licenses beyond ten, to allow dockside gaming, to remove the Cook County site prohibition and to allow licensees to have more than 10% ownership in a second license, among other changes. Each owner's license entitles the licensee to own and operate up to two riverboats (with a combined maximum of 1,200 "gaming positions," as such term is defined under Illinois law) and equipment thereon from a specified dock site. The duration of the license initially runs for a period of three years. Thereafter, the license is subject to renewal on an annual basis upon, among other things, a determination by the Illinois Gaming Board that the licensee continues to meet all of the requirements of the Illinois Riverboat Act and the Illinois Gaming Board's Rules, including continued suitability of the licensee, parent/holding company and key persons in light of their conduct in other jurisdictions. The Illinois Gaming Board issued an owner's license to a wholly-owned subsidiary of Players for its Metropolis facility in February, 1993. All licensees have a continuing duty to maintain suitability for licensure. The Illinois Riverboat Act and Illinois Gaming Board Rules grant the Illinois Gaming Board extensive jurisdiction and specific powers and duties for the purposes of administering, regulating and enforcing the system of riverboat gaming. These powers are far reaching and include the power to limit, proscribe or effectively rescind the payment of dividends or the repayment of indebtedness to Players in certain circumstances, including any adverse financial condition, default, non-compliance or insolvency of Players or any of its subsidiaries. The Illinois Gaming Board may revoke, suspend or place conditions on licenses or fine licensees, in any case as the Illinois Gaming Board may see fit and in compliance with applicable laws of the State of Illinois regarding administrative procedures and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Gaming Board determines that the cause for suspension has been abated. The Illinois Gaming Board may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

    A holder of an owner's license is required to obtain all licenses from the Illinois Gaming Board necessary for the operation of a riverboat, including a liquor license, a license to prepare and serve food, and all other necessary licenses. All sales, use, occupation and excise taxes which apply to food and beverages apply to sales aboard riverboats. All riverboats must be accessible to disabled persons, must be either a replica of a 19(th) century Illinois riverboat or be of a casino cruise ship design, and must comply with applicable Federal and state laws, including U.S. Coast Guard regulations. A person employed at a riverboat gaming operation must hold an occupation license from the Illinois Gaming Board, which permits the holder to perform only activities included within such holder's level of occupation license or any lower level of occupation license. The Illinois Gaming Board also requires that officers, directors and other key persons of a gaming operation be licensed. In addition, a riverboat licensee can purchase or lease gaming equipment or supplies only from a supplier who has been issued a supplier's license by the Illinois Gaming Board. As a condition to maintaining an owner's license, the licensee must, among other things, submit detailed financial information and other information to the Illinois Gaming Board including an annual audit by an independent certified public accountant, selected by the Administrator of the Illinois Gaming Board, of the financial transactions and conditions of the total operations of a holder of an owner's license, including the condition of the licensee and its internal control system. The holder of an owner's license must prepare and send to the Administrator, and the independent certified public accountant selected by the Administrator, a written response to issues raised by such accountant's reports on: (i) the procedures required to be performed by such accountant on a quarterly basis with respect to certain aspects of the licensee's operations; and (ii) the annual audit referred to above. Among other continuing obligations, the holder of an owner's license has a duty to promptly disclose any material changes in the information it provides to the Illinois Gaming Board. The holder of an owner's license must report promptly to the Administrator of the Illinois Gaming Board any facts which the holder has reasonable grounds to believe indicate a violation of law (other than minor traffic violations), an Illinois Gaming Board Rule, or a holder's internal controls committed by suppliers or licensed employees including, without limitation, the performance of licensed activities different than those permitted under their license. The duty to disclose changes in information previously provided to the Illinois Gaming Board continues throughout the period of licensure. A duty exists to promptly disclose the identity of a compensated agent acting on behalf of the holder of an owner's license with regard to action by the Illinois Gaming Board. A holder of an owner's license is subject to the imposition of fines, suspension or revocation of its license for any act or failure to act on the part of the licensee or its agents or employees that is injurious to the public health, safety, morals, good order or general welfare of the people of the State of Illinois or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois, including, without limitation: (i) failing to comply with or make provision for compliance with applicable legal requirements including the Illinois Riverboat Act, the rules promulgated thereunder or any other applicable Federal, state or local law or regulation or order or failure by the holder of an owner's license to comply with or make provisions for complying with the holder's internal controls; (ii) failing to comply with any rule, order or ruling of the Illinois Gaming Board or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity which does not hold any required supplier's license; (iv) being suspended or ruled ineligible for a gaming license or having a gaming license revoked or suspended in any state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records or who have failed to cooperate with any officially constituted investigatory or administrative body, if public confidence and trust in gaming would thereby be adversely affected; and (vi) employing in any Illinois riverboat gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any game. The Illinois Gaming Board has taken the position that conduct that may not violate a statute or rule in other jurisdictions may nevertheless be grounds for revocation, suspension, disciplinary fines and/or failure to renew a license in Illinois.

    Minimum and maximum wagers on games are not established by regulation but are left to the discretion of the licensee; however, wagering may not be conducted with money or other negotiable currency. Riverboat cruises are limited to a duration of four hours, and pursuant to the language of the Illinois Riverboat Act, no gaming may be conducted while the riverboat is docked. Illinois Gaming Board Rule, Section 3000.500, currently permits gaming during the 30-minute time periods at the beginning and end of a cruise while the passengers are embarking and disembarking (total gaming time per cruise is limited to four hours, however, including the pre- and post-docking periods). In addition, pursuant to Illinois Gaming Board Rule, Section 3000.510, dockside gaming is permitted if the captain of the riverboat reasonably determines that it is unsafe to cruise due to inclement weather, mechanical or structural problems or river icing. In such event, the riverboat must be cleared at least once every four hours, at which time a new gaming session may commence; patrons may leave the vessel at any time but may only board the vessel during the first 30 minutes of the gaming session. Pronouncements by the Illinois Gaming Board indicate that the explanations for failure to cruise pursuant to Illinois Gaming Board Rule,
Section 3000.510 will be closely scrutinized and that any abuse of the rule will result in disciplinary actions, which may include, among other things, any of the following: cancellation of future cruises, penalties, fines and suspensions or revocation of license. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

    Effective January 1, 1998, the Illinois Riverboat Act enacted a graduated wagering tax, from 15% to 35% of adjusted gross receipts from gaming. The tax is calculated at the following rates per calendar year: 15% up to and including $25 million; 20% in excess of $25 million but not exceeding $50 million; 25% in excess of $50 million but not exceeding $75 million; 30% in excess of $75 million but not exceeding $100 million; and 35% in excess of $100 million. The tax imposed is to be paid by the licensed owner to the Illinois Gaming Board on the day after the gaming day when the wagers were made. Prior to 1998, the wagering tax rate was a flat 20% of adjusted gross receipts from gaming. The Illinois legislation also requires that licensees pay a $2.00 admission tax for each person admitted to a gaming cruise.

    An ownership interest in a business entity (other than a publicly traded corporation) which has an interest in a holder of an owner's license may only be transferred or pledged as collateral with the permission of the Illinois Gaming Board. Any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly traded corporation which holds an ownership interest or a beneficial interest in the holder of an owner's license is required to file a Personal Disclosure Form 1. The Illinois Gaming Board, however, takes the position that it may require any individual or entity seeking a transfer of an ownership interest in an owner's license to file a Personal Disclosure Form 1 and the Business Entity Form 1. The Personal Disclosure Form 1 and the Business Entity Form 1 form the basis of investigation by the Illinois Gaming Board to determine suitability of the person or entity seeking transfer of an ownership interest. If the Illinois Gaming Board denies an application for such a transfer, commencing as of the date the Illinois Gaming Board issues a notice that it denies such application, it will be unlawful for such applicant to receive any dividends or interest on his shares, to exercise, directly or indirectly, any right conferred by such shares, or to receive any remuneration from any person or entity holding any license under the Illinois Riverboat Act for services rendered. If the Illinois Gaming Board denies an application for such a transfer and if no hearing is requested or if the Illinois Gaming Board issues a final order of disqualification, the holder of an owner's license shall purchase all of the disqualified person's or entity's shares at the lesser of either the market price or the purchase price for such shares. A holder of an owner's license can only make distributions to stockholders to the extent such distributions would not impair the financial viability of the gaming operation. Factors to be considered should include, but not be limited to, the following:
(i) working capital requirements; (ii) debt service requirements; (iii) repairs and maintenance requirements; and (iv) capital expenditure requirements.

    Holders of an owner's license must immediately inform the Illinois Gaming Board and obtain formal approval from the Illinois Gaming Board whenever a change is proposed in the following areas: key persons; type of entity; equity and debt capitalization of entity; investors and/or debt holders; sources of funds; applicant's economic development plan; riverboat capacity or significant design change; gaming positions; anticipated economic impact; or pro forma budgets and financial statements.

    The Illinois Gaming Board renewed the gaming license for the Players' Illinois subsidiary which operates the Metropolis facility on February 16, 1999, but, as a condition of renewal of the license, commenced a special investigation pursuant to Board rule 3000.155 regarding the Shetler and Edwards cases in Louisiana. The purpose of the special investigation is to determine whether Players and certain key persons of the Illinois subsidiary can demonstrate their continued suitability in light of the Shetler and Edwards cases in Louisiana. The Illinois Gaming Board, in deciding upon the Illinois subsidiary's license renewal, did not waive or in any way limit its ability to revoke, not renew or otherwise take action against Players' owner's license due to conclusions reached as a result of the special investigation.

    Louisiana Gaming Regulation. In July, 1991, the Louisiana legislature adopted legislation permitting riverboat casinos on certain rivers and waterways in Louisiana (the "Riverboat Act"). In addition to riverboat casinos, there are many other forms of legalized gaming in Louisiana including the lottery, racetracks and video lottery terminals ("VLTs") at various types of facilities in the state, including bars, truckstops, racetracks and off-track betting parlors.

    The Riverboat Act authorizes the issuance of up to 15 licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish. Pursuant to legislation passed in a Special Session of the Louisiana Legislature in March, 1996, authority to supervise riverboat gaming activities is vested in the Louisiana Gaming Control Board, the successor regulatory agency to the Louisiana Riverboat Gaming Commission. The Louisiana Gaming Control Board, by regulation, has delegated certain responsibilities relating to investigations, issuance and renewal of certain licenses and permits, audits and enforcement of Louisiana riverboat gaming laws to the Riverboat Gaming Enforcement Division of the Louisiana State Police (the "Louisiana Enforcement Division"). The Louisiana Enforcement Division has broad powers over licensees and such powers, together with the provisions of the Riverboat Act, could operate to limit, proscribe or effectively rescind the payment of dividends or the repayment of indebtedness to Players in certain circumstances, including any adverse financial condition, default, non-compliance or insolvency of any subsidiary or Players.

    In issuing a license, the Louisiana Gaming Control Board must find that the applicant is a person of good character, honesty and integrity and a person whose prior activities, criminal record, if any, reputation, habits, and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Louisiana Gaming Control Board cannot grant a license unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operation is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Louisiana Gaming Control Board; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to the proposed riverboat so as to ensure the safety of its passengers; (iv) the applicant submits a detailed plan of design of the riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat; (vi) the applicant shows adequate financial ability to construct and maintain a riverboat; and (vii) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications.

    Certain persons affiliated with a riverboat gaming licensee, including directors and officers of the licensee, directors and officers of any holding company of the licensee involved in gaming operations, persons holding 5% or greater interests in the licensee, and persons exercising influence over a licensee, including key gaming employees ("Affiliated Gaming Persons"), are subject to the application and suitability requirements of the Riverboat Act and the rules and regulations adopted pursuant thereto ("Louisiana Gaming Law") and approval by the Louisiana Gaming Control Board.

    The Louisiana Gaming Law specifies certain restrictions and conditions relating to the operation of riverboat gaming, including the following: (i) gaming is not permitted while a riverboat is docked, other than the forty-five minutes between excursions, and during times when dangerous weather or water conditions exist; (ii) each round-trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions;
(iii) agents of the Louisiana Gaming Control Board and the Louisiana Enforcement Division are permitted on board at any time during gaming operations; (iv) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (vi) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat; (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary Federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (xiii) gaming may only be conducted in accordance with the terms of the license and the Louisiana Gaming Law.

    An initial license to conduct riverboat gaming operations is valid for a term of five years, with annual renewals thereafter. A subsidiary of Players was issued an initial operator's license by the Louisiana Enforcement Division for the Players Lake Charles Riverboat on December 6, 1993. Another subsidiary of Players holds an operator's license for the Star Riverboat (which was acquired by Players in 1995) which was issued on August 9, 1993. The Louisiana Gaming Law provides that a renewal application for each one year period succeeding the initial five year term of the operator's license must be made to the Louisiana Enforcement Division. The application for renewal consists of a statement under oath of any and all changes in information, including financial information, provided in the previous application. The Louisiana Gaming Control Board conditionally renewed the Star Riverboat license on July 21, 1998 and the Players Lake Charles Riverboat license on October 20, 1998, in each case subject to full suitability investigation and approval.

    As part of that investigation, the Louisiana Gaming Control Board is conducting an investigation of the suitability of Players in light of the Shetler and Edwards cases. If the Louisiana Gaming Control Board determines to do so, it has the authority to take disciplinary action against Players and seek sanctions, including license revocation. While Players is prepared to vigorously defend any disciplinary action that may be commenced, no assurances can be given that the Louisiana Gaming Control Board will not take disciplinary action against Players or impose sanctions upon Players, either before or after the merger is approved, or that the Louisiana Gaming Control Board will approve the merger.

    The transfer of a license or permit is prohibited and the transfer of an interest in a license or permit is prohibited absent prior approval. The sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition (a "Transfer") by any person of securities which represent 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to prior approval by the Louisiana Gaming Control Board. A security issued by a corporation that holds a license must generally disclose these restrictions. Prior approval of the Louisiana Gaming Control Board is required for the Transfer of any ownership interest of 5% or more in any non-corporate licensee or for the Transfer of any "economic interest" of 5% or more in any licensee or Affiliated Gaming Person. An "economic interest" is defined for purposes of a Transfer as any interest whereby a person receives or is entitled to receive, by agreement or otherwise, a profit, gain, thing of value, loan, credit, security interest, ownership interest or other economic benefit.

    Riverboat gaming licensees and their Affiliated Gaming Persons are required to notify the Louisiana Gaming Control Board 60 days prior to the receipt by any such persons of any loans or extensions of credit, or modifications thereof on behalf of the licensees. The Louisiana Gaming Control Board is required to investigate the reported loan, extension of credit or modification thereof and to determine whether an exemption exists from the requirement of prior written approval and, if no exclusion applies, to either approve or disapprove the transaction. If disapproved, the transaction cannot be entered into by the licensee or Affiliated Gaming Person. Players is an Affiliated Gaming Person of its Louisiana subsidiaries that are the licensees of the Players Lake Charles Riverboat and the Star Riverboat.

    Fees for conducting gaming activities on a riverboat include: (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter; (ii) 18 1/2% of net gaming proceeds; plus (iii) certain investigative costs.

    Players also has paid, since opening in 1993, a $2.50 per passenger admission fee to the City of Lake Charles. Players and the City of Lake Charles instituted litigation against each other in early 1998 (now settled) concerning the method of computing this admission fee. In 1995, Louisiana enacted legislation authorizing the governing authority of Calcasieu Parish to levy an additional admission fee of fifty cents per passenger, the proceeds of which are used primarily to fund education in the parish. This increase is applicable to Players's two Lake Charles riverboats. Players reached an agreement in April, 1998 with the City of Lake Charles, both to settle such litigation with the City and to establish a permanent method of calculating the admission fee payable to the City on Players's two Lake Charles Riverboats. Under the current agreement, effective as of March 1, 1998, Players pays the City both a percentage of gaming revenue in lieu of a per-passenger admission fee, and a fixed annual payment of approximately $544,000 per year for ten years. The percentage payment is subject to certain minimum payments, as specified in the agreement.

    In the 1996 Special Session of the Louisiana Legislature, legislation was enacted providing for local option elections in November, 1996, on a parish-by-parish basis which gave voters in communities across the state the opportunity to decide the fate of certain forms of gaming in their parishes. In Calcasieu Parish, where Players' Lake Charles facility is located, the referendum determined whether VLTs and riverboat gaming would continue to be permitted. In November, 1996, voters in Calcasieu Parish voted favorably to permit the continuation of both forms of gaming. Another election requested by petition in Calcasieu Parish on the issue of continuation of riverboat gaming cannot be held for at least three years following an earlier election concerning that issue.

    In the 1996 Special Session, legislation was also enacted placing a constitutional amendment on the October, 1996 election ballot to limit the expansion of gaming in Louisiana. In October, 1996, voters favorably passed the constitutional amendment. The constitutional amendment requires local option elections before new forms of gaming can be brought into a parish. The measure also requires a local option referendum before a riverboat can move into a parish that has not already authorized riverboat gaming. In the 1997 Regular Session of the Louisiana Legislature, a law was passed authorizing the operation of slot machines at three horse racing tracks in Louisiana, including Delta Downs, a racetrack situated in Calcasieu Parish (the same Parish as Players's Lake Charles facility). Under the law, before slot machines can be operated at Delta Downs both voter approval is required through a local referendum election in Calcasieu Parish and the passage of companion legislation by the Louisiana Legislature to establish the tax rate to be levied on slot machine revenues. In the Fall of 1997, voters in Calcasieu Parish voted not to authorize the operation of slot machines at Delta Downs. In addition, the Louisiana Legislature, in its 1998 Fiscal Session, failed to pass the required companion tax legislation. However, the law provides that another local referendum may be conducted every two years, and companion tax legislation may be considered in any future session of the Louisiana Legislature.

    Missouri Gaming Regulation. In November, 1992, the voters of Missouri approved a referendum authorizing riverboat gaming in Missouri. In 1993, the Missouri Legislature enacted legislation which substantially revised the referendum legislation regarding riverboat gaming and its regulation (the "Missouri Gaming Act"). The Missouri Gaming Act established the Missouri Gaming Commission, which has broad jurisdiction over and supervisory powers concerning gaming operations conducted under the Missouri Gaming Act. These powers are far reaching and include the power to limit, proscribe or effectively rescind the payment of dividends or the repayment of indebtedness to Players in certain circumstances, including any adverse financial condition, default, non-compliance or insolvency of any subsidiary or Players.

    Following a challenge to legislation authorizing riverboat casino gaming, a January, 1994 Missouri Supreme Court ruling created uncertainties regarding the extent to which casino gaming is constitutional in Missouri. In February, 1994, the Missouri Legislature passed legislation which permitted voters to amend the State Constitution to permit legislation reauthorizing riverboat casino gaming consistent with the State Constitution. The vote on the proposed State Constitutional amendment was held in April, 1994 to permit games of chance on riverboat casinos. In the April, 1994, vote, the State Constitutional amendment was narrowly defeated. As a result of the Missouri legislature's actions in February, 1994, several municipalities in Missouri which had previously approved local ordinances permitting gaming, including the City of Maryland Heights, resubmitted the local gaming activities ordinances to the voters in April, 1994 as well. The Maryland Heights ordinance was approved by municipal voters in the April, 1994 vote. Subsequently, at the statewide general election held November 8, 1994, a second proposal to amend the Missouri Constitution to permit games of chance on riverboats and floating facilities on the Missouri and Mississippi Rivers was adopted. As a result thereof, effective December 8, 1994, reel slot machines and other games of chance were authorized for use in Missouri casinos.

    The Missouri Gaming Act calls for licensure of casino operators (Class A license), suppliers and gaming-related occupations. On March 11, 1997, a subsidiary of Players received two licenses in Maryland Heights to operate its two permanently moored riverboat casinos. In addition, the Maryland Heights Joint Venture was issued four Class A licenses, one for each of the four riverboat casinos permanently moored at Maryland Heights, Missouri.

    The Missouri Gaming Act provides a maximum loss limit of $500 per individual player per gaming excursion. Gaming excursions are required by regulation to be no less than two hours and no more than four hours in duration. Excursion gaming boats are required to cruise, unless the Missouri Gaming Commission determines under applicable criteria to permit gaming at a continuously docked boat. Such criteria include, among other items, danger to the boat's passengers because of the location of the dock or excursion cruising conditions, disruption of interstate commerce, violation of another state's laws or Federal law, or possible interference with railway or barge transportation. On March 11, 1997 the Missouri Gaming Commission authorized Players' Maryland Heights casinos to remain continuously docked at its present Maryland Heights location. In accordance with Missouri gaming regulations, one of Players' two casinos is open for patron boarding at different times than the other Players casino, so that only one Players' casino is boarding at any given time. Harrah's casinos at the Maryland Heights facility operate in a similar manner.

    Under the Missouri Gaming Act, gaming is permitted in Missouri only on the Missouri and Mississippi Rivers. There is no statewide numerical limit to the number of licenses which may be granted to permit riverboat casino operations. Under the May, 1994 amendments to the Missouri Gaming Act, any city or county may be granted more than one license if the "home dock" city or county has authorized more than one excursion gaming boat. However, within all cities and counties in Missouri, the Missouri Gaming Commission has the ultimate responsibility for setting the number, location and type of licensed boats. Excursion gaming boats also must be authorized by the local home dock city or county.

    Licensees must establish financial responsibility sufficient to meet adequately the requirements of the proposed enterprise. Additionally, the Missouri Gaming Commission's regulations prohibit withdrawals of capital by, or the making of loans, advances, or distributions of any type of assets to its owner(s), in excess of 5% of such entity's accumulated earnings without Missouri Gaming Commission approval.

    The Missouri Gaming Act also requires that the excursion gaming boat resemble historic Missouri riverboats, encourages use of Missouri resources, goods and services in the operation of the boat, and requires that the boat provide for non-gaming areas, food service and a Missouri theme gift shop. There is no size limit on Missouri gaming boats and no minimum or maximum space prescribed for gaming areas.

    The Missouri Gaming Act directly subjects the gaming enterprises to various Missouri taxes. An admission fee of $2.00 per ticket per excursion must be paid to the Missouri Gaming Commission. Licensees may charge any admission fee they desire. Gaming enterprises in Missouri are also subject to an "adjusted gross receipts tax" equal to 20% of the gross receipts from licensed gaming games and devices less winnings paid to wagerers. Licensees are subject to all other income taxes, sales taxes, earnings taxes, use taxes, property taxes or any other tax or fee levied by local, state or Federal governments.

    Transfer of a Class A gaming license (the type of license obtained in connection with the operation of the Maryland Heights facility) is not permitted without approval of the Missouri Gaming Commission, nor may such interests be pledged as collateral without the approval of the Missouri Gaming Commission. No transfer of an interest of 5% or greater, directly or indirectly, in a publicly traded company holding a Class A license may occur without notice to the Missouri Gaming Commission. Additionally, the Missouri Gaming Commission may require a licensee to maintain cash or cash equivalents, in an amount sufficient to protect patrons against defaults in gaming debts owed by the licensee. Application fees are based upon costs of investigation and approval of licenses. The minimum nonrefundable application fee is $50,000. Initial Class A licenses are granted for a term of one year, with one 1-year renewal. License renewals are thereafter granted for a term of two years. The annual fee for licensure is $25,000.

    On February 23, 1999, the Missouri Gaming Commission renewed the two riverboat casino licenses of Players for terms of two years effective March 11, 1999. The Missouri Gaming Commission is conducting an investigation of the suitability of Players in light of the Shetler and Edwards cases. If the Missouri Gaming Commission determines to do so, it has the authority to take disciplinary action against Players and seek sanctions, including license revocation. While Players is prepared to vigorously defend any disciplinary action that may be commenced, no assurances can be given that the Missouri Gaming Commission will not take disciplinary action against Players or impose sanctions upon Players, either before or after the merger is approved, or that the Missouri Gaming Commission will approve the merger.

    Kentucky Gaming Regulation. Players presently owns and operates Players Bluegrass Downs. Pursuant to the Kentucky statutes governing horse racing, the Kentucky Racing Commission (the "Racing Commission") has plenary power to promulgate administrative regulations prescribing conditions under which all legitimate horse racing and wagering thereon is conducted. The Racing Commission issues race track licenses on an annual basis and awards racing dates subsequent to an annual application required to be filed with the Racing Commission. The Racing Commission may revoke or suspend a license if the Racing Commission has reason to believe that any provision of the

Kentucky statutes, administrative regulations, or conditions established by the Racing Commission has not been satisfied.

    Proposed Texas Gaming Legislation Since the original Players Lake Charles Riverboat began operating on December 8, 1993, more than half of its patrons have come from Texas, with a significant portion coming from the metropolitan Houston area. Although casino gaming is not currently permitted in Texas, and the Attorney General of Texas has issued an opinion that gaming in Texas would require an amendment to the State's Constitution, the Texas legislature has considered various proposals to authorize casino gaming. To date, no bill authorizing casino gaming has passed. Bills may be introduced from time to time, however, whenever the legislature is in session. Since the Texas legislature (which meets every two years in odd-numbered years) did not pass legislation to amend the Texas State Constitution during the 1997 regular session, any such legislation will have to await the next regular session in 1999, or a special session of the legislature. Special sessions can only be called by the Governor for matters that were pending in the regular legislative session. Governor George Bush has taken a public position against legalized casino gaming in Texas. A constitutional amendment requires a two-thirds vote of those present and voting in each house of the Texas state legislature and approval by the electorate at a referendum.

    NATIONAL GAMBLING IMPACT STUDY COMMISSION

    In August, 1996, President Clinton signed legislation creating the National Gambling Impact Study Commission (the "NGISC") to study the economic and social impact of all forms of gambling in the United States. The NGISC is composed of both individuals who are associated with the gaming industry and individuals opposed to it. The NGISC commenced its hearings on June 20, 1997 and is required to issue a report on its findings, which may include recommended legislation, to the President, Congress, state Governors and Native American tribal governments by June 18, 1999. On April 28, 1999, the NGISC voted to recommend a moratorium on the growth of all forms of gambling. This recommendation and the report of the NGISC, which has not yet been issued, is not binding. Any additional regulation of the gaming industry which may result from the report of the NGISC may have an adverse effect on the gaming industry, including Jackpot and Players.

    U.S. COAST GUARD

    Each cruising riverboat also is regulated by the U.S. Coast Guard, whose regulations affect boat design and stipulate on-board facilities, equipment and personnel (including requirements that each vessel be operated by a minimum complement of licensed personnel) in addition to restricting the number of persons who can be aboard the boat at any one time. All vessels operated by Players must hold, among other things, a valid Certificate of Inspection and a valid Certificate of Documentation. Loss of either Certificate would preclude a vessel's use as an operating riverboat. Cruising vessels such as those operated by Players must be inspected every five years at a U.S. Coast Guard-approved dry-dock facility, which could cause a temporary loss of service that could last one month or longer, unless the U.S. Coast Guard determines that an alternative to drydocking is acceptable. The next such inspection is scheduled to occur in the Fall of 2000 for the Metropolis Riverboat, the Fall of 2000 for the Players Lake Charles Riverboat and the Fall of 2003 for the Lake Charles Star Riverboat. Less stringent rules apply to permanently moored vessels such as the dockside barges used by Players in Maryland Heights, Missouri. Players believes that these regulations, and the requirements of operating and managing cruising gaming vessels generally, make it more difficult to conduct riverboat gaming than to operate land-based casinos.

    Employees of navigable vessels, even those who have nothing to do with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be able to claim the benefit of seamen status under the Jones Act, 46 U.S.C. 688 ET SEQ., which, among other things, provides such employees with a claim for negligence against the employer for injuries sustained in the course of their employment and exempts those employees from state limits on worker's compensation awards. Players believes that it has adequate insurance to cover employee claims.

    SHIPPING ACT OF 1916

    In order for Players' vessels to have United States flag registry, Players must maintain "United States citizenship" as defined in the Shipping Act of 1916, as amended (the "Shipping Act"), and other applicable statutes. A corporation operating any vessel between points within the United States, such as Players, is not considered a United States citizen unless, among other things, United States citizens own 75% of its outstanding capital stock.

    PLAYERS' REPURCHASE RIGHTS WITH RESPECT TO PLAYERS SECURITIES

    There are various regulations on the ownership of Players common stock. Players' articles of incorporation provide that if any governmental commission, regulatory authority, entity, agency or instrumentality (collectively, an "Authority") having jurisdiction over Players or any affiliate of Players or that has granted a license, certificate of authority, franchise or similar approval (collectively, a "License") to Players or any affiliate of Players, orders or requires any stockholder to divest any or all of the shares of Players common stock (or options, convertible securities or warrants to purchase common stock (collectively, together with common stock, "Securities")) owned by such stockholder (a "Divestiture Order") and the stockholder fails to do so by the date required by the Divestiture Order (unless the Divestiture Order is stayed), Players will have the right to acquire the Securities from the stockholder that the stockholder failed to divest as required by such Divestiture Order. If, after reasonable notice and an opportunity for affected parties to be heard, any Authority determines that continued ownership of Players' Securities by any stockholder shall be grounds for the revocation, cancellation, non-renewal, restriction or withholding of any License granted to or applied for by Players or any affiliate of Players, or shall be grounds for limiting the activities of such entity, such stockholder shall divest the Securities that provide the basis for such determination, and if such stockholder fails to divest Securities within 10 days after the date the Authority's determination becomes effective (unless the determination is stayed), Players shall have the right to acquire such Securities from the stockholder. If Players determines that persons who are not citizens of the United States as determined under the Shipping Act or other applicable statutes own more than 25% of Players outstanding common stock, Players may require the foreign citizen(s) who most recently acquired the shares that bring total foreign citizen ownership to more than 25% of the outstanding common stock to divest the excess shares to persons who are United States citizens. If the foreign citizen(s) so directed fail to divest the excess shares to United States citizens within 30 days after the date on which Players gives a written notice to the foreign citizen(s) to divest the excess shares, Players shall have the right to acquire the shares that the foreign citizen(s) failed to divest as required by Players' notice.

    Whenever Players has the right to acquire Securities from a stockholder pursuant to the provisions described in the preceding paragraph, Players will pay the stockholder $.10 per share or such higher price as may be required by applicable legal requirements. Some state gaming regulations require a purchase price equal to the fair market value of the Securities under certain circumstances described above. If there is no other applicable legal requirement, any amount payable to the stockholder in excess of $.10 per share will be paid in five equal annual installments with interest at the lower of the prime rate or the LIBOR rate, as published from time to time in the Wall Street Journal.

PROPERTIES

    METROPOLIS, ILLINOIS

    Players leases its docking facilities in Metropolis, which cover 1,810 linear feet of riverfront, from the city of Metropolis pursuant to a 20-year lease with a 20-year renewal option at an annual rent of approximately $7,000. Under a separate 20-year lease with the city of Metropolis, Players leases additional riverfront property immediately adjacent to its docking facilities for surface parking at an annual rate of $2,500. Players also owns several parcels of land in Metropolis, some with buildings, aggregating approximately eight acres, and leases an additional two acres. The owned or leased area is used primarily for customer parking or as office space. Some of the land is being held for development, and some of the current parking area may be developed, in which event Players believes suitable replacement parking space could be obtained. In March, 1996, Players completed a two-story office facility which accommodates the administrative staff.

    The Ohio River occasionally overflows its banks at the Metropolis facility, most often during late winter and early spring. Such flooding may cover a portion of Players' closest parking location, although Players believes that it still has adequate available parking within reasonable walking distance of its landing during typical flooding periods. If flooding is especially severe, it may be impractical for passengers to board the riverboat at its normal dock site. Players has developed an emergency plan that would permit gaming activities to continue in such circumstances. Any use of an alternate landing because of flooding may result in some loss of service.

    LAKE CHARLES, LOUISIANA

    On August 16, 1995, Players entered into an agreement with The Beeber Corporation ("Beeber") to purchase the former Players Hotel and approximately three acres of real estate comprising the landside facility for the Players Lake Charles Riverboat and the Star Riverboat. Under this agreement, as amended, Players paid a total consideration of $6.7 million. As additional consideration, Players was required to continue making certain payments to Beeber and a third party, which payments were related to a lease agreement dated May 19, 1993 between Players and Beeber, as amended. In furtherance of this arrangement, Players and such parties entered into an agreement, dated July 27, 1995, whereby Players became obligated to pay a total of $2.95 for each passenger who patronizes Players' Lake Charles riverboats, subject to certain conditions (the "Patron Fee"). Subsequently, rights to receive a portion of the Patron Fee were assigned to certain individuals, with Players' permission and in accordance with the provisions of the said agreement.

    Pursuant to the terms of two purchase agreements (the "Patron Fee Purchase Agreements"), each dated as of March 1, 1999, with Beeber (together with certain individuals affiliated with Beeber) and Karl Boellert ("Boellert"), respectively, Players has agreed to acquire those portions of the Patron Fee owned by Beeber and Boellert, such portions together comprising approximately 48% of Players' total Patron Fee payment obligation. Under the Patron Fee Purchase Agreements, Players is obligated to pay approximately $16.8 million (subject to adjustment as provided in the respective Patron Fee Purchase Agreements), in the aggregate, for the portions of the Patron Fee being purchased. Players' obligations under the Patron Fee Purchase Agreements are contingent upon receipt of regulatory approval for the transactions described therein. Each of Beeber, Boellert and the individuals who are parties to the Patron Fee Purchase Agreements is required to deliver to Players a release and non-compete agreement at the time of closing of the above-described transactions. Jackpot has consented to Players' entering into the Patron Fee Purchase Agreements.

    On January 9, 1998, Players acquired a 269-room hotel formerly operated as the Lake Charles Holiday Inn, adjacent to the Players Hotel property, for a total purchase price of approximately $19.2 million. The hotel is not operated as a Holiday Inn-franchised hotel. Players is in the process of demolishing the former Players Hotel, and constructing approximately 250 additional paved surface parking spaces on the former Players Hotel site.

    Parking facilities at the Lake Charles facility consist of a 500 space on-site multi-story parking garage, a 270-space surface parking area on the Lake Charles Holiday Inn property, and several off-site surface parking facilities that provide approximately 900 additional automobile and bus parking spaces. Construction of 250 additional paved surface parking spaces, as described above, is scheduled to be completed by June 1, 1999.

    MARYLAND HEIGHTS, MISSOURI

    On November 2, 1995, Players entered into the Maryland Heights joint venture agreement with Harrah's to form a joint venture and co-develop the Maryland Heights facility on an approximately 215 acre site in Maryland Heights, Missouri. An affiliate of Harrah's owns the property underlying the Maryland Heights facility. The Maryland Heights joint venture agreement provides for joint decision making with respect to major decisions for the Maryland Heights joint venture, such as matters relating to the approval of the annual operating budgets and annual plans, the incurrence of debt beyond amounts set forth in the operating budget and the construction of improvements to the Maryland Heights joint venture. Each of Players and Harrah's have an eighty (80) year lease with the Harrah's affiliate for the property underlying their respective casinos. The leases for Players and Harrah's are substantially identical, except that Players pays rent and Harrah's does not pay rent. Players' rent consists of a percentage rent equal to the following specified percentages multiplied by the relevant specified incremental levels of annual net gaming revenues at Players' Maryland Heights casinos: 2% of annual net gaming revenue up to $50 million, 3% of annual net gaming revenue between $50 million and $100 million, and 4% of annual net gaming revenue in excess of $100 million. Pursuant to the management agreement, a Harrah's affiliate manages the Maryland Heights hotel and the Maryland Heights entertainment facility except for Players' specialty restaurant and retail operations.

    BLUEGRASS DOWNS, KENTUCKY

    In November, 1993, Players acquired Players Bluegrass Downs located in Paducah, Kentucky, in anticipation that the Kentucky legislature would enact legislation to authorize casino-type gaming, such as slot machines and table games, at licensed racetracks. If any legislation is adopted permitting additional forms of gaming at racetracks, Players will consider development of its track into a facility that would offer all permitted forms of gaming. To date, there has been no such legislation created, and there can be no assurance any such legislation will be enacted. The racetrack is approximately ten miles from Players' Metropolis facility. The next closest Kentucky racetrack to the Metropolis facility is Ellis Park, which is approximately 100 miles from each of Paducah and Metropolis. Players Bluegrass Downs consists of approximately 69.6 acres. Players owns 58.3 acres and leases the remaining 11.3 acres. Players Bluegrass Downs includes a 5/8 mile oval harness racetrack, an enclosed 17,000 square foot clubhouse housing dining and wagering facilities, administrative areas, barns and related buildings that can accommodate 725 horses, and a parking area for more than 1,400 cars.

LEGAL PROCEEDINGS

    POULOS, AHERN AND SCHREIER LITIGATION

    Players, certain suppliers and distributors of video poker and electronic slot machines and over forty other casino operators have been named as defendants in a class action suit filed April 26, 1994 in the United States District Court, Middle District of Florida, by William Ahern and William H. Poulos. The plaintiffs allege common law fraud and deceit, mail fraud, wire fraud and Rico Act violations in the marketing and operation of video poker games and electronic slot machines. The suit seeks unspecified damages and recovery of attorney's fees and costs. On December 9, 1994, an order was entered by the District Court in Florida transferring the consolidated action to the United States District Court for the District of Nevada.

    On or about October 27, 1995, Players was served with a purported class action captioned SCHREIER, ET. AL. V. PLAYERS INTERNATIONAL, ET AL. in the United States District Court for the District of Nevada, which is essentially identical to the Poulos and Ahern litigation, except for certain variations in the definition of the purported class. The matter has also been consolidated with the Poulos and Ahern litigation.

    These matters are currently in the discovery stage, after which substantive motions for dismissal will be filed by the defendants. Players believes that the plaintiffs' claims are wholly without merit and does not expect that the lawsuit will have a material adverse effect on Players' financial position or results of operations.

    J.A. MILLER, ET. AL. V. SHOWBOAT STAR PARTNERSHIP, ET AL.

    Showboat Star Partnership, a subsidiary of Players, was served with a petition captioned J.A. MILLER, ET. AL. V. SHOWBOAT STAR PARTNERSHIP, ET. AL. on or about February 27, 1997, Docket No. 10-14544, in the 38th Judicial District Court, Parish of Cameron, State of Louisiana. The plaintiffs, a group of oyster fishermen, allege in the petition that on or about February 2, 1997, the Star Riverboat discharged raw sewage and other hazardous and toxic substances from the bilge of the vessel into Lake Charles. Plaintiffs further allege that, since 1994, the Star Riverboat and the Players Lake Charles Riverboat have discharged raw sewage and other hazardous and toxic substances into Lake Charles which is part of the Calcasieu Estuary. Plaintiffs claim that alleged acts of Players have resulted in great damage to natural oyster beds forty-three (43) miles down river in Cameron Parish, resulting in oysters situated thereon to become dangerous and unfit for human consumption and or/preventing the oyster fishermen from harvesting oysters. The oyster fishermen are claiming both compensatory and punitive damages. The matter is in the early stages of litigation. Players has filed several motions in response to the petition including motions to dismiss the action. Players has also requested certain discovery in connection with the motions. Players intends to vigorously defend this action.

    DOUGLAS JOSEPH MCNEELY V. SHOWBOAT STAR PARTNERSHIP, ET AL.

    Players' Louisiana operating subsidiaries and several other casino operators (collectively, the "Casino Operators") have been named in a lawsuit filed on August 13, 1997 by Douglas J. McNeely in U.S. District Court for the Eastern District of Louisiana (Civil Action No. 97-2518(B)(4)). In his original and amended complaints, Mr. McNeely alleges that (1) for at least approximately 20 years, he has suffered from a psychological condition that includes "compulsive gambling" as one of its manifestations, (2) the Casino Operators knew of such condition after August 15, 1996, (3) after August 15, 1996, the Casino Operators exploited such condition by enticing and allowing him to gamble in their casinos, and (4) as a consequence of the foregoing, Mr. McNeely suffered significant financial and emotional damages, including direct gambling losses, business losses, the collapse of his marriage and an unfavorable result in the distribution of the marital estate in the attendant divorce action. Players disputes many of the aspects of Mr. McNeely's complaint, both as to the facts alleged and the amount of damages allegedly incurred by Mr. McNeely. In addition, Players has raised as a defense Mr. McNeely's failure to follow the statutory "self-exclusion" process available by the filing of an affidavit with the Louisiana gaming regulators (La.R.S. 27:60). Players intends to vigorously defend this action.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION

    COMPARISON OF OPERATING RESULTS FOR THE NINE-MONTH PERIODS ENDED DECEMBER
     31, 1998 AND 1997

    References to the first nine months of 1999 or 1998 mean the nine-month periods ended December 31, 1998 and December 31, 1997, respectively.

    Financial Highlights:

                                                                                 NINE MONTHS ENDED
                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                                       % INCREASE/
                                                                                  1998        1997     (DECREASE)
                                                                               ----------  ----------  -----------

                                                                               (DOLLARS IN THOUSANDS,
                                                                                  EXCEPT PER SHARE
                                                                                      AMOUNTS)
Casino Revenues
  Metropolis.................................................................  $   59,299  $   58,875         0.7
  Lake Charles...............................................................     110,612     113,314        (2.4)
  Maryland Heights...........................................................      67,845      49,763        36.3
  Mesquite...................................................................          --       4,438        n.m.
                                                                               ----------  ----------  -----------
                                                                               $  237,756  $  226,390         5.0
                                                                               ----------  ----------  -----------
Total Revenues
  Metropolis.................................................................  $   61,585  $   61,266         0.5
  Lake Charles...............................................................     117,657     118,749        (0.9)
  Maryland Heights...........................................................      70,649      53,306        32.5
  Mesquite...................................................................          --       8,700        n.m.
  Other......................................................................         699         687         1.7
                                                                               ----------  ----------  -----------
                                                                               $  250,590  $  242,708         3.2
                                                                               ----------  ----------  -----------
Operating Income (Loss)
  Metropolis.................................................................  $   13,412  $   15,187       (11.7)
  Lake Charles...............................................................      20,785      19,275         7.8
  Maryland Heights (a).......................................................       4,107      (4,146)      199.1
  Mesquite...................................................................          --        (128)       n.m.
  Corporate, development, and other..........................................     (10,503)     (8,361)      (25.6)
                                                                               ----------  ----------  -----------
                                                                               $   27,801  $   21,827        27.4
                                                                               ----------  ----------  -----------

Depreciation and amortization (b)............................................  $   14,943  $   14,951        (0.1)
Interest expense, net........................................................  $   16,430  $   18,026        (8.9)
Net income...................................................................  $    7,008  $    2,579       171.7
Earnings per share assuming dilution.........................................  $     0.22  $     0.08       175.0

Operating Margin (operating income/total revenues)(c)
  Metropolis.................................................................        21.8%       24.8%       (3.0)pts
  Lake Charles...............................................................        17.7%       16.2%        1.5pts
  Maryland Heights...........................................................         5.8%       (7.8)%       13.6 pts
  Mesquite...................................................................          --        (1.5)%       n.m.
  Consolidated...............................................................        11.1%        9.0%        2.1 pts

------------------------

n.m. -not meaningful

(a) Amount includes Players' 50% share of both the Maryland Heights joint venture operating losses and Maryland Heights joint venture depreciation and amortization. In the first nine months of 1999, Players' share of the total loss from investment in the Maryland Heights joint venture was approximately $7.9 million, which consisted of $4.3 million in operating losses and $3.6 million in depreciation and amortization. In the first nine months of 1998, Players' share of the total loss from investment in the Maryland Heights joint venture was approximately $8.5 million, which consisted of $5.1 million in operating losses and $3.4 million in depreciation and amortization.

(b) The first nine months of 1999 and 1998 do not include Players' share of the Maryland Heights joint venture depreciation and amortization of approximately $3.6 million and $3.4 million, respectively.
(c) The "% Increase/(Decrease)" for operating margin represents the absolute difference in percentage points (pts) between the two periods.

    Revenues:

    The 5.0% and 3.2% net increases in casino and total revenues, respectively, in the first nine months of 1999 as compared to the first nine months of 1998, resulted from significant revenue growth at the Maryland Heights facility which opened on March 11, 1997. This increase more than offset the absence of revenues from the Mesquite facility which was sold on June 30, 1997. Nine-month comparable revenues were relatively flat at both Metropolis and Lake Charles. In Metropolis, the primary factors were lower summer revenues and increased competition, and in Lake Charles, I-10 road construction and severe weather during the second quarter of 1999 impacted revenue results.

    Operating Income:

    Players' operating income increased 27.4% during the first nine months of 1999 as compared to the first nine months of 1998. The increase was due to profitable performance at the Maryland Heights facility as compared to the first nine months of 1998. Lake Charles results benefited from cost reductions in the 1999 period as compared to the first nine months of 1998 despite the increase in the city gaming tax and reduced revenues in the comparable periods. The Metropolis facility was affected by the increase in Illinois gaming taxes and, in the second quarter of 1999, general and administrative expense adjustments.

    Corporate, development, and other expenses increased 25.6% during the first nine months of 1999 as compared to the first nine months of 1998 due to legal and consulting costs incurred for the Missouri "boat-in-a-moat" referendum and certain corporate consulting, legal and other expenses related to prior merger proposals considered by Players.

    Interest Expense:

    Interest expense decreased 8.9% in the first nine months of 1999 as compared to the first nine months of 1998 due to reductions in Players' bank borrowings and average borrowing rate. The lower interest rates are contained in a new $80 million, five year bank agreement that closed in March, 1998.

    COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 1998,
     1997 AND 1996

    References to fiscal 1998, fiscal 1997 and fiscal 1996, or 1998, 1997 and 1996, mean the fiscal years ended March 31, 1998, March 31, 1997 and March 31, 1996, respectively.

    Financial Highlights:

                                                                                              % INCREASE/
                                                            YEARS ENDED MARCH 31,              (DECREASE)
                                                      ----------------------------------  --------------------
                                                         1998        1997        1996      98VS.97    97VS.96
                                                      ----------  ----------  ----------  ---------  ---------

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                SHARE AMOUNTS)
Casino Revenues
  Metropolis........................................  $   80,225  $   76,373  $   82,191        5.0       (7.1)
  Lake Charles......................................     149,099     159,039     170,678       (6.3)      (6.8)
  Maryland Heights..................................      68,575       3,876          --         (c)        --
  Mesquite..........................................       4,438      23,372      16,870         (d)      38.5
                                                      ----------  ----------  ----------  ---------  ---------
                                                      $  302,337  $  262,660  $  269,739       15.1       (2.6)
                                                      ----------  ----------  ----------  ---------  ---------
Total Revenues
  Metropolis........................................  $   83,430  $   79,501  $   85,902        4.9       (7.5)
  Lake Charles......................................     157,102     167,107     176,061       (6.0)      (5.1)
  Maryland Heights..................................      73,127       4,383          --         (c)        --
  Mesquite..........................................       8,700      38,945      27,941         (d)      39.4
  Other.............................................         859       1,274       1,491      (32.6)     (14.6)
                                                      ----------  ----------  ----------  ---------  ---------
                                                      $  323,218  $  291,210  $  291,395       11.0         --
                                                      ----------  ----------  ----------  ---------  ---------
Operating Income (Loss)
  Metropolis........................................  $   21,659  $   21,580  $   29,139         --      (25.9)
  Lake Charles......................................      20,797      25,862      46,926      (19.6)     (44.9)
  Maryland Heights (a)..............................      (4,317)    (10,545)         --         (c)        --
  Mesquite..........................................        (528)     (8,077)    (10,629)        (d)      24.0
  Corporate, development, pre-opening & other.......     (11,844)    (18,685)    (21,565)      36.6       13.4
  Loss on sale of Mesquite..........................         571     (57,397)         --         (e)        --
  Restructuring charge..............................          --      (9,007)         --         --         --
                                                      ----------  ----------  ----------  ---------  ---------
                                                      $   26,338  $  (56,269) $   43,871      146.8     (228.3)
                                                      ----------  ----------  ----------  ---------  ---------
Depreciation and amortization (b)...................  $   20,806  $   21,806  $   17,236       (4.6)      26.5
Interest expense (net)..............................  $   23,466  $   15,761  $    8,868       48.9       77.7
Net income (loss)...................................  $    1,951  $  (46,298) $   22,320      104.2     (307.4)
Earnings (loss) per share assuming dilution.........  $     0.06  $    (1.56) $     0.70      103.8     (322.9)

Operating Margin (operating income/ total
  revenues)(f)
  Metropolis........................................        26.0%       27.1%       33.9%      (1.1 pts      (6.8)pts
  Lake Charles......................................        13.2%       15.5%       26.7%      (2.3 pts     (11.2)pts
  Maryland Heights..................................        (5.9%)     (240.6%)         --        (c)        --
  Mesquite..........................................        (6.1%)      (20.7%)      (38.0%)        (d)      17.3pts
  Consolidated......................................         8.1%      (19.3%)       15.1%      27.4pts     (34.4)

------------------------

(a) Amount includes Players' 50% share of both the Maryland Heights joint venture operating losses and the Maryland Heights joint venture depreciation and amortization. For 1998, Players' share of the total loss from investment in the Maryland Heights joint venture was approximately $11.2 million, which consisted of $6.7 million in operating losses and $4.5 million in depreciation and amortization. For 1997, Players' share of the total loss from investment in the Maryland Heights joint venture was $1.9 million, including $400,000 of depreciation and amortization.

(b) The 1998 and 1997 amounts do not include Players' share of the Maryland Heights joint venture depreciation and amortization of approximately $4.5 million and $400,000, respectively.

(c) The Maryland Heights facility opened on March 11, 1997, and was operational for less than one month in 1997.

(d) The Mesquite facility was sold on June 30, 1997.

(e) The 1998 amount represents reversals of accruals taken with respect to the 1997 loss on sale of Mesquite.

(f) The "% Increase/(Decrease)" for operating margin represents the absolute difference in percentage points (pts) between the periods.

    Revenues:

    Increases in casino and total revenues in 1998 as compared to 1997 resulted primarily from the opening of the Maryland Heights facility on March 11, 1997. Revenues from this facility more than offset year to year decreases in revenues at Players' Lake Charles facility and the absence of any revenues from Mesquite after the facility's sale on June 30, 1997.

    The increase in revenues in fiscal 1998 compared to fiscal 1997 at the Metropolis facility was due to the new dining and entertainment complex which was placed in service during December, 1997, the mild winter experienced in fiscal 1998, and the absence of flooding which adversely impacted Metropolis results in March, 1997. Increased competition and flooding in 1997 resulted in lower revenues as compared to 1996.

    In Lake Charles, Players experienced year over year revenue decreases from 1998 as compared to 1997 and 1997 as compared to 1996 due to the opening of a second riverboat by its primary Lake Charles competitor in July, 1996, bringing the total number of riverboats in the Lake Charles market to four. In addition, Players significantly curtailed its bus programs at the Lake Charles facility in the last quarter of fiscal 1998 to eliminate programs which were less accretive to operating income. Hotel revenues increased in the last quarter of fiscal 1998 due to Players' acquisition of the Lake Charles Holiday Inn.

    The Maryland Heights facility opened on March 11, 1997, and contributed revenues for three weeks in 1997 versus an entire year in 1998. The mild winter in fiscal 1998 and the continued growth of the St. Louis gaming market have resulted in sequential quarterly increases in revenues.

    The Mesquite facility operated for three months in 1998 prior to its sale on June 30, 1997, versus an entire year in 1997.

    Operating Income (Loss):

    Increases in operating income in 1998 as compared to 1997, excluding the loss on the sale of Mesquite and restructuring charge, were primarily attributable to decreased losses for Maryland Heights, the absence of operating losses for Mesquite following the facility's sale on June 30, 1997, and a significant reduction in corporate, development, pre-opening and other expenses.

    The Metropolis facility's operating income for 1998 as compared to 1997 remained stable. Although revenues increased during the comparable periods, increases in promotional and other expenses reduced operating margins in 1998 as compared to 1997.

    Operating income in Lake Charles was impacted by a $4.2 million one-time charge taken in March, 1998, related to a new tax agreement with the City of Lake Charles, Louisiana (the "City"). Players reached an agreement with the City both to settle litigation and to establish a permanent method of calculating the City admission fee on Players' riverboats. Under the new agreement, which began March 1, 1998, Players pays the City both a percentage of gaming revenue in lieu of a passenger admission fee, and $544,000 per year for ten years. The present value of the fixed annual payments, including expenses, was accounted for as a one-time charge of $4.2 million in the fourth quarter of fiscal 1998. Excluding the one-time charge taken in March, 1998, the Lake Charles facility's operating income for 1998 was $25.0 million as compared to $25.9 million resulting in operating margins of 15.9% and 15.5% respectively. The year-over-year operating margin increase was the result of cost containment efforts and a focus on eliminating programs which were less accretive to earnings.

    The Maryland Heights operating losses for 1998 and 1997 include Players' casino operations, Players' 50% share in the operations of the joint venture, pre-opening costs, and a write-down of contributed land. 1998 and 1997 comparative information is as follows:

                                                                                                1998       1997
                                                                                              ---------  ---------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
PLAYERS MARYLAND HEIGHTS:
  Operating (income) loss...................................................................  $  (6,895) $     496
  Pre-opening costs.........................................................................         --      4,099
  Write-down of contributed land............................................................         --      4,015

50% SHARE OF JOINT VENTURE:
  Operating loss............................................................................     11,212      1,070
  Write-off of deferred pre-opening costs...................................................         --      1,590
  Development period interest income........................................................         --       (725)
                                                                                              ---------  ---------
  Total Operating Loss (a)..................................................................  $   4,317  $  10,545
                                                                                              ---------  ---------
                                                                                              ---------  ---------

------------------------

(a) The 1998 and 1997 amounts include depreciation and amortization of approximately $3.9 million and $200,000, respectively, attributable to Players casino operations at Maryland Heights and Players' share of the Maryland Heights joint venture depreciation and amortization of approximately $4.5 million and $400,000, respectively.

    Corporate, development, pre-opening & other expenses decreased substantially in 1998 as compared to 1997 principally due to the absence of development costs in 1998 (approximately $2.0 million in 1997), a $1.3 million decrease in corporate administrative expenses, the absence in 1998 of a $2.6 million write-down for the impairment of Bluegrass Downs, and a difference of $1.3 million in 1998 compared to 1997 in the amount of unamortized financing costs written off.

    The increase in depreciation and amortization expense in 1998 as compared to 1997 was due to depreciation from Maryland Heights and the Maryland Heights Joint Venture in 1998 which was partially offset by the absence of Mesquite depreciation in 1998 and a difference of $1.3 million in 1998 compared to 1997 in the amount of unamortized financing costs written off ($1.4 million write-off in 1998 versus $2.7 million write-off in 1997).

    Decreases in operating income in 1997 as compared to 1996, excluding the loss on the sale of Mesquite and the restructuring charge, were primarily attributable to decreased casino revenue coupled with additional spending on advertising, marketing, promotions, and entertainment at the Metropolis and Lake Charles facilities, and the commencement of operations at the Maryland Heights facility in the fourth quarter of 1997.

    The Maryland Heights facility commenced operations in the last month of fiscal 1997. The operating loss for 1997 included the first three weeks results of Players' casino operations, the first three weeks results of Players' 50% share in the operations of the joint venture, pre-opening costs, and the write-down of land contributed to the joint venture.

    Mesquite's operating loss was reduced in 1997 as compared to 1996. The facility operated for the entire year of 1997 versus nine months in 1996.

    Corporate, development, pre-opening and other expenses decreased in 1997 as compared to 1996 principally due to the curtailment of development activities with an accompanying decline in legal, consulting and other professional fees, travel, and personnel relocation expenses. This decline was partially offset by the write-off of the $2.7 million of unamortized financing costs related to the original bank credit facility and the $2.6 million write-down for the impairment of Bluegrass Downs which were recorded in 1997.

    Effective April 1, 1996, Players adopted Statement of Financial Accounting Standards No. 121, ("SFAS 121") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed. During the fourth quarter of fiscal 1997, Players reevaluated its investment in Bluegrass Downs and committed to a plan to remove from service and replace the Metropolis dining and entertainment barge. In accordance with SFAS 121, impairment losses for Bluegrass Downs and the Metropolis barge of $2.6 million and $700,000 respectively, were recorded in 1997.

    The increase in depreciation and amortization expense in 1997 as compared to 1996 was due to an increase in depreciable assets during 1996, including the Lake Charles "Island" dining and entertainment barge, the Lake Charles parking garage, and the Mesquite facility, which all had a full year of depreciation expense in 1997 compared to partial year depreciation in 1996. In addition, the write-off of $2.7 million of unamortized financing costs related to the original bank credit facility was recorded in 1997.

    Interest Expense (Net):

    Interest expense, net of interest income, increased in 1998 as compared to 1997 due to additional borrowings to complete the Maryland Heights facility and to acquire the Lake Charles Holiday Inn, an increase in Players' average borrowing rate, and a decrease in the amount of capitalized interest. The interest rate increase resulted from revisions to Players' bank credit agreement in December, 1996. Interest expense, net of interest income, increased in 1997 as compared to 1996 as a result of additional borrowings under the bank credit agreement and liquidation of all remaining marketable securities to fund the capital investment in Maryland Heights. Capitalized interest totaled $381,000, $6.7 million, and $3.3 million in 1998, 1997, and 1996, respectively.

    INVESTMENTS AND CAPITAL EXPENDITURES

    In the fourth quarter of fiscal 1999, Players demolished the former Players Hotel in Lake Charles, Louisiana. The carrying value of this hotel facility that will be written off in the fourth quarter of 1999 is approximately $6.1 million. Approximately 250 surface parking spaces are being constructed on the former Players Hotel site at a cost of approximately $2.3 million, including demolition costs. The scheduled completion date for this project is June 1, 1999.

    On January 9, 1998, Players acquired a 269-room hotel, formerly operated as the Lake Charles Holiday Inn, for a total purchase price of approximately $19.2 million. The purchase was funded with borrowings under Players' bank credit agreement.

    On December 15, 1997, Players opened its new, expanded dining and entertainment barge at the Metropolis facility. The total project cost, excluding capitalized interest, was approximately $9.6 million, of which $6.4 million was expended in 1998.

    On March 11, 1997, Players opened its Maryland Heights facility. Players' share of the total project cost, excluding capitalized interest, approximated $141 million, all of which had been expended as of May 15, 1997.

    CAPITAL RESOURCES AND LIQUIDITY

    Players' balance sheet at March 31, 1998, as compared to March 31, 1997, reflects changes from capital expenditures in Maryland Heights and Metropolis, the acquisition of the Lake Charles Holiday Inn, the associated increase in bank debt, and tax refunds received in 1998 related to the loss on the sale of Mesquite. The balance sheet at March 31, 1997, versus March 31, 1996, reflects changes principally from capital expenditures in Maryland Heights, additional investments in the Maryland Heights joint venture, the associated increase in bank debt, and the sale of Mesquite in March, 1997.
    During 1998, cash generated by operations, cash from the sale of Mesquite and the associated tax refund, net bank borrowings, and equipment financing were the sources of funds for investments in Maryland Heights, the construction of the new dining and entertainment facility in Metropolis, and the acquisition of the Lake Charles Holiday Inn. In July, 1997, Players received approximately $7 million in cash from the completion of the sale of the Mesquite facility and $23.8 million from a federal income tax refund for the fiscal year ended March 31, 1997, which was used to reduce bank borrowings.

    The following table summarizes the sources and uses of capital for the past three fiscal years:

                                                                                     YEARS ENDED MARCH 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------

                                                                                     (DOLLARS IN THOUSANDS)
Sources of capital:
  Cash provided by operations................................................  $   53,265  $   28,458  $   20,748
  Issuance of senior notes...................................................          --          --     150,000
  Bank borrowings............................................................      48,000      65,500       3,000
  Proceeds from sale of property and equipment...............................       7,718      30,749          --
  Proceeds from sale of marketable securities................................          --       4,401     196,886
  Exercise of stock options and warrants.....................................          82       5,598       1,297
                                                                               ----------  ----------  ----------
    Total....................................................................  $  109,065  $  134,706  $  371,931
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Uses of capital:
  Purchases/construction of property and equipment...........................  $   40,216  $   46,499  $  147,119
  Purchases of marketable securities.........................................          --          --     170,806
  Investment in joint venture................................................       5,379      61,875      34,015
  Repayments of long-term debt...............................................      65,356      22,500       8,907
  Purchase of treasury stock.................................................          --          --       7,294
  Debt issuance costs........................................................       1,458       2,051       8,890
  Increase (decrease) in cash and cash equivalents...........................      (3,344)      1,781      (5,100)
                                                                               ----------  ----------  ----------
    Total....................................................................  $  109,065  $  134,706  $  371,931
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    During the nine months ended December 31, 1998, cash generated by operations was used to reduce bank borrowings.

    Players has had a revolving credit agreement with a group of banks led by Wells Fargo since August, 1995. The credit agreement was revised in December, 1996, following a default under its then current minimum EBITDA covenant. The December, 1996 revisions permitted Players to complete the construction of the Maryland Heights project, but eliminated Players' ability to use borrowed funds for any other purposes and required repayment of the full amount of the loan by June 30, 1998. In July, 1997, following the completion of Maryland Heights and the paydown of the bank line with the proceeds of the Mesquite sale and the associated tax refund, Players began discussions with Wells Fargo to revise the terms of the credit agreement. In March, 1998, Players closed a new $80 million five year bank agreement with Wells Fargo and a group of participating banks. The new agreement reduced Players' floating rate interest cost from 2 1/2% over the prime rate to 2 1/2% over LIBOR (from approximately 11% to 8 1/4% in the then current interest rate environment). At Players' discretion, borrowings under the new bank agreement can be drawn at 1% over prime to provide additional flexibility. The new agreement contains covenants that, among other things, place restrictions on additional indebtedness, dividends, capital expenditures, and limit share repurchases to $10 million plus 50% of net income during the term of the agreement.

    On August 16, 1995, Players entered into an agreement with The Beeber Corporation ("Beeber") to purchase the former Players Hotel and approximately three acres of real estate comprising the landside facility for the Players Lake Charles Riverboat and the Star Riverboat. Under this agreement, as amended, Players paid a total consideration of $6.7 million. As additional consideration, Players was required to continue making certain payments to Beeber and a third party, which payments were related to a lease agreement dated May 19, 1993 between Players and Beeber, as amended. In furtherance of this arrangement, Players and such parties entered into an agreement, dated July 27, 1995, whereby Players became obligated to pay a total of $2.95 for each passenger who patronizes Players' Lake Charles riverboats, subject to certain conditions (the "Patron Fee"). Subsequently, rights to receive a portion of the Patron Fee were assigned to certain individuals, with Players' permission and in accordance with the provisions of the said agreement. A balance sheet liability in the amount of $25.6 million was recorded at the time of such purchase. As of December 31, 1998, this liability approximated $25 million.

    Pursuant to the terms of two purchase agreements (the "Patron Fee Purchase Agreements"), each dated as of March 1, 1999, with Beeber (together with certain individuals affiliated with Beeber) and Karl Boellert ("Boellert"), respectively, Players has agreed to acquire those portions of the Patron Fee owned by Beeber and Boellert, such portions together comprising appoximately 48% of Players' total Patron Fee payment obligation. Under the Patron Fee obligations, Players is obligated to pay approximately $16.8 million (subject to adjustment as provided in the respective Patron Fee Purchase Agreements), in the aggregate, for the portions of the Patron Fee being purchased. Such payment obligations will result in a charge to Players' earnings of approximately $4.7 million. Players' obligations under the Patron Fee Purchase Agreements are contingent upon receipt of regulatory approval for the transactions described therein. Each of Beeber, Boellert and the individuals who are parties to the Patron Fee Purchase Agreements is required to deliver to Players a release and non-compete agreement at the time of closing of the above-described transactions. Jackpot has consented to Players' entering into the Patron Fee Purchase Agreements.

    Players believes that expected cash flow from operations will be sufficient to meet working capital requirements for current operations and debt service through December 31, 1999. Cash requirements beyond what is available from operating cash flow, such as significant capital expenditure projects, if any, and the closing of the Patron Fee Purchase Agreements can be met through Players' $80 million bank credit facility, of which $15 million was outstanding as of December 31, 1998. Players currently has no plans for significant capital expenditures beyond its normal maintenance capital expenditures.

    See "--Business; Lake Charles Operations" for information regarding road construction near Players' Lake Charles facility which has adversely impacted patronage to Players' facility.

    See "Risk Factors--Risk Factors Relating to Players' Business" for information regarding investigations of Players currently being conducted by state gaming regulatory authorities and the impact these investigations may have on Players' licenses to operate casinos in those states.

    YEAR 2000

    The "Year 2000" problem refers to the inability of computer hardware, software, and embedded chips to recognize and properly process data fields containing a two digit year. As a result, date sensitive systems may recognize dates using "00" as the year 1900 rather than the year 2000. A system which is not Year 2000 compliant would not be able to correctly process date-based information, and in extreme situations, could cause entire systems to be disabled.

    In its initiative to become Year 2000 compliant, Players conducted a comprehensive review of its hardware, software, systems relying on embedded chips, and its vendor affiliates. For purposes of this process, Players identified five phases in its Year 2000 readiness plan, which include awareness, assessment, renovation, testing and implementation. The awareness and assessment phases have been completed and Players is now in the process of completing the upgrade cycle for its major IT systems.

Players does not rely on internally developed, proprietary systems, but rather on "canned" software solutions purchased from third party vendors. As part of the upgrade process, testing and implementation of the new IT systems will also be completed. All critical operating systems have been updated and deemed compliant with the exception of the slot accounting system in Lake Charles. The Lake Charles facility is currently installing a new Year 2000 compliant slot accounting system as part of its change in operating platforms.

    A complete inventory and identification of embedded systems and vendors has been completed. Players is currently in the process of testing its embedded systems for Year 2000 compliance and performing follow-up communication with its critical vendors to assess their respective Year 2000 compliance status. Players' current focus is on testing and any necessary renovation of assets identified as critical. Players anticipates completing its testing as well as its overall Year 2000 readiness by mid-1999.

    Players has initiated the design of a comprehensive contingency plan to address alternative solutions for any remaining potential Year 2000 exposure or possible unforeseen system failures. Regardless, critical operating systems are backed up by detailed manual procedures that are initiated during periods of system malfunctions.

    As of December 31, 1998, Players had either expended or committed approximately $400,000 on its Year 2000 compliance efforts and expects to expend no more than $1 million in the aggregate. Estimated completion dates and total costs are reflective of management's best estimates, however, actual results could differ.

    EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. This statement requires businesses to disclose comprehensive income and its components in their financial statements. Management intends to comply with the disclosure requirements of this statement in the year ending March 31, 1999.

    The FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. This statement redefines how operating segments are determined and requires qualitative disclosure of certain financial and descriptive information about a company's operating segments. Players will adopt SFAS No. 131 in the year ending March 31, 1999.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL OWNERS OF PLAYERS

    The following table sets forth, as of the close of business on April 20, 1999, certain information with respect to the beneficial ownership of common stock: (i) by each director and executive officer of Players; (ii) by all executive officers and directors, as a group; and (iii) by each stockholder who was known to Players to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of Players common stock. As noted below, certain ownership information is presented as of December 31, 1998, the last date for reporting significant ownership positions by certain institutions under SEC rules. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                          NUMBER OF SHARES
                                                                            BENEFICIALLY      PERCENT OF CLASS
NAME OF BENEFICIAL OWNER (1)                                                    OWNED        BENEFICIALLY OWNED
------------------------------------------------------------------------  -----------------  -------------------
The Griffin Group, Inc..................................................       4,367,350(2)           13.63%
Howard Goldberg.........................................................       1,104,330(3)            3.37%
John Groom..............................................................         346,500(4)            1.08%
Lawrence Cohen..........................................................         253,600(5)               *
Marshall S. Geller......................................................         194,127(6)               *
Lee Seidler.............................................................         177,750(7)               *
Charles M. Masson.......................................................          42,500(8)               *
Earl E. Webb............................................................          32,500(8)               *
Vincent Naimoli.........................................................          29,500(9)               *
Alan Buggy..............................................................          27,500(9)               *
Raymond A. Spera........................................................           4,000(10)              *
All directors and executive officers as a group (10 persons)............       2,212,307               6.64%
Legg Mason, Inc.........................................................       2,487,300(11)           7.76%
Dimensional Fund Advisors, Inc..........................................       2,046,100(12)           6.39%

------------------------

*   Less than 1%.

(1) The address of The Griffin Group, Inc. is 780 Third Avenue, Suite 1801, New York, New York 10017. The address for Legg Mason is 100 Light Street, Baltimore, Maryland 21202. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The address for all other persons is c/o Players International, Inc., 1300 Atlantic Avenue, Suite 800, Atlantic City, New Jersey 08401.

(2) Based upon information contained in Amendment No. 5 to Schedule 13D, dated February 6, 1999, as filed with the SEC. The holdings do not include the holdings of Lawrence Cohen, President and Chief Executive Officer of The Griffin Group.

(3) Includes 18,400 shares held in trust and in the name of Mr. Goldberg's family members and 738,750 shares that are subject to options that are exercisable within 60 days of April 20, 1999 ("currently exercisable"). Options to purchase 56,250 shares and 375,000 shares which would have otherwise expired on March 31, 1999 and October 1, 1999, respectively, were extended by board action to expire on the earliest of the closing of the merger, the date on which the Players board determines that the merger will not occur, or February 28, 2000.

(4) Includes 135,000 shares that are subject to currently exercisable options and 196,500 shares in which Mr. Groom has shared voting and investment power.

(5) Includes 32,500 shares that are subject to currently exercisable options.

(6) Includes 129,127 shares that are subject to currently exercisable options. Options to purchase 51,627 shares which would have otherwise expired on March 31, 1999, were extended by board action to expire on the earliest of the closing of the merger, the date on which the Players board determines that the merger will not occur, or February 28, 2000.

(7) Includes 133,750 shares that are subject to currently exercisable options. Options to purchase 56,250 shares which would have otherwise expired on March 31, 1999, were extended by board action to expire on the earliest of the closing of the merger, the date on which the Players board determines that the merger will not occur, or February 28, 2000.

(8) Includes 32,500 shares that are subject to currently exercisable options.

(9) Includes 27,500 shares that are subject to currently exercisable options.
(10) Includes 4,000 shares that are subject to currently exercisable options.

(11) Reflects holdings as of December 31, 1998 reported in Schedule 13G filed with the SEC. 2,485,000 shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Advisor, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Wood Walker, Inc., which have power to dispose thereof.

(12) Reflects holdings as of December 31, 1998 reported in Schedule 13G filed with the SEC. Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are referred to as the "Portfolios". In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of Players described in the Schedule 13G that are owned by the Portfolios. All securities reported are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.

PERSONS WHO WILL BECOME JACKPOT DIRECTORS AND/OR EXECUTIVE OFFICERS

    The following persons are currently expected to become directors and/or executive officers of Jackpot following the merger.

NAME                                                             AGE             POSITION(S) HELD WITH PLAYERS
------------------------------------------------------------     ---     ---------------------------------------------
John Groom(1)...............................................  53         Executive Vice President, Chief Operating
                                                                         Officer and Director

Marshall S. Geller(2).......................................  59         Director

(1) It is anticipated that Mr. Groom will be appointed Chief Operating Officer and become a director of Jackpot after the merger.

(2) It is anticipated that Mr. Geller will become a director of Jackpot after the merger.

    JOHN GROOM joined Players as Executive Vice President, Operations in January, 1996, and became Chief Operating Officer of Players in September, 1996. From 1979 until 1995, Mr. Groom served in various executive management positions within the Caesars organization at Caesars Atlantic City and Caesars Palace Las Vegas.

    MARSHALL S. GELLER is the Chairman and Chief Executive Officer of Geller & Friend Capital, a merchant banking investment company. He was formerly interim President and Chief Operating Officer of Players from November, 1992, through April, 1993. From 1991 through 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg & Geller, Inc., a merchant banking investment company. Mr. Geller served as Vice Chairman of Gruntal & Co. Inc., an investment banking firm, from 1988 to 1990. From 1967 until 1988, he was a Senior Managing Director of Bear Stearns & Co. Inc., an investment banking firm. He is currently a director, and was formerly the interim Co-Chairman, of Hexcel Corporation. Mr. Geller is a director of Value Vision International, Inc. and serves as Chairman of its Investment Committee. He also serves on the Boards of Ballantyne of Omaha, Inc., iMall, Inc., DataLink Systems Corporation, Cabletel Communications Corporation and Stroud's, Inc.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by Players for the last three fiscal years to John Groom, who is expected to be an executive officer of Jackpot after the merger.

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                               -------------
                                                                        ANNUAL COMPENSATION     SECURITIES
                                                           FISCAL      ----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                              YEAR ENDING     SALARY      BONUS     OPTIONS/SARS
------------------------------------------------------  -------------  ----------  ----------  -------------
John Groom............................................         1998    $  315,000  $  300,000      140,000(1)
Chief Operating Officer and...........................         1997       300,000          --      100,000(2)
Director..............................................         1996        54,918(3)         --     100,000(3)

------------------------

(1) Relates to options granted on November 19, 1997, with an exercise price of $3.125 per share. The options vest 25% on the date of the grant and on each of the first through third anniversaries of the date of the grant.

(2) Includes 100,000 shares subject to options granted on September 19, 1996, with an exercise price of $7.00 per share. The options vest 20% on each of the first through fifth anniversaries of the date of the grant.

(3) Represents fiscal year compensation following January 25, 1996 for John Groom, the date when he became an employee of Players. Includes 100,000 shares subject to options granted on January 24, 1996, with an exercise price of $9.25 per share. The options vest 20% on each of the first through fifth anniversaries of the date of the grant.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted to Mr. Groom during the fiscal year ended March 31, 1998.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                          VALUE AT
                                                                                                    ASSUMED ANNUAL RATES
                                                                                                             OF
                                                                                                        STOCK PRICE
                                                                                                        APPRECIATION
                                                                                                      FOR OPTION TERMS
                                                     % OF TOTAL           EXERCISE                 ----------------------
                                                 OPTIONS GRANTED TO         PRICE     EXPIRATION
NAME                         OPTIONS GRANTED  EMPLOYEES IN FISCAL YEAR    PER SHARE      DATE          5%         10%
---------------------------  ---------------  -------------------------  -----------  -----------  ----------  ----------
John Groom.................       140,000                 22.08           $    3.13     11/19/07   $  275,141  $  697,262

    The options in this table were granted in fiscal year 1998 and have an exercise price equal to the fair market value of Players common stock.

STOCK OPTION EXERCISES

    The following table relates to options exercised during the fiscal year ended March 31, 1998 and options outstanding at year end.

                                                                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                                             OPTIONS AT MARCH 31, 1998     THE-MONEY OPTIONS AT
                                                                                                             MARCH 31, 1998(1)
                                             SHARES ACQUIRED       VALUE     --------------------------  -------------------------
NAME                                           ON EXERCISE       REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCIABLE
-----------------------------------------  -------------------  -----------  -----------  -------------  -----------  ------------
John Groom...............................              --               --       95,000        245,000    $  63,455    $  190,365

------------------------

(1) Based upon the aggregate sum of the positive difference between the Nasdaq National Market closing quotation for Players common stock on March 31, 1998 and the exercise price for each option.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The accompanying unaudited pro forma condensed combined financial statements (the "Pro Forma Financial Statements") are based on the historical consolidated financial statements of Jackpot and Players, and give effect to the consummation of the acquisition of Players by Jackpot, as if the acquisition occurred on December 31, 1998 for purposes of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of income for the year ended June 30, 1998 and for the six months ended December 31, 1998 assume the acquisition of Players occurred on July 1, 1997 and July 1, 1998, respectively. The unaudited pro forma condensed combined statement of income for the year ended June 30, 1998 is derived from audited financial statements of Jackpot and from unaudited financial statements of Players. Players, a publicly traded company, has a fiscal year-end of March 31. The historical financial statements as of and for the six months ended December 31, 1998 are unaudited for both entities. The transaction will be accounted for using the purchase method of accounting.

    The unaudited pro forma financial information included in this document contains certain forward-looking statements that are subject to risk and uncertainty. There can be no assurance that these future results will be achieved. Any forward-looking information contained in this document should be considered in connection with certain cautionary statements contained elsewhere herein. Such cautionary statements are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 and identify important risk factors that could cause actual results of Jackpot and Players to differ from those expressed in any projected, estimated or forward-looking statements relating to either or both companies.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                    PRO FORMA      PRO FORMA
                                                                              JACKPOT   PLAYERS    ADJUSTMENTS     COMBINED
                                                                              --------  --------  -------------    ---------
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................................  $ 50,557  $ 21,546   $ (48,132)(a)   $ 23,971
  Accounts and notes receivable, net........................................               3,766                      3,766
  Inventories...............................................................               1,252                      1,252
  Prepaid expenses..........................................................     1,331     1,963                      3,294
  Deferred income tax.......................................................               2,010                      2,010
  Other current assets......................................................     3,249       448                      3,697
                                                                              --------  --------  -------------    ---------
      Total current assets..................................................    55,137    30,985     (48,132)        37,990
                                                                              --------  --------  -------------    ---------
Property and equipment, at cost:
  Land and buildings........................................................     1,535    85,765                     87,300
  Riverboats and barges.....................................................             124,949                    124,949
  Gaming equipment..........................................................    28,203    37,086                     65,289
  Other equipment...........................................................     4,488    29,760                     34,248
  Leasehold and land improvements...........................................       357     8,153                      8,510
  Construction in progress..................................................               2,577                      2,577
                                                                              --------  --------  -------------    ---------
                                                                                34,583   288,290                    322,873
  Less accumulated depreciation.............................................   (19,972)  (57,788)                   (77,760)
                                                                              --------  --------  -------------    ---------
                                                                                14,611   230,502                    245,113

Investment in joint venture.................................................              92,960                     92,960
Lease acquisition costs and other intangible assets, net of accumulated
  amortization..............................................................     3,458                                3,458
Goodwill, net of accumulated amortization...................................     3,825    34,585     130,216(a)     168,626
Deferred financing costs....................................................               4,691       5,509(a)      10,200
Other non-current assets....................................................     1,841       473                      2,314
                                                                              --------  --------  -------------    ---------
      Total assets..........................................................  $ 78,872  $394,196   $  87,593       $560,661
                                                                              --------  --------  -------------    ---------
                                                                              --------  --------  -------------    ---------

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................................  $    972  $  2,811                   $  3,783
  Accrued liabilities.......................................................              25,924   $  (8,200)(a)     17,724
  Current portion of long-term debt                                                        1,065      (1,065)(a)
  Other current liabilities.................................................     2,778     2,634                      5,412
                                                                              --------  --------  -------------    ---------
      Total current liabilities.............................................     3,750    32,434      (9,265)        26,919

Long-term debt..............................................................             165,000     214,000(a)     379,000
Deferred rent...............................................................     2,443                                2,443
Deferred income tax.........................................................       949     2,930                      3,879
Other liabilities...........................................................              28,653                     28,653
                                                                              --------  --------  -------------    ---------
      Total liabilities.....................................................     7,142   229,017     204,735        440,894
                                                                              --------  --------  -------------    ---------
Commitments and contingencies

Stockholders' equity:
  Common stock..............................................................        99       163        (103)(a)        159
  Additional paid-in capital................................................    66,443   132,595     (84,618)(a)    114,420
  Retained earnings.........................................................    18,964    39,715     (39,715)(a)     18,964
  Treasury stock............................................................   (13,776)   (7,294)      7,294(a)     (13,776)
                                                                              --------  --------  -------------    ---------
      Total stockholders' equity............................................    71,730   165,179    (117,142)       119,767
                                                                              --------  --------  -------------    ---------
      Total liabilities and stockholders' equity............................  $ 78,872  $394,196   $  87,593       $560,661
                                                                              --------  --------  -------------    ---------
                                                                              --------  --------  -------------    ---------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEAR ENDED JUNE 30, 1998
                                ------------------------------------------
                                                    PRO FORMA    PRO FORMA
                                JACKPOT  PLAYERS   ADJUSTMENTS   COMBINED
                                -------  --------  -----------   ---------
Revenues:
  Casino......................  $ 2,682  $303,574                $306,256
  Food and beverage...........             10,302                  10,302
  Hotel.......................              2,353                   2,353
  Route operations............   90,331                            90,331
  Other.......................              4,372                   4,372
                                -------  --------  -----------   ---------
      Totals..................   93,013   320,601                 413,614
                                -------  --------  -----------   ---------
Costs and expenses:
  Casino......................    2,499   141,113                 143,612
  Food and beverage...........              8,688                   8,688
  Hotel.......................                934                     934
  Other operating expenses....             40,052                  40,052
  Selling, general and
    administrative............             56,686                  56,686
  Allocated amounts of joint
    venture...................             10,682                  10,682
  Route operations............   73,927                            73,927
  Amortization................    1,141       979   $  3,141(b)     5,261
  Depreciation................    3,740    20,159                  23,899
  Corporate and other
    non-operating costs.......    3,743     7,589     (2,116)(c)    9,216
  Non-recurring expenses......              4,470                   4,470
                                -------  --------  -----------   ---------
      Totals..................   85,050   291,352      1,025      377,427
                                -------  --------  -----------   ---------

Operating income..............    7,963    29,249     (1,025)      36,187
                                -------  --------  -----------   ---------
Other income (expense):
  Interest and other income...    1,918       977     (1,444)(d)    1,451
  Interest expense............            (23,564)   (10,073)(e)  (33,637)
                                -------  --------  -----------   ---------
      Totals..................    1,918   (22,587)   (11,517)     (32,186)
                                -------  --------  -----------   ---------

Income before income tax......    9,881     6,662    (12,542)       4,001
                                -------  --------  -----------   ---------
Provision (credit) for income
  tax.........................    2,668     2,564     (3,182)(f)    2,050
                                -------  --------  -----------   ---------
Net income....................  $ 7,213  $  4,098   $ (9,360)    $  1,951
                                -------  --------  -----------   ---------
                                -------  --------  -----------   ---------

Basic earnings per share......  $   .80                          $    .13
                                -------                          ---------
                                -------                          ---------
Diluted earnings per share....  $   .79                          $    .13
                                -------                          ---------
                                -------                          ---------
Weighted average common shares
  outstanding:
  Basic.......................    8,991                            14,996
                                -------                          ---------
                                -------                          ---------
  Diluted.....................    9,187                            15,192
                                -------                          ---------
                                -------                          ---------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  SIX MONTHS ENDED DECEMBER 31, 1998
                                                              ------------------------------------------
                                                                                  PRO FORMA    PRO FORMA
                                                              JACKPOT  PLAYERS   ADJUSTMENTS   COMBINED
                                                              -------  --------  -----------   ---------
Revenues:
  Casino....................................................  $ 1,013  $160,732                $161,745
  Food and beverage.........................................              4,883                   4,883
  Hotel.....................................................              1,550                   1,550
  Route operations..........................................   44,941                            44,941
  Other.....................................................              1,860                   1,860
                                                              -------  --------  -----------   ---------
      Totals................................................   45,954   169,025                 214,979
                                                              -------  --------  -----------   ---------
Costs and expenses:
  Casino....................................................      978    72,319                  73,297
  Food and beverage.........................................              4,231                   4,231
  Hotel.....................................................                661                     661
  Other operating expenses..................................             20,133                  20,133
  Selling, general and administrative.......................             31,073                  31,073
  Allocated amounts of joint venture........................              5,245                   5,245
  Route operations..........................................   37,779                            37,779
  Amortization..............................................      578       489    $ 1,571(b)     2,638
  Depreciation..............................................    2,071     9,518                  11,589
  Corporate and other non-operating costs...................    1,797     3,960     (1,059)(c)    4,698
  Non-recurring expenses....................................              3,251                   3,251
                                                              -------  --------  -----------   ---------
      Totals................................................   43,203   150,880        512      194,595
                                                              -------  --------  -----------   ---------

Operating income............................................    2,751    18,145       (512)      20,384
                                                              -------  --------  -----------   ---------
Other income (expense):
  Interest and other income.................................      718        73       (722)(d)       69
  Interest expense..........................................            (10,729)    (6,953)(e)  (17,682)
                                                              -------  --------  -----------   ---------
      Totals................................................      718   (10,656)    (7,675)     (17,613)
                                                              -------  --------  -----------   ---------

Income before income tax....................................    3,469     7,489     (8,187)       2,771
                                                              -------  --------  -----------   ---------
Provision (credit) for income tax...........................      971     2,921     (2,357)(f)    1,535
                                                              -------  --------  -----------   ---------
Net income..................................................  $ 2,498  $  4,568    $(5,830)    $  1,236
                                                              -------  --------  -----------   ---------
                                                              -------  --------  -----------   ---------

Basic earnings per share....................................  $   .29                          $    .08
                                                              -------                          ---------
                                                              -------                          ---------
Diluted earnings per share..................................  $   .29                          $    .08
                                                              -------                          ---------
                                                              -------                          ---------
Weighted average common shares outstanding:
  Basic.....................................................    8,665                            14,670
                                                              -------                          ---------
                                                              -------                          ---------
  Diluted...................................................    8,754                            14,759
                                                              -------                          ---------
                                                              -------                          ---------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS
NOTE 1--BASIS OF PRESENTATION:

    The accompanying unaudited pro forma condensed combined financial statements (the "Pro Forma Financial Statements") are based on the historical consolidated financial statements of Jackpot and Players, and give effect to the consummation of the acquisition of Players by Jackpot as if the acquisition occurred on December 31, 1998 for purposes of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of income for the year ended June 30, 1998 and for the six months ended December 31, 1998 assume the acquisition of Players occurred on July 1, 1997 and July 1, 1998, respectively. The unaudited pro forma condensed combined statement of income for the year ended June 30, 1998 is derived from audited financial statements of Jackpot and from unaudited financial statements of Players. Players, a publicly traded company, has a fiscal year-end of March 31. The historical financial statements as of and for the six months ended December 31, 1998 are unaudited for both entities.

    Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions and adjustments. The unaudited pro forma financial information presented herein is not necessarily indicative of the results of operations or financial position that Jackpot would have obtained had such events occurred at the beginning of the period, as assumed, or will obtain in future periods. The Pro Forma Financial Statements should be read in conjunction with the separate consolidated financial statements and disclosures in the most recent Form 10-K and Form 10-Q of each company.

    The transaction will be accounted for using the purchase method of accounting. For purposes of the Pro Forma Financial Statements, the carrying values of Players' assets and liabilities were assumed to approximate their fair values at the date of acquisition. Accordingly, the purchase price and estimated acquisition costs in excess of the net assets acquired have been preliminarily allocated to goodwill. Such goodwill, which has been allocated to various subsidiaries based upon cash flow projections, is amortized on a straight-line basis over 40 years, which Jackpot's management believes is appropriate based upon its review of the current facts and circumstances of the acquired business. The purchase price allocation and the amortization period may be adjusted upon completion of the acquisition. The effect of any such adjustment could be significant on the future combined results of operations.

    Players' statements of income included in the Pro Forma Financial Statements include certain non-recurring expenses and certain other expenses, which may not be incurred in the future by the combined company, such as certain corporate, consulting, legal, and other expenses related to prior merger proposals unrelated to the merger with Jackpot. Except for certain expenses (see Note 2 to these Pro Forma Financial Statements) which will be eliminated as a direct result of the merger, the Pro Forma Financial Statements do not give effect to these costs and expenses or to other cost savings that may be realized in the future as a result of the acquisition.

    Certain amounts in the historical financial statements of Jackpot and Players have been reclassified to conform with the condensed consolidated presentation. In addition, certain reclassifications have been made to the historical data included in Players' statements of income to conform to Jackpot's presentation. For purposes of the Pro Forma Financial Statements, certain non-recurring items which were included in "Corporate and other non-operating costs", "Other operating expenses", or presented as separate line items in Players' historical statements of income have been reclassified to non-recurring expenses. For the year ended June 30, 1998, non-recurring expenses include $4.2 million for the settlement with Lake Charles, Louisiana, $0.4 million for certain litigation related expenses, $0.5 million for corporate and other non-operating costs and $0.6 million for a miscellaneous gain, and for the six months ended December 31, 1998, consist of $1.7 million for expenses related to prior

                          NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION (CONCLUDED):
merger proposals considered by Players, $0.8 million for certain legal expenses, $0.6 million for other operating expenses and $0.2 million for corporate and other non-operating costs.

NOTE 2--PRO FORMA ADJUSTMENTS:

(a) The adjustments to arrive at the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1998 are summarized in the table below (dollars in thousands) and are described in the notes following the table.

                                                                                                RECORD
                                                        TRANSACTION                            GOODWILL
                                                         COSTS AND                                AND
                                                           STOCK     ELIMINATE    REPAYMENT    ELIMINATE
                                            MERGER        OPTION      EXISTING   OF EXISTING  INVESTMENT
                             FINANCING   CONSIDERATION   PAYMENTS     GOODWILL      DEBT      IN PLAYERS       NET
                                (1)           (2)           (3)         (4)          (5)          (6)      ADJUSTMENTS
                            -----------  -------------  -----------  ----------  -----------  -----------  -----------
Cash and cash
  equivalents.............  $   368,800   $  (216,167)   $ (19,300)              $  (181,465)               $ (48,132)
Goodwill..................                                           $  (34,585)              $   164,801     130,216
Deferred financing
  costs...................       10,200                                               (4,691)                   5,509
Investment in Players.....                    264,204       19,300                     4,691     (288,195)      -
Accrued liabilities.......                                                             8,200                    8,200
Current portion of
  long-term debt..........                                                             1,065                    1,065
Long-term debt............     (379,000)                                             165,000                 (214,000)
Common stock..............                        (60)                                                163         103
Additional paid-in
  capital.................                    (47,977)                   34,585                    98,010      84,618
Retained earnings.........                                                             7,200       32,515      39,715
Treasury stock............                                                                         (7,294)     (7,294)
                            -----------  -------------  -----------  ----------  -----------  -----------  -----------
Totals....................  $    -        $    -         $   -       $   -       $    -       $    -        $   -
                            -----------  -------------  -----------  ----------  -----------  -----------  -----------
                            -----------  -------------  -----------  ----------  -----------  -----------  -----------

       -------------------------------

    (1) Records the assumed issuance of long-term debt of $379 million, net of estimated financing costs of $10.2 million.

    (2) Records the estimated merger consideration for Jackpot's investment in Players. Pursuant to the terms of the merger agreement, Jackpot will acquire Players for $8.25 per share, consisting of $6.75 per share in cash and $1.50 in Jackpot's common stock for each share of Players outstanding common stock. As of December 31, 1998, there were 32,024,737 shares of Players' common stock outstanding. Assumes that .1875 of a share of Jackpot stock will be issued for each share of Players stock.

    (3) Records the estimated transaction costs to be incurred in connection with the acquisition of Players, and settlement amount to be paid to the holders of Players stock options.

    (4) Records the elimination of Players historical goodwill.

    (5) Records the repayment of Players' 10 7/8% senior subordinated debt and certain other debt of $150 million and $16.1 million, respectively, plus payment of accrued interest of $3.4 million. The resulting extraordinary loss from the extinguishment of debt of $12 million is recorded net of the estimated tax benefit of $4.8 million. Accrued liabilities are reduced by $8.2 million to reflect the net effect of the tax benefit and payment of accrued interest.

    (6) Records goodwill and eliminates Jackpot's investment in Players.

                          NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2--PRO FORMA ADJUSTMENTS (CONCLUDED):
The adjustments to arrive at the Unaudited Pro Forma Condensed Combined Statement of Income are described below in (b) through (f).

(b) Represents the net increase in amortization expense. Goodwill recorded as a result of the acquisition is allocated to various riverboat businesses based upon projected cash flows. The lives of the goodwill are estimated at 40 years.

                                                                                               SIX MONTHS
                                                                              YEAR ENDED          ENDED
                                                                             JUNE 30, 1998  DECEMBER 31, 1998
                                                                             -------------  -----------------
                                                                                  (DOLLARS IN THOUSANDS)
Amortization of existing goodwill..........................................    $    (979)       $    (489)
Amortization of estimated new goodwill.....................................        4,120            2,060
                                                                                  ------           ------
  Net adjustment...........................................................    $   3,141        $   1,571
                                                                                  ------           ------
                                                                                  ------           ------

(c) Reflects the elimination of certain corporate expenses of Players as a direct result of the merger. The reduction in directors fees is net of fees for additional directors to Jackpot's board required pursuant to the terms of the merger agreement. Officers' salaries and benefits represent an amount for positions which will be eliminated pursuant to the terms of the merger agreement.

                                                                                               SIX MONTHS
                                                                              YEAR ENDED          ENDED
                                                                             JUNE 30, 1998  DECEMBER 31, 1998
                                                                             -------------  -----------------
                                                                                  (DOLLARS IN THOUSANDS)
Directors fees.............................................................    $     307        $     154
Officers' salaries and benefits............................................        1,809              905
                                                                                  ------           ------
  Net adjustment...........................................................    $   2,116        $   1,059
                                                                                  ------           ------
                                                                                  ------           ------

(d) Represents a decrease in interest income to reflect a lower amount of cash available for investment.

(e) Reflects the net increase in interest expense. The weighted average interest rate is estimated at 8.7%. If the interest rate were to vary by 1/8 percent, the effect on pre-tax income would be approximately $.5 million per year.

                                                                                              SIX MONTHS
                                                                           YEAR ENDED            ENDED
                                                                          JUNE 30, 1998    DECEMBER 31, 1998
                                                                        -----------------  -----------------
                                                                               (DOLLARS IN THOUSANDS)
Interest expense for existing indebtedness............................     $   (22,816)        $  (9,579)
Interest expense for new indebtedness (estimated).....................          32,889            16,532
                                                                              --------           -------
  Net adjustment......................................................     $    10,073         $   6,953
                                                                              --------           -------
                                                                              --------           -------

(f) Reflects the tax effect of the adjustments using the estimated statutory combined federal and state income tax rate of 40%. Amortization of goodwill and tax-exempt interest income are excluded from the tax provision as permanent items pursuant to the applicable income tax regulations.

                      DESCRIPTION OF JACKPOT CAPITAL STOCK

GENERAL

    The authorized capital stock of Jackpot currently consists of 30,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. A proposal will be submitted to the Jackpot stockholders at the special meeting to amend Jackpot's articles of incorporation to increase the number of shares of authorized common stock to 60,000,000. See "Additional Matters for Jackpot Stockholder Vote" for information concerning this proposal.

    Based upon the number of shares of Jackpot common stock and Players common stock outstanding on the record date of the Jackpot and Players special
meetings, it is anticipated that there will be approximately       shares of
Jackpot common stock outstanding following completion of the merger. No shares of preferred stock have been issued.

COMMON STOCK

    Each holder of common stock of record is entitled to one vote for each outstanding share owned by him on every matter properly submitted to the stockholders for their vote. The shares of common stock do not have cumulative voting rights in the election of directors. Stockholders are entitled to any dividends declared by the Board of Directors out of any legally available funds and are entitled to receive on a pro rata basis all assets of Jackpot available for distribution to the stockholders in the event of liquidation, dissolution, or the winding up of Jackpot. Stockholders do not have any pre-emptive right to become subscribers or purchasers of additional shares of any class of Jackpot's capital stock in any subsequent offering.

PREFERRED STOCK

    The preferred stock may be issued in series having such designations, powers, preferences, rights, and limitations on such terms and conditions as the Board of Directors may from time to time determine, including the rights, if any, of the holders of such preferred stock with respect to voting, dividends, redemption, liquidation, and conversion. There are currently no shares of preferred stock outstanding.

PREFERRED STOCK PURCHASE RIGHTS

    In July, 1994, Jackpot's board of directors declared a dividend distribution of one preferred stock purchase right, payable on each share of common stock outstanding as of July 15, 1994 and on each share of common stock thereafter issued. The terms and conditions applicable to the purchase rights are governed by a Rights Agreement dated as of July 11, 1994 between Jackpot and Continental Stock Transfer & Trust Company. Each right will entitle the holder to purchase one-hundredth of a share of a Series A Junior Preferred Stock at a price of $30.00.

    The rights, unless earlier redeemed by the board, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of Jackpot (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of Jackpot's outstanding voting stock (even if no shares are actually purchased pursuant to such offer). An Acquiring Person does not include (A) Jackpot, (B) any subsidiary of Jackpot, (C) any employee benefit plan or employee stock plan of Jackpot or of any subsidiary of Jackpot, or any trust or other entity organized, appointed, established or holding Jackpot common stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of Jackpot then outstanding results solely from (i) any action or transaction or transactions approved by the board before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of voting stock of Jackpot pursuant to a transaction or transactions approved by the board.

    The rights are not exercisable until the Distribution Date. The rights will expire at the close of business on July 15, 2004, unless earlier redeemed by Jackpot as described below.

    The Series A Junior Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of Jackpot's preferred stock. The Series A Preferred Stock may not be issued except upon exercise of rights. Each share of Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the cash dividends declared on the Jackpot's common stock. In addition, Series A Preferred Stock is entitled to 100 times any non-cash dividends or other non-cash distributions (other than dividends payable in equity securities) declared on the common stock, in like kind. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $1.00 per one one-hundredth share or 100 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting are protected by certain anti-dilution provisions.

    The number of shares of Series A Preferred Stock issuable upon exercise of the rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, Jackpot common stock. The exercise price for the rights is subject to adjustment in the event of extraordinary distributions of cash or other property to the holders of Jackpot common stock.

    Unless the rights are earlier redeemed, in the event that, after the time that the rights become exercisable, Jackpot were to be acquired in a merger or other business combination (in which any shares of the Jackpot's common stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Jackpot and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a right will from and after such date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price. In addition, unless the rights are earlier redeemed, if a person or group becomes the beneficial owner of 15% or more of the Jackpot's voting stock (other than pursuant to a tender or exchange offer for all outstanding shares of Jackpot common stock that is approved by the board, after taking into account the long-term value of Jackpot and all other factors they consider relevant in the circumstances) the Rights Agreement provides that proper provision will be made so that such holder of record of a right, other than the Acquiring Person (whose rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the exercise price,that number of shares of Jackpot's Series A Preferred Stock having a market value at the time of the transaction equal to two times the exercise price (such market value to be determined with reference to the market value of Jackpot's common stock as provided in the Rights Agreement).

    At any time on or prior to the close of business on the tenth day after the time that a person has become an Acquiring Person (or at such later date as a majority of the Board and a majority of the Continuing Directors (as defined in the Rights Agreement) may determine), Jackpot may redeem the rights in whole, but not in part, at a price of $.01 per right. The rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Continuing Directors. Immediately upon the effective time of the action of the board of Jackpot authorizing redemption of the rights, the right to exercise the rights will terminate and the only right of the holder of rights will be to receive the redemption price.

    For an long as the rights are then redeemable, Jackpot may, except with respect to the redemption price or date of expiration of the rights, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, Jackpot may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Amendments to the Rights Agreement from and after the time that any person becomes an Acquiring Person requires the approval of a majority of the Continuing Directors (as provided in the Rights Agreement).

    Until a right is exercised, the holder, as such, will have no rights as a stockholder of Jackpot, including, without limitation, the right to vote or to receive dividends.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group who attempts to acquire Jackpot on terms not approved by the board. The rights should not interfere with any merger or other business combination approved by the board since the rights may be redeemed by Jackpot at $.01 per right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership of 15% or more of the voting stock.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Jackpot common stock is Continental Stock Transfer & Trust Company, New York, New York.

       COMPARATIVE RIGHTS OF HOLDERS OF PLAYERS AND JACKPOT COMMON STOCK

GENERAL

    After the merger, stockholders of Players will become stockholders of Jackpot. Jackpot and Players are Nevada corporations and are governed by the Nevada Revised Statutes ("NRS"). The following is a summary of certain material differences between the rights of holders of Jackpot common stock and the rights of holders of Players common stock. These differences arise principally from the differences between the articles of incorporation and bylaws of the two companies. The following summary is qualified in its entirety by reference to the full text of each document and the NRS. For information as to how to get those documents, see "Where You Can Find More Information" on page 140.

PUBLIC MARKET FOR THE SHARES

    Players common stock is listed on the NASDAQ National Market, and Jackpot common stock is quoted on the NYSE. After the merger, Jackpot common stock, including those shares which are issued in connection with the merger, will be quoted on the NYSE.

NUMBER OF DIRECTORS

    Players bylaws provide that the Players board of directors will consist of not less than one and not more than nine directors unless otherwise determined by a vote of a majority of the entire board of directors. The number of directors cannot be less than three unless all of the outstanding shares of stock are owned beneficially and of record by less than three stockholders. The Players board of directors has set the current number of directors at nine.

    The Jackpot bylaws provide that the Jackpot board of directors shall consist of no less than three and no more than seven directors. The actual number of directors constituting the Jackpot board may be fixed by resolution of the board. The Jackpot board has set the current number of directors at four.

    Neither the Jackpot nor the Players bylaws provide for a classified board of directors.

CUMULATIVE VOTING

    Neither the Jackpot nor the Players bylaws allow cumulative voting with respect to the election of the members of the board of directors.

REMOVAL OF DIRECTORS

    Players' bylaws provide that each director shall hold office until the annual meeting of the stockholders next succeeding his election, and until his successor is elected and qualified, or until his prior death, resignation, or removal. Any director may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock of the company at a special meeting of the stockholders called for that purpose.

    Neither the Jackpot articles or bylaws expressly provide for the removal of directors. Under Section 78.335 of the NRS, any director may be removed from office by a stockholder vote of two-thirds of the stockholders, or by the vote of such larger percentage of shares as may be provided for in the articles of incorporation. A director elected by a voting group, unless otherwise provided for in the articles of incorporation, may only be removed by a vote of two-thirds of the members of the group or by the vote of such larger percentage of the group as maybe provided for in the articles of incorporation for the removal of directors.

SPECIAL MEETINGS

    Special meetings of the Players' board of directors may be held whenever called by the president or by one of the directors, at such time and place as may be specified in the notices or waivers of notices.

    Special meetings of the Players' stockholders may be called:

    - by the board of directors or the president at any time; or

    - by the president or the secretary at the written request of the holders of 25% of the shares then outstanding and entitled to vote.

    Special meetings of the Jackpot board of directors may be held on three days prior notice whenever called by the president or called by the president or secretary on the written consent of two directors.

    Special meetings of the Jackpot stockholders may be called

    - by the president; or

    - by the president or the secretary or the written request of the holders of a majority of the shares then issued and entitled to vote.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    The Players by-laws provide that any vacancies in the Players board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, or inability to act of any director, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, even if less than a quorum, at any regular meeting or special meeting of the board of directors called for that purpose.

    The Jackpot by-laws provide that vacancies on the Board may be filled by a majority of the remaining directors, though less than a quorum, and the directors so elected shall hold office for the unexpired term in respect of which the vacancy occurred or until the next annual election of directors.

AMENDMENTS TO BYLAWS

    The stockholders of Players may amend or repeal the bylaws by the affirmative vote of the stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock entitled to vote in the election of directors at any annual or special meeting of stockholders, provided that the notice or waiver of such meeting shall have summarized or set forth in full therein, the proposed amendment.

    The Players board of directors shall have the power to make, adopt, alter, amend and repeal, from time to time, bylaws, except, however, that the board of directors shall have no power to change the quorum for meetings of stockholders or the board of directors or to change the provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board resulting from the removal by the stockholders.

    The Jackpot bylaws may be altered or amended at any regular meeting of the stockholders or at any special meeting of the stockholders at which a quorum is present or represented, if notice of the proposed alteration or amendment be contained in the notice of such meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at such meeting which are present and represented.

    The Jackpot bylaws may be altered or amended by the affirmative vote of a majority of the board or at any special meeting of the board if notice of the proposed alteration or amendment be contained in the notice of such special meeting.

ACTION BY STOCKHOLDERS THROUGH WRITTEN CONSENT

    Under Section 78.320 of the NRS, unless otherwise provided in a corporation's articles of incorporation or bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by a stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. The Players by-laws provide for such action by written consent. The Jackpot articles and by-laws are silent on this issue.

QUORUM FOR STOCKHOLDER MEETINGS

    The Players bylaws provide that the holders of a majority of the stock issued and outstanding, and entitled to vote thereat, present in person or represented by the proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute.

    The Jackpot bylaws provide that at all meetings of stockholders, the presence at the commencement of such meetings in person or by proxy of stockholders holding of record 51% of the total number of shares of the corporation then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of any business.

LIABILITY AND INDEMNIFICATION OF DIRECTORS

    The indemnification provisions of the NRS requires indemnification of a director who has been successful on the merits or otherwise in defense of any action that he or she was a party to because he or she is or was a director of the corporation. This indemnification authorized by the NRS is not exclusive and is in addition to any other rights granted to directors.

    Players' articles of incorporation limit the liability of both the directors and officers of Players. Players' articles of incorporation provides that a director or officer of Players shall not be personally liable to the company or its stockholders for monetary damages due to breach of fiduciary duty as a director or officer, except for liability (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) for the payment of dividends in violation of Section 78.300 of the NRS.

    In addition, Players' bylaws provide for indemnification of each present and former director or officer and each person serving at Players request as a director, officer or employee of another corporation to the full extent permitted by the NRS. This indemnity covers all expenses actually and necessarily incurred by that person and against liability and loss, including attorney's fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement. The right to indemnification shall be a contract right and shall include the right to be paid by Players the expenses incurred by the director or officer in defending a civil or criminal action. However, the provision requires, as a condition to such indemnification, that each indemnified officer and director provide to Players a written undertaking that if a court determines that the director or officer is not entitled to indemnification by Players, then the director or officer shall repay all amounts advanced to Players. Players maintains directors' and officers' liability insurance.

    Jackpot's articles and by-laws include provisions limiting liability of directors and officers of Jackpot on substantially identical terms to those included in Players articles of Incorporation. Jackpot also maintains directors and officers' liability insurance.

STOCKHOLDER RIGHTS PLANS

    Players has adopted a stockholders' rights plan and issued the rights to protect Players' stockholders from coercive or unfair takeover tactics.

    In 1997 Players adopted a stockholder rights plan which provides that each share of Players common stock has a preferred stock purchase right attached. The rights generally become exercisable on the earlier of (i) the tenth day after the first public announcement that a person other than Players (an "acquiring person") has acquired beneficial ownership of at least 20% of Players common stock or (ii) ten days after the commencement of a tender offer which would result in the acquiring person making a tender offer become the beneficial owner of more than 20% of Players common stock. Upon exercise of the rights, a holder other than the acquiring person or its affiliates may purchase one one-hundredth of a share of Players' Series A Junior Participating Preferred Stock, no par value, for an initial exercise price of $30. After the rights become exercisable, certain triggering events will entitle the rights holders to purchase a number of shares of Players common stock having a market value of twice the preferred stock exercise price. If Players is involved in a merger and is not the surviving corporation or sells more than 50% of its assets after the rights become exercisable, the rights will allow the rights holders to purchase a number of shares of common stock of the acquiring party having a market value of twice the preferred stock exercise price.

    Players amended its rights plan on February 8, 1999, to provide that Jackpot would not be considered an acquiring person under the rights plan and that the merger with Jackpot would not trigger any of the provisions of the rights plan. For this reason, the Players stock purchase rights will not become exercisable as a result of the contemplated merger with Jackpot.

    Jackpot has also adopted a stockholders rights' plan. See "Description of Jackpot Capital Stock-- Preferred Stock Purchase Rights" for a description of the terms of the plan.

                          PLAYERS SELLING STOCKHOLDERS

    This document also relates to the offer from time to time following the merger of Jackpot common stock by persons identified below, all of whom may be deemed "affiliates" of Players on the date of Players' special meeting ("the selling stockholders"). As used herein, "selling stockholders" also includes donees and pledgees selling shares received from a named selling stockholder after the date of this document. Jackpot has registered with the SEC the Jackpot common stock issued pursuant to the merger and resales of Jackpot common stock described herein. Registration of the Jackpot common stock does not necessarily mean that any of the shares of Jackpot common stock will be sold by the selling stockholders within any particular time frame.

    Jackpot will not receive any of the proceeds from the sale of the Jackpot common stock offered by the selling stockholders.

    The table below also sets forth information concerning the Jackpot common stock which the affiliates will receive in the merger. Following the table is additional information concerning the beneficial ownership of the shares of Players common stock shown as beneficially owned by the affiliates. Except as otherwise noted in the text following the table, each affiliate has sole voting and investment power over the shares it beneficially owns. Unless otherwise indicated, the address of each affiliate named in the table is c/o Players International, Inc., 1300 Atlantic Avenue, Suite 800, Atlantic City, New Jersey 08401.

                                                                                BENEFICIAL OWNERSHIP
                                                                               OF JACKPOT STOCK TO BE
                                                   BENEFICIAL OWNERSHIP      RECEIVED IN THE MERGER IN
                                                   PRIOR TO THE MERGER           EXCHANGE FOR STOCK         NUMBER OF
                                                --------------------------  ----------------------------  JACKPOT SHARES
                                                                 PERCENT     NUMBER OF     PERCENT OF       OFFERED BY
                                                  NUMBER OF        OF         JACKPOT     FULLY DILUTED        THIS
BENEFICIAL OWNER                                PLAYER SHARES     CLASS      SHARES(A)    JACKPOT STOCK   PROSPECTUS(A)
----------------------------------------------  -------------  -----------  -----------  ---------------  --------------
The Griffin Group, Inc........................     4,367,350(2)      13.63%
Howard Goldberg...............................     1,104,330(3)       3.37%                         *
John Groom....................................       346,500(4)       1.08%                         *
Lawrence Cohen................................       253,600(5)          *                          *
Marshall S. Geller............................       194,127(6)          *                          *
Lee Seidler...................................       177,750(7)          *                          *
Charles M. Masson.............................        42,500(8)          *                          *
Vincent Naimoli...............................        29,500(9)          *                          *
All affiliates of Players as a group..........     6,515,657        20.25%

------------------------

*   Less than 1%.

(A) Assumes the issuance of       shares of Jackpot common stock for each share
    of Players common stock directly held at the effective time of the merger. These numbers are for purposes of example only and are calculated assuming
    Jackpot's stock price on the date of the merger is $      , the 30-day
    average closing price of Jackpot common stock on the New York Stock Exchange
    as of         , 1999. Also assumes that no outstanding options for Players common stock will be exercised prior to the merger, and that all such outstanding options will be accelerated and canceled immediately before the effective time of the merger in accordance with the merger agreement. The actual number of shares of Jackpot common stock issued to the principal stockholders of Players and covered by this prospectus may be more or less than the amounts set forth on the preceding table.

(1) The address of The Griffin Group, Inc. is 780 Third Avenue, Suite 1801, New York, New York 10017.

(2) Based upon information contained in Amendment No. 5 to Schedule 13D, dated February 6, 1999, as filed with the SEC. The holdings do not include the holdings of Lawrence Cohen, President and Chief Executive Officer of The Griffin Group.

(3) Includes 18,400 shares held in trust and in the name of Mr. Goldberg's family members and 738,750 shares that are subject to options that are exercisable within 60 days of April 20, 1999 ("currently exercisable").
(4) Includes 135,000 shares that are subject to currently exercisable options and 196,500 shares in which Mr. Groom has shared voting and investment power.

(5) Includes 32,500 shares that are subject to currently exercisable options.

(6) Includes 129,127 shares that are subject to currently exercisable options.

(7) Includes 133,750 shares that are subject to currently exercisable options.

(8) Includes 32,500 shares that are subject to currently exercisable options.

(9) Includes 27,500 shares that are subject to currently exercisable options.

PLAN OF DISTRIBUTION

    The distribution of shares of Jackpot common stock may be effected by the selling stockholders from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from purchasers for whom they may act as agents. Underwriters may sell the Jackpot common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    The selling stockholders and any underwriters, dealers or agents that participate in the distribution of their Jackpot common stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of Jackpot common stock by them and any discounts, commissions or concessions received by those underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, if the selling stockholders are deemed underwriters, they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

    At a time a particular offer of Jackpot common stock is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

    The sale of Jackpot common stock by the selling stockholders may also be effected from time to time by selling the stock directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the selling stockholders' Jackpot common stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on the NYSE or other exchanges on which the Jackpot stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

    The Jackpot common stock received by the selling stockholders may also be sold in one or more of the following transactions:

    - block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by a broker-dealer for its own account pursuant to a prospectus supplement;

    - a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules;

    - ordinary brokerage transactions and transactions in which these broker-dealers solicit purchasers;
    - sales at the market to or through a specialist or market maker or into an existing trading market, on an exchange or otherwise, for the shares; and

    - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

    In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale. Broker-dealers may also receive compensation from purchasers of Jackpot common stock from the selling stockholders, which is not expected to exceed amounts that are customary for the types of transactions involved.

    In connection with distributions of Jackpot common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the merger. These broker-dealers may engage in short sales of Jackpot common stock or other transactions in the course of hedging the positions assumed by persons in connection with hedging transactions or otherwise. The selling stockholders may also sell Jackpot common stock short and redeliver Jackpot common stock to close out short positions; enter into option or other transactions with broker-dealers or others which may involve the delivery to these persons of Jackpot common stock offered hereby, which Jackpot common stock these people may resell pursuant to this prospectus; and/ or pledge Jackpot common stock to a broker or dealer or others and, upon a default, these people may effect sales of Jackpot common stock pursuant to this prospectus. In addition, any Jackpot common stock covered by this document that qualifies for resale pursuant to Rule 145 of the Securities Act may be sold under Rule 145, rather than with this document.

    In order to comply with securities laws of certain states, if applicable, Jackpot common stock held by the selling stockholders may be sold only through registered or licensed brokers or dealers.

    Until the distribution of Jackpot common stock held by the selling stockholders is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase Jackpot common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of Jackpot common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Jackpot common stock.

    The lead underwriters may also impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that, if the lead underwriters purchase Jackpot common stock in the open market to reduce the underwriters' short position or to stabilize the price of Jackpot common stock, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold Jackpot common stock as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resale of the security before the distribution is completed.

    Jackpot makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of Jackpot common stock. In addition, Jackpot makes no representation that underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    All expenses associated with filing and maintaining the effectiveness of the registration statement of which this document is a part will be paid by Jackpot. Other expenses incident to the offering and sale of Jackpot common stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                              AMENDMENT TO JACKPOT
                           ARTICLES OF INCORPORATION
                               IN CONNECTION WITH
                                   THE MERGER

BACKGROUND

    As described above under "Information Concerning Players--Business", certain federal and state statutes and regulations may affect who is entitled to own an equity interest of an entity which operates, or has a controlling interest in an entity which operates, a riverboat casino in the United States. The statute which most explicitly limits who may own an equity interest in such an entity is the Shipping Act of 1916, which specifies that carriage of passengers between points in the United States is restricted to vessels which are built and documented in the United States and are owned legally and beneficially by citizens of the United Sates. A corporation is considered a United States citizen only if United States citizens own 75% of its outstanding capital stock. This requirement now applies to Players and will apply to Jackpot following the merger. In addition, state gaming authorities may, within the exercise of their discretion, require that an owner of securities of a corporation which is applying to operate or is operating a casino divest any or all of such securities as a condition to the issuance or renewal of a license to operate the casino in that state.

    The Players articles of incorporation include provisions that address those potential circumstances by granting Players a right to repurchase its securities from those persons whose ownership of such securities may threaten Players' regulatory approval to continue to operate its riverboat casinos. For a description of these provisions, see "Information Concerning Players--Business; Players' Repurchase Rights With Respect to Players' Securities" above. In order to assure that Jackpot has the same flexibility to comply with the regulatory requirements which restrict who may own Jackpot securities following the merger, Jackpot's board of directors has proposed an amendment to Jackpot's articles of incorporation that would, subject to and conditioned upon completion of the merger, add provisions which are substantially identical to the provisions in the Players articles. The full text of the proposed amendment to Jackpot's articles is attached to this document as Appendix D. Approval of the amendment requires the affirmative vote of not less than a majority of the issued and outstanding Jackpot common stock. The amendment, if approved by the Jackpot stockholders, will become effective only if the merger with Jackpot is completed. However, approval of the amendment is not a condition to completion of the merger.

DESCRIPTION OF AMENDMENT

    The proposed amendment is in the form of a new Article XIII to the Jackpot articles of incorporation. The new Article XIII provides that if any governmental commission, regulatory authority, entity, agency or instrumentality having jurisdiction over Jackpot or any affiliate of Jackpot or that has granted a license, certificate of authority, franchise or similar approval to Jackpot or any affiliate of Jackpot, orders or requires any person to divest any or all of the shares of Jackpot common stock (or options, convertible securities or warrants to purchase common stock) owned by such person and the person fails to do so by the date required by the order (unless the order is stayed), Jackpot will have the right to acquire the securities from the person that failed to divest such securities as required by such order. If, after reasonable notice and an opportunity for affected parties to be heard, any governmental authority determines that continued ownership of Jackpot's securities by any person shall be grounds for the revocation, cancellation, non-renewal, restriction or withholding of any license granted to or applied for by Jackpot or any affiliate of Jackpot, or shall be grounds for limiting the activities of such entity, such person shall divest the securities that provide the basis for such determination, and if such person fails to divest the securities within 10 days after the date the authority's determination becomes effective (unless the determination is stayed), Jackpot shall have the right to acquire such securities from the person. If Jackpot determines that persons who are not citizens of the United States as determined under the Shipping Act or other applicable statues own more than 25% of Jackpot outstanding common stock, Jackpot may require the foreign citizen(s) who most recently acquired the shares that bring total foreign citizen ownership to more than 25% of the outstanding common stock to divest the excess shares to persons who are United States citizens. If the foreign citizen(s) so directed fail to divest the excess shares to United States citizens within 30 days after the date on which Jackpot gives a written notice to the foreign citizens(s) to divest the excess shares, Jackpot shall have the right to acquire the shares that the foreign citizen(s) failed to divest as required by Jackpot's notice.

    Whenever Jackpot has the right to acquire securities from any person pursuant to the provisions described in the preceding paragraph, Jackpot will pay the person either $.10 per share or $.01 per stock equivalent, such as options or warrants, or, in either case, such higher price as may be required by applicable legal requirements. Some state gaming regulations require a purchase price equal to the fair market value of the securities under certain of the circumstances described above. If there is no other applicable legal requirement, any amount payable to the person in excess of $.10 per share, or $.01 per stock equivalent, as applicable, will be paid in five equal annual installments with interest at the lower of the prime rate or the LIBOR rate, as published from time to time in The Wall Street Journal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The board of directors of Jackpot unanimously recommends that the Jackpot stockholders vote "FOR" the amendment be the articles of incorporation described above.

                ADDITIONAL MATTERS FOR JACKPOT STOCKHOLDER VOTE

                           ADDITIONAL PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    At the Jackpot special meeting, four directors are to be elected, each to hold office (subject to Jackpot's by-laws) until the next annual meeting of stockholders and until a respective successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the board of directors prior to or at the special meeting or, if no substitute is selected by the board of directors prior to or at the special meeting, for a motion to reduce the membership of the board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to Jackpot.

    The directors of Jackpot (none of whom has a family relationship with one another) are as follows:

NAME                                            AGE                      POSITION
-------------------------------------------     ---     -------------------------------------------
Allan R. Tessler...........................         62  Chairman of the Board
Don R. Kornstein...........................         47  President, Chief Executive Officer and
                                                        Director
David R. Markin............................         67  Director
Robert L. McDonald, Sr.....................         78  Director

    Allan R. Tessler has served as Chairman of the Board since May, 1994 and has been a director of Jackpot since 1980. Mr. Tessler also served as Secretary of Jackpot from 1980 through August, 1993. He has been Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Co-Chairman and Co-Chief Executive Officer of Data Broadcasting Corporation, a securities market data supplier, since June, 1992. Mr. Tessler has been Chairman of the Board of Enhance Financial Services, Inc., an insurance holding company, since 1986, and was Chairman of the Board of Great Dane Holdings Inc., a diversified holding company, from 1987 through December, 1996. He is also a director of The Limited, Inc., Allis-Chalmers Corporation and Marketwatch.com Inc.

    Don R. Kornstein has served as President, Chief Executive Officer and a director of Jackpot since September, 1994. Prior to his appointment with Jackpot, Mr. Kornstein was a Senior Managing Director of Bear, Stearns & Co. Inc., a leading worldwide investment banking firm where he had been employed since 1977. Mr. Kornstein was in such firm's Investment Banking Department and was head of that firm's gaming industry group. Mr. Kornstein is also a director of Riddell Sports Inc., a manufacturer of athletic equipment.

    David R. Markin has been a director of Jackpot since 1980. Mr. Markin has been Chairman of the Board, Chief Executive Officer and President of Checker Motors Corporation ("Checker"), an automobile parts manufacturer and taxicab fleet operator since 1970. Mr. Markin was President and Chief Executive Officer of Great Dane Holdings Inc. from 1989 through December, 1996. Mr. Markin is presently President of Checker Holdings Corp. IV, the parent company of Checker. Mr. Markin is also a director of Enhance Financial Services, Inc. and Data Broadcasting Corporation.

    Robert L. McDonald, Sr. has been a director of Jackpot since 1980. Mr. McDonald is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, counsel to Jackpot. Mr. McDonald is a principal stockholder, executive officer and a director of Little Bonanza, Inc., the corporate operator of the Bonanza Casino located in Reno, Nevada.

    These individuals will be placed in nomination for election to the board of directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR. The shares represented by the proxy cards returned will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

    COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    The board of directors held four meetings during the fiscal year ended June 30, 1998. All directors attended the meetings of the board of directors and of the committees of the board of directors on which they served during fiscal 1998. The board of directors has an audit committee and a compensation committee. All of the members of the audit committee and the compensation committee attended all of the meetings of such committees held during fiscal 1998. The board of directors does not have a nominating committee. Such matters are discussed by the board as a whole.

    The audit committee, which consists of Messrs. Tessler and Markin, held two meetings during fiscal 1998. The audit committee reviews and satisfies itself as to the adequacy of the structure of Jackpot's financial organization and as to the proper implementation of the financial and accounting policies of Jackpot. The audit committee reviews with Jackpot's independent auditors the scope of the annual audit prior to its commencement and the results of such audit before the release of the annual report to stockholders. More specifically, the audit committee (a) reviews Jackpot's financial and accounting policies and procedures with emphasis on any major changes during the year, (b) reviews the results of the audit for significant items and inquiries as to whether the independent auditors are completely satisfied with the audit results, discussing any recommendations and comments the independent auditors may have, and (c) ascertains the degree of cooperation of Jackpot's financial and accounting personnel with the independent auditors.

    The compensation committee, which consists of Messrs. Tessler, Markin and McDonald, makes recommendations to the board of directors as to salaries, bonuses, and other forms of compensation for officers and other key employees. During fiscal 1998, the compensation committee held one meeting.

DIRECTOR AND EXECUTIVE COMPENSATION

    EXECUTIVE COMPENSATION.

    The following table sets forth certain information concerning compensation for those persons who were (i) the chief executive officer, and (ii) the other most highly paid executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives") for service provided for the fiscal years ended June 30, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                   ----------------------------
                                                     ANNUAL COMPENSATION              AWARDS         PAYOUTS
                                            -------------------------------------  -------------  -------------

                                                                                   STOCK OPTION
                                                                    OTHER ANNUAL      AWARDS
          NAME AND               FISCAL                             COMPENSATION    (IN SHARES)       LTIP         ALL OTHER
     PRINCIPAL POSITION           YEAR        SALARY    BONUS (1)        (2)            (3)          PAYOUT      COMPENSATION
-----------------------------  -----------  ----------  ----------  -------------  -------------  -------------  -------------
Don R. Kornstein.............        1998   $  725,000  $   97,000    $  98,603(4)      27,500             --      $     9,228(5)
  President and Chief                1997   $  715,695  $  169,000           --         27,500             --      $     7,500(5)
  Executive Officer                  1996   $  675,000  $  204,920           --         27,500             --      $     7,500(5)

George Congdon...............        1998   $  145,000  $   65,000           --         30,000             --             --
  Senior Vice President--            1997   $  115,000  $   75,000           --         10,000             --             --
  Operations                         1996   $  105,000  $   40,000           --             --             --             --

Bob Torkar...................        1998   $  145,000  $   55,000           --         30,000             --             --
  Senior Vice President--            1997   $  115,000  $   75,000           --         10,000             --             --
  Finance, Treasurer and             1996   $  105,000  $   40,000           --             --             --             --
  Chief Accounting Officer

------------------------

(1) Includes incentive compensation based on a predetermined formula, and bonuses which were not pursuant to a predetermined plan or agreement.

(2) The Named Executives each received certain perquisites, the aggregate value of which did not exceed, except as indicated, as to any Named Executive in any of the last three fiscal years, the lesser of $50,000 or 10% of such Named Executive's annual salary and bonus.

(3) Represents the number of shares subject to options granted during such fiscal year.

(4) Includes $78,867 for reimbursement by Jackpot to Mr. Kornstein for relocation related costs associated with the sale of Mr. Kornstein's residence. Pursuant to his employment agreement, such reimbursement includes $32,375 for taxes.

(5) Represents premiums paid by Jackpot for term life insurance for the benefit of Mr. Kornstein.

    OPTION GRANTS

    The following table summarizes information concerning individual grants of options, including the potential realizable dollar value of grants of options made during the fiscal year ended June 30, 1998, to each Named Executive, assuming that the market value of the underlying security appreciates in value, from the date of grant to the end of the option term, at the assumed rates indicated in the following table.

                           FISCAL 1998 OPTION GRANTS

                                               INDIVIDUAL GRANTS                                          POTENTIAL REALIZABLE
                                      ------------------------------------                                  VALUE AT ASSUMED
                                        NUMBER OF      PERCENT OF TOTAL           OPTION TERM (1)         ANNUAL RATES OF STOCK
                                       SECURITIES           OPTIONS         ----------------------------   PRICE APPRECIATION
                                       UNDERLYING         GRANTED TO         EXERCISE                              FOR
                                         OPTIONS           EMPLOYEES           PRICE       EXPIRATION     ---------------------
NAME                                   GRANTED (#)    IN FISCAL YEAR (2)     ($/SHARE)        DATE         5% ($)      10%($)
------------------------------------  -------------  ---------------------  -----------  ---------------  ---------  ----------
Don R. Kornstein....................       27,500(3)              16%        $    9.94        6/30/03     $  71,200  $  156,800
George Congdon......................       30,000(4)              18%        $   11.00        7/30/02     $  91,200  $  201,600
Bob Torkar..........................       30,000(4)              18%        $   11.00        7/30/02     $  91,200  $  201,600

------------------------

(1) The dollar amounts under these columns are the result of calculations at annualized rates of 5% and 10%, respectively, which were established by rules promulgated by the SEC and therefore are not intended to forecast possible future appreciation, if any, of Jackpot's common stock price.

(2) Total options granted include options to purchase an aggregate of 110,000 shares of common stock granted to the board of directors.

(3) As a member of the board of directors on June 30, 1998, Mr. Kornstein was automatically granted an option to purchase 27,500 shares of common stock on such date. Pursuant to the 1992 Incentive and Non-qualified Stock Option Plan, the exercise price for each June 30 automatic grant will be the fair market value of the common stock on the following September 30. On September 30, 1998, the exercise price of such grant was vested at $9.94 per share.

(4) Such option vests as to one-third of the securities underlying the option on July 30, 1997, 1998 and 1999, respectively.

    OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table summarizes information with respect to the exercise of options to purchase common stock of Jackpot during the last fiscal year by each of the Named Executives and the value of unexercised options held by each of them as of the end of fiscal 1998. None of the Named Executives exercised any options during fiscal 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                         NUMBER OF SHARES      VALUE OF UNEXERCISED
                                                                                      UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                SHARES                  OPTIONS AT FISCAL       AT FISCAL YEAR-END
                                                               ACQUIRED      VALUE         YEAR-END (#)                ($)
                                                              ON EXERCISE   REALIZE        EXERCISABLE/            EXERCISABLE/
NAME                                                              (#)         ($)         UNEXERCISABLE         UNEXERCISABLE (1)
------------------------------------------------------------  -----------   -------   ----------------------   --------------------
Don R. Kornstein............................................      --          --          782,500/27,500        $ 2,468,673/$72,187
George Congdon..............................................      --          --           42,000/20,000        $    71,890/$31,260
Bob Torkar..................................................      --          --           60,000/20,000        $    71,890/$31,260

------------------------

(1) Based on the closing price of $12.56 for Jackpot's common stock on the New York Stock Exchange on June 30, 1998.

    DIRECTOR COMPENSATION.

    Directors who are not salaried employees of Jackpot receive annual fees of $32,000. In addition, a director who serves as a member of the compensation committee and/or audit committee is entitled to receive $10,800 and $7,200 per year, respectively. For the fiscal year ended June 30, 1998, Messrs. Tessler, Markin and McDonald received aggregate fees of $50,000, $50,000 and $42,800, respectively. Mr. Kornstein did not receive any fees for service on the board of directors during fiscal 1998.

    The 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan") provides that each individual who is a member of the board of directors on June 30 of any year, including any future director on any such date, will automatically be granted a nonqualified option to purchase 27,500 shares of common stock on each such June 30. The exercise price for each June 30 grant will be 100% of the fair market value of the common stock on the following September 30. Each option granted to a director will become exercisable after September 30 of each year and expire five years from the date of grant. On June 30, 1998 options to purchase an aggregate of 110,000 shares of common stock (27,500 each to Messrs. Tessler, Kornstein, Markin and McDonald) were automatically granted at an exercise price of $9.94 per share pursuant to the terms of the 1992 Plan.

    EMPLOYMENT AGREEMENT WITH MR. KORNSTEIN

    Jackpot has an employment agreement with Mr. Kornstein, which became effective on September 8, 1994, and currently expires on September 30, 2001. The agreement is automatically extended for additional one year periods on each October 1 unless, not later than March 31, immediately preceding each October 1, notice is given by either Jackpot or Mr. Kornstein. With respect to the current term, such notice date has been extended from March 31, 1999 to May 31, 1999. From September 19, 1994 through September 7, 1996, Mr. Kornstein's annual base salary was $675,000. Presently, Mr. Kornstein's annual base salary, which became effective September 8, 1996, is $725,000.

    The agreement provides for an annual bonus for each fiscal year equal to (i) 2% of the amount up to the first $5 million by which Jackpot's EBITDA, as defined in the agreement, for such fiscal year exceeds $10 million, (ii) 4% of the amount up to the first $5 million by which EBITDA for such fiscal year exceeds $15 million, (iii) 5% of the amount up to the first $5 million by which EBITDA for such fiscal year exceeds $20 million, (iv) 6% of the amount up to the first $5 million by which EBITDA for such fiscal year exceeds $25 million, plus
(v) 7% of the amount by which EBITDA for such fiscal year exceeds $30 million. The board of directors may, in its discretion, grant Mr. Kornstein additional bonuses. To date, no such additional bonuses have been granted to Mr. Kornstein. In addition, Jackpot, at its cost, provides term life and disability insurance to Mr. Kornstein in the amount of $5 million and $25,000 per month, respectively.

    As part of the agreement, Mr. Kornstein was granted an option under the 1992 Plan to acquire 700,000 shares of common stock at $9.25 per share (the closing price on the effective date of the agreement). The option, which expires on September 8, 2004, vested as to one-third of the shares on September 8, 1995, 1996 and 1997, respectively. Under certain circumstances, such option is exercisable for a period of 18 months following the termination of the agreement, but in no event beyond the expiration of the term of such option.

    In the event Mr. Kornstein is disabled during the term of the agreement, he will receive his full base salary for the first six months of such disability. At the end of such six month period or upon his death, Mr. Kornstein, or his beneficiary, will receive a payment for accrued salary, if any, and a pro rata bonus, as defined in the agreement, through such date. In addition, Mr. Kornstein or his beneficiary will receive a lump sum payment equal to the sum of
(i) Mr. Kornstein's base salary, which would have been in effect for the twelve months following the date of disability or death, and (ii) the average bonus, as defined in the agreement, for the prior three fiscal years.

    In the event of a termination of the agreement by Jackpot without cause (as defined in the agreement), for "Good Reason", or a "Change in Control" (as described below), Mr. Kornstein would receive a lump sum amount equal to his base salary, which would have been in effect for the three year period commencing on the date of termination, plus his bonus for a three year period, pursuant to a formula, as well certain pension and welfare benefit coverage to the extent not provided to Mr. Kornstein by a subsequent employer. Assuming such termination occurred on or about October 27, 1998 such lump sum payment would be approximately $2.7 million. In addition, Mr. Kornstein would receive any amount necessary to reimburse him for any excise tax imposed under the Internal Revenue Code, including any tax payable by reason of such reimbursement. Mr. Kornstein agreed that for a period of three years following the termination of his employment, for any reason, he will not compete with Jackpot or its subsidiaries.

    For purposes of the agreement, Mr. Kornstein shall have "Good Reason" to terminate his employment (i) upon a failure by Jackpot to comply with a material provision of the agreement, (ii) upon a diminution of Mr. Kornstein's title or authority, or (iii) upon receipt by Mr. Kornstein of a notice from Jackpot indicating that the contract term is not being automatically extended.

    For a period of time of up to one year after a Change in Control of Jackpot, Mr. Kornstein has the option of terminating the agreement. As defined in the agreement, Change in Control occurs when (i) any person or group of persons become the beneficial owner of 20% or more of the outstanding voting securities of Jackpot, (ii) during any two consecutive years, the individuals who constituted the Board of Directors of Jackpot at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (iii) certain mergers or consolidations, and (iv) a liquidation of Jackpot or a sale of all or substantially all of Jackpot's assets.

    In view of the significant change in the size and structure of Jackpot that will result from the merger with Players, the compensation committee, with the aid of an outside consultant, is currently reviewing the terms of Mr. Kornstein's employment agreement.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee consists of three non-employee directors. Currently the members of the compensation committee are Messrs. Tessler, Markin and McDonald. See "--Certain Relationships and Related Transactions" for a description of transactions and agreements in which members of the compensation committee and their associates were involved. None of the executive officers of Jackpot serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of Jackpot.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Named Executives of Jackpot, as well as other executive officers of Jackpot, is determined by the compensation committee of the board of directors. The compensation of the executive officers consists primarily of salary, bonuses and long-term incentives plans, whereby Jackpot has aligned the executive officers' financial interests with the financial interests of the stockholders of Jackpot.

    As determined by the compensation committee, an executive officer's total compensation package is comprised of three components: (1) base salary, (2) bonuses and (3) options.

    The base salary and certain bonus arrangements for the Named Executives, with the exception of Mr. Kornstein, are not subject to an employment agreement. In considering the terms and conditions of employment arrangements and the base salary for executive officers, the compensation committee considers a number of factors including the executive's level of responsibility, achievements, and present and future value to Jackpot relative to comparable positions at other companies in the gaming industry.

    Mr. Kornstein was appointed chief executive officer of Jackpot on September 8, 1994. Prior to his appointment with Jackpot, Mr. Kornstein was a Senior Managing Director of Bear, Stearns & Co. Inc., a leading worldwide investment banking firm where he had been employed since 1977. Mr. Kornstein was in such firm's Investment Banking Department and was head of that firm's gaming industry group. Mr. Kornstein's compensation arrangements were negotiated prior to his joining Jackpot and were incorporated into his employment agreement, which is described above. In agreeing to the terms of the agreement, the compensation committee considered, among other factors, the depth of Mr. Kornstein's background and experience, Mr. Kornstein's then present position and compensation, and the compensation arrangements for chief executives of comparable companies. Pursuant to the terms of the agreement, Mr. Kornstein's base salary and bonus for fiscal 1998 were $725,000 and $97,000, respectively. Mr. Kornstein was not awarded any discretionary bonus for fiscal 1998. For additional information concerning the agreement, see "Director and Executive Compensation--Employment Agreement with Mr. Kornstein" above.

    In addition to base salary, executive officers are eligible to receive annual bonuses, which may be determined based upon Jackpot's meeting of specific economic targets, which may be set forth in such officer's employment agreement, if any, and at the discretion of the board of directors. In determining bonuses within its discretion, the board acting upon the recommendation of the compensation committee will consider the overall operating performance of Jackpot during the period, as well as the position and responsibility of the executive and the executive's service and contributions to Jackpot during the year.

    In addition to salary and bonus, executive officers may be granted options to purchase common stock. Options are intended to assist in encouraging executive officers, as well as other key management employees, to acquire a proprietary interest in Jackpot through ownership of its common stock. Jackpot views options as yet another method to bring together the interests of management and stockholders on a long-term basis. Strong financial performance by Jackpot over time can be expected to lead to stock price appreciation, enabling Jackpot's executives to participate in such appreciation, should it be realized. In considering which employees, including executive officers, who are to receive option grants, as well as the number of options to be granted, the compensation committee considers such employee's position and responsibility, the service, and accomplishments of such employee, the employee's present and future value to Jackpot, as well as the anticipated length of the employee's future service to Jackpot.

    In fiscal 1998, Messrs. Congdon and Torkar each were granted an option to purchase 30,000 shares of common stock at the market price on the date of grant, which was $11.00 per share. In addition, pursuant to the 1992 Plan, directors, including directors who are also employees of Jackpot, are eligible for an annual automatic grant of an option to purchase 27,500 shares of common stock. On June 30, 1998, each director received one such grant relating to services provided in fiscal 1998. For additional information concerning the salary, bonus and stock option grants for the Named Executives, see "--Director and Executive Compensation" above.

    In fulfilling its responsibilities, the compensation committee's goal is to closely ally the interest of management and the Stockholders. The compensation committee therefore believes that the short- and long-term financial performance of Jackpot should be a key determinant of overall executive compensation.

                      COMPENSATION COMMITTEE

                      Allan R. Tessler
                      David R. Markin
                      Robert L. McDonald, Sr.

STOCK PERFORMANCE CHART

    The graph below provides a comparison of the five year cumulative total return (assuming reinvestment of dividends) of Jackpot's common stock with the Standard & Poor's 500 Stock Index (the "S & P 500 Index") and the Dow Jones Casinos Index (the "Industry Group"). The Industry Group consists of six gaming companies. This graph assumes the investment of $100 on June 30, 1993 in each of Jackpot's common stock, the stocks comprising the S&P 500 Index and the stocks comprising the Industry Group. The historical stock price performance of Jackpot's common stock shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               AMONG JACKPOT ENTERPRISES, INC., THE S&P 500 INDEX
                        AND THE DOW JONES CASINOS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                   JACKPOT ENTERPRISES, INC.    S&P 500        DOW JONES CASINOS
6/93                                  100.00     100.00                   100.00
6/94                                   39.10     101.41                    78.30
6/95                                   51.30     127.84                   131.14
6/96                                   66.39     161.09                   170.71
6/97                                   59.70     216.99                   123.81
6/98                                   65.93     282.43                   112.87

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL OWNERS.

    The following table sets forth as of April 20, 1999, certain information regarding the shares of Common Stock beneficially owned by (i) each beneficial holder of more than five percent of the outstanding shares of Common Stock ("Beneficial Holder"), (ii) each director, (iii) each Named Executive, and (iv) all directors and executive officers of Jackpot as a group.

                       OWNERSHIP OF JACKPOT COMMON STOCK

                                                                                   AMOUNT AND NATURE
NAME OF BENEFICIAL HOLDER,                                                           OF BENEFICIAL
DIRECTOR, NAMED EXECUTIVE                                                             OWNERSHIP OF       PERCENT
OR IDENTITY OF GROUP                                                                COMMON STOCK (6)   OF CLASS(6)
---------------------------------------------------------------------------------  ------------------  -----------
BENEFICIAL HOLDERS:
Don R. Kornstein (1).............................................................          810,000          8.59%
Gabelli Funds, Inc. .............................................................          516,000(2)       5.99%
Dimensional Fund Advisors Inc. ..................................................          492,878(3)       5.72%
Private Capital Management, Inc. ................................................          473,600(4)       5.50%
The Pavia and Powers Group.......................................................          465,700(5)       5.40%
David R. Markin (1)                                                                        471,979          5.33%

DIRECTORS OTHER THAN MESSRS. KORNSTEIN AND MARKIN:
Allan R. Tessler.................................................................          421,457          4.76%
Robert L. McDonald, Sr...........................................................          332,878          3.76%

NAMED EXECUTIVES OTHER THAN MR. KORNSTEIN:
George Congdon...................................................................           40,000          *
Bob Torkar.......................................................................           40,000          *
All directors and executive
  officers as a group (6 persons)................................................        2,116,314(6)      20.75%

------------------------

*   less than one percent

(1) Messrs. Kornstein and Markin have an address in care of Jackpot at 1110 Palms Airport Drive, Las Vegas, Nevada 89119.

(2) Based solely upon a Schedule 13D dated January 22, 1998, which was filed by Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer, and a
    Schedule 13F for the period ended June 30, 1998. The address of Gabelli Funds, Inc. is One Corporate Center, Rye, NY 10580.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 492,878 shares of Jackpot's common stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. All of the above information has been provided by Dimensional and is based solely upon a Schedule 13G, dated February 9, 1998 and amendment thereto filed on February 11, 1999. The address of Dimensional's principal business office is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4) Based solely upon a Schedule 13G, dated February 16, 1999, Private Capital Management, Inc., a registered investment advisor, and Bruce S. Sherman are deemed to have beneficial ownership of an aggregate of 473,600 shares of Jackpot's common stock. Bruce S. Sherman is President of Private Capital Management, Inc. and exercises shared dispositive power with respect to the shares held by it on behalf of its clients. Mr. Sherman declaims the existence of a group. The address of Private Capital Management, Inc.'s principal business office is 3003 Tamiami Trail North, Naples, Florida 34109.

(5) Based solely upon Schedule 13D (Amendment No. 2), dated May 21, 1998, which states Bolero Investment Group, L.P. ("Bolero"), Kenneth W. Pavia, Sr. ("Mr. Pavia"), FHI, Inc. ("FHI"), Florence Partners, Inc. ("Florence Partners") and Charles Powers ("Mr. Powers") (the "Reporting Persons", and collectively the "Pavia and Powers Group") may be deemed a group pursuant to the provisions of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"). By reason of the provisions of Rule 13d-5 under the Act, any member of the Pavia and Powers Group may be deemed to own all shares beneficially owned by such group. Florence

    Partners and Mr. Powers do not affirm the existence of such a group and disclaim beneficial ownership of shares beneficially owned by Bolero, FHI and Mr. Pavia. Bolero, FHI and Mr. Pavia also do not affirm the existence of such a group and disclaim beneficial ownership of shares beneficially owned by Florence Partners and Mr. Powers. The address of the Pavia and Powers Group is Ingraham Building, 25 S.E. 2nd Avenue, Suite 720, Miami, FL 33131.

(6) Includes shares of common stock which may be acquired upon the exercise of vested options held by the following: Mr. Tessler (231,094), Mr. Kornstein (810,000), Mr. Markin (231,094), Mr. McDonald (228,894), Mr. Congdon
    (40,000), Mr. Torkar (40,000) and all directors and executive officers as a group (1,581,082). Excludes shares of common stock which may be acquired upon the exercise of unvested options held by the following: Mr. Congdon (35,000), Mr. Torkar (30,000) and all directors and executive officers as a group (65,000). The nature of the beneficial ownership for all the shares is sole voting and investment power.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Robert L. McDonald, Sr., a director of Jackpot, is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, counsel to Jackpot. In addition, A. J. Hicks, a partner in McDonald Carano, is the Secretary of Jackpot. For the fiscal year ended June 30, 1998, the amount of fees paid by Jackpot to McDonald Carano, based on representation provided by McDonald Carano to Jackpot, did not exceed 5% of the gross revenues of such firm for its last full fiscal year. Jackpot believes that the fees for the services provided by McDonald Carano were at least as favorable to Jackpot as the fees for such services from unaffiliated third parties.

                           ADDITIONAL PROPOSAL NO. 2

         TO AMEND THE ARTICLES OF INCORPORATION OF JACKPOT TO INCREASE
     THE NUMBER OF AUTHORIZED SHARES OF JACKPOT COMMON STOCK TO 60,000,000

    The board of directors of Jackpot has adopted a resolution unanimously approving and recommending to Jackpot stockholders for their approval an amendment to the Jackpot articles of incorporation to provide therein for an increase to 60,000,000 shares of Jackpot common stock.

    The authorized capital stock of Jackpot currently consists of (i) 30,000,000 shares of Jackpot common stock, $.01 par value per share, of which 8,616,680 were issued and outstanding as of April 20, 1999, and 1,803,972 were reserved for issuance pursuant to outstanding options and warrants, and (ii) 1,000,000 shares of preferred stock with terms and designations to be determined by the board of directors of Jackpot, none of which was issued and outstanding or authorized for issuance as of the date hereof. If the merger with Players is consummated, Jackpot would issue up to a maximum of 9,609,821 shares of common stock (based on the number of shares of Players common stock issued and outstanding on the date of this document and without any reduction for fractional shares resulting from the exchange of shares upon the merger).

    The board of directors believes the authorization of the increase in the number of shares of Jackpot common stock is desirable to enhance the company's flexibility in connection with possible future actions, such as public or private offerings of shares for cash, dividends payable in stock of Jackpot, stock splits, corporate mergers and acquisitions, and implementation and continuation of employee benefit plans. Having such authorized shares for issuance in the future would allow shares of Jackpot common stock to be issued without expense and delay of a special meeting of stockholders. The additional shares of Jackpot common stock may be voting or non-voting as determined in the board of directors' sole discretion with no further authorization by security holders required for the creation and issuance thereof, subject to the requirements of the New York Stock Exchange that stockholder approval be obtained for certain issuances of additional shares of Jackpot common stock in excess of 20% of the number of shares then outstanding.

    The Jackpot board of directors is required to make any determination to issue shares of common stock or preferred stock based on its judgment as to the best interests of the stockholders and Jackpot.

Although the board of directors has no present intention of doing so, it could issue shares of common stock or preferred stock that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of Jackpot by means of a merger, tender offer, proxy contest or other means. Such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of Jackpot and could also be privately placed with purchasers favorable to the board of directors in opposing such action. In addition, the board of directors could authorize holders of a series of Jackpot common stock or preferred stock to vote either separately as a class, or with the holders of currently outstanding common stock, on any merger, sale or exchange of assets by Jackpot or any other extraordinary corporate transaction. The mere existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could have a dilutive effect on the voting power of existing holders of Jackpot common stock and on earnings per share and could be used dilute the stock ownership of a person or entity seeking to obtain control of Jackpot should the board of directors consider the action of such entity or person not to be in the best interest of stockholders and Jackpot.

    While Jackpot may from time to time consider issuing shares of Jackpot common stock in connection with the acquisition of related businesses or assets, Jackpot currently has no plans, agreements or understandings for issuing any shares of common stock not currently authorized in connection with any such acquisition other than in connection with the merger with Players, nor does Jackpot currently have any plans, agreements or understandings for otherwise issuing shares of Jackpot common stock other than pursuant to the 1992 Plan or as a result of the exercise of other outstanding warrants and options. In addition, Jackpot currently has no plans, agreements or understandings for issuing any shares of a new series of common stock or any shares of preferred stock. However, if this proposal is approved by the stockholders, no assurances can be given that Jackpot will not consider effecting an equity offering of Jackpot common stock or preferred stock or otherwise issuing such stock in the future for purposes of raising additional working capital, acquiring related businesses or assets or otherwise.

    THE BOARD OF DIRECTORS OF JACKPOT UNANIMOUSLY RECOMMENDS THAT THE JACKPOT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 60,000,000.

                             ADDITIONAL PROPOSAL 3

                              STOCKHOLDER PROPOSAL

    A stockholder has submitted the proposal set forth below. Jackpot will furnish orally or in writing the identity of the proponent of this stockholder proposal, as well such stockholder's claimed share ownership amount, upon written or oral request directed to the Secretary of Jackpot. The following proposal has been carefully considered by the board of directors which has concluded that its adoption would not be in the best interests of Jackpot or Jackpot's stockholders. For the reasons stated after the proposal, the board of directors recommends a vote "AGAINST" the proposal.

    PROPOSAL 3--DISCLOSURE OF PREVIOUS OFFERS TO ACQUIRE THE COMPANY

    A stockholder has submitted the following proposal, which will be voted upon at the meeting if presented by its proponent:

        "The proponent believes that the management of Jackpot may have violated it's fiduciary duty to the shareholders and in so doing may have opened a window of opportunity for shareholder litigation thereby placing existing shareholder value at risk. In addition, the proponent believes that it is the obligation of management to publicly disclose offers to purchase the company to shareholders and to give the shareholders an opportunity to vote on the sale. Shareholders are encouraged to put management on notice that shareholder value will not be allowed to be compromised by, unreasonable, unwise and outrageous business practices on the part of management and individual members of the Board of Directors.

        "RESOLVED, that the shareholders of Jackpot Enterprises Inc. require that management divulge each and every offer to acquire the company over the past three years, the names and addresses of the entities making the offer and the terms of those offers. The term "offer" shall constitutes all written correspondence from investment bankers or potential buyers, all proposals, pro-formas, suggested terms of sale and THE REASONS MANAGEMENT HAS REJECTED THESE OFFERS." [Emphasis added by proponent.]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Each member of the Jackpot board of directors is elected to serve the best interests of Jackpot and its stockholders. In such regard, it is the duty of the board to evaluate inquiries or offers relating to Jackpot's business. Over the past three years, Jackpot has had numerous discussions with persons in and out of its industry regarding the future prospects of Jackpot and/or a sale of Jackpot or substantially all of the assets of Jackpot. Such discussions are in the normal course of business.

    Pertinent information with respect to offers is not normally divulged to the stockholders. Such information is often subject to confidentiality agreements and therefore cannot be publicly disclosed. Obligations such as the one suggested by the proponent would hinder the ability of the board to execute its fiduciary duties, as the board might be prevented from negotiating potential transactions if confidential information were always at risk of being revealed. Potential purchasers or transactional partners would be hesitant to enter into discussions with Jackpot knowing that their private information would be divulged to stockholders. Disclosure of such information could be harmful to the future prospects of Jackpot, and, therefore, could have a negative impact on stockholder value in the future.

    Further, it is not within the ordinary course of business to maintain significant information on offers that do not merit action after initial evaluation by the Board. Therefore the proponent's request that information in connection to each and every offer over the past three years be divulged to shareholders is entirely impractical. Stockholders are not expected to be in the same position as board members, and for such reason, they have vested the exercise of judgment in the board members. Each board member owes a fiduciary duty to protect Jackpot and its stockholders, and in doing so, the board has the right to reject an offer if it deems that it is not suitable or not in the best interests of Jackpot and its stockholders.

    THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL AND PROXIES WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                                 LEGAL MATTERS

    The validity of the issuance of Jackpot common stock being offered to Players stockholders in the merger will be passed upon for Jackpot by Camhy Karlinsky & Stein LLP, New York, NY, counsel to Jackpot. Matters relating to Nevada law will be passed upon for Jackpot by McDonald Carano Wilson McCune Bergin Frankovich & Hicks, LLP, Las Vegas, NV. Robert L. McDonald, Sr. a partner in McDonald Carano, is a director of Jackpot and A.J. Hicks, another partner in that firm, is Secretary of Jackpot. Certain legal matters relating to Players in connection with the merger will be passed upon by the offices of Morgan, Lewis & Bockius LLP, Philadelphia, PA and Morgan, Lewis & Bockius LLP, Los Angeles, CA.

                                    EXPERTS

    The consolidated financial statements of Jackpot as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Players at March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998 included in the proxy statement of Players, which is referred to and made a part of this prospectus and registration statement of Jackpot, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Riverside Joint Venture as of December 31, 1997 and 1996 and for the years then ended have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

           STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS OF STOCKHOLDERS
                             OF JACKPOT AND PLAYERS

    Stockholder proposals for inclusion in proxy material for Jackpot's next Annual Meeting of Stockholders, expected to be held in December, 1999 must be submitted to the Secretary of Jackpot in writing so as to be received at the
executive offices of Jackpot by            , 1999. Such proposals must also meet
the other requirements of the rules of the SEC relating to stockholders' proposals.

    Due to the contemplated consummation of the merger, Players does not currently expect to hold any further Annual Meetings of Stockholders, as Players common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting must be submitted to the Secretary of Players in writing so as to be received at the executive offices of Players by
           , 1999. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals and satisfy the notice procedures for stockholder proposals set forth in the Players bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

    Jackpot has filed with the SEC a registration statement under the Securities Act that registers the distribution to stockholders of Players and of Jackpot shares of common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Jackpot and Players. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

    In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Section,      Northeast Regional Office      Midwest Regional Office
Room 1024                      7 World Trade Center           500 West Madison Street
450 Fifth Street, N.W.,        Suite 1300                     Suite 1400
Judiciary Plaza                New York, New York 10048       Chicago, Illinois 60661-2511.
Washington, D.C. 20549

    The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information about issuers, including Jackpot and Players, who file electronically with the SEC. The Jackpot common stock is traded on the NYSE and the Players common stock is traded on the Nasdaq National Market.

    The SEC allows Jackpot to "incorporate by reference" information into this document. This means that Jackpot can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that Jackpot has previously filed with the SEC. They contain important information about Jackpot and its financial condition. Some of these filing have been amended by later filings, which are also listed.

JACKPOT SEC FILINGS (FILE NO. 1-9725)                     DESCRIPTION OR PERIOD/AS OF DATE
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year ended June 30, 1998
Quarterly Reports on Form 10-Q                            Quarters ended September 30, 1998 and
                                                          December 31, 1998
Current Reports on Form 8-K                               Report dated March 8, 1999

    Jackpot incorporates by reference additional documents that it may file with the SEC between the date of this document and the dates of the Jackpot special meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference into this document through Jackpot, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Jackpot Enterprises, Inc.                      Players International, Inc.
1110 Palms Airport Drive                       1300 Atlantic Avenue
Las Vegas, Nevada 89119                        Suite 800
Attn: Investor Relations                       Atlantic City, New Jersey 08401
(702) 263-5555                                 Attn: Investor Relations
                                               (609) 449-7727

    If you would like to request documents, please do so by            , 1999 to
receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the mergers or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Jackpot has been supplied by Jackpot, and information about Players has been supplied by Players.

                         INDEX OF FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF JACKPOT

Independent Auditors' Report.........................................................        F-2

Balance Sheets as of June 30, 1998 and 1997..........................................        F-3

Statements of Income for the years ended June 30, 1998, 1997 and 1996................        F-4

Statements of Stockholders' Equity for the years ended June 30, 1998, 1997 and
  1996...............................................................................        F-5

Statements of Cash Flows for the years ended June 30, 1998, 1997 and 1996............        F-6

Notes to Consolidated Financial Statements...........................................        F-7

Condensed Consolidated Balance Sheets--December 31, 1998 and June 30, 1998
  (unaudited)........................................................................       F-19

Condensed Consolidated Statements of Income for the three and six months ended
  December 31, 1998 and 1997(unaudited)..............................................       F-20

Condensed Consolidated Statement of Stockholders' Equity for the six months ended
  December 31, 1998 (unaudited)......................................................       F-21

Condensed Consolidated Statements of Cash Flows for the six months ended December 31,
  1998 and 1997(unaudited)...........................................................       F-22

Notes to Condensed Consolidated Financial Statements (unaudited).....................       F-23

CONSOLIDATED FINANCIAL STATEMENTS OF PLAYERS

Report of Independent Auditors.......................................................       F-27

Balance Sheets as of March 31, 1998 and 1997.........................................       F-28

Statements of Operations for the years ended March 31, 1998, 1997, and 1996..........       F-29

Statements of Stockholders' Equity for the three years ended March 31, 1998..........       F-30

Statements of Cash Flows for the years ended March 31, 1998, 1997, and 1996..........       F-31

Notes to Consolidated Financial Statements...........................................       F-32

Condensed Consolidated Balance Sheets as of December 31, 1998 (unaudited) and March
  31, 1998...........................................................................       F-47

Condensed Consolidated Statements of Operations for the three and nine months ended
  December 31, 1998 and 1997 (unaudited).............................................       F-49

Condensed Consolidated Statements of Cash Flows for the nine months ended
  December 31, 1998 and 1997 (unaudited).............................................       F-50

Notes to Condensed Consolidated Financial Statements (unaudited).....................       F-51

RIVERSIDE JOINT VENTURE (MARYLAND HEIGHTS JOINT VENTURE) FINANCIAL STATEMENTS

Independent Auditors' Report.........................................................       F-53

Balance Sheets as of December 31, 1997 and 1996......................................       F-54

Statements of Operations for the years ended December 31, 1997 and 1996..............       F-55

Statements of Partners' Capital for the years ended December 31, 1997 and 1996.......       F-56

Statements of Cash Flows for the years ended December 31, 1997 and 1996..............       F-57

Notes to Financial Statements........................................................       F-58

INDEPENDENT AUDITORS' REPORT

Jackpot Enterprises, Inc.

    We have audited the accompanying consolidated balance sheets of Jackpot Enterprises, Inc. and subsidiaries (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Las Vegas, Nevada
September 21, 1998

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEETS--JUNE 30, 1998 AND 1997

                             (DOLLARS IN THOUSANDS)

                                                                                               1998        1997
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   50,275  $   47,945
  Prepaid expenses........................................................................       1,594       1,438
  Other current assets....................................................................       2,225       1,728
                                                                                            ----------  ----------
      Total current assets................................................................      54,094      51,111
                                                                                            ----------  ----------
Property and equipment, at cost:
  Land and buildings......................................................................       1,535       1,535
  Gaming equipment........................................................................      28,988      28,202
  Other equipment.........................................................................       4,758       4,595
  Leasehold improvements..................................................................         354         339
                                                                                            ----------  ----------
                                                                                                35,635      34,671
  Less accumulated depreciation...........................................................     (19,850)    (21,582)
                                                                                            ----------  ----------
                                                                                                15,785      13,089
Lease acquisition costs and other intangible assets, net of accumulated amortization of
  $4,607 and $6,198.......................................................................       2,231       3,596
Goodwill, net of accumulated amortization of $2,713 and $2,547............................       3,908       4,074
Lease and other security deposits.........................................................       3,082       2,959
Other non-current assets..................................................................                     438
                                                                                            ----------  ----------
      Total assets........................................................................  $   79,100  $   75,267
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $    1,434  $      375
  Other current liabilities...............................................................       3,508       4,407
                                                                                            ----------  ----------
      Total current liabilities...........................................................       4,942       4,782
Deferred rent.............................................................................       2,377       2,510
Deferred income tax.......................................................................         849         633
Other liabilities.........................................................................          61          61
                                                                                            ----------  ----------
      Total liabilities...................................................................       8,229       7,986
                                                                                            ----------  ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock--authorized 1,000,000 shares of $1 par value; none issued...............
  Common stock--authorized 30,000,000 shares of $.01 par value; 9,854,327 and 9,823,993
    shares issued.........................................................................          99          98
  Additional paid-in capital..............................................................      66,376      66,033
  Retained earnings.......................................................................      16,466       9,253
  Less 1,080,372 and 741,958 shares of common stock in treasury, at cost..................     (12,070)     (8,103)
                                                                                            ----------  ----------
      Total stockholders' equity..........................................................      70,871      67,281
                                                                                            ----------  ----------
      Total liabilities and stockholders' equity..........................................  $   79,100  $   75,267
                                                                                            ----------  ----------
                                                                                            ----------  ----------

See Notes to Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Revenues:
  Route operations...............................................................  $  90,331  $  88,895  $  83,533
  Casino operations..............................................................      2,682      3,009      7,575
                                                                                   ---------  ---------  ---------
      Totals.....................................................................     93,013     91,904     91,108
                                                                                   ---------  ---------  ---------
Costs and expenses:
  Route operations...............................................................     73,927     69,905     64,460
  Casino operations..............................................................      2,499      2,835      6,661
  Amortization...................................................................      1,141      1,728      2,199
  Depreciation...................................................................      3,740      3,461      4,284
  General and administrative.....................................................      3,743      4,153      4,163
  Loss from write-down and sale of casino properties.............................                            2,247
                                                                                   ---------  ---------  ---------
      Totals.....................................................................     85,050     82,082     84,014
                                                                                   ---------  ---------  ---------
Operating income.................................................................      7,963      9,822      7,094
                                                                                   ---------  ---------  ---------
Other income (expense):
  Interest and other income......................................................      1,918      1,546      1,538
  Interest expense...............................................................                              (22)
                                                                                   ---------  ---------  ---------
      Totals.....................................................................      1,918      1,546      1,516
                                                                                   ---------  ---------  ---------
Income before income tax.........................................................      9,881     11,368      8,610
                                                                                   ---------  ---------  ---------
Provision for Federal income tax:
  Current........................................................................      2,452      3,086      2,421
  Deferred.......................................................................        216        438        334
                                                                                   ---------  ---------  ---------
      Totals.....................................................................      2,668      3,524      2,755
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $   7,213  $   7,844  $   5,855
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Basic earnings per share.........................................................  $     .80  $     .85  $     .63
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Dilutive earnings per share......................................................  $     .79  $     .84  $     .62
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

See Notes to Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      RETAINED          TREASURY
                                                   COMMON STOCK        ADDITIONAL     EARNINGS            STOCK
                                             ------------------------    PAID-IN    (ACCUMULATED  ---------------------
                                               SHARES       AMOUNT       CAPITAL      DEFICIT)     SHARES      AMOUNT
                                             -----------  -----------  -----------  ------------  ---------  ----------
Balance July 1, 1995.......................       9,595    $      96    $  63,935    $     (180)       (294) $   (3,635)
Tax benefit from stock options.............                                    54
Cash dividends ($.32 per share)............                                  (201)       (2,770)
Issuance of shares on exercise of stock
  options..................................          36                       341
Net income.................................                                               5,855
                                                  -----          ---   -----------  ------------  ---------  ----------
Balance June 30, 1996......................       9,631           96       64,129         2,905        (294)     (3,635)
Tax benefit from stock options.............                                    48
Cash dividends ($.16 per share)............                                              (1,496)
Issuance and receipt of shares on exercise
  of stock options.........................         193            2        1,856                      (164)     (1,665)
Repurchases of common stock................                                                            (284)     (2,803)
Net income.................................                                               7,844
                                                  -----          ---   -----------  ------------  ---------  ----------
Balance June 30, 1997......................       9,824           98       66,033         9,253        (742)     (8,103)
Issuance of shares on exercise of stock
  options..................................          30            1          343
Repurchases of common stock................                                                            (338)     (3,967)
Net income.................................                                               7,213
                                                  -----          ---   -----------  ------------  ---------  ----------
Balance June 30, 1998......................       9,854    $      99    $  66,376    $   16,466      (1,080) $  (12,070)
                                                  -----          ---   -----------  ------------  ---------  ----------
                                                  -----          ---   -----------  ------------  ---------  ----------


                                                TOTAL
                                             STOCKHOLDERS'
                                                EQUITY
                                             ------------
Balance July 1, 1995.......................   $   60,216
Tax benefit from stock options.............           54
Cash dividends ($.32 per share)............       (2,971)
Issuance of shares on exercise of stock
  options..................................          341
Net income.................................        5,855
                                             ------------
Balance June 30, 1996......................       63,495
Tax benefit from stock options.............           48
Cash dividends ($.16 per share)............       (1,496)
Issuance and receipt of shares on exercise
  of stock options.........................          193
Repurchases of common stock................       (2,803)
Net income.................................        7,844
                                             ------------
Balance June 30, 1997......................       67,281
Issuance of shares on exercise of stock
  options..................................          344
Repurchases of common stock................       (3,967)
Net income.................................        7,213
                                             ------------
Balance June 30, 1998......................   $   70,871
                                             ------------
                                             ------------

See Notes to Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Operating activities:
  Net income.....................................................................  $   7,213  $   7,844  $   5,855
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................      4,881      5,189      6,483
    Deferred Federal income tax..................................................        216        438        334
    Write-down and sale of casino properties.....................................                            2,247
    Other, net...................................................................                             (393)
    Increase (decrease) from changes in:
      Prepaid expenses and other current assets..................................       (373)       174        200
      Other non-current assets...................................................         52        (51)        69
      Accounts payable and other current liabilities.............................       (621)     1,585       (860)
      Deferred rent and other liabilities........................................        468       (595)      (683)
      Assets and liabilities of sold subsidiary, net.............................                             (474)
                                                                                   ---------  ---------  ---------
        Net cash provided by operating activities................................     11,836     14,584     12,778
                                                                                   ---------  ---------  ---------
Investing activities:
  Proceeds from sales of equipment and other non-current assets                          403      1,625      1,390
  Purchases of property and equipment............................................     (6,235)    (3,393)    (4,267)
  Increase in lease acquisition costs and other intangible assets................       (211)      (524)      (433)
  Lease and other security deposits..............................................                   477
  Other, net.....................................................................        160        258        219
                                                                                   ---------  ---------  ---------
        Net cash used in investing activities....................................     (5,883)    (1,557)    (3,091)
                                                                                   ---------  ---------  ---------
Financing activities:
  Repayments of long-term debt                                                                                (949)
  Proceeds from issuance of common stock.........................................        344        193        341
  Repurchases of common stock....................................................     (3,967)    (2,803)
  Dividends paid.................................................................                (1,496)    (2,971)
                                                                                   ---------  ---------  ---------
        Net cash used in financing activities....................................     (3,623)    (4,106)    (3,579)
                                                                                   ---------  ---------  ---------
Net increase in cash and cash equivalents........................................      2,330      8,921      6,108
Cash and cash equivalents at beginning of year...................................     47,945     39,024     32,916
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $  50,275  $  47,945  $  39,024
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Supplemental disclosures of cash flow data:
  Cash paid during the year for:
      Interest...................................................................  $      --  $      --  $      22
      Federal income tax.........................................................  $   2,750  $   1,840  $   1,800

Non-cash investing and financing activities:
  Common stock surrendered on exercise of stock options..........................  $      --  $   1,665  $      --
  Tax benefit from exercise of stock options.....................................  $      --  $      48  $      54

See Notes to Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS:

BUSINESS:

    Jackpot Enterprises, Inc., which was organized in 1980, conducts business in the gaming industry and generates revenues from gaming machine route operations and casino operations (see Note 3). Gaming machine route operations ("route operations") involve the installation, operation and service of gaming machines owned by Jackpot that are located in licensed, leased or subleased space in retail stores (supermarkets, drug stores, merchandise stores and convenience stores), bars and restaurants throughout Nevada.

PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of Jackpot Enterprises, Inc. and its controlled subsidiaries ("Jackpot" or the "Company"). All material intercompany accounts and transactions are eliminated. Unless the context indicates otherwise, references to "1998", "1997" and "1996" are for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

CASH EQUIVALENTS:

    Cash equivalents are liquid investments with a maturity of three months or less when acquired and are considered cash equivalents for purposes of the consolidated statements of cash flows. Cash equivalents are stated at cost which approximates fair value due to their short maturity.

REVENUE RECOGNITION:

    In accordance with industry practice, Jackpot recognizes as gaming revenues the net wins from gaming activities, which is the difference between gaming wins and losses. Route operations revenues include the net wins generated under revenue sharing agreements. Revenues from casino operations are gaming wins less losses. Complimentary food and beverage furnished gratuitously by casino operations to customers is not material.

LOCATION RENT EXPENSE:

    Fixed rental payments (including scheduled increases) are recorded on a straight-line basis over the agreement term including any optional extension periods which are expected to be exercised. Contingent payments are expensed in the period incurred. Renewal agreements are considered new agreements and accounted for as described above over the new agreement term. Revenue sharing payments to route locations are recorded as location rent expense.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS (CONCLUDED):

DEPRECIATION OF PROPERTY AND EQUIPMENT:

    Depreciation is provided using the straight-line method for property and equipment, including property held for rental. Estimated useful lives, limited as to leasehold improvements by the term of the lease, range as follows:

Buildings.........................................   30 to 40 years
Gaming equipment..................................    4 to  7 years
Other equipment...................................    3 to  7 years
Leasehold improvements............................    1 to 12 years

LEASE ACQUISITION COSTS AND OTHER INTANGIBLE ASSETS:

    Significant incremental costs associated with the acquisition of location leases are capitalized. Incremental costs capitalized and amounts allocated to lease acquisition costs are amortized on a straight-line basis over the term of the related leases, including expected renewals, which range from 1 to 12 years. Lease acquisition costs and other intangible assets include lease acquisition costs, net of accumulated amortization, of $1,907,000 and $3,029,000 as of June 30, 1998 and 1997.

GOODWILL:

    Goodwill represents the excess of the costs of acquired businesses over the fair value of their net assets when acquired and is amortized on a straight-line basis over a period of 40 years.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Management intends to comply with the disclosure requirements of SFAS 130 for the year ending June 30, 1999.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes additional standards for segment reporting in the financial statements. Management has begun its review of SFAS 131, however it has not made a final determination of the extent of the disclosure required by this statement.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for fiscal years beginning after June 15, 1999. SFAS 133 establishes additional accounting and reporting standards for derivative instruments and hedging activities.

    Management does not believe the Company has any derivative instruments, or that Jackpot participates in hedging activities. Accordingly, SFAS 133 is not expected to have a significant effect on the results of operations or related disclosures.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--CASH AND CASH EQUIVALENTS:

    Cash equivalents are comprised primarily of marketable municipal bonds and money market accounts. Cash and cash equivalents include cash equivalents of $38,728,000 and $34,499,000 at June 30, 1998 and 1997.

NOTE 3--CASINO OPERATIONS:

    On August 13, 1996, Jackpot's Board of Directors (the "Board") approved a plan to dispose of Jackpot Owl, Inc. (the "Owl Club") and Jackpot's Highway 93 Casino, Inc. (the "Pony Express Casino"), Jackpot's two remaining casinos, as part of its strategy to exit its casino operations. As of June 30, 1998, the carrying value of assets to be disposed of associated with the Owl Club and the Pony Express Casino was approximately $1,400,000. The results of operations of the Owl Club and the Pony Express Casino were not material in 1998, 1997 and 1996.

    Prior to the Board's approval to dispose of Jackpot's remaining two casinos, Jackpot sold its 88.9% interest in Jackpot City, Inc. (the "Nugget"), a casino operation located in Reno, Nevada, effective June 30, 1996. As a result of Jackpot's decision to dispose of its two remaining casinos and the sale of the Nugget, a charge of $2,247,000 was recorded in the fourth quarter of fiscal 1996, which consisted primarily of the write-down to fair value of $1,978,000 for certain long-lived assets of the Owl Club, including the remaining carrying value of $858,000 for goodwill.

NOTE 4--OTHER CURRENT LIABILITIES:

    Other current liabilities consist of the following (dollars in thousands):

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
Accrued employee benefits..................................................  $   1,714  $   1,740
Accrued professional fees..................................................        334        468
Accrued progressive jackpots...............................................        464        528
Federal income tax payable.................................................                   362
Other......................................................................        996      1,309
                                                                             ---------  ---------
Totals.....................................................................  $   3,508  $   4,407
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE 5--EARNINGS PER SHARE:

    In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is effective for periods, including interim periods, ending after December 15, 1997. As required by SFAS 128, Jackpot adopted this statement for the quarter ended December 31, 1997 and year ended June 30, 1998. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"), including the replacement of the presentation of primary EPS with the presentation of basic EPS, as defined. All prior-period EPS data presented has been restated to conform to the provisions of the statement.

    Basic EPS for 1998, 1997 and 1996 is computed by dividing net income by the weighted average number of common shares outstanding for the respective period. Diluted EPS for 1998, 1997 and 1996 is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding for the respective period. Options and warrants to purchase common stock, whose exercise price was greater than the average market price for the respective period, have

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--EARNINGS PER SHARE (CONCLUDED):
been excluded from the computation of diluted EPS. Such antidilutive options and warrants outstanding for 1998, 1997 and 1996 were 159,000, 743,000 and 1,512,000, respectively. The following is the amount of income and number of shares used in the basic and diluted EPS computations (dollars and shares in thousands, except per share data):

                                                                                       1998       1997       1996
                                                                                     ---------  ---------  ---------
Basic earnings per share:
  Earnings:
    Income available to common stockholders........................................  $   7,213  $   7,844  $   5,855
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
  Shares:
    Weighted average number of common shares outstanding...........................      8,991      9,237      9,307
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Basic earnings per share...........................................................  $     .80  $     .85  $     .63
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Diluted earnings per share:
  Earnings:
    Income available to common stockholders........................................  $   7,213  $   7,844  $   5,855
    Effect of dilutive securities..................................................         --         --         --
                                                                                     ---------  ---------  ---------
    Income, as adjusted............................................................  $   7,213  $   7,844  $   5,855
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
  Shares:
    Weighted average number of common shares outstanding...........................      8,991      9,237      9,307
    Common shares issuable upon assumed exercise of dilutive stock options.........      1,726      1,316      1,588
    Less common shares assumed to be repurchased by application of the treasury
      stock method to the proceeds using the average market price for the period...     (1,530)    (1,236)    (1,414)
                                                                                     ---------  ---------  ---------
    Weighted average number of common shares and common share equivalents
      outstanding..................................................................      9,187      9,317      9,481
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Diluted earnings per share.........................................................  $     .79  $     .84  $     .62
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6--STOCKHOLDERS' EQUITY:

RIGHTS PLAN:

    In June 1994, the Board approved a Stockholder Rights Plan. On July 11, 1994, Jackpot declared a dividend distribution of one Preferred Stock purchase right (the "Rights") payable on each outstanding share of common stock, as of July 15, 1994. The Rights become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15% or more of Jackpot's voting stock, or if a party announces an offer to acquire 30% or more of Jackpot's voting stock. Each Right will entitle the holder to purchase one-hundredth of a share of a Series A Junior Preferred Stock at a price of $30. In addition, upon the occurrence of certain events, holders of the Rights will be entitled to purchase either Jackpot's Preferred Stock or shares in an "acquiring entity" at half of market value.

    The Rights, which expire on July 15, 2004, may be redeemed by Jackpot at $.01 per Right prior to the close of business on the tenth day after a public announcement that beneficial ownership of 15% or more of Jackpot's shares of voting stock has been accumulated by a single acquiror or a group (with certain exceptions), under circumstances set forth in the Rights Agreement. As of June 30, 1998 and 1997, 150,000 shares of unissued Series A Junior Preferred Stock were authorized and reserved for issuance upon exercise of the Rights. The issuance of the Rights had no effect on dilutive earnings per share in 1998, 1997 and 1996.

STOCK OPTION PLANS:

    On December 7, 1990, Jackpot's stockholders approved the 1990 Incentive and Nonqualified Stock Option Plan (the "1990 Plan"). Under the 1990 Plan, the Board may grant "incentive" or "nonqualified" stock options up to 929,846 shares of Jackpot's common stock (the "Common Stock"). On January 12, 1993, Jackpot's stockholders approved the 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan"). On August 17, 1994, the Board adopted certain amendments (the "Amendments") to the 1992 Plan which were approved by Jackpot's stockholders on January 10, 1995. The Amendments increased the number of shares of Common Stock authorized for issuance pursuant to the 1992 Plan from 1,045,000 to 2,545,000.

    The 1992 Plan provides that each individual who is a member of the Board on June 30 of any year, including any future director on any such date, will automatically be granted nonqualified stock options to purchase 27,500 shares of Common Stock on each such June 30. The option price for each June 30 grant will be 100% of the fair market value of the Common Stock on the following September
30. Each option granted to a director will become exercisable after September 30 of each year, and expire five years from the date of grant. At June 30, 1998, options granted to Jackpot's directors to purchase an aggregate of 522,500 shares of Common Stock were outstanding, of which 412,500 were exercisable.

    The 1990 Plan and 1992 Plan terminate on the earlier of (i) the date all shares subject to the 1990 Plan and the 1992 Plan have been issued upon the exercise of options granted under such plans, or (ii) June 26, 2000 and September 30, 2002, respectively, or on such earlier date as the Board may determine. Any option outstanding at the respective termination date remains outstanding until it has either expired or has been exercised.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED):
STOCK OPTION PLANS (CONCLUDED)

    Changes in options outstanding under the stock option plans are summarized below (shares in thousands):

                                                         NUMBER OF SHARES
                                                   ----------------------------      PER SHARE
                                                     INCENTIVE    NONQUALIFIED     EXERCISE PRICE
                                                   -------------  -------------  ------------------
Outstanding at July 1, 1995......................           31          1,638    $ 6.10 to $20.88
  Exercised......................................           (4)           (36)   $ 6.10 to $11.63
  Canceled.......................................          (18)           (51)   $ 6.10 to $11.63
  Automatic grant to directors...................                         110    $10.00
                                                            --
                                                                        -----
Outstanding at June 30, 1996.....................            9          1,661    $ 6.10 to $20.88
  Granted........................................                          20    $11.00
  Exercised......................................           (3)          (190)   $8.50 to $10.75
  Canceled.......................................           (6)           (21)   $6.10 to $11.63
  Automatic grant to directors...................                         110    $11.50
                                                            --
                                                                        -----
Outstanding at June 30, 1997.....................            0          1,580    $ 8.50 to $20.88
  Granted........................................                          60    $11.00
  Exercised......................................                         (30)   $ 8.50 to $11.63
  Cancelled......................................                        (234)   $ 8.50 to $15.88
  Automatic grant to directors...................                         110    (A)
                                                            --
                                                                        -----    ------------------
Outstanding at June 30, 1998 (1,336 shares
  exercisable)...................................            0          1,486    $ 8.50 to $20.88
                                                            --
                                                            --
                                                                        -----    ------------------
                                                                        -----    ------------------

(A) To be determined on September 30, 1998.

OTHER NONQUALIFIED STOCK OPTIONS:

    The Board has granted other nonqualified stock options to directors, certain officers, other employees and advisors at exercise prices equal to or greater than the fair market value of the underlying shares at the date of grant. Generally, options become exercisable immediately and expire no later than five years from the date of grant.

    Changes in other nonqualified stock options are summarized below (shares in thousands):

                                                                    NUMBER          PER SHARE
                                                                   OF SHARES      EXERCISE PRICE
                                                                 -------------  ------------------
Outstanding at July 1, 1995....................................          429    $ 9.19 to $15.00
  Transactions.................................................           --
                                                                         ---
Outstanding at June 30, 1996...................................          429    $ 9.19 to $15.00
  Canceled.....................................................          (50)   $15.00
                                                                         ---
Outstanding at June 30, 1997...................................          379    $9.19 to $10.75
  Canceled.....................................................          (27)   $6.10 to $10.75
                                                                         ---
Outstanding and exercisable at June 30, 1998                             352    $ 9.19 to $10.63
                                                                         ---
                                                                         ---

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED):
ACCOUNTING FOR STOCK-BASED COMPENSATION:

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Although SFAS 123 encourages an entity to measure compensation by applying the fair value method of accounting for employee stock-based compensation arrangements, it permits an entity to continue to account for employee stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion 25 ("APB 25"). Jackpot elected and continues to account for stock-based compensation in accordance with APB 25. Under APB 25, generally only stock options that have intrinsic value at the date of grant are considered compensatory. Intrinsic value represents the excess, if any, of the market price of the stock at the grant date over the exercise price of the option. Under SFAS 123, all stock option grants are considered compensatory. Compensation cost is measured at the date of grant based on the estimated fair value of the options determined using an option pricing model. The model takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the stock, expected dividends on the stock and the risk-free interest rate over the expected life of the option.

    The following table discloses pro forma amounts for net income and basic and dilutive earnings per share for 1998, 1997 and 1996 assuming compensation cost for employee stock options had been determined using the fair value-based method prescribed by SFAS 123. The table also discloses the weighted average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model, and the estimated weighted average fair value of the options granted. The model assumes no expected future dividend payments on Jackpot's Common Stock for the options granted in 1998, 1997 and 1996 (dollars in thousands, except per share data):

                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
Net income:
  As reported....................................................  $   7,213  $   7,844  $   5,855
  Pro forma......................................................  $   6,837  $   7,571  $   5,855

Basic earnings per share:
  As reported or restated........................................  $     .80  $     .85  $     .63
  Pro forma......................................................  $     .76  $     .82  $     .63

Diluted earnings per share:
  As reported or restated........................................  $     .79  $     .84  $     .62
  Pro forma......................................................  $     .74  $     .81  $     .62

Weighted average assumptions:
  Expected stock price volatility................................       30.0%      35.0%      39.1%
  Risk-free interest rate                                                5.8%       6.1%       6.2%
  Expected option lives (in years)...............................        2.5        2.5        2.5
  Estimated fair value of options granted........................  $    2.99  $    3.18  $    3.04

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED):
ACCOUNTING FOR STOCK-BASED COMPENSATION (CONCLUDED):

    Because the accounting method prescribed by SFAS 123 is not applicable to options granted prior to July 1, 1995, the compensation cost reflected in the pro forma amounts shown above may not be representative of that to be expected in future years.

SHARES RESERVED FOR ISSUANCE:

    Shares of Common Stock were reserved for the exercise of the following (in thousands):

                                                                                     JUNE 30,
                                                                               --------------------
                                                                                 1998       1997
                                                                               ---------  ---------
Stock option plans:
  Outstanding................................................................      1,486      1,580
  Available for grant........................................................      1,020        956
Other nonqualified stock options.............................................        352        379
                                                                               ---------  ---------
  Totals.....................................................................      2,858      2,915
                                                                               ---------  ---------
                                                                               ---------  ---------

COMMON STOCK IN TREASURY:

    Jackpot purchased 338,414 and 283,771 shares of its Common Stock at the market price on the date of purchase for a total cost of approximately $3,967,000 and $2,803,000, or an average of $11.72 and $9.88 per share in 1998 and 1997, respectively. In addition, Jackpot purchased 118,100 shares at a total cost of approximately $1,268,000, or an average of $10.74 per share during the two months ended August 31, 1998. Purchases in 1997 include 55,174 shares acquired from American Country Insurance Company for approximately $545,000 (the market price on the date of purchase). Two directors of Jackpot were directors and indirect beneficial owners of an aggregate of more than 51% of the common stock of such insurance company on the date of purchase.

NOTE 7--RELATED PARTY TRANSACTIONS:

    One director of Jackpot is a partner in a law firm that has provided various legal services for which Jackpot incurred legal fees aggregating approximately $121,000, $179,000 and $110,000 in 1998, 1997 and 1996. Also, see Note 6.

NOTE 8--COMMITMENTS AND CONTINGENCIES:

LEASES:

    Jackpot has noncancelable location license, lease and sublease agreements (referred to as "leases") for space at various locations for its gaming machines with terms expiring at various dates through 2010. Leases are generally at fixed rentals, although certain leases require payments based on percentages of revenues generated by gaming machines at the leased locations. In addition, office and warehouse space is utilized under noncancelable leases with terms expiring at various dates through 2006.

    In 1997, Jackpot entered into agreements, which became effective July 1, 1997, for long-term contract extensions with four of its largest chain store customers. In addition, Jackpot entered into an

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--COMMITMENTS AND CONTINGENCIES (CONTINUED):
LEASES (CONCLUDED):
agreement for a long-term contract extension with another significant chain store customer in September 1998. Such agreement will become effective July 1, 1999. These five agreements provide Jackpot the continued right to operate at certain existing locations and future locations in Nevada, if any, of such customers.

    Future minimum payments (dollars in thousands) under such non cancelable operating leases or licenses (including the above mentioned contract extension) aggregated approximately $224,442 at June 30, 1998, payable as follows: $36,165 in 1999; $38,026 in 2000; $38,794 in 2001; $38,744 in 2002; $38,845 in 2003; and
$33,868 thereafter.

    Rent expense was comprised as follows (dollars in thousands):

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Location leases:
  Fixed rentals..............................................  $  36,866  $  28,125  $  25,633
  Percentage rentals.........................................     16,883     19,994     20,243
Office and equipment leases..................................        453        453        452
                                                               ---------  ---------  ---------
  Totals.....................................................  $  54,202  $  48,572  $  46,328
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

EMPLOYMENT AND SEVERANCE AGREEMENTS:

    Jackpot has an employment agreement with Don R. Kornstein, President, Chief Executive Officer and Director which currently expires on September 30, 2001. The agreement is automatically extended for additional one year periods on each October 1 unless, not later than March 31, immediately preceding each October 1, notice is given by Jackpot or Mr. Kornstein.

    Mr. Kornstein's employment agreement provides for an annual bonus based on various percentages of certain amounts by which earnings before interest, taxes, depreciation, amortization and certain other items, as defined in the agreement, exceed certain levels for such fiscal year. Mr. Kornstein's bonus was $97,000, $169,000 and $205,000 in 1998, 1997 and 1996. The aggregate commitment for future salaries at June 30, 1998, excluding bonuses, under Mr. Kornstein's agreement is $2,356,000. In the event of termination of Mr. Kornstein's employment, as defined in the employment agreement, Mr. Kornstein, or his beneficiary, would receive a severance payment. The aggregate contingent liability at June 30, 1998 under Jackpot's employment and severance agreements is approximately $2,700,000.

FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT RISK:

    The financial instruments that potentially subject Jackpot to concentrations of credit risk consist principally of cash, cash equivalents, certain receivables and lease and other security deposits. Jackpot maintains cash and certain cash equivalents with financial institutions in amounts which, at times, may be in excess of the FDIC insurance limits. Jackpot's cash equivalents are invested in several high-grade securities which limits Jackpot's exposure to concentrations of credit risk.

    A substantial portion of Jackpot's business activity is with customers who frequent retail stores (supermarkets, drugstores, merchandise stores and convenience stores) in Nevada. Generally, Jackpot leases space in stores which are part of a large chain of stores. At June 30, 1998, Jackpot had

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--COMMITMENTS AND CONTINGENCIES (CONCLUDED):
FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT RISK (CONCLUDED):
unsecured lease and other security deposits of $3,082,000 held primarily by two publicly-held chain stores.

LEGAL MATTERS:

    Jackpot is a party to various other claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by Jackpot. Management believes that its defenses are substantial in each of these matters and that Jackpot's legal position can be successfully defended without material adverse effect on its consolidated financial statements.

NOTE 9--LITIGATION SETTLEMENT:

    On August 17, 1992, Phar-Mor, Inc. ("Phar-Mor"), a large chain store, announced that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Jackpot had operated 51 gaming machines at three Phar-Mor store locations in Nevada under a license agreement dated February 10, 1990 (the "Original Agreement"). Under the Original Agreement, Jackpot made certain advances to Phar-Mor. Thereafter, Jackpot and Phar-Mor, subject to bankruptcy court approval, entered into an amended license agreement, dated January 1, 1993 (the "Amended Agreement"). If the Amended Agreement were to become final, Jackpot would receive credits for certain prepaid sums but would be required to pay certain additional obligations.

    On May 12, 1995, Phar-Mor announced the closing of 41 stores, including its three stores in Nevada. On May 24, 1995 Jackpot notified Phar-Mor that it was in default under (i) the Original Agreement, and (ii) the Amended Agreement to the extent applicable. In March 1996, Phar-Mor filed a lawsuit against Jackpot in the United States Bankruptcy Court for the Northern District of Ohio, and Jackpot filed an answer and counterclaim. In order to avoid further litigation and to finally and fully resolve all claims between the parties, Jackpot entered into a settlement agreement and mutual release with Phar-Mor, effective February 6, 1998. Pursuant to the terms of the agreement, both the Original Agreement and the Amended Agreement are terminated and neither party has any remaining rights or continuing obligations to the other under the Original Agreement, the Amended Agreement or the proofs of claim. The cost of the settlement to Jackpot was paid in February 1998.

NOTE 10--REVENUES DERIVED FROM MAJOR LOCATIONS:

    Route operations revenues at two groups of affiliated store chains in 1998, 1997 and 1996 accounted for more than 10% of Jackpot's total revenues. Revenues for Jackpot's top two affiliated store chains were approximately $34,000,000 and $17,000,000, respectively, in 1998, $27,000,000 and $15,000,000, respectively, in 1997, $23,000,000 and $12,000,000, respectively, in 1996. Each individual store chain included in an affiliated group of store chains has a separate lease with Jackpot.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11--FEDERAL INCOME TAX:

    A reconciliation of the Federal statutory income tax rate to the effective income tax rate based on income before income tax follows:

                                                                            1998       1997       1996
                                                                          ---------  ---------  ---------
Statutory rate..........................................................       35.0%      35.0%      35.0%
Increase (decrease) in tax resulting from:
Surtax exemption........................................................       (1.0)      (1.0)      (1.0)
Tax-exempt interest                                                            (5.0)      (3.7)      (4.0)
Amortization of goodwill................................................         .6         .4         .7
Other, net..............................................................       (2.6)        .3        1.3
                                                                                ---        ---        ---
Effective rate..........................................................       27.0%      31.0%      32.0%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

    The tax items comprising Jackpot's net deferred tax asset (liability) as of June 30, 1998, 1997 and 1996 are as follows (dollars in thousands):

                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
Deferred tax assets:
  Write-down of assets                                             $     381  $     381  $     381
  Deferred rent..................................................        809        854      1,041
  Other accrued liabilities......................................        459        520        556
  Retirement plans...............................................          9          9         73
  Other..........................................................         45         98         75
                                                                   ---------  ---------  ---------
      Totals.....................................................      1,703      1,862      2,126
                                                                   ---------  ---------  ---------
Deferred tax liabilities:
  Difference between book and tax basis of property..............      1,280        987        527
  Economic performance accruals..................................        542        481        491
  Other..........................................................        730      1,027        676
                                                                   ---------  ---------  ---------
      Totals.....................................................      2,552      2,495      1,694
                                                                   ---------  ---------  ---------
Net deferred tax asset (liability)...............................  $    (849) $    (633) $     432
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Jackpot realized tax benefits of $48,000 and $54,000 in 1997 and 1996 as a result of the exercise of certain incentive and nonqualified stock options. The tax benefits have been reflected as a decrease in current income tax payable and an increase in additional paid-in capital.

NOTE 12--BENEFIT PLANS:

    On May 14, 1996, Jackpot terminated the Jackpot Retirement Plan for Directors, as amended (the "Retirement Plan"). In consideration for the termination of the Retirement Plan, three directors received a lump sum distribution of accrued benefits in an aggregate amount of $1,485,000 ($495,000 each) in May 1996. Pursuant to the terms of the Retirement Plan, the amount of each director's distribution was equal to the aggregate of the annual base retainer paid to the respective director for years of service on the Board, including service prior to the implementation of the Retirement Plan on October 1, 1990, except for certain years that the directors waived such benefit. Interest was added to the accounts of each director quarterly, using the one-year Treasury bill rate.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12--BENEFIT PLANS (CONCLUDED):
    The funding of the accrued benefits under the Retirement Plan was made from a restricted trust. The amount of the distributions approximated the fair value of the investments in the trust. As a result of the termination of the Retirement Plan and the lump sum distributions in May 1996, there is no remaining obligations or liability under the Retirement Plan.

    On August 13, 1996, the Board approved the termination of the Salary Continuation Plan for Executives (the "Continuation Plan"). The Continuation Plan provides certain senior executives with a retirement benefit, which is based on compensation, to be paid over a period of up to 15 years beginning at normal retirement age. The Continuation Plan requires certain vesting periods and allows reduced benefits at certain early retirement ages and pre-retirement survivors' benefits. The Continuation Plan was unfunded at June 30, 1998 and 1997. The Company has entered into settlement agreements with substantially all of the individuals covered under the Continuation Plan. The accumulated and projected benefit obligations for the remaining executives covered under the Continuation Plan is not material at June 30, 1998.

    The Board waived current service benefits that would have accrued in 1996 pursuant to the Retirement Plan and the Continuation Plan, other than the interest earned on accrued benefits. The Retirement Plan and the Continuation Plan, both defined benefit plans, had no plan assets. Interest cost on accrued benefits and the amortization of unrecognized prior service cost is included in general and administrative expense and amortization expense, respectively, in the accompanying consolidated statements of income. The unrecognized prior service cost was fully amortized at June 30, 1996. The accrued pension liability under the Continuation Plan was not material at June 30, 1998 and 1997. The pension expense for Jackpot's defined benefit plans for 1996 includes the following components (dollars in thousands):

Amortization of prior service cost...................................  $     253
Interest cost on accrued benefits....................................         69
                                                                       ---------
Net pension expense..................................................  $     322
                                                                       ---------
                                                                       ---------

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                          DECEMBER 31,   JUNE 30,
                                                                                              1998         1998
                                                                                          ------------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.............................................................   $   50,557   $   50,275
  Prepaid expenses......................................................................        1,331        1,594
  Other current assets..................................................................        3,249        2,225
                                                                                          ------------  ----------
      Total current assets..............................................................       55,137       54,094
                                                                                          ------------  ----------
Property and equipment, at cost:
  Land and buildings....................................................................        1,535        1,535
  Gaming equipment......................................................................       28,203       28,988
  Other equipment.......................................................................        4,488        4,758
  Leasehold improvements................................................................          357          354
                                                                                          ------------  ----------
                                                                                               34,583       35,635
  Less accumulated depreciation.........................................................      (19,972)     (19,850)
                                                                                          ------------  ----------
                                                                                               14,611       15,785
Lease acquisition costs and other intangible assets, net of accumulated amortization of
  $5,088 and $4,607.....................................................................        3,458        2,231
Goodwill, net of accumulated amortization of $2,796 and $2,713..........................        3,825        3,908
Lease and other security deposits.......................................................        1,532        3,082
Other non-current assets................................................................          309
                                                                                          ------------  ----------
      Total assets......................................................................   $   78,872   $   79,100
                                                                                          ------------  ----------
                                                                                          ------------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................................   $      972   $    1,434
  Other current liabilities.............................................................        2,778        3,508
                                                                                          ------------  ----------
      Total current liabilities.........................................................        3,750        4,942
Deferred rent...........................................................................        2,443        2,377
Deferred income tax.....................................................................          949          849
Other liabilities.......................................................................                        61
                                                                                          ------------  ----------
      Total liabilities.................................................................        7,142        8,229
                                                                                          ------------  ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock--authorized 1,000,000 shares of $1 par value; none issued.............
  Common stock--authorized 30,000,000 shares of $.01 par value; 9,860,252 and 9,854,327
    shares issued.......................................................................           99           99
  Additional paid-in capital............................................................       66,443       66,376
  Retained earnings.....................................................................       18,964       16,466
  Less 1,243,572 and 1,080,372 shares of common stock in treasury, at cost..............      (13,776)     (12,070)
                                                                                          ------------  ----------
      Total stockholders' equity........................................................       71,730       70,871
                                                                                          ------------  ----------
      Total liabilities and stockholders' equity........................................   $   78,872   $   79,100
                                                                                          ------------  ----------
                                                                                          ------------  ----------

See Notes to Condensed Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

             THREE AND SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                            DECEMBER 31,          DECEMBER 31,
                                                                        --------------------  --------------------
                                                                          1998       1997       1998       1997
                                                                        ---------  ---------  ---------  ---------
Revenues:
  Route operations....................................................  $  23,256  $  22,949  $  44,941  $  44,867
  Casino operations...................................................        491        661      1,013      1,410
                                                                        ---------  ---------  ---------  ---------
      Totals..........................................................     23,747     23,610     45,954     46,277
                                                                        ---------  ---------  ---------  ---------
Costs and expenses:
  Route operations....................................................     19,389     18,612     37,779     36,903
  Casino operations...................................................        505        691        978      1,418
  Amortization........................................................        292        286        578        562
  Depreciation........................................................      1,061        897      2,071      1,765
  General and administrative..........................................        927        961      1,797      1,886
                                                                        ---------  ---------  ---------  ---------
      Totals..........................................................     22,174     21,447     43,203     42,534
                                                                        ---------  ---------  ---------  ---------
Operating income......................................................      1,573      2,163      2,751      3,743
                                                                        ---------  ---------  ---------  ---------
Other income:
  Interest and other income...........................................        357        452        718      1,025
                                                                        ---------  ---------  ---------  ---------
      Totals..........................................................        357        452        718      1,025
                                                                        ---------  ---------  ---------  ---------
Income before income tax..............................................      1,930      2,615      3,469      4,768
                                                                        ---------  ---------  ---------  ---------
Provision (credit) for Federal income tax:
  Current.............................................................        513        826        871      1,243
  Deferred............................................................         27       (120)       100         44
                                                                        ---------  ---------  ---------  ---------
      Totals..........................................................        540        706        971      1,287
                                                                        ---------  ---------  ---------  ---------
Net income............................................................  $   1,390  $   1,909  $   2,498  $   3,481
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Basic earnings per share..............................................  $     .16  $     .21  $     .29  $     .38
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Diluted earnings per share............................................  $     .16  $     .21  $     .29  $     .38
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

See Notes to Condensed Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                       SIX MONTHS ENDED DECEMBER 31, 1998
                       (DOLLARS AND SHARES IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                  TREASURY
                                                COMMON STOCK        ADDITIONAL                      STOCK             TOTAL
                                          ------------------------    PAID-IN    RETAINED   ---------------------  STOCKHOLDERS'
                                            SHARES       AMOUNT       CAPITAL    EARNINGS    SHARES      AMOUNT       EQUITY
                                          -----------  -----------  -----------  ---------  ---------  ----------  ------------
Balance July 1, 1998....................       9,854    $      99    $  66,376   $  16,466     (1,080) $  (12,070)  $   70,871
Issuance of shares on exercise of stock
  options...............................           6                        67                                              67
Repurchases of common stock.............                                                         (164)     (1,706)      (1,706)
Net income..............................                                             2,498                               2,498
                                               -----          ---   -----------  ---------  ---------  ----------  ------------
Balance December 31, 1998...............       9,860    $      99    $  66,443   $  18,964     (1,244) $  (13,776)  $   71,730
                                               -----          ---   -----------  ---------  ---------  ----------  ------------
                                               -----          ---   -----------  ---------  ---------  ----------  ------------

See Notes to Condensed Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                  SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                1998       1997
                                                                                              ---------  ---------
Operating activities:
  Net income................................................................................  $   2,498  $   3,481
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.........................................................      2,649      2,327
      Deferred income tax...................................................................        100         44
      Increase (decrease) from changes in:
        Prepaid expenses and other current assets...........................................        863       (350)
        Other non-current assets                                                                    171       (125)
        Accounts payable and other current liabilities......................................       (722)       (30)
        Deferred rent and other liabilities.................................................          5        351
                                                                                              ---------  ---------
          Net cash provided by operating activities.........................................      5,564      5,698
                                                                                              ---------  ---------
Investing activities:
  Net proceeds from location operators......................................................        (10)       100
  Proceeds from sales of property and equipment.............................................         58        201
  Purchases of property and equipment.......................................................     (3,401)    (4,085)
  Increase in lease acquisition costs and other intangible and non-current assets...........       (290)       (42)
                                                                                              ---------  ---------
          Net cash used in investing activities.............................................     (3,643)    (3,826)
                                                                                              ---------  ---------
Financing activities:
  Proceeds from issuance of common stock....................................................         67
  Repurchases of common stock...............................................................     (1,706)      (782)
                                                                                              ---------  ---------
          Net cash used in financing activities.............................................     (1,639)      (782)
                                                                                              ---------  ---------
Net increase in cash and cash equivalents...................................................        282      1,090
Cash and cash equivalents at beginning of period............................................     50,275     47,945
                                                                                              ---------  ---------
Cash and cash equivalents at end of period..................................................  $  50,557  $  49,035
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Supplemental disclosures of cash flow data:
  Cash paid during the period for:
      Federal income tax....................................................................  $     400  $   1,400

See Notes to Condensed Consolidated Financial Statements.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--GENERAL:

    The accompanying unaudited condensed consolidated financial statements included herein have been prepared by Jackpot pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading.

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly Jackpot's financial position as of December 31, 1998 and the results of its operations for the three and six months ended December 31, 1998 and 1997 and its cash flows for the six months ended December 31, 1998 and 1997. The earnings for the three and six months ended December 31, 1998 and 1997 are not necessarily indicative of results for a full year. Information included in the condensed consolidated balance sheet as of June 30, 1998 has been derived from Jackpot's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 1998 (the "1998 Form 10-K"). These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and disclosures included in the 1998 Form 10-K.

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes additional standards for segment reporting in the financial statements. Management has begun its review of SFAS 131, however it has not made a final determination of the extent of the disclosures required by this statement.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for fiscal years beginning after June 15, 1999. SFAS 133 establishes additional accounting and reporting standards for derivative instruments and hedging activities. Presently, Jackpot does not have any derivative instruments, nor does the Company participate in hedging activities. Accordingly, SFAS 133 is not expected to have a significant effect on the results of operations or related disclosures.

    In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities". This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged. Upon adoption, this statement will not have a significant effect on Jackpot's results of operations or its financial position.

NOTE 2--COMPREHENSIVE INCOME:

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Jackpot adopted this statement on July 1, 1998. For the three and six months ended

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2--COMPREHENSIVE INCOME (CONCLUDED):
December 31, 1998 and 1997, Jackpot did not have any items of other comprehensive income. Comprehensive income for the three and six months ended December 31, 1998 and 1997 is the following (dollars in thousands):

                                                                                 THREE MONTHS           SIX MONTHS
                                                                                    ENDED                 ENDED
                                                                                 DECEMBER 31,          DECEMBER 31,
                                                                             --------------------  --------------------
                                                                               1998       1997       1998       1997
                                                                             ---------  ---------  ---------  ---------
Net income.................................................................  $   1,390  $   1,909  $   2,498  $   3,481
Other comprehensive income.................................................         --         --         --         --
                                                                             ---------  ---------  ---------  ---------
Comprehensive income.......................................................  $   1,390  $   1,909  $   2,498  $   3,481
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

NOTE 3--EARNINGS PER SHARE:

    Basic earnings per share ("Basic EPS") for the three and six months ended December 31, 1998 and 1997 is computed by dividing net income by the weighted average number of common shares outstanding for the respective period. Diluted earnings per share ("Diluted EPS") for the three and six months ended December 31, 1998 and 1997 is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding for the respective period. Options to purchase common stock, whose exercise price was greater than the average market price for the respective period, have been excluded from the Diluted EPS computations.

    Such antidilutive options outstanding for the three months ended December 31, 1998 and 1997 were 707,000 and 137,000, respectively, and for the six months ended December 31, 1998 and 1997 were 495,000 and 445,000, respectively. The following is the amount of income and number of shares used in the Basic and Diluted EPS computations (dollars and shares in thousands, except per share data):

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3--EARNINGS PER SHARE (CONCLUDED):

                                                                           THREE MONTHS ENDED
                                                                                                  SIX MONTHS ENDED
                                                                              DECEMBER 31,          DECEMBER 31,
                                                                          --------------------  --------------------
                                                                            1998       1997       1998       1997
                                                                          ---------  ---------  ---------  ---------
Basic earnings per share:
  Earnings:
    Income available to common stockholders.............................  $   1,390  $   1,909  $   2,498  $   3,481
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
  Shares:
    Weighted average number of common shares outstanding................      8,617      9,072      8,665      9,077
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
Basic earnings per share................................................  $     .16  $     .21  $     .29  $     .38
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
Diluted earnings per share:
  Earnings:
    Income available to common stockholders.............................  $   1,390  $   1,909  $   2,498  $   3,481
    Effect of dilutive securities.......................................         --         --         --         --
                                                                          ---------  ---------  ---------  ---------
    Income, as adjusted.................................................  $   1,390  $   1,909  $   2,498  $   3,481
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
  Shares:
    Weighted average number of common shares outstanding................      8,617      9,072      8,665      9,077
    Common shares issuable upon assumed exercise of dilutive stock
      options...........................................................      1,047      1,738      1,268      1,492
    Less common shares assumed to be repurchased by application of the treasury stock method to the proceeds using the average market
      price for the period..............................................       (999)    (1,554)    (1,179)    (1,336)
                                                                          ---------  ---------  ---------  ---------
    Weighted average number of common shares and common share
      equivalents outstanding...........................................      8,665      9,256      8,754      9,233
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
Diluted earnings per share..............................................  $     .16  $     .21  $     .29  $     .38
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

NOTE 4--STOCKHOLDERS' EQUITY:

    The 1992 Incentive and Non-qualified Stock Option Plan:

    On September 30, 1998, the exercise price of the June 30, 1998 grant of nonqualified stock options to purchase an aggregate of 110,000 shares of common stock (27,500 each to four directors) was vested at $9.94 per share, the fair market value of the stock on that date, pursuant to the terms of the 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan"). See Note 6 of Notes to Consolidated Financial Statements in the 1998 Form 10-K for further information regarding the 1992 Plan and option grants.

    Common stock in treasury:

    Jackpot purchased 163,200 shares of its common stock at the market price on the date of purchase for a total cost of approximately $1,706,000 during the six months ended December 31, 1998.

                   JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5--LETTER OF INTENT:

    On October 28, 1998, Jackpot and CRC Holdings, Inc., operating as Carnival Resorts & Casinos ("CRC"), a privately owned company, signed a non-binding letter of intent to merge the companies. Such proposed transaction is subject to the completion of a definitive agreement between the parties and regulatory and other approvals. The proposed transaction, which is still in negotiation, contemplates that Jackpot will acquire all the issued and outstanding common stock of CRC in exchange for approximately 3.5 million shares of Jackpot's common stock, the assumption of approximately $13 million of notes held by CRC stockholders and the issuance of a promissory note in the principal amount of approximately $13 million, subject to a reduction in such consideration under certain conditions. No assurance can be given that the proposed transaction will be consummated or that it will be consummated on the terms described herein.

NOTE 6--SUBSEQUENT EVENT:

    On February 8, 1999, Jackpot and Players International, Inc. ("Players") entered into a definitive agreement and plan of merger (the "Players Agreement"). Pursuant to the terms of the Players Agreement, Jackpot will acquire Players for $8.25 per share, consisting of $6.75 per share in cash and $1.50 in Jackpot's common stock for each share of Players outstanding common stock. The completion of the merger is subject to a number of conditions, including approval by the stockholders of both companies, receipt of all the necessary regulatory and various approvals, and the financing of the transaction.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Players International, Inc.
    We have audited the accompanying consolidated balance sheets of Players International, Inc. and Subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Players International, Inc. and Subsidiaries at March 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 18, 1998

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................................................  $  17,223  $  20,567
  Accounts receivable, net of allowance for doubtful accounts of $786 at March 31, 1998 and
    $750 at March 31, 1997..................................................................      3,559      3,142
  Inventories...............................................................................      1,476      1,955
  Deferred income tax.......................................................................      2,010      1,881
  Income taxes refundable...................................................................      6,580     27,534
  Prepaid expenses and other current assets.................................................      2,285      3,997
  Assets held for sale......................................................................         --      8,500
                                                                                              ---------  ---------
    Total current assets....................................................................     33,133     67,576
                                                                                              ---------  ---------
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $44,405 at March
  31, 1998 and $27,336 at March 31, 1997....................................................    237,478    210,442
                                                                                              ---------  ---------
DEFERRED INCOME TAX--long-term..............................................................         --      4,654
                                                                                              ---------  ---------
NOTES RECEIVABLE............................................................................      1,500         --
                                                                                              ---------  ---------
INTANGIBLES, net of accumulated amortization of $3,572 at March 31, 1998 and $2,593 at March
  31, 1997..................................................................................     35,302     36,271
                                                                                              ---------  ---------
INVESTMENT IN JOINT VENTURE.................................................................     96,587     95,401
                                                                                              ---------  ---------
OTHER ASSETS................................................................................      5,587      6,945
                                                                                              ---------  ---------
                                                                                              $ 409,587  $ 421,289
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................................................  $   2,008  $   8,500
  Accounts payable..........................................................................      4,590      6,466
  Accrued liabilities.......................................................................     28,832     33,969
  Other liabilities.........................................................................      3,775      2,921
                                                                                              ---------  ---------
    Total current liabilities...............................................................     39,205     51,856
                                                                                              ---------  ---------
DEFERRED INCOME TAX.........................................................................      2,930         --
                                                                                              ---------  ---------
LONG-TERM DEBT, net of current portion......................................................    180,541    187,500
                                                                                              ---------  ---------
OTHER LONG-TERM LIABILITIES.................................................................     28,997     26,052
                                                                                              ---------  ---------
COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, Authorized--10,000,000 shares, Issued--none................         --         --
  Common stock, $.005 par value, Authorized--90,000,000 shares, Issued--32,613,498 shares at
    March 31, 1998 and 32,563,348 shares at March 31, 1997..................................        163        163
  Additional paid-in capital................................................................    132,338    132,256
  Treasury stock, at cost; 672,100 shares at March 31, 1998 and March 31, 1997..............     (7,294)    (7,294)
  Retained earnings.........................................................................     32,707     30,756
                                                                                              ---------  ---------
    Total stockholders' equity..............................................................    157,914    155,881
                                                                                              ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................................  $ 409,587  $ 421,289
                                                                                              ---------  ---------
                                                                                              ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEARS ENDED MARCH 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
REVENUES:
  Casino.....................................................................  $  302,337  $  262,660  $  269,739
  Food and beverage..........................................................      11,978      14,139      11,825
  Hotel......................................................................       3,159       6,608       4,851
  Other......................................................................       5,744       7,803       4,980
                                                                               ----------  ----------  ----------
                                                                                  323,218     291,210     291,395
                                                                               ----------  ----------  ----------
COSTS AND EXPENSES:
  Casino.....................................................................     141,338     122,250     110,959
  Food and beverage..........................................................      10,654      14,185      12,601
  Hotel......................................................................       1,625       3,144       2,503
  Other operating expenses...................................................      41,350      38,136      34,351
  Selling, general and administrative........................................      58,531      56,246      45,700
  Corporate and other non-operating costs....................................       7,782       9,102      10,387
  Allocated amounts of joint venture.........................................      11,212       1,934          --
  City of Lake Charles agreement.............................................       4,153          --          --
  Impairment and write-down of assets........................................          --       7,357          --
  Pre-opening and gaming development costs...................................          --       6,915      13,787
  Depreciation and amortization..............................................      20,806      21,806      17,236
  Loss on sale of Mesquite property..........................................        (571)     57,397          --
  Restructuring charge.......................................................          --       9,007          --
                                                                               ----------  ----------  ----------
                                                                                  296,880     347,479     247,524
                                                                               ----------  ----------  ----------
  Income (loss) before other income (expense) and provision (benefit) for
    income taxes.............................................................      26,338     (56,269)     43,871
                                                                               ----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest income............................................................         651         237       5,850
  Other income, net..........................................................         274         241       1,587
  Interest expense...........................................................     (24,117)    (15,998)    (14,718)
                                                                               ----------  ----------  ----------
                                                                                  (23,192)    (15,520)     (7,281)
                                                                               ----------  ----------  ----------
  Income (loss) before provision (benefit) for income taxes..................       3,146     (71,789)     36,590
PROVISION (BENEFIT) FOR INCOME TAXES.........................................       1,195     (25,491)     14,270
                                                                               ----------  ----------  ----------
NET INCOME (LOSS)............................................................  $    1,951  ($  46,298) $   22,320
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
EARNINGS (LOSS) PER COMMON SHARE:
  Basic......................................................................  $     0.06  ($    1.56) $     0.75
  Diluted....................................................................  $     0.06  ($    1.56) $     0.70

 The accompanying notes are an integral part of these consolidated statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    FOR THE THREE YEARS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                    COMMON STOCK         ADDITIONAL                  TREASURY STOCK
                                              -------------------------   PAID-IN    UNREALIZED   --------------------  RETAINED
                                                 SHARES       AMOUNT      CAPITAL       LOSS       SHARES     AMOUNT    EARNINGS
                                              ------------  -----------  ----------  -----------  ---------  ---------  ---------
BALANCE, March 31, 1995.....................    29,672,400   $     148   $  121,712   $    (451)         --  $      --  $  54,734
  Shares issued under stock option plans....       187,180           1        1,296          --          --         --         --
  Tax benefit from exercise of non-qualified
    options.................................            --          --          713          --          --         --         --
  Adjustment for number of shares as the
    result of the stock split...............            --          --           (2)         --          --         --         --
  Purchase of common stock..................      (672,100)         --           --          --     672,100      7,294         --
  Change in unrealized loss on marketable
    securities, net of tax..................            --          --           --         450          --         --         --
  Net income................................            --          --           --          --          --         --     22,320
                                              ------------       -----   ----------       -----   ---------  ---------  ---------
BALANCE, March 31, 1996.....................    29,187,480         149      123,719          (1)    672,100      7,294     77,054
  Shares issued for warrants exercised......     2,100,000          11        5,590          --          --         --         --
  Shares issued pursuant to retirement
    Agreement...............................       603,768           3        2,996          --          --         --         --
  Expired put options.......................            --          --          (49)         --          --         --         --
  Change in unrealized loss on marketable
    securities, net of tax..................            --          --           --           1          --         --         --
  Net loss..................................            --          --           --          --          --         --    (46,298)
                                              ------------       -----   ----------       -----   ---------  ---------  ---------
BALANCE, March 31, 1997.....................    31,891,248         163      132,256          --     672,100      7,294     30,756
  Shares issued under stock option plans....        50,150          --           82          --          --         --         --
  Net income................................            --          --           --          --          --         --      1,951
                                              ------------       -----   ----------       -----   ---------  ---------  ---------
BALANCE, March 31, 1998.....................    31,941,398   $     163   $  132,338   $      --     672,100  $   7,294  $  32,707
                                              ------------       -----   ----------       -----   ---------  ---------  ---------
                                              ------------       -----   ----------       -----   ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                          YEARS ENDED MARCH 31,
                                                                                     -------------------------------
                                                                                       1998       1997       1996
                                                                                     ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..................................................................  $   1,951  ($ 46,298) $  22,320
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization....................................................     20,806     21,806     17,236
  Amortization of bond premium/(discount)..........................................         --         --     (3,861)
  Loss (gain) on disposition of property and equipment.............................        (98)    60,321         --
  Impairment and write-down of assets..............................................         --      7,357         --
  Equity in allocated amounts of joint venture.....................................      4,497      1,934         --
  City of Lake Charles agreement...................................................      4,000         --         --
  Stock issued pursuant to retirement agreements...................................         --      3,000         --
  Deferred income taxes............................................................      7,455      1,332     (2,459)
  Other............................................................................      1,059        924        468

CHANGES IN ASSETS AND LIABILITIES:
  Accounts and notes receivable....................................................     (1,476)     3,551     (4,985)
  Inventories......................................................................        479     (1,269)    (1,856)
  Income taxes payable (refundable)................................................     20,954    (27,462)     1,772
  Prepaid expenses and other current assets........................................      1,712        975     (2,484)
  Other assets.....................................................................        159      1,141     (1,812)
  Accounts payable.................................................................     (1,876)      (270)    (1,497)
  Accrued liabilities..............................................................     (5,137)        80       (918)
  Other liabilities................................................................     (1,220)     1,336     (1,176)
                                                                                     ---------  ---------  ---------
    Net cash provided by operating activities......................................     53,265     28,458     20,748
                                                                                     ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchases of property and equipment..........................................    (40,216)   (46,499)  (147,119)
  Proceeds from disposal of property and equipment.................................      7,718     30,749         --
  Purchases of marketable securities...............................................         --         --   (170,806)
  Proceeds from sale of marketable securities......................................         --      4,401    196,886
  Investment in joint venture......................................................     (5,379)   (61,875)   (34,015)
                                                                                     ---------  ---------  ---------
    Net cash used in investing activities..........................................    (37,877)   (73,224)  (155,054)
                                                                                     ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.........................................     48,000     65,500    153,000
  Repayments of long-term debt.....................................................    (65,356)   (22,500)    (8,907)
  Purchase of common stock.........................................................         --         --     (7,294)
  Debt issuance cost...............................................................     (1,458)    (2,051)    (8,890)
  Proceeds from exercise of stock options and warrants.............................         82      5,598      1,297
                                                                                     ---------  ---------  ---------
    Net cash provided by (used in) financing activities............................    (18,732)    46,547    129,206
                                                                                     ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............................     (3,344)     1,781     (5,100)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................................     20,567     18,786     23,886
                                                                                     ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................................  $  17,223  $  20,567  $  18,786
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid....................................................................  $  24,507  $  22,637  $  10,124
  Income taxes paid................................................................          9      4,159     15,201
  Debt incurred to purchase land and equipment.....................................      3,905         --         --
  Note receivable on sale of Mesquite property.....................................      1,500         --         --
  Assets acquired through capital leases...........................................        715         --         --
  Unrealized gain (loss) on marketable securities, net of tax......................         --         --       (450)
  Accrued liabilities incurred to purchase property and equipment..................         --         --     31,910
  Land, property and equipment contributed to joint venture........................         --         --      5,459
  Tax benefit related to exercise of non-qualified stock options...................         --         --        713

 The accompanying notes are an integral part of these consolidated statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    The Company has a fiscal year that ends on March 31.

BASIS OF PRESENTATION

    The Company, through wholly owned subsidiaries, operates five riverboat casinos, a horse racetrack facility and, through a joint venture, a riverboat casino entertainment complex. All operations include food and beverage facilities and a retail gift shop. Two of the facilities include hotel operations. During the fiscal year ended March 31, 1997, the majority of the assets comprising the Mesquite, Nevada facility ("Mesquite") were sold. The remaining assets of that facility were sold in the first quarter of 1998.

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The investment in joint venture is accounted for by the equity method.

    Certain reclassifications have been made to the consolidated financial statements as previously presented to conform to the current classifications.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash includes the minimum cash balances required to be maintained by certain state gaming commissions, which totaled approximately $3,872,000 and $2,873,000 at March 31, 1998 and 1997, respectively. Cash equivalents are highly liquid investments with a maturity of less than three months and are stated at the lower of cost or market value which approximates fair value.

REVENUES AND PROMOTIONAL ALLOWANCES

    Casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary admissions, food and beverage, hotel and other items furnished to customers, which totaled approximately $23,326,000, $27,238,000 and $21,336,000 for the years ended March 31, 1998, 1997 and 1996, respectively.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The estimated costs of providing such complimentary services are included in casino costs and expenses through inter-department allocations from the department granting the services as follows:

                                                                    YEARS ENDED MARCH 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Food and beverage............................................  $  17,665  $  20,736  $  15,651
Admissions...................................................        106        157      1,725
Hotel........................................................        349      1,281        565
Other........................................................        670      1,370      1,177
                                                               ---------  ---------  ---------
                                                               $  18,790  $  23,544  $  19,118
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

PRE-OPENING AND GAMING DEVELOPMENT COSTS

    All pre-opening and gaming development costs are expensed as incurred except for the cost of property and equipment which is capitalized.

CREDIT RISK

    Historically, credit losses have not been material to the results of operations. The financial instruments that subject the Company to credit risk consist principally of accounts receivable. Ongoing credit evaluations are performed and potential credit losses are expensed at the time a receivable is deemed to be uncollectable.

INVENTORIES

    Inventories consisting of food, beverage and retail items are stated at the lower of cost (first-in, first-out) or market.

PROPERTY, EQUIPMENT, DEPRECIATION AND AMORTIZATION

    Property and equipment are stated at cost. Improvements and extraordinary repairs that extend the life of the asset are capitalized. Maintenance and repairs are expensed as incurred. Interest expense is capitalized on major construction projects. Capitalized interest amounted to $381,000, $6,714,000 and $3,329,000 in 1998, 1997 and 1996, respectively.

    The Company computes depreciation for property and equipment using primarily the straight-line method over the estimated useful life of the assets. Amortization of leasehold and land improvements is computed using the straight-line method over the lesser of the estimated useful life or lease term.

    The following estimated useful lives are used:

Riverboats and barges.......................  30 - 40 years
Buildings...................................  20 - 40 years
Furniture, fixtures and equipment...........  5-7 years
Leasehold and land improvements.............  Lesser of useful life or lease term

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Effective October 1, 1995, the Company revised its estimate of the useful lives of certain property and equipment. These changes were made to better reflect industry practice and the estimated periods during which such assets will remain in service. This change increased net income by approximately $1,403,000 ($.04 per share on a diluted basis) for the year ended March 31, 1996.

    Depreciation expense of $17,181,000, $16,405,000 and $13,145,000 was recorded for the fiscal years ended March 31, 1998, 1997 and 1996 respectively. Amortization expense amounted to $3,625,000, $5,401,000 and $4,091,000 in 1998,
1997 and 1996 respectively.

INTANGIBLES

    Costs in excess of fair value of tangible assets acquired are recorded as intangibles on the accompanying consolidated balance sheets and are being amortized using the straight-line method. Effective October 1, 1995, the Company revised its estimate of the useful life of intangibles from 15 years to 40 years. This change was made to better reflect the estimated periods during which the related tangible assets will remain in service. This change increased net income by approximately $466,000 ($.01 per share on a diluted basis) for the year ended March 31, 1996.

    The Company periodically evaluates whether the remaining estimated useful life of intangibles may warrant revision or the remaining balance of intangibles may require adjustment generally based upon expectations of nondiscounted cash flows and operating income. At March 31, 1996, the Company recorded a $1,500,000 write-down of goodwill associated with its racetrack facility.

UNAMORTIZED LOAN COSTS

    Costs incurred in connection with the issuance of debt are being amortized using the straight-line method over the term of the related debt issue or loan.

EARNINGS PER SHARE

    In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, basic earnings per share is computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year, including common stock equivalents (see Note 14). All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to SFAS No. 128 requirements.

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, which is effective for fiscal years beginning after December 15, 1997. This statement requires businesses to disclose comprehensive income and its components in their financial statements. Management intends to comply with the disclosure requirements of this statement in the year ending March 31, 1999.

    The FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is effective for fiscal years beginning after December 15, 1997. This statement redefines how operating segments are determined and requires qualitative disclosure of certain financial

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and descriptive information about a company's operating segments. The Company will adopt SFAS No. 131 in the year ending March 31, 1999. Management has not finalized its analysis of which operating segments it will report on to comply with SFAS No. 131.

NOTE 2--ACCRUED LIABILITIES

    A summary of accrued liabilities is as follows:

                                                                             MARCH 31,
                                                                        --------------------
                                                                          1998       1997
                                                                        ---------  ---------
                                                                            (DOLLARS IN
                                                                             THOUSANDS)
Insurance claims......................................................  $   1,404  $   1,638
Chip and token liability..............................................        702        558
Accrued payroll and related expenses..................................      9,814      8,657
Accrued interest expense..............................................      7,476      7,477
Accrued bonus points..................................................      1,831      2,100
Accrued gaming taxes..................................................      2,142      1,062
Progressive jackpot liabilities.......................................        663        664
Other accruals........................................................      3,527      7,741
Current portion of liabilities related to the purchase of a riverboat
  and a hotel.........................................................      1,273      4,072
                                                                        ---------  ---------
                                                                        $  28,832  $  33,969
                                                                        ---------  ---------
                                                                        ---------  ---------

NOTE 3--PROPERTY AND EQUIPMENT

    A summary of property and equipment is as follows:

                                                                              MARCH 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Land and buildings....................................................  $   85,794  $   65,174
Riverboats and barges.................................................     124,277     113,281
Furniture, fixtures and equipment.....................................      60,143      46,379
Leasehold and land improvements.......................................       9,439       8,032
Construction in progress..............................................       2,230       4,912
Less--accumulated depreciation........................................     (44,405)    (27,336)
                                                                        ----------  ----------
                                                                        $  237,478  $  210,442
                                                                        ----------  ----------
                                                                        ----------  ----------

    Included in furniture, fixtures and equipment at March 31, 1998, is $715,000 of computer equipment relating to a capital lease obligation with accumulated depreciation of $121,000.

NOTE 4--CITY OF LAKE CHARLES AGREEMENT

    In the fourth quarter of 1998, the Company reached an agreement with the City of Lake Charles, Louisiana both to settle litigation and to establish a permanent method of calculating the City

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 4--CITY OF LAKE CHARLES AGREEMENT (CONTINUED) admission fee on Players' riverboat casinos. Under the new agreement, beginning March 1, 1998, Players will pay the City both a percentage of gaming revenue in lieu of a passenger admission fee, and a fixed annual payment of $544,000 per year for ten years. The present value of the fixed annual payments, including expenses, was accounted for as a one-time charge of $4,153,000 in 1998.

NOTE 5--SALE OF MESQUITE PROPERTY

    On February 28, 1997, the Company entered into a definitive agreement to sell the assets comprising the Mesquite casino resort for a total purchase price of $30,500,000. The agreement was structured to take place in two closings. The initial closing was completed on March 18, 1997, in which the Company received $22,000,000 in cash for primarily the non-gaming property and equipment. On June 30, 1997, the second closing for the gaming and other furniture and equipment of the property was consummated. As a result of this closing, the Company received $7,000,000 in cash and a two-year promissory note for $1,500,000.

    The Company entered into a lease with the purchaser pursuant to which the Company leased the property for the period between the first and second closings and absorbed any income or loss related to the operation of the facility during such period.

    As of March 31, 1997, the Company recorded a loss on the sale of Mesquite totaling $57,397,000. Such loss included a write-down to fair value of the assets which were sold in the second closing. The loss is summarized as follows (dollars in thousands):

Carrying value of property and equipment, net.....................  $  84,232
Inventories and other assets......................................      2,208
Expenses related to sale..........................................      1,457
Proceeds received at first closing................................    (22,000)
Receivable at second closing......................................     (8,500)
                                                                    ---------
                                                                    $  57,397
                                                                    ---------
                                                                    ---------

    During 1998, the estimated remaining liabilities associated with the Mesquite facility were re-evaluated and reduced by $571,000.

    For the years ended March 31, 1998 and 1997, revenues for Mesquite were $8,700,000 and $38,945,000, respectively and income (losses) before other income (expense) were $43,000 and ($65,473,000), respectively, inclusive of the loss on sale.

NOTE 6--IMPAIRMENT AND WRITE-DOWN OF ASSETS

    During the fourth quarter of 1997, the Company re-evaluated its investment in its horse racetrack facility, committed to a plan to remove from service and replace a barge utilized by one of its riverboat facilities and wrote-down to fair value land that was contributed to a joint venture. Impairment losses and the write-down of assets totaling $7,357,000 were recorded in the year ended March 31, 1997, and are detailed below.

    The Company incurred losses operating the racetrack since its acquisition, and determined that due to flat or declining demand for both live and simulcast pari-mutuel race wagering that such operating losses would continue in the future in the absence of additional forms of gaming at the

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 6--IMPAIRMENT AND WRITE-DOWN OF ASSETS (CONTINUED) facility. Due to this and the continued lack of consensus within the State of Kentucky governing body relating to the expansion of legalized gaming, the Company determined that its investment in the racetrack was impaired. Prior to the impairment, the book value of the property and equipment of the racetrack was $3,142,000. Based on an April, 1997 appraisal, the land was valued at $475,000. It is management's opinion that this represented the approximate fair value of the property.

    The barge at the Metropolis riverboat facility was removed from service and replaced in 1998. A replacement barge was purchased in 1997. The book value for the barge prior to the impairment was $676,000. It was estimated that, net of disposal costs, the fair value of the barge was zero.

    In 1995, Players contributed land with a carrying value of $4,944,000 to the joint venture. The land was originally purchased as the potential gaming site for the Company. In the fourth quarter of 1997, an audit of the joint venture was completed which included an appraisal of the land determining its fair market value to be $930,000. This value was used as the basis for recording the contribution of the land in the joint venture records. As a result, the Company reduced its investment in the joint venture by $4,014,000 in the fourth quarter of 1997. The reduction in value of the land by the joint venture did not affect the 50% interest the Company holds in the joint venture.

NOTE 7--ALLOCATED AMOUNTS OF JOINT VENTURE

    In November, 1995, the Company formed a joint venture to co-develop a riverboat casino complex with Harrah's in Maryland Heights, Missouri, which opened in March, 1997. The Company holds a 50% interest in the joint venture. The investment in the joint venture portion of the project is accounted for using the equity method of accounting.

    Summary condensed financial information for the joint venture is as follows (dollars in thousands):

                                                                         YEARS ENDED MARCH
                                                                                31,
                                                                        --------------------
                                                                          1998       1997
                                                                        ---------  ---------
                                                                            (UNAUDITED)
Net revenues..........................................................  $  18,520  $     952
Depreciation and amortization.........................................      8,996        847
Net loss..............................................................     22,424      3,869

                                                                              MARCH 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
                                                                             (UNAUDITED)
Current assets........................................................  $   10,481  $   25,646
Current liabilities...................................................       5,948      19,864
Total assets..........................................................     200,917     210,254
Partners' capital.....................................................     194,960     190,390

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 8--INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                      YEARS ENDED MARCH 31,
                                                                      ---------------------
                                                                         1998       1997
                                                                      ----------  ---------
                                                                           (DOLLARS IN
                                                                           THOUSANDS)
Deferred tax assets:
  Excess capital loss over capital gain.............................  $       10  $     266
  State tax net operating loss carryforwards........................       1,051        991
  Excess intangible assets basis....................................         447        542
  Pre-opening, development and other costs..........................       3,412      7,843
  Accrued liabilities and prepaid expenses..........................       5,107      7,230
  Deferred revenue..................................................         215        244
  Accrual of directors' option expense..............................         428        475
  Alternative minimum tax credits...................................       2,133         --
                                                                      ----------  ---------
    Total deferred tax assets.......................................      12,803     17,591
  Valuation allowance...............................................      (1,149)    (1,536)
                                                                      ----------  ---------
    Deferred tax assets, net of valuation allowance.................      11,654     16,055
Deferred tax liabilities:
  Excess tax depreciation...........................................     (11,262)    (7,751)
  Prepaid expenses..................................................      (1,312)    (1,769)
                                                                      ----------  ---------
    Total deferred tax liabilities..................................     (12,574)    (9,520)
                                                                      ----------  ---------
Net deferred tax assets (liabilities)...............................  $     (920) $   6,535
                                                                      ----------  ---------
                                                                      ----------  ---------

    The valuation allowance on the deferred tax assets consists primarily of an allowance for state tax net operating loss carryforwards and deferred tax assets related to various states. The Company has state net operating losses available to offset future taxable income of approximately $31,800,000 for various states that will expire between the years 2004 and 2013. The Company has an Alternative Minimum Tax credit carryforward of approximately $2,133,000, which can be used to reduce future Federal tax liabilities. This tax credit does not have an expiration date.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 8--INCOME TAXES (CONTINUED)
    Significant components of the provision for (benefit of) income taxes attributable to operations are as follows:

                                                                   YEARS ENDED MARCH 31,
                                                              --------------------------------
                                                                1998        1997       1996
                                                              ---------  ----------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Current:
  Federal...................................................  $  (5,441) $  (25,777) $  13,975
  State.....................................................       (819)     (1,045)     2,745
                                                              ---------  ----------  ---------
    Total current...........................................     (6,260)    (26,822)    16,720
Deferred:
  Federal...................................................      6,776         624     (2,199)
  State.....................................................        679         707       (251)
                                                              ---------  ----------  ---------
    Total deferred..........................................      7,455       1,331     (2,450)
                                                              ---------  ----------  ---------
Total provision (benefit)...................................  $   1,195  $  (25,491) $  14,270
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

    The 1998 and 1997 net tax losses have been carried back to previous tax years and result in refunds of taxes previously paid.

    The reconciliation of income tax attributable to continuing operations computed at the Federal statutory rates to income tax expense is:

                                                                            YEARS ENDED MARCH 31,
                                                                    -------------------------------------
                                                                       1998         1997         1996
                                                                       -----        -----        -----
Federal statutory rate (benefit)..................................          35%         (35)%         35%
State taxes on income, net of Federal income tax benefit..........          (3 )%         (1 )%          4%
Non-deductible expenses...........................................           2%          --           --
Other.............................................................           4%          --           --
                                                                            --           --           --
Financial statement provision rate (benefit)......................          38%         (36 )%         39%
                                                                            --           --           --
                                                                            --           --           --

NOTE 9--RESTRUCTURING CHARGE

    The restructuring charge in 1997 reflects the Company's decision to significantly reduce its pursuit of development opportunities in new or emerging jurisdictions and instead concentrate on improving its existing operations. The one-time charge consists principally of the net loss on the disposal of assets held for or used in development activities and the cost of employee severance arrangements. This resulted from the sale of the Players I riverboat, which was previously held for future deployment, and a corporate aircraft, the closure of two development offices and the retirement or termination of 21 senior management and staff. The affected employees included those specifically responsible for the Company's developmental activities and others affected by the Company's revised business plan. In 1998 and 1997, approximately $800,000
and $7,800,000, respectively, were charged against the   reserve established by
the restructuring.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 10--OTHER LONG-TERM LIABILITIES

    A summary of other long-term liabilities follows:

                                                                                                 MARCH 31,
                                                                                            --------------------
                                                                                              1998       1997
                                                                                            ---------  ---------
                                                                                                (DOLLARS IN
                                                                                                 THOUSANDS)
Net present value of estimated future payments to purchase a hotel........................  $  24,990  $  25,161
Long-term portion of agreement with the City of Lake Charles..............................      3,696         --
Long-term portion of liabilities related to purchase of a riverboat.......................         --        800
Capital lease related to the purchase of computer equipment...............................        252         --
Other.....................................................................................         59         91
                                                                                            ---------  ---------
                                                                                            $  28,997  $  26,052
                                                                                            ---------  ---------
                                                                                            ---------  ---------

    In August, 1995, the Company acquired a hotel for $6,700,000 plus future payments based on the number of passengers boarding the riverboat casinos contiguous to it over the ensuing 28 years. The estimated future payments were discounted at 11% and recorded at their net present value. Actual payments in excess of the amortization of the net present value of estimated future payment are recorded as contingent payments (see Note 16).

NOTE 11--LONG-TERM DEBT

    A summary of long-term debt is as follows:

                                                                                               MARCH 31,
                                                                                         ----------------------
                                                                                            1998        1997
                                                                                         ----------  ----------
                                                                                         (DOLLARS IN THOUSANDS)
Senior Notes, interest at 10 7/8% payable semi-annually on April 15 and October 15, due
  2005 (fair value based on quoted market price is approximately $163,500 and $155,250 for the years ended March 31, 1998 and 1997, respectively)...........................  $  150,000  $  150,000
Note payable under revolving bank credit agreement, weighted average interest rate of
  10.98% and 9.10% for years ended March 31, 1998 and 1997, respectively (carrying
  amount approximates fair value)......................................................      30,000      46,000
Note payable, secured by slot machines, interest at 12% due June 23, 1999 (carrying
  amount approximates fair value)......................................................       2,549          --
                                                                                         ----------  ----------
                                                                                            182,549     196,000
Less current portion...................................................................      (2,008)     (8,500)
                                                                                         ----------  ----------
                                                                                         $  180,541  $  187,500
                                                                                         ----------  ----------
                                                                                         ----------  ----------

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 11--LONG-TERM DEBT (CONTINUED)

    The Company has had a revolving credit agreement (the "Credit Agreement") with a group of banks led by Wells Fargo since August, 1995. The Credit Agreement was revised in December, 1996, following a default under its then current minimum EBITDA covenant. The December, 1996 revisions permitted the Company to complete the construction of the Maryland Heights project, but eliminated the Company's ability to use borrowed funds for any other purposes and required repayment of the full amount of the loan by June 30, 1998. In July, 1997, following the completion of Maryland Heights and the paydown of the bank line with the proceeds of the Mesquite sale and the associated tax refund, the Company began discussions with Wells Fargo to revise the terms of the Credit Agreement. In March, 1998, the Company closed a new $80,000,000 five year bank agreement with Wells Fargo and a group of participating banks. The new agreement reduced the Company's floating rate interest cost from 2 1/2% over the prime rate to 2 1/2% over LIBOR (from approximately 11% to 8 1/4% in the then current interest rate environment). At the Company's discretion, borrowings under the new bank agreement can be drawn at 1% over prime to provide additional flexibility. The new agreement contains covenants that, among other things, place restrictions on additional indebtedness, dividends, capital expenditures, and limit share repurchases to $10,000,000 plus 50% of net income during the term of the facility.

    The Company wrote-off loan costs related to its revolving credit agreement in the amount of $1,078,000 and $2,744,000 in the years ended March 31, 1998 and 1997, respectively.

NOTE 12--STOCKHOLDERS' EQUITY

    During 1996, the Company repurchased a total of 672,100 shares of its common stock for a total cost of $7,294,000.

    On January 29, 1997, the Company announced that its Board of Directors had approved the adoption of a Stockholders' Rights Plan. The Plan is designed to ensure that all stockholders of the Company receive fair value for their Common Shares in the event of any proposed takeover and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to stockholders. Pursuant to the Plan, holders of record as of October 27, 1997 will receive one Right for each Common Share, with each Right representing the right to purchase one one-hundredth of a preferred share or, upon the happening of certain events, Common Shares or other securities and property.

NOTE 13--COMMON STOCK OPTIONS AND WARRANTS

    The Company has four stock option plans, the 1985 Incentive Stock Option Plan ("1985 Plan") for employees covering 600,000 shares of common stock, the 1990 Incentive Stock Option and Non-Qualified Option Plan covering 1,200,000 shares of common stock ("1990 Plan"), the 1993 Incentive Stock Option and Non-Qualified Option Plan covering 3,000,000 shares of common stock ("1993 Plan"), and the 1994 Directors Stock Incentive Plan ("1994 Plan") covering 900,000 shares of common stock. As of March 31, 1998, the Company had 352,149 shares under the 1990 Plan, 1,695,500 shares under the 1993 Plan and 216,250 shares under the 1994 Plan available for issuance in connection with future stock options that may be granted. The 1985 Plan expired on April 22, 1995, therefore, no additional grants may be made, although outstanding awards may be exercised. Options granted are generally exercisable between three and ten years from date of grant.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 13--COMMON STOCK OPTIONS AND WARRANTS (CONTINUED)
    In addition to the foregoing plans, 220,377 other options and 150,000 warrants were outstanding as of March 31, 1998. Summarized information for all stock options and warrants is as follows:

                                                 1998                        1997                       1996
                                       -------------------------  --------------------------  -------------------------
                                                     WEIGHTED-                   WEIGHTED-                  WEIGHTED-
                                                      AVERAGE                     AVERAGE                    AVERAGE
                                        OPTIONS/     EXERCISE      OPTIONS/      EXERCISE      OPTIONS/     EXERCISE
                                        WARRANTS       PRICE       WARRANTS        PRICE       WARRANTS       PRICE
                                       ----------  -------------  -----------  -------------  ----------  -------------
Outstanding at beginning of year.....   3,278,278    $    9.58      6,335,502    $    9.54     6,027,767    $    9.16
Granted:
  Exercise price equals market
    price............................     709,000    $    3.20        491,750    $    7.65       528,250    $   13.26
  Exercise price exceeds market
    price............................          --           --      1,082,300    $    8.17            --           --
Exercised............................     (50,150)   $    1.63     (2,100,000)   $    2.67      (187,165)   $    6.94
Expired or canceled..................    (990,326)   $   10.41     (2,531,274)   $   14.24       (33,350)   $   14.20
Outstanding at end of year...........   2,946,802    $    7.90      3,278,278    $    9.58     6,335,502    $    9.54
Options exercisable at end of year...   1,854,522    $    9.07      2,076,351    $   10.04     3,851,005    $    6.48

    Options granted and cancelled during 1997 include the activity resulting from a special program approved by the Company which enabled certain option holders to consent to the cancellation of certain outstanding options, whether vested or unvested, in exchange for a grant of new stock options with an option price based on a minimum of 110% of the current market price of the Company's stock. The new options vest in five equal annual installments commencing September 19, 1996. In total, 1,442,900 options with an average exercise price of $13.59 per share were cancelled in exchange for 842,300 new options with an average exercise price of $7.91 per share.

    The following table summarizes information regarding stock options and warrants outstanding at March 31, 1998.

                                                       OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                         -----------------------------------------------  -------------------------
                                                           WEIGHTED          WEIGHTED                   WEIGHTED
                                                            AVERAGE           AVERAGE                    AVERAGE
                                           NUMBER          REMAINING         EXERCISE       NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                 OUTSTANDING   CONTRACTUAL LIFE        PRICE      EXERCISABLE     PRICE
---------------------------------------  -----------  -------------------  -------------  ----------  -------------
$ 2.25--$ 6.25.........................     918,752             7.15         $    3.94       429,752    $    4.82
$ 7.00--$ 7.70.........................   1,000,550             2.77         $    7.57       629,970    $    7.64
$ 8.47--$11.83.........................     759,500             1.97         $   10.16       552,600    $   10.68
$13.56--$19.33.........................     268,000             1.66         $   16.36       242,200    $   16.65
                                         -----------                                      ----------
                                          2,946,802                                        1,854,522
                                         -----------                                      ----------
                                         -----------                                      ----------

    The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock option plans.

    The following table discloses the Company's pro forma net income (loss) and net income (loss) per share assuming compensation cost for employee stock options had been determined using the fair

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 13--COMMON STOCK OPTIONS AND WARRANTS (CONTINUED) value-based method prescribed by SFAS 123, ACCOUNTING FOR STOCK BASED COMPENSATION. The table also discloses the weighted-average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model. The model assumes no expected future dividend payments on the Company's common stock for the options granted in fiscal years ended March 31, 1998, 1997 and 1996.

                                                                                     YEARS ENDED MARCH 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                          SHARE DATA)
NET INCOME (LOSS)
  As reported................................................................  $    1,951  $  (46,298) $   22,320
  Pro forma..................................................................  $      631  $  (49,395) $   21,572
BASIC EARNINGS (LOSS) PER SHARE
  As reported................................................................  $     0.06  $    (1.56) $     0.75
  Pro forma..................................................................  $     0.02  $    (1.66) $     0.72
DILUTED EARNINGS (LOSS) PER SHARE
  As reported................................................................  $     0.06  $    (1.56) $     0.70
  Pro forma..................................................................  $     0.02  $    (1.66) $     0.67
WEIGHTED-AVERAGE ASSUMPTIONS
  Expected stock price volatility............................................       60.20%      57.48%      55.27%
  Risk-free interest rate....................................................        5.70%       6.38%       6.48%
  Expected option lives......................................................   6.6 years   3.4 years   4.7 years

    Because the provisions of SFAS No. 123 have not been applied to options granted prior to April 1, 1995, and due to the issuance in fiscal year 1997 of a large option grant under the special program discussed above, the resulting pro forma compensation cost for the years presented may not be representative of that to be expected in future years.

    The weighted average fair value of options granted is as follows:

                                                                            YEARS ENDED MARCH 31,
                                                                       -------------------------------
                                                                         1998       1997       1996
                                                                       ---------  ---------  ---------
Options granted equal to market price................................  $    2.01  $    3.82  $    6.96
Options granted greater than market price............................         --  $    2.75         --

NOTE 14--EARNINGS PER SHARE

    There are no adjustments required to be made to net income (loss) for purposes of computing basic and diluted earnings per share ("EPS").

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 14--EARNINGS PER SHARE (CONTINUED)
    The following is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding:

                                                                                   YEARS ENDED MARCH 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding for basic EPS calculation....    31,904,658    29,765,483    29,765,151
Dilutive effect of stock options and warrants...........................        44,970            --     2,252,987
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding for diluted EPS..............    31,949,628    29,765,483    32,018,138
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The calculation of diluted earnings per share excludes certain options to purchase common stock. These options have been excluded as they would be antidilutive to the diluted earnings per share calculation. The weighted average number of options excluded were 2,901,451, 5,302,425 and 1,637,555 for the years ended March 31, 1998, 1997 and 1996, respectively.

NOTE 15--EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution plan that provides retirement benefits for participating employees. Eligible employees may elect to participate by contributing a percentage of their pre-tax earnings to the plan. Employee contributions to the plan, up to certain limits, are matched at 25% by the Company. The Company's contribution expense for the plan was $269,000, $385,000 and $321,000 for the years ended March 31, 1998, 1997 and 1996, respectively.

NOTE 16--COMMITMENTS AND CONTINGENCIES

    The Company leases office space, land and equipment under operating and capital leases expiring at various dates through December 2015. The minimum annual payments under non-terminable lease agreements at March 31, 1998 are as follows (dollars in thousands):

YEARS ENDING MARCH 31,                                          CAPITAL LEASE   OPERATING LEASES
-------------------------------------------------------------  ---------------  -----------------
1999.........................................................     $     285         $     863
2000.........................................................           277               558
2001.........................................................            --               237
2002.........................................................            --               100
2003.........................................................            --               100
Thereafter...................................................            --             1,016
                                                                      -----            ------
Total minimum lease payments.................................           562         $   2,874
                                                                                       ------
                                                                                       ------
Less: Amount representing interest at 11%....................           (58)
                                                                      -----
Present value of minimum capital lease payments..............           504
Less: Current installments...................................          (252)
                                                                      -----
Obligations under capital leases--less current liabilities...     $     252
                                                                      -----
                                                                      -----

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 16--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rent expense for all operating leases was as follows:

                                                                        YEARS ENDED MARCH 31,
                                                                   -------------------------------
                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
                                                                       (DOLLARS IN THOUSANDS)

Minimum rentals..................................................  $   4,569  $   2,016  $   4,227
Contingent payments..............................................      2,447      3,807      2,590
                                                                   ---------  ---------  ---------
                                                                   $   7,016  $   5,823  $   6,817
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    For the fiscal years ended March 31, 1997 and 1996, $262,000 and $232,000, respectively, of rent expense is included in pre-opening and gaming development costs in the accompanying consolidated statements of operations.

    The Company is involved in certain litigation regarding the constitutionality of gaming facilities such as the Company's facility in Maryland Heights, Missouri (the "Maryland Heights Facility") located upon artificial basins fed by the Missouri River. An amendment to the State constitution has been proposed for the November, 1998 ballot. Based on the outcome of the November referendum and subsequent court proceedings, the possibility exists that the Company could be forced either to remediate or close the Maryland Heights Facility. If either of these events occur, the Company could incur substantial remediation costs or a substantial write-down in asset values. The amounts involved cannot be reasonably estimated at this time.

    Each cruising riverboat is regulated by the U.S. Coast Guard. U.S. Coast Guard regulations require that hulls of vessels of the type being operated by the Company in Lake Charles and Metropolis be inspected every five years at a U.S. Coast Guard approved dry docking facility which will cause a temporary loss of service that could last one month or longer, unless the U.S. Coast Guard determines that an alternative to dry docking is acceptable. The next inspection is scheduled to occur in the fall of calendar 1998 for the Lake Charles Star Riverboat, the fall of calendar 2000 for the Players III Lake Charles Riverboat, and the fall of calendar 2000 for the Metropolis Riverboat. Subject to U.S. Coast Guard approval, the Company is pursuing an underwater onsite inspection of the hull of the Lake Charles Star Riverboat as an alternative to dry docking. An underwater hull inspection would likely involve a minimal disruption in operations; however, no assurance can be given that dry docking and the related loss of service will not be required.

    The Company and its subsidiaries are defendants in certain other litigation. In the opinion of management, based upon the advice of counsel, the aggregate liability, if any, arising from such other litigation will not have a material adverse effect on the accompanying consolidated financial statements.

NOTE 17--TRANSACTIONS WITH RELATED PARTIES

    Marshall Geller, a member of the board of directors, was paid $50,000 during the year ending March 31, 1996, in consideration for consulting services rendered.

    The Company purchases promotional items from a company owned by Edward Fishman, Chairman of the Company. During the years ended March 31, 1997 and 1996, the Company paid $312,000 and $1,052,000 respectively, for such items. There were no purchases in 1998.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 17--TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    The Company entered into a contract with Griffin Gaming & Entertainment, Inc. (GGEI) dated July 18, 1995 for the production of theater shows at its Mesquite property. Under the contract, which expired on March 7, 1996, the Company paid an aggregate of $396,000 to GGEI.

    During fiscal year 1997, the Company entered into an agreement with a company controlled by Merv Griffin, a major stockholder of the Company, to modify its license agreement, under which he acted as the public representative for all of the Company's riverboat and dockside casinos, to reflect the extension of its terms to the Company's second riverboat casino in Lake Charles and its land-based casino in Mesquite effective as of the opening of each facility. The fees that would have been payable with respect to these two additional facilities were replaced with one lump-sum payment of approximately $300,000 for services at these facilities through the period ending December 31, 1996, the expiration date of the agreement.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                         DECEMBER 31,  MARCH 31,
                                                                                             1998         1998
                                                                                         ------------  ----------
                                                                                         (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents............................................................   $   21,546   $   17,223
  Accounts receivable, net of allowance for doubtful accounts of $730 at December 31,
    1998 and $786 at March 31, 1998....................................................        2,266        3,559
  Notes receivable.....................................................................        1,500           --
  Inventories..........................................................................        1,252        1,476
  Deferred income tax..................................................................        2,010        2,010
  Income taxes refundable..............................................................           --        6,580
  Prepaid expenses and other current assets............................................        2,411        2,285
                                                                                         ------------  ----------

      Total current assets.............................................................       30,985       33,133
                                                                                         ------------  ----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $57,788 at
  December 31, 1998 and $44,405 at March 31, 1998......................................      230,502      237,478
                                                                                         ------------  ----------

NOTES RECEIVABLE.......................................................................           --        1,500
                                                                                         ------------  ----------

INTANGIBLES, net of accumulated amortization of $4,294 at December 31, 1998 and $3,572
  at March 31, 1998....................................................................       34,585       35,302
                                                                                         ------------  ----------

INVESTMENT IN JOINT VENTURE............................................................       92,960       96,587
                                                                                         ------------  ----------

OTHER ASSETS...........................................................................        5,164        5,587
                                                                                         ------------  ----------

TOTAL ASSETS...........................................................................   $  394,196   $  409,587
                                                                                         ------------  ----------
                                                                                         ------------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                       MARCH 31,
                                                                                                          1998
                                                                                         DECEMBER 31,  ----------
                                                                                             1998
                                                                                         ------------
                                                                                         (UNAUDITED)
CURRENT LIABILITIES:
  Current portion of long-term debt....................................................   $    1,065   $    2,008
  Accounts payable.....................................................................        2,811        4,590
  Accrued liabilities..................................................................       25,924       28,832
  Other liabilities....................................................................        2,634        3,775
                                                                                         ------------  ----------
    Total current liabilities..........................................................       32,434       39,205
                                                                                         ------------  ----------
OTHER LONG-TERM LIABILITIES............................................................       28,653       28,997
                                                                                         ------------  ----------
DEFERRED TAX LIABILITIES--LONG TERM....................................................        2,930        2,930
                                                                                         ------------  ----------
LONG-TERM DEBT, net of current portion.................................................      165,000      180,541
                                                                                         ------------  ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, Authorized--10,000,000 shares, Issued--none...........           --           --
  Common stock, $.005 par value, Authorized--90,000,000 shares, Issued-- 32,695,873 at
    December 31, 1998 and 32,613,498 at March 31, 1998.................................          163          163
  Additional paid-in capital...........................................................      132,595      132,338
  Treasury stock, at cost; 672,100 shares at December 31, 1998 and
    March 31, 1998.....................................................................       (7,294)      (7,294)
  Retained earnings....................................................................       39,715       32,707
                                                                                         ------------  ----------
    Total stockholders' equity.........................................................      165,179      157,914
                                                                                         ------------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................................   $  394,196   $  409,587
                                                                                         ------------  ----------
                                                                                         ------------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                     FOR THE THREE MONTHS
                                                                                            FOR THE NINE MONTHS
                                                                      ENDED DECEMBER 31,     ENDED DECEMBER 31,
                                                                     --------------------  ----------------------
                                                                       1998       1997        1998        1997
                                                                     ---------  ---------  ----------  ----------
REVENUES:
  Casino...........................................................  $  78,045  $  72,224  $  237,756  $  226,390
  Food and beverage................................................      2,297      2,342       7,393       9,301
  Hotel............................................................        591        159       2,539       2,182
  Other............................................................        839      1,241       2,902       4,835
                                                                     ---------  ---------  ----------  ----------
                                                                        81,772     75,966     250,590     242,708
                                                                     ---------  ---------  ----------  ----------
COSTS AND EXPENSES:
  Casino...........................................................     34,879     34,241     108,165     106,207
  Food and beverage................................................      2,022      2,085       6,342       8,391
  Hotel............................................................        216         80       1,058         841
  Other operating expenses.........................................     10,701      9,791      31,327      31,793
  Selling, general and administrative..............................     15,584     14,619      44,529      44,798
  Corporate administrative expenses................................      3,642      2,095       8,459       5,389
  Allocated amounts of joint venture...............................      2,527      2,357       7,966       8,511
  Depreciation and amortization....................................      5,015      5,016      14,943      14,951
                                                                     ---------  ---------  ----------  ----------
                                                                        74,586     70,284     222,789     220,881
                                                                     ---------  ---------  ----------  ----------
Income before other income (expense) and provision for income
  taxes............................................................      7,186      5,682      27,801      21,827
                                                                     ---------  ---------  ----------  ----------
OTHER INCOME (EXPENSE):
Interest income....................................................         70        177         350         414
Other income, net..................................................         16         18        (232)         --
Interest expense...................................................     (5,319)    (5,633)    (16,430)    (18,026)
                                                                     ---------  ---------  ----------  ----------
                                                                        (5,233)    (5,438)    (16,312)    (17,612)
                                                                     ---------  ---------  ----------  ----------
Income before provision for income taxes...........................      1,953        244      11,489       4,215

PROVISION FOR INCOME TAXES.........................................        761         78       4,481       1,636
                                                                     ---------  ---------  ----------  ----------
NET INCOME.........................................................  $   1,192  $     166  $    7,008  $    2,579
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
EARNINGS PER COMMON SHARE:
  Basic............................................................  $    0.04  $    0.01  $     0.22  $     0.08
  Diluted..........................................................  $    0.04  $    0.01  $     0.22  $     0.08

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                             FOR THE NINE MONTHS
                                                                                              ENDED DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................................................  $    7,008  $    2,579
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.........................................................      14,943      14,951
    Joint venture depreciation and amortization...........................................       3,627       3,359
    Loss on disposition of property and equipment.........................................         272         111
    Other.................................................................................         231         326
  Changes in assets and liabilities:
    Accounts and notes receivable.........................................................       1,067         304
    Inventories, prepaid expenses and other current assets................................          98       2,188
    Income taxes refundable...............................................................       7,640      28,965
    Other assets..........................................................................         (46)        201
    Accounts payable and accrued liabilities..............................................      (6,889)    (15,460)
    Other liabilities.....................................................................        (344)        672
                                                                                            ----------  ----------
  Net cash provided by operating activities...............................................      27,607      38,196
                                                                                            ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchases of property and equipment.................................................      (6,917)    (18,191)
  Proceeds from disposal of property and equipment........................................          52       7,294
  Investment in joint venture.............................................................          --      (6,390)
                                                                                            ----------  ----------
  Net cash used in investing activities...................................................      (6,865)    (17,287)
                                                                                            ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt................................................      20,000      27,000
  Repayments of long-term debt............................................................     (36,484)    (43,891)
  Debt issuance cost......................................................................        (192)       (331)
  Other...................................................................................         257          20
                                                                                            ----------  ----------
  Net cash used in financing activities...................................................     (16,419)    (17,202)
                                                                                            ----------  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................................       4,323       3,707
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      17,223      20,567
                                                                                            ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   21,546  $   24,274
                                                                                            ----------  ----------
                                                                                            ----------  ----------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid...........................................................................  $   20,079  $   22,210
  Income taxes paid.......................................................................       1,689           9
  Debt incurred to purchase equipment.....................................................          --       3,905
  Note receivable on sale of Mesquite property............................................          --       1,500

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's Form 10-K for the year ended March 31, 1998. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of all periods presented have been made.

    The results of operations for the nine months ended December 31, 1998, are not necessarily indicative of the operating results for the full year.

    Certain reclassifications have been made to the financial statements as previously presented to conform to current classifications.

    Effective April 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The objective of SFAS 130 is to report a measure of all changes in equity of a company that result from transactions and other economic events of the period other than transactions with stockholders. Comprehensive income is the total of net income and all other non-stockholder changes in equity ("Other Comprehensive Income"). The Company had no Other Comprehensive Income for the three month and nine month periods ended December 31, 1998 and 1997.

NOTE 2--CASINO REVENUES AND PROMOTIONAL ALLOWANCES

    Casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary food and beverage, hotel accommodations and other items furnished to customers, which totaled approximately $5,906,000 and $5,925,000 and $17,959,000 and $18,374,000 for the three and nine months ended December 31, 1998 and 1997, respectively.

    The estimated cost of providing such promotional allowances to casino patrons has been allocated to casino operating expenses as follows:

                                                                   FOR THE THREE MONTHS  FOR THE NINE MONTHS
                                                                    ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                                   --------------------  --------------------
                                                                     1998       1997       1998       1997
                                                                   ---------  ---------  ---------  ---------
                                                                       (DOLLARS IN           (DOLLARS IN
                                                                        THOUSANDS)            THOUSANDS)
Food and beverage................................................  $   4,014  $   4,138  $  12,607  $  13,140
Hotel and other..................................................        398        325      1,182      1,140
                                                                   ---------  ---------  ---------  ---------
                                                                   $   4,412  $   4,463  $  13,789  $  14,280
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------

NOTE 3--ALLOCATED AMOUNTS OF JOINT VENTURE

    The Company owns a 50% interest in a casino entertainment facility in Maryland Heights, Missouri (the "Joint Venture"). The investment in the Joint Venture is accounted for using the equity method of accounting.

                  PLAYERS INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

    Summary condensed financial information for the Joint Venture is as follows:

                                                                   FOR THE THREE MONTHS  FOR THE NINE MONTHS
                                                                    ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                                   --------------------  --------------------
                                                                     1998       1997       1998       1997
                                                                   ---------  ---------  ---------  ---------
                                                                       (DOLLARS IN           (DOLLARS IN
                                                                        THOUSANDS)            THOUSANDS)

Net revenues.....................................................  $   5,396  $   4,516  $  15,527  $  13,895
Depreciation and amortization....................................      2,393      1,506      7,245      6,720
Net loss.........................................................      5,055      4,715     15,932     17,022

NOTE 4--EARNINGS PER SHARE

    The following table illustrates the computation of basic and diluted earnings per share:

                                                          FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                           ENDED DECEMBER 31,            ENDED DECEMBER 31,
                                                      ----------------------------  ----------------------------
                                                          1998           1997           1998           1997
                                                      -------------  -------------  -------------  -------------
Numerator:
  Net income........................................  $   1,192,000  $     166,000  $   7,008,000  $   2,579,000
Denominator:
  Denominator for basic earnings per share--
    weighted-average shares.........................     31,948,735     31,913,748     31,944,029     31,899,266
  Effect of dilutive securities--stock options......        165,048         22,497        150,395         21,082
                                                      -------------  -------------  -------------  -------------
Denominator for diluted earnings per share--
  adjusted weighted-average shares..................     32,113,783     31,936,245     32,094,424     31,920,348
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Basic earnings per share............................  $        0.04  $        0.01  $        0.22  $        0.08
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Diluted earnings per share..........................  $        0.04  $        0.01  $        0.22  $        0.08
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                          INDEPENDENT AUDITORS' REPORT

The Partners
Riverside Joint Venture:

    We have audited the accompanying balance sheets of Riverside Joint Venture, a Missouri general partnership, as of December 31, 1997 and 1996 and the related statements of operations, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the General Partners of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partners of the Partnership, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverside Joint Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP

February 27, 1998

                            RIVERSIDE JOINT VENTURE

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                                        1997            1996
                                                                                   --------------  --------------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $   10,244,249  $   20,289,463
  Receivables....................................................................       3,151,091          89,174
  Inventories....................................................................         473,409              --
  Prepaid expenses and other.....................................................          69,565          72,399
                                                                                   --------------  --------------
        TOTAL CURRENT ASSETS.....................................................      13,938,314      20,451,036
                                                                                   --------------  --------------
FIXED ASSETS, AT COST:
  Land...........................................................................      10,996,224      10,996,224
  Land improvements..............................................................      28,549,609              --
  Buildings......................................................................      98,939,095              --
  Boats..........................................................................      40,104,483              --
  Furniture, fixtures and equipment..............................................      12,074,190              --
  Construction-in-process........................................................              --     140,296,893
                                                                                   --------------  --------------
                                                                                      190,663,601     151,293,117
Less: accumulated depreciation and amortization..................................      (7,297,726)             --
        TOTAL FIXED ASSETS.......................................................     183,365,875     151,293,117
                                                                                   --------------  --------------
Pre-opening costs................................................................              --       1,366,429
Other assets, net of accumulated amortization of $269,463........................       8,910,778       6,750,159
                                                                                   --------------  --------------
        TOTAL ASSETS.............................................................  $  206,214,967  $  179,860,741
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                        LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
  Accounts payable...............................................................  $    1,415,920  $   22,738,357
  Accrued expenses...............................................................       2,294,655              --
  Due to partner.................................................................       3,330,555         635,499
                                                                                   --------------  --------------
        TOTAL LIABILITIES........................................................       7,041,130      23,373,856
PARTNERS' CAPITAL................................................................     199,173,837     156,486,885
                                                                                   --------------  --------------
Commitments and contingencies (notes 5 and 7)
        TOTAL LIABILITIES AND PARTNERS' CAPITAL..................................  $  206,214,967  $  179,860,741
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See accompanying notes to financial statements.

                            RIVERSIDE JOINT VENTURE

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                           1997           1996
                                                                                      --------------  ------------
REVENUES:
  Property rental to partners.......................................................  $   11,830,054  $         --
  Food and beverage.................................................................       8,283,773            --
  Lodging...........................................................................       3,818,375            --
  Other.............................................................................       2,316,231            --
  Interest income...................................................................         800,001     1,241,954
  Less: casino promotional allowances...............................................        (342,907)           --
                                                                                      --------------  ------------
    TOTAL REVENUES..................................................................      26,705,527     1,241,954
                                                                                      --------------  ------------
DIRECT OPERATING EXPENSES:
  Food and beverage.................................................................       8,257,157            --
  Lodging...........................................................................       2,112,214            --
  Other.............................................................................       1,715,204            --
                                                                                      --------------  ------------
    TOTAL OPERATING EXPENSES........................................................      12,084,575            --
                                                                                      --------------  ------------
Operating profit before undistributed expenses and pre-opening costs................      14,620,952     1,241,954
                                                                                      --------------  ------------
UNDISTRIBUTED EXPENSES:
  General and administrative........................................................       5,772,585            --
  Depreciation and amortization.....................................................       7,567,189            --
  Property taxes and insurance......................................................       4,195,900            --
  Facility operations...............................................................       3,939,158            --
  Management fees...................................................................         119,487            --
  Entertainment.....................................................................         518,948            --
  Interest..........................................................................          51,866            --
                                                                                      --------------  ------------
    TOTAL UNDISTRIBUTED EXPENSES....................................................      22,165,133            --
                                                                                      --------------  ------------
Preopening costs....................................................................       3,774,139            --
                                                                                      --------------  ------------
    NET INCOME (LOSS)...............................................................  $  (11,318,320) $  1,241,954
                                                                                      --------------  ------------
                                                                                      --------------  ------------

                See accompanying notes to financial statements.

                            RIVERSIDE JOINT VENTURE

                        STATEMENTS OF PARTNERS' CAPITAL

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                HARRAH'S MARYLAND      PLAYERS
                                                                  HEIGHTS CORP.        MH, LP          TOTAL
                                                                ------------------  -------------  --------------
Balance at December 31, 1995..................................   $     21,022,058   $  21,422,873  $   42,444,931
  Capital contributions.......................................         55,000,000      57,800,000     112,800,000
  Net income..................................................            620,977         620,977       1,241,954
                                                                ------------------  -------------  --------------
Balance at December 31, 1996..................................         76,643,035      79,843,850     156,486,885
  Capital contributions.......................................         29,415,689      24,589,583      54,005,272
  Net loss....................................................         (5,659,160)     (5,659,160)    (11,318,320)
                                                                ------------------  -------------  --------------
Balance at December 31, 1997..................................   $    100,399,564   $  98,774,273  $  199,173,837
                                                                ------------------  -------------  --------------
                                                                ------------------  -------------  --------------
Ownership percentages.........................................                50%             50%            100%
                                                                ------------------  -------------  --------------
                                                                ------------------  -------------  --------------

                See accompanying notes to financial statements.

                            RIVERSIDE JOINT VENTURE

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                        1997            1996
                                                                                   --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................................  $  (11,318,320) $    1,241,954
  Depreciation and amortization..................................................       7,567,189              --
  Changes in assets and liabilities:
      Receivables................................................................      (3,061,917)          8,286
      Inventories................................................................        (473,409)             --
      Prepayments and other......................................................           2,834         (72,399)
      Preopening costs...........................................................       1,366,429              --
      Accounts payable and accrued expenses......................................       2,414,112         (53,403)
      Due to partner.............................................................       2,695,056              --
                                                                                   --------------  --------------
          NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES....................        (808,026)      1,124,438
                                                                                   --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Fixed asset expenditures.......................................................     (60,812,378)   (102,218,122)
  Increase in other assets.......................................................      (2,430,082)     (1,030,159)
  Expenditures for other assets..................................................              --        (681,751)
                                                                                   --------------  --------------
          NET CASH USED IN INVESTING ACTIVITIES..................................     (63,242,460)   (103,930,032)
                                                                                   --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions..........................................................      54,005,272     112,800,000
  Payment of note payable........................................................              --      (3,700,000)
                                                                                   --------------  --------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES..............................      54,005,272     109,100,000
                                                                                   --------------  --------------
Net increase (decrease) in cash and cash equivalents.............................     (10,045,214)      6,294,406

Cash and cash equivalents, beginning of year.....................................      20,289,463      13,995,057
                                                                                   --------------  --------------

Cash and cash equivalents, end of year...........................................  $   10,244,249  $   20,289,463
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See accompanying notes to financial statements.

                            RIVERSIDE JOINT VENTURE

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

(1) ORGANIZATION

    Riverside Joint Venture, a Missouri general partnership (the Partnership), was formed on November 2, 1995 for the purpose of constructing, developing and owning Riverport Casino Center which includes a hotel, four riverboat casinos, restaurants and other entertainment offerings. The Partnership was considered a development stage enterprise prior to the commencement of operations in March 1997.

    The Partnership acquired certain rights, title and interest under all agreements, plans, drawings and studies relating to the development from its general partners, Harrah's Maryland Heights Corporation (HMHC) and Players MH, LP (PMHLP).

    LEASING ARRANGEMENTS AND OPERATION OF THE RIVERBOAT CASINOS

    HMHC is a wholly-owned indirect subsidiary of Harrah's Entertainment Inc. (Harrah's). PMHLP is a wholly-owned subsidiary of Players International, Inc. (Players). Each parent has guaranteed certain obligations of each partner. Harrah's, through a subsidiary, owns the land upon which the facility known as Riverport Casino Center is located, and has leased the land to the Partnership under a Ground Lease. Harrah's subsidiary and PMHLP sublease space from the Partnership for casino, specialty restaurant and office purposes. Each sub-tenant pays the Partnership 50% of the Partnership's monthly operating losses in rent for its subleased premises. PMHLP is additionally obligated to pay the Partnership a percentage of gaming revenues as percentage rent. The Partnership in turn pays this percentage rent to Harrah's under the Ground Lease.

    The Partnership is not responsible for and does not assume any liability in connection with the activities and operations of the subleased premises.

    A subsidiary of Harrah's manages the operations of the hotel, restaurants and parking operations for the Partnership at Riverport Casino Center pursuant to a management contract. PMHLP manages the operation of retail shops for the Partnership at Riverport Casino Center pursuant to a management contract.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF ACCOUNTING

    The accompanying financial statements have been prepared on the accrual basis of accounting. During 1996, the Partnership financial statements were prepared as a development stage enterprise.

    (B) CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Partnership considers all highly liquid investments purchased with an original term to maturity of three months or less to be cash equivalents.

    (C) PREOPENING COSTS

    Preopening costs, representing primarily salaries and wages, advertising, training and other costs which were incurred prior to the opening of the Riverport Casino Center, were deferred as incurred and expensed upon the opening of the facility.

                            RIVERSIDE JOINT VENTURE

                           DECEMBER 31, 1997 AND 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (D) FIXED ASSETS

    Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives.

    (E) INCOME TAXES

    No provision for state or federal income taxes has been made as the liability for such taxes is that of the individual partners rather than the Partnership.

    (F) INVENTORIES

    Inventories are stated at the lower of cost or market and consist primarily of food, beverage and operating supplies.

    (G) REVENUE RECOGNITION

    Food and beverage and lodging revenues include aggregate amounts generated by each department.

    (H) PROMOTIONAL ALLOWANCES

    Promotional allowances consist principally of the retail value of complimentary food and beverage, lodging and entertainment provided to patrons of Riverport Casino Center. The estimated costs of providing such complimentary services are classified as direct operating expenses.

    (I) MANAGEMENT ESTIMATES

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported balances of assets and liabilities as of the date of the statements of financial position and income and expenses for the period. Actual results could differ significantly from these estimates.

    (J) RECLASSIFICATIONS

    Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

(3) PARTNERSHIP AGREEMENT

    The ownership percentage of each partner is 50%. In accordance with the partnership agreement and the first amendment to it dated June 28, 1996, each partner made an initial cash contribution of $20,000,000 and have made additional cash contributions pursuant to a Cost Budget. Each partner also contributed an agreed upon amount of pre-development costs consisting of land, lock-up costs for negative easements, land covenant payments and design and construction fees. These contributed assets were written-down to their estimated fair value and the resulting losses were allocated to the contributing partner based upon the terms of the agreement.

                            RIVERSIDE JOINT VENTURE

                           DECEMBER 31, 1997 AND 1996

(3) PARTNERSHIP AGREEMENT (CONTINUED)
    The agreement gives each partner a right of first refusal to purchase the other partner's property subject to special rules regarding foreclosure sales and bankruptcy. Players has the additional right to buy out the Management Agreement at its fair value if Players elects not to purchase all of Harrah's property. Harrah's has an additional right for seven years (expiring November 3, 2002) to acquire Players' property upon changes in control of Players and also the right to buy out Partnership land upon termination of the Ground Lease. There are several remedies for defaults which include enforcement against each partner, enforcement against parental guaranties and appraisal buy-outs of the other partner's interest.

(4) OTHER ASSETS

    Included in other assets at December 31, 1997 is approximately $5,673,951 for restrictive covenants which were assigned to the Partnership from HMHC as part of the Partnership Agreement. These covenants are to be amortized over a 30-year period commencing with the opening date of the Riverport Casino Center. The Partnership is required to pay $650,000 a year through July 1998 as part of assuming the covenants from HMHC. These future payments are included in other assets and accrued expenses at December 31, 1997 at their present value. The Partnership has pledged a $1,300,000 certificate of deposit to Riverport Farm Partners as collateral for future payments.

(5) COMMITMENTS AND CONTINGENCIES

    In order to develop and construct Riverport Casino Center the Partnership has entered into agreements with several contractors, engineering and architectural firms which are provided for in the Cost Budget. The Partnership has also entered into an agreement with the Howard Bend Levee District to fund levee improvements and with the City of Maryland Heights to fund certain improvements to the Earth City Expressway. Obligations incurred during the construction period are included in the

                            RIVERSIDE JOINT VENTURE

                           DECEMBER 31, 1997 AND 1996

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED)
Cost Budget and funded via each Partner's capital contribution. The specific commitments under these two agreements, which are not currently funded through partner's capital contributions consist of:

BENEFICIARY                                                              COMMITMENT
------------------------------------------  ---------------------------------------------------------------------
City of Maryland Heights                    The Partnership conditionally agreed to loan $2,250,000, purchase bonds, and guarantee for five years after issuance, gaming tax revenues to the City which would be used to fund the City's debt service for bonds issued for certain improvements to the Earth City
                                            Expressway. However, the City did not satisfy the conditions prior to an established deadline. The City has not officially released
                                            Riverside Joint Venture from these obligations.

Howard Bend Levee District                  The Partnership has agreed to pay the Howard Bend Levee District (the
                                            District):

                                            (i)  following the opening of the riverboat casinos, up to $1,750,000 to fund off-site levee improvements; and

                                            (ii)  following the issuance of bonds to fund design of a second phase of levee improvements ("Phase II") and if the District determines to proceed with such improvements without bonds, beginning December 31, 1997 between $600,000 and $700,000 per year to fund debt service or bonds or costs of Phase II
                                                  improvements, as the case may be.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 (SFAS 107), DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires entities to disclose the fair value of all financial assets and liabilities for which it is practicable to estimate. Value is defined in SFAS 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Partnership believes the carrying amount of such financial assets and liabilities approximate their fair value at December 31, 1997 and 1996.

(7) PENDING LITIGATION

    As permitted by current state law and approved in advance by the Missouri Gaming Commission, the casinos at Riverport Casino Center are located in a basin within 1,000 feet of the Missouri River. A lawsuit was filed in 1996, after construction of the Riverport Casino Center was commenced, seeking to invalidate the provision of the law that permitted casinos to be located in such basins. On November 25, 1997, the Missouri Supreme Court ruled that casinos could be located in basins only if such casinos are located directly upon the waters of the Missouri River. Following this decision, the Missouri Gaming Commission initiated disciplinary proceedings against the Riverport Casino Center casinos and all other casinos in Missouri similarly situated. These proceedings will result in hearings to

                            RIVERSIDE JOINT VENTURE

                           DECEMBER 31, 1997 AND 1996

(7) PENDING LITIGATION (CONTINUED)
determine whether or not the casinos at Riverport Casino Center are in compliance with the law as interpreted by the Missouri Supreme Court. In the meantime, Players and Harrah's have filed suit seeking declaratory judgment that their gaming facilities do in fact meet the state constitutional and statutory mandates as interpreted by the Missouri Supreme Court. In addition, Players, Harrah's and other casino companies, have initiated a petition referendum that will appear on the ballot in Missouri at the general election in November, 1998, at which time the voters of Missouri will determine whether to amend the state's constitution so as to expressly permit the location of the casinos in basins as currently designed. Management is unable to predict at this time the final outcome of the matter, or whether that outcome could materially affect the Partnership's results of operations, cash flows or financial position.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF FEBRUARY 8, 1999
                                     AMONG
                           JACKPOT ENTERPRISES, INC.
                                JEI MERGER CORP.
                                      AND
                          PLAYERS INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I. THE MERGER......................................................................................           1
  Section 1.1. The Merger..................................................................................           1
  Section 1.2. Effective Time of the Merger................................................................           2
  Section 1.3. Closing.....................................................................................           2
  Section 1.4. Effect of the Merger........................................................................           2
  Section 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation...........................           2
  Section 1.6. Directors and Officers of the Surviving Corporation.........................................           2

ARTICLE II. EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS.............................           3
  Section 2.1. Conversion of Securities....................................................................           3
  Section 2.2. Exchange of Certificates....................................................................           4
  Section 2.3. Acceleration and Payment for Players Options................................................           6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PLAYERS.....................................................           7
  Section 3.1. Organization of Players and its Subsidiaries................................................           7
  Section 3.2. Capitalization..............................................................................           8
  Section 3.3. Authority; No Conflict; Required Filings and Consents.......................................           9
  Section 3.4. Public Filings; Financial Statements........................................................          11
  Section 3.5. No Undisclosed Liabilities..................................................................          11
  Section 3.6. Absence of Certain Changes or Events........................................................          11
  Section 3.7. Taxes.......................................................................................          12
  Section 3.8. Real Property, Title and Related Matters....................................................          13
  Section 3.9. Title to Personal Property; Liens...........................................................          14
  Section 3.10. Intellectual Property......................................................................          15
  Section 3.11. Agreements, Contracts and Commitments......................................................          15
  Section 3.12. Litigation.................................................................................          16
  Section 3.13. Environmental Matters......................................................................          16
  Section 3.14. Employee Benefit Plans.....................................................................          17
  Section 3.15. Compliance.................................................................................          19
  Section 3.16. Labor Matters..............................................................................          20
  Section 3.17. Insurance..................................................................................          20
  Section 3.18. Information in Proxy Statement/Prospectus..................................................          20
  Section 3.19. State Takeover Statute.....................................................................          21
  Section 3.20. Voting Requirements........................................................................          21
  Section 3.21. Players Rights Agreement...................................................................          21
  Section 3.22. Year 2000..................................................................................          21
  Section 3.23. Opinion of Financial Advisor...............................................................          21
  Section 3.24. Brokers....................................................................................          22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER
  AND MERGER SUB...........................................................................................          22
  Section 4.1. Organization of Buyer and its Subsidiaries..................................................          22
  Section 4.2. Capitalization..............................................................................          23
  Section 4.3. Authority; No Conflict; Required Filings and Consents.......................................          24
  Section 4.4. Public Filings; Financial Statements........................................................          25
  Section 4.5. No Undisclosed Liabilities..................................................................          26

                                                                                                                PAGE
                                                                                                                -----
  Section 4.6. Absence of Certain Changes or Events........................................................          26
  Section 4.7. Taxes.......................................................................................          26
  Section 4.8. Real Property, Title and Related Matters....................................................          27
  Section 4.9. Title to Personal Property; Liens...........................................................          28
  Section 4.10. Intellectual Property......................................................................          28
  Section 4.11. Agreements, Contracts and Commitments......................................................          28
  Section 4.12. Litigation.................................................................................          29
  Section 4.13. Environmental Matters......................................................................          29
  Section 4.14. Employee Benefit Plans.....................................................................          30
  Section 4.15. Compliance.................................................................................          31
  Section 4.16. Registration Statement; Joint Proxy Statement/Prospectus...................................          32
  Section 4.17. Labor Matters..............................................................................          33
  Section 4.18. Insurance..................................................................................          33
  Section 4.19. [Intentionally Omitted]....................................................................          33
  Section 4.20. Voting Requirements........................................................................          33
  Section 4.21. Year 2000..................................................................................          34
  Section 4.22. Opinion of Financial Advisor...............................................................          34
  Section 4.23. Brokers....................................................................................          34
  Section 4.24. No Operations or Liabilities of Merger Sub.................................................          34
  Section 4.25. Ownership of Securities....................................................................          34

ARTICLE V. COVENANTS.......................................................................................          35
  Section 5.1. Conduct of Business.........................................................................          35
  Section 5.2. Cooperation; Notice; Cure...................................................................          39
  Section 5.3. No Solicitation.............................................................................          39
  Section 5.4. Joint Proxy Statement/ Prospectus; Registration Statement...................................          40
  Section 5.5. Special Meeting.............................................................................          40
  Section 5.6. Access to Information.......................................................................          41
  Section 5.7. Governmental Approvals......................................................................          41
  Section 5.8. Publicity...................................................................................          42
  Section 5.9. Indemnification.............................................................................          42
  Section 5.10. Stockholder Litigation.....................................................................          43
  Section 5.11. Employee Benefits..........................................................................          43
  Section 5.12. Further Assurances and Actions.............................................................          44
  Section 5.13. Rights Plan................................................................................          45
  Section 5.14. Buyer's Board of Directors.................................................................          45

ARTICLE VI. CONDITIONS TO MERGER...........................................................................          45
  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger..................................          45
  Section 6.2. Additional Conditions to Obligations of Players.............................................          46
  Section 6.3. Additional Conditions to Obligations of Buyer...............................................          47

ARTICLE VII. TERMINATION AND AMENDMENT.....................................................................          47
  Section 7.1. Termination.................................................................................          47
  Section 7.2. Effect of Termination.......................................................................          49
  Section 7.3. Fees and Expenses...........................................................................          49
  Section 7.4. Amendment...................................................................................          51
  Section 7.5. Extension; Waiver...........................................................................          51

                                                                                                                PAGE
                                                                                                                -----
ARTICLE VIII. MISCELLANEOUS................................................................................          51
  Section 8.1. Nonsurvival of Representations, Warranties and Agreements...................................          51
  Section 8.2. Notices.....................................................................................          51
  Section 8.3. Interpretation..............................................................................          52
  Section 8.4. Counterparts................................................................................          53
  Section 8.5. Entire Agreement; No Third Party Beneficiaries..............................................          53
  Section 8.6. Governing Law...............................................................................          53
  Section 8.7. Assignment..................................................................................          53
  Section 8.8. Severability; Enforcement...................................................................          53
  Section 8.9. Specific Performance........................................................................          53

                             TABLE OF DEFINED TERMS

                                                                                                  CROSS REFERENCE
TERMS                                                                                               IN AGREEMENT
------------------------------------------------------------------------------------------------  ----------------
Accountant                                                                                        Section 5.11(d  )
Accountant's Report                                                                               Section 5.11(d  )
Acquisition Proposal                                                                              Section 5.3
Agreement                                                                                         Preamble
Articles of Merger                                                                                Section 1.2
Average Buyer Common Stock Price                                                                  Section 2.1(a   )
Buyer                                                                                             Preamble
Buyer Balance Sheet                                                                               Section 4.4(b   )
Buyer Common Stock                                                                                Section 2.1(a   )
Buyer Disclosure Schedule                                                                         Article IV
Buyer Employee Plans                                                                              Section 4.14(a  )
Buyer Gaming Laws                                                                                 Section 4.15(b  )
Buyer Material Adverse Effect                                                                     Section 4.1
Buyer Material Contracts                                                                          Section 4.11(a  )
Buyer Options                                                                                     Section 4.2(a   )
Buyer Permits                                                                                     Section 4.15(a  )
Buyer Preferred Stock                                                                             Section 4.2(a   )
Buyer Reporting Subsidiaries                                                                      Section 4.4(a   )
Buyer SEC Reports                                                                                 Section 4.4(a   )
Buyer Special Meeting                                                                             Section 5.5
Buyers Stock Option Plans                                                                         Section 4.2(a   )
Buyer Stockholder Approval                                                                        Section 4.20
Buyer Welfare Plan                                                                                Section 4.14(g  )
Cash Consideration                                                                                Section 2.1(a   )
Certificate                                                                                       Section 2.1(f   )
Closing                                                                                           Section 1.3
Closing Date                                                                                      Section 1.3
Code                                                                                              Section 2.2(f   )
Confidentiality Agreement                                                                         Section 5.6
CRC                                                                                               Section 5.1(b   )
CRC Transaction                                                                                   Section 5.1(b   )
DLJ                                                                                               Section 3.23
Encumbrances                                                                                      Section 3.8(b   )
Effective Time                                                                                    Section 1.2
Employment Agreements                                                                             Section 5.11(d  )
Environmental Law                                                                                 Section 3.13(b  )
ERISA                                                                                             Section 3.14(a  )
ERISA Affiliate                                                                                   Section 3.14(a  )
Exchange Act                                                                                      Section 3.3(c   )
Exchange Agent                                                                                    Section 2.2(a   )
Exchange Fund                                                                                     Section 2.2(a   )
Exchange Ratio                                                                                    Section 2.1(a   )
Executives                                                                                        Section 5.11(d  )
GAAP                                                                                              Section 3.4(b   )
Governmental Approvals                                                                            Section 5.7(a   )
Governmental Entity                                                                               Section 3.3(c   )
Hazardous Substance                                                                               Section 3.13(c  )

                                                                                                  CROSS REFERENCE
TERMS                                                                                               IN AGREEMENT
------------------------------------------------------------------------------------------------  ----------------
HSR Act                                                                                           Section 3.3(c   )
Indebtedness                                                                                      Section 3.11(a  )
Indemnified Parties                                                                               Section 5.9(a   )
IRS                                                                                               Section 3.7(b   )
Joint Proxy Statement/Prospectus                                                                  Section 5.4(a   )
Leased Real Property                                                                              Section 3.8(b   )
Liens                                                                                             Section 3.1
Merger                                                                                            Preamble
Merger Consideration                                                                              Section 2.1(a   )
Merger Sub                                                                                        Preamble
Merger Sub Common Stock                                                                           Section 4.2(c   )
Merrill Lynch                                                                                     Section 4.22
Multiemployer Plan                                                                                Section 3.14(e  )
Notifying Party                                                                                   Section 5.7(a   )
NRS                                                                                               Section 1.1
NYSE                                                                                              Section 2.1(a   )
Offer Documents                                                                                   Section 5.12(c  )
Offer to Purchase                                                                                 Section 5.12(c  )
Outside Date                                                                                      Section 7.1(b   )
Owned Real Property                                                                               Section 3.8(b   )
PBGC                                                                                              Section 3.14(f  )
Permitted Encumbrances                                                                            Section 3.8(b   )
Per Share Amount                                                                                  Section 2.1(a   )
Perskie Option                                                                                    Section 2.3
Players                                                                                           Preamble
Players Balance Sheet                                                                             Section 3.4(b   )
Players Common Stock                                                                              Section 2.1(a   )

                                                                                                  CROSS REFERENCE
TERMS                                                                                               IN AGREEMENT
------------------------------------------------------------------------------------------------  ----------------
Players Disclosure Schedule                                                                       Article III
Players Employee Plans                                                                            Section 3.14(a  )
Players Gaming Laws                                                                               Section 3.15(b  )
Players, Inc.                                                                                     Section 1.5
Players Material Adverse Effect                                                                   Section 3.1
Players Material Contracts                                                                        Section 3.11(a  )
Players Option                                                                                    Section 2.3
Players Permits                                                                                   Section 3.15(a  )
Players Preferred Stock                                                                           Section 3.2(a   )
Players Rights Plan                                                                               Section 3.2(b   )
Players SAR                                                                                       Section 2.3
Players SEC Reports                                                                               Section 3.4(a   )
Players Special Meeting                                                                           Section 5.5
Players Stockholder Approval                                                                      Section 3.20
Players Stock Option Plans                                                                        Section 2.3
Players Welfare Plan                                                                              Section 3.14(g  )
Reduced Amount                                                                                    Section 5.11(d  )
Registration Statement                                                                            Section 5.4(a   )
Rights Agreement                                                                                  Section 3.21
SEC                                                                                               Section 3.3(c   )
Securities Act                                                                                    Section 3.4(a   )
Senior Notes                                                                                      Section 5.12(c  )
Software                                                                                          Section 3.22
Stock Consideration                                                                               Section 2.1(a   )
Stockholder Support Agreements                                                                    Preamble
Stock Option Plan for Non-Employee Directors                                                      Section 2.3
Subsidiary                                                                                        Section 3.1
Superior Proposal                                                                                 Section 5.3
Surviving Corporation                                                                             Section 1.1
Taxes                                                                                             Section 3.7(a   )
Tender Offer                                                                                      Section 5.12(c  )
Tender Offer and Consent Solicitation                                                             Section 5.12(c  )
Terminating Buyer Breach                                                                          Section 7.1(h   )
Terminating Players Breach                                                                        Section 7.1(g   )
Third Party                                                                                       Section 5.3
Voting Debt                                                                                       Section 3.2(b   )
Warrant Agreement                                                                                 Section 2.3
1985 Plan                                                                                         Section 2.3
1990 Plan                                                                                         Section 2.3
1993 Plan                                                                                         Section 2.3
1994 Plan                                                                                         Section 2.3

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of February 8, 1999, by and among JACKPOT ENTERPRISES, INC., a Nevada corporation ("BUYER"), JEI MERGER CORP., a Nevada corporation and a wholly-owned subsidiary of Buyer ("MERGER SUB"), and PLAYERS INTERNATIONAL, INC., a Nevada corporation ("PLAYERS").

    WHEREAS, the Board of Directors of Players has determined that the merger of Merger Sub with and into Players, upon the terms and subject to the conditions set forth in this Agreement (the "MERGER"), is fair to, and in the best interests of, Players and its stockholders;

    WHEREAS, the Boards of Directors of Buyer and Merger Sub have determined that the Merger is in the best interests of Buyer and Merger Sub and their respective stockholders;

    WHEREAS, the Boards of Directors of Buyer, Merger Sub and Players have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Players', Buyer's and Merger Sub's willingness to enter into this Agreement, certain stockholders of Players and of Buyer have entered into Stockholder Support Agreements with Buyer and Players, respectively, dated as of the date of this Agreement in the forms attached hereto as Exhibit A (the "STOCKHOLDER SUPPORT AGREEMENTS"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of Players or Buyer, as the case may be, beneficially owned by them in favor of approval of the transactions contemplated by this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Players. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Players shall continue as the surviving corporation (the "SURVIVING CORPORATION").

    Section 1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement (including Section 7.1 hereof), articles of merger with respect to the Merger in such form as is required by NRS Section 92A.200 (the "ARTICLES OF MERGER") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided in the NRS, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "EFFECTIVE TIME").

    Section 1.3. CLOSING. The closing of the Merger (the "CLOSING") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Buyer and Players, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "CLOSING DATE"), unless another date is agreed to by Buyer and Players.

    Section 1.4. EFFECT OF THE MERGER. Upon becoming effective, the Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Players shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Players shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.5. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Players International, Inc."), in each case until duly amended in accordance with applicable law.

    Section 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II.
       EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS

    Section 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

        (a) PLAYERS COMMON STOCK. Each share of common stock, par value $0.005 per share, of Players ("PLAYERS COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)), together with all rights in respect thereto, shall be converted, subject to Section 2.1(e) and 2.1(f), into the right to receive from the Surviving Corporation (i) a net amount of $6.75 in cash, without interest and subject to adjustment in accordance with the next sentence (the "CASH CONSIDERATION") and (ii) a fraction (the "EXCHANGE RATIO") of a share of common stock, par value $.01 per share of Buyer ("BUYER COMMON STOCK") equal to the quotient (calculated to the nearest 0.0001) of $1.50 divided by the Average Buyer Common Stock Price (as defined herein); PROVIDED that the Exchange Ratio shall not exceed 0.30 (the "STOCK CONSIDERATION" and together with the Cash Consideration, the "MERGER CONSIDERATION"). If but for the proviso in the preceding sentence the Exchange Ratio would have exceeded 0.30, Buyer may increase the Cash Consideration amount specified in clause (i) above by the amount necessary so that at the Effective Time the sum of (a) the Cash Consideration (as so increased) and (b) the Average Buyer Common Stock Price multiplied by the Exchange Ratio is equal to $8.25. If Buyer fails to increase the Merger Consideration to the amount set forth in the preceding sentence, Players may terminate this Agreement.

    For purposes of this Agreement, "AVERAGE BUYER COMMON STOCK PRICE" shall mean the average regular way closing price per share of Buyer Common Stock on the New York Stock Exchange (the "NYSE") as reported on the NYSE Composite Tape during the thirty (30) consecutive NYSE trading days immediately preceding the second NYSE trading day prior to the Closing Date.

    All shares of Buyer Common Stock issued as Merger Consideration shall be validly issued, fully-paid and non-assessable. As of the Effective Time, all shares of Players Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in exchange for such shares upon the surrender of such certificate in accordance with Section 2.2.

        (b) CANCELLATION OF TREASURY STOCK AND BUYER-OWNED STOCK. All shares of Players Common Stock that are owned by Players as treasury stock and any shares of Players Common Stock owned by Buyer or any wholly-owned Subsidiary (as defined in Section 3.1) of Buyer shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

        (c) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
        (d) PLAYERS DEBT SECURITIES. Except as otherwise repaid, redeemed or purchased in connection with the transactions contemplated hereby, all notes and other debt instruments of Players that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

        (e) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Players Common Stock, as applicable), reorganization, recapitalization or any other like change with respect to Players Common Stock or Buyer Common Stock occurring after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued in connection with the Merger, and fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of Buyer. In lieu of any such fractional shares, each holder of a certificate evidencing Players Common Stock (a "Certificate") upon surrender of such Certificate for exchange shall be paid an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying
(i) the Average Buyer Common Stock Price, by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Players Common Stock then held of record by such holder).

    Section II.2.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. At or prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Players Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this
Section 2.2, through the Exchange Agent, (i) certificates evidencing the shares of Buyer Common Stock sufficient to pay the Stock Consideration and (ii) cash in an aggregate amount sufficient to pay the Cash Consideraiton and for fractional shares pursuant to Section 2.1(f) (the shares and cash so deposited being hereinafter referred to collectively as the "EXCHANGE FUND"). Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

        (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer will instruct the Exchange Agent to mail to each holder of record of Players Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions to effect the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of shares represented by such Certificate, and the Certificate so registered shall forthwith be canceled. In the event of a transfer of ownership of shares of Players Common Stock which is not registered in the transfer records of Players as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Players Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Players Common Stock will be deemed from and after the Effective Time for all corporate purposes (other than the payment of dividends and subject to Section 2.1(e)), to evidence the right to receive the Merger Consideration without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.
        (c) TRANSFERS OF OWNERSHIP. At the Effective Time, the stock transfer books of Players shall be closed, and there shall be no further registration of transfers of Players Common Stock thereafter on the records of Players.

        (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Players as of the date which is twelve months after the Effective Time shall be delivered to Buyer, upon demand, and thereafter such former stockholders of Players who have not theretofore complied with this Section 2.2 shall be entitled to look only to Buyer for payment of the Merger Consideration to which they are entitled pursuant hereto.

        (e) NO LIABILITY. None of Buyer, Merger Sub, Players or the Exchange Agent shall be liable to any holder of Players Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which the Merger Consideration or any dividends or distributions with respect to Players Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto on such date prior to the time such escheat laws become applicable.

        (f) WITHHOLDING RIGHTS. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Players Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent and remitted to the proper authority, such withheld amounts thereafter shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Players Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

        (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration as may be required pursuant to Section 2.2; PROVIDED, however, that Buyer may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        (h) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.1(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of Certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.1(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Buyer Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented shares of Players Common Stock shall, until surrendered for exchange in accordance with this Section 2.2, be deemed for all purposes to evidence ownership of the number of shares of Buyer Common Stock and cash into which the shares of Players Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

    Section 2.3. ACCELERATION AND PAYMENT FOR PLAYERS OPTIONS. Following the execution of this Agreement, the Board of Directors of Players (or, if appropriate, any committee administering the Players Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Players Common Stock (a "PLAYERS OPTION") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Players including (i) the 1985 Incentive Stock Option Plan ("1985 PLAN"), (ii) the 1990 Incentive Stock Option and Non-Qualified Option Plan ("1990 PLAN"), (iii) the Amended and Restated 1993 Stock Incentive Plan ("1993 PLAN"), (iv) the 1994 Directors Stock Incentive Plan ("1994 PLAN"),
(v) the Stock Option Plan for Non-Employee Directors (which consists of individual option grants in 1993 to outside directors) ("STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS"), (vi) the option granted to Steven P. Perskie pursuant to the Retirement Agreement and General Release, dated September 30, 1996 ("PERSKIE OPTION") (with the plans referred to in clauses (i)-(vi) above collectively referred to as the "PLAYERS STOCK OPTION PLANS") and (vii) the Warrant Agreement dated as of June 16, 1994 between Players and Gem Gaming, Inc. (the "WARRANT AGREEMENT") shall be accelerated and canceled immediately prior to the Effective Time in exchange for payment of an amount of cash equal to the product of (x) the number of shares of Players Common Stock subject to such Stock Option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option; PROVIDED, HOWEVER, that such excess shall not be less than zero. Notwithstanding anything in this Section 2.3 to the contrary, any Players Option or stock appreciation right ("PLAYERS SAR") granted under any stock option or other stock-based incentive plan, program or arrangement of Players, including, without limitation, the Players Stock Option Plans and Warrant Agreement, having a per share exercise price that is greater than the Merger Consideration, whether or not vested and exercisable, shall be accelerated and, if not exercised before the Effective Time, shall be canceled as of the Effective Time and shall have no further force or effect as of the Effective Time, without regard to the fact that the holder of such Players Option or Players SAR shall have received no payment for the Players Option or Players SAR.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PLAYERS

    Players represents and warrants to Buyer and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Players to Buyer and Merger Sub on or before the date of this Agreement (the "PLAYERS DISCLOSURE SCHEDULE"), or as otherwise expressly contemplated by this Agreement. Any reference in the Merger Agreement to Players' "best knowledge," or "the best of Players' knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Players or any of its Subsidiaries, for all purposes. The Players Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 3.1. ORGANIZATION OF PLAYERS AND ITS SUBSIDIARIES. Each of Players and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Players and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Players and its Subsidiaries, taken as a whole (a "PLAYERS MATERIAL ADVERSE EFFECT"). Players has delivered to Buyer a true and correct copy of the Articles of Incorporation and Bylaws of Players, in each case as amended to the date of this Agreement. Assuming regulatory compliance by Buyer, the respective organizational documents of Players' Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Buyer, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Players. Except as set forth on the Players Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Players, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Exhibit 21(18) to the Players Annual Report on Form 10-K for the year ended March 31, 1998, neither Players nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Players or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    Section 3.2.  CAPITALIZATION.

        (a) The authorized capital stock of Players consists of 90,000,000 shares of Players Common Stock, $0.005 par value per share, and 10,000,000 shares of preferred stock, with no par value per share ("PLAYERS PREFERRED STOCK"). As of the date hereof, (i) 32,024,737 shares of Players Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 672,100 shares of Players Common Stock were held in the treasury of Players or by Subsidiaries of Players, and (iii) no shares of Players Preferred Stock are issued and outstanding. Section 3.2(a)(i) of the Players Disclosure Schedule sets forth the number of shares of Players Common Stock reserved for future issuance upon exercise of Players Options granted and outstanding as of the date hereof and under the Players Stock Option Plans.
Section 3.2(a)(i) of the Players Disclosure Schedule also sets forth as of the date hereof, for each Players Stock Option Plan, the dates on which Options and Players SARs which are still outstanding under such plan were granted, the number of outstanding Options and Players SARs granted on each such date and the exercise price thereof. Except as disclosed in Section 3.2(a)(i) of the Players Disclosure Schedule, since September 30, 1998 through the date of this Agreement, Players has not made any grants under any of the Players Stock Option Plans. Except as disclosed in Section 3.2(a)(i) of the Players Disclosure Schedule with respect to Players SARs, as of the date of this Agreement, Players has not granted any contractual rights the value of which is derived from the financial performance of Players or from the value of shares of Players Common Stock. Except as disclosed in Section 3.2(a)(ii) of the Players Disclosure Schedule, there are no obligations contingent or otherwise, of Players or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Players Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Players' Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2(a)(iii) of the Players Disclosure Schedule and except as required by gaming industry regulation, all such shares and ownership interests are owned by Players or another Subsidiary of Players free and clear of all security interests, liens, claims, pledges, agreements, limitations on Players' voting rights, charges or other encumbrances or restrictions on transfer of any nature.

        (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("VOTING DEBT") of Players or any of its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(a) or in this Section 3.2(b) or as reserved for future grants of options under the Players Stock Option Plans and except for the common stock purchase rights issued and issuable under the Stockholders' Rights Plan dated as of January 27, 1997 (the "Players Rights Plan"), as of the date hereof,
(i) there are no shares of capital stock of any class of Players, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in Section 3.2(b) of the Players Disclosure Schedule there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Players or any of its Subsidiaries is a party or by which it is bound obligating Players or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Players or any of its Subsidiaries or obligating Players or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Players. All shares of Players Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 3.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Players has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Players have been duly authorized by all necessary corporate action on the part of Players, subject only to the approval and adoption of this Agreement and the Merger by a majority of Players' stockholders. This Agreement has been duly executed and delivered by Players and constitutes the valid and binding obligation of Players, enforceable against Players in accordance with its terms.

        (b) Other than as disclosed in Section 3.3(b) of the Players Disclosure Schedule, the execution and delivery of this Agreement by Players does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Players or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Players or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Players or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Players Material Adverse Effect or (y) would not prevent or materially delay the consummation of the Merger.

        (c) Except as disclosed in Section 3.3(c) of the Players Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Players or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"), (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) the filing of any Joint Proxy Statement/Prospectus (as such term is defined in Section 5.4(a) below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) any approvals and filing of notices required under any applicable gaming industry regulation, (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (vi) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger, and (vii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Players or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Players Material Adverse Effect.

    Section 3.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

        (a) None of Players' Subsidiaries is required to file forms, reports and documents with the SEC. Players has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Securities Act and the Exchange Act since March 31, 1998. Except as set forth in Section 3.4(a) of the Players Disclosure Schedule and except for matters otherwise corrected by the subsequent filing with the SEC of an appropriate amendment prior to the date of this Agreement, the reports, forms, documents filed by Players with the SEC prior to the date of this Agreement (the "PLAYERS SEC REPORTS") (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Players SEC Reports or necessary in order to make the statements in such Players SEC Reports, in the light of the circumstances under which they were made, not misleading.

        (b) Except as set forth in Section 3.4(a), each of the consolidated financial statements (including, in each case, any related notes) of Players contained in the Players SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Players and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1998, were not or are not expected to be material in amount. The audited balance sheet of Players as of March 31, 1998 is referred to herein as the "PLAYERS BALANCE SHEET."

    Section 3.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Players SEC Reports or in Section 3.5 of the Players Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Players Balance Sheet in the ordinary course of business consistent with past practices, Players and its consolidated Subsidiaries do not have any liabilities accrued, contingent or otherwise, of the type required to be reflected in financial statements, including the notes thereto, in accordance with GAAP, and whether due or to become due, which would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Players SEC Reports or in Section 3.6 of the Players Disclosure Schedule since the date of the Players Balance Sheet, Players and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Players Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Players' capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by Players or any of its Subsidiaries to any director or officer of Players or its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Players SEC Reports, (x) any granting by Players or any of its Subsidiaries to any director or officer of any stock options, except as was required under employment agreements in effect as of the date of the most recent financial statements included in the Players SEC Reports, (y) any granting by Players or any of its Subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements, plans or arrangements in effect as of the date of the most recent financial statements included in the Players SEC Reports or (z) any entry by Players or any of its Subsidiaries into any employment, severance or termination agreement with any officer, (v) any change in accounting methods, principles or practices having a material adverse effect on Players, except insofar as may have been required by a change in GAAP,
(vi) any tax election that individually or in the aggregate would have a Players Material Adverse Effect, or (vii) any settlement of pending or threatened litigation involving Players or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a Players Material Adverse Effect.

    Section 3.7.  TAXES.

        (a) For the purposes of this Agreement, a "TAX" or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

        (b) Players and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions) and such Tax returns and reports (taking into account all amendments thereto) are true, correct and complete in all material respects, (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained). Except as set forth in Section 3.7(b) of the Players Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Players, is threatening to assert any claims for Taxes. Players and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Players nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Players or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings, with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

        (c) Neither Players nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Players or any Subsidiary of Players.

        (d) Neither Players nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

    Section 3.8.  REAL PROPERTY, TITLE AND RELATED MATTERS.

        (a) REAL PROPERTY. Section 3.8 (a) of the Players Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) all contracts or agreements relating to the Leased Real Property, and (ii) a brief description of each piece of Owned Real Property. Players or a Subsidiary of Players, as the case may be, has (A) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances, and (B) except as set forth in Section 3.8(a) of the Players Disclosure Schedule, Item (I)(1)(c), the right to quiet enjoyment of the Leased Real Property for the full term of the leases. Each lease or other contract referred to in Section 3.8(a) of the Players Disclosure Schedule is a valid contract or agreement enforceable against Players or its Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of Players, against the other parties thereto. To the knowledge of Players, there are no rights or options of any third party to acquire such leased property or any ownership therein. Neither Players nor any of its Subsidiaries are in default, nor have received any written notice alleging that it or they are in default, under the leases, ground leases, subleases, licenses, options or other agreements set forth in Section 3.8(a) of the Players Disclosure Schedule. To the knowledge of Players, no other party to any such leases, ground leases, licenses, options or other agreements is in default thereunder.

        (b) DEFINITIONS. As used in this Section 3.8, the following terms shall have the following meanings:

    "ENCUMBRANCES" means all leases, mortgages, liens, pledges, charges, options, encumbrances or defects of any kind or character.

    "LEASED REAL PROPERTY" means all of the real property leased or subleased by Players or a Subsidiary of Players as tenant and listed on Section 3.8(a) of the Players Disclosure Schedule or by

Buyer or a Subsidiary of Buyer as tenant and listed on Section 4.8 of the Buyer Disclosure Schedule, as applicable, together with, to the extent leased by Players or Buyer, as applicable, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property of Players or Buyer attached or appurtenant thereto, and all easements, licenses, rights and appurtenances related to the foregoing.

    "OWNED REAL PROPERTY" means all of the real property owned by Players or any of its Subsidiaries and listed on Section 3.8(a) of the Players Disclosure Schedule or by Buyer or any of Buyer's Subsidiaries and listed on Section 4.8 of the Buyer Disclosure Schedule, as applicable, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

    "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Encumbrances that are disclosed in Section 3.8(a) of the Players Disclosure Schedule or Section 4.8 of the Buyer Disclosure Schedule, as applicable, except for (A) any Encumbrance which would prevent the use of the subject property for its current use, or (B) any Encumbrance which secures any indebtedness (other than indebtedness that is otherwise permitted by this Agreement, (ii) liens for taxes, assessments, fees, and other governmental charges or levies which are not yet due, payable or delinquent, (iii) such survey exceptions or reciprocal easement agreements that do not prevent Players or its Subsidiaries or Buyer or its Subsidiaries, and would not prevent the Surviving Corporation, from conducting Players' or Buyer's business as applicable as currently conducted and which would not have a Players Material Adverse Effect or a Buyer Material Adverse Effect, (iv) the provisions of any federal, state or local law, ordinance or regulation, provided the same are not violated by the current use of the property, (v) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not in excess of $250,000.00 in the aggregate at any time, and (vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

    Section 3.9. TITLE TO PERSONAL PROPERTY; LIENS. To the best knowledge of Players, Players and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets (including all riverboats operated by Players and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as and where currently conducted, except for such matters which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect. Except as disclosed in Section 3.9 of the Players Disclosure Schedule, such material tangible personal assets and properties are sufficiently free of liens to allow each of Players and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted and to the best knowledge of Players, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.10. INTELLECTUAL PROPERTY. Section 3.10 of the Players Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Players or any of its Subsidiaries and (ii) trademark, service mark and trade name license agreements to which Players or any of its Subsidiaries is a party. Except as disclosed in Section 3.10 of the Players Disclosure Schedule, all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights used in connection with the businesses of Players and its Subsidiaries as currently conducted are without material restrictions or material conditions on use, and there is no conflict with the intellectual property rights of Players and its Subsidiaries therein or any conflict by them with the intellectual property rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.
        (a) Except as disclosed in the Players SEC Reports or as disclosed in
Section 3.11(a) of the Players Disclosure Schedule, as of the date of this Agreement, neither Players nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $1,000,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any material assets of Players or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) agreement, contract, or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationship, etc.), (vi) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Players or any of its Subsidiaries, (vii) any contract, agreement or other instrument having as a party a partnership, joint venture or limited liability company in which Players or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv), (v) or (vi) if Players or any of its Subsidiaries were a party to such contract, agreement or other instrument or (viii) any other material contract requiring annual or remaining payments in excess of $250,000 after the date hereof and which is not cancelable on less than 30 days' notice (collectively, the "PLAYERS MATERIAL CONTRACTS"). "INDEBTEDNESS" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any other person other than Players or any of its Subsidiaries.

        (b) Except as disclosed in the Players SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.11(b) of the Players Disclosure Schedule, as of the date of this Agreement, (i) each of the Players Material Contracts is valid and binding upon Players or any of its Subsidiaries (and, to Players' best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Players or any of its Subsidiaries under any of the Players Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Players or any of its Subsidiaries which, with the notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Players Material Contracts, which breach, violation or default referred to in clauses (ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or (iii), would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.12. LITIGATION. Except as disclosed in the Players SEC Reports or in Section 3.12 of the Players Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against or affecting Players or any of its Subsidiaries pending, or as to which Players or any of its Subsidiaries has received any written notice of assertion against or affecting, Players or any of its Subsidiaries or any property or asset of Players or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign that individually or in the aggregate could reasonably be expected to (i) have a Players Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    Section 3.13.  ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in Section 3.13 of the Players Disclosure Schedule, the Players SEC Reports and as would not be reasonably likely to have a Players Material Adverse Effect: (i) Players and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b));
(ii) the properties currently owned or operated by Players and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.13(c));
(iii) neither Players nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Players nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Players nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Players or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Players nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Players or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Players or any of its Subsidiaries pursuant to any Environmental Law.

        (b) For purposes of this Agreement, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

        (c) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.14.  EMPLOYEE BENEFIT PLANS.

        (a) Section 3.14(a) of the Players Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, retention, change of control and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by Players or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with Players or any of its Subsidiaries, would be deemed a "single employer" under Section 4001 (b) of ERISA (an "ERISA AFFILIATE"), or to which Players, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of Players or any of its Subsidiaries (together, the "PLAYERS EMPLOYEE PLANS").

        (b) Players has delivered or made available to Buyer all material documents related to the Players Employee Plans, including, without limitation:
(i) true and complete copies of all Players Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) detailed summaries of all unwritten Players Employee Plans, (iii) true and complete copies of the most recent financial statements and actuarial reports with respect to all Players Employee Plans for which financial statements or actuarial reports are required or have been prepared;
(iv) the most recent determination letter from the IRS (if applicable) for any such Players Employee Plan, and (v) true and complete copies of any filing with or report to any Governmental

Entity with respect to any Players Employee Plan made by Players or any of its Subsidiaries during the twenty-four months prior to the date of this Agreement, including, without limitation, annual reports for Players Employee Plans, and a copy of any correspondence to Players or any of its Subsidiaries from any Governmental Entity with respect to any such Players Employee Plan during such period.

        (c) All Players Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. Except as set forth in Section 3.14(c) of the Players Disclosure Schedule, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Players Employee Plans that could subject Players or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA. Section 3.14(c) of the Players Disclosure Schedule sets forth a true and complete list of all outstanding loans from Players or any of its Subsidiaries to any current or former director, officer, employee or consultant.

        (d) Except as set forth in Section 3.14(d) of the Players Disclosure Schedule, any Players Employee Plan that is intended to be qualified under
Section 401 (a) of the Code and exempt from tax under Section 501 (a) of the Code has been determined by the Internal Revenue Service to be so qualified, has received a favorable determination letter from the IRS covering provisions of the Tax Reform Act of 1986, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect, or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Players Employee Plan. All contributions or other amounts payable by Players or any of its Subsidiaries with respect to each Players Employee Plan have been paid or accrued in accordance with GAAP, ERISA, the Code and the terms of each such plan.

        (e) Except as set forth in Section 3.14(e) of the Players Disclosure Schedule, neither Players, any of its Subsidiaries nor any ERISA Affiliate (i) at any time in the past has had a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) ("MULTIEMPLOYER PLAN") or (ii) at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement, no Players Employee Plan is subject to Title IV of ERISA and no Players Employee Plan is a Multiemployer Plan.

        (f) There are no pending, or to Players' knowledge, any threatened or anticipated claims by or on behalf of any Players Employee Plan, or by or on behalf of any individual participants or beneficiaries of any Players Employee Plan, alleging any breach of fiduciary duty on the part of Players or any of its Subsidiaries or any of the officers, directors or employees of Players or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To the knowledge of Players or any of its Subsidiaries, the Players Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

        (g) With respect to any Players Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "PLAYERS WELFARE PLAN"), (i) each Players Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction and (ii) any Players Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with all of the requirements of ERISA and
Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of 501 (c)(9) of the Code) has been established or maintained in connection with a Players Welfare Plan.

    Section 3.15.  COMPLIANCE.

        (a) Except as disclosed in Section 3.15 of the Players Disclosure Schedule, each of Players and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Players' best knowledge), officers, persons performing management functions similar to officers and, to Players' best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916, Certificates of Inspection issued by the US Coast Guard and permits and approvals issued by the United States Army Corps of Engineers and Players Gaming Laws (as defined below)), necessary to conduct the business and operations of Players and each of its Subsidiaries as currently conducted, each of which is in full force and effect in all material respects and no notice of revocation has been received in respect thereof, except where the failure to hold such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals would not, individually or in the aggregate, be reasonably likely to have a Players Material Adverse Effect (the "PLAYERS PERMITS"). Except as disclosed in the Players SEC Reports, as disclosed in Section 3.15 of the Players Disclosure Schedule, or as would not be reasonably likely to have a Players Material Adverse Effect, the businesses of Players and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity.

        (b) The term "PLAYERS GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Players or any of its Subsidiaries, including any applicable state gaming law and any federal or state laws relating to currency transactions.

        (c) Except as disclosed in Section 3.15 of the Players Disclosure Schedule (i) neither Players nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Players' best knowledge), officer, key employee or, to Players' best knowledge, partners of Players or any of its Subsidiaries has received any written claim, demand notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Players Gaming Laws which did or would be reasonably likely to result in fines or penalties of $250,000 or more; (ii) to the best knowledge of Players, there are no facts, which if known to the regulators under the Players Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or any officer, director, other person performing management functions similar to an officer or partner, under any Players Gaming Laws; and (iii) neither Players nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Players Gaming Laws.

    Section 3.16. LABOR MATTERS. Except as disclosed in Section 3.16 of the Players Disclosure Schedule, (i) there are no proceedings pending between Players or any of its Subsidiaries and any of their respective employees before the Equal Employment Opportunity Commission, Department of Labor, or any other Governmental Entity; (ii) to the best knowledge of Players, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Players nor any of its Subsidiaries has received notice of any alleged unfair labor practice charges and/or complaints pending against Players or any of its Subsidiaries or any of their respective representatives or employees before the National Labor Relations Board or any current union representation questions involving employees of Players or any of its Subsidiaries; and (iv) Players' employment policies and practices comply in all material respects with applicable law; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout, or, to the best knowledge of Players, threat thereof, by or with respect to any employees of Players or any of its Subsidiaries. Players and its Subsidiaries are not parties to any collective bargaining agreements or other labor union contracts applicable to individuals employed or previously employed by Players or any of its Subsidiaries and, except as disclosed in Players Disclosure Schedule 3.16, no collective bargaining agreement or labor union contract is being negotiated by Players or any such Subsidiary.

    Section 3.17. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Players or any of its Subsidiaries are listed on Section 3.17 of the Players Disclosure Schedule. At the Effective Time, all such insurance policies, or replacements thereof, will be outstanding and duly in force. To Players' knowledge, no notice of termination or non-renewal of any such insurance policy has been received by Players.

    Section 3.18. INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Joint Proxy Statement/Prospectus, as such term is defined in Section 5.4(a) below (or any amendment thereof or supplement thereto), at the date mailed to Players' stockholders and at the time of the Players Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, PROVIDED, HOWEVER, that no representation is made by Players with respect to statements made therein based on information supplied by Buyer or Merger Sub for inclusion in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 3.19. STATE TAKEOVER STATUTE. The Board of Directors of Players has approved the Merger, this Agreement and the Stockholder Support Agreements and, assuming the accuracy of the representations contained in Section 4.25 hereof (without giving effect to the knowledge qualification therein), such approval is sufficient to render inapplicable to the Merger, this Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby the provisions of Section 78.378 through 78.3793 of the NRS to the extent, if any, such Sections are applicable to the Merger, this Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby.

    Section 3.20. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Players Common Stock entitled to vote thereon at the Players Special Meeting with respect to the approval of the Merger (the "PLAYERS STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of Players' capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

    Section 3.21. PLAYERS RIGHTS AGREEMENT. The Players Rights Agreement dated as of January 27, 1997 (the "RIGHTS AGREEMENT") has been amended as of February 8, 1999, in the form attached hereto as Exhibit B, so as to provide that (i) no "Distribution Date," "Stock Acquisition Date," or "Trigger Event" thereunder shall be deemed to have occurred, (ii) none of Buyer or any of its Subsidiaries will be an "Acquiring Person" thereunder and (iii) no holder of rights issued thereunder shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, the Rights Agreement, in each case solely by reason of the approval and execution of this Agreement or the execution of the Stockholder Support Agreements, or the consummation of the transactions contemplated hereby or thereby.

    Section 3.22. YEAR 2000. Except as disclosed in Section 3.22 of the Players Disclosure Schedule, as of the date hereof, all computer software necessary for the conduct of its business (the "SOFTWARE") is (or will be, prior to December 31, 1999, as provided in Section 3.22 of the Players Disclosure Schedule) designed to be used prior to, during, and after December 31, 1999, and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Players further represents and warrants that as of the date hereof, the Software either does or will, prior to December 31, 1999 as provided in Section 3.22 of the Players Disclosure Schedule accept, calculate, sort, extract and otherwise process date inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

    Section 3.23. OPINION OF FINANCIAL ADVISOR. Players has received the oral opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Players Common Stock from a financial point of view.

    Section 3.24. BROKERS. None of Players, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees in connection with the transactions contemplated by this Agreement, except that Players has retained DLJ as its financial advisor.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
    Buyer and Merger Sub represent and warrant to Players that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Buyer and Merger Sub to Players on or before the date of this Agreement (the "BUYER DISCLOSURE SCHEDULE"), or as otherwise expressly contemplated by this Agreement. Any reference in the Merger Agreement to Buyer's "best knowledge," or "the best of Buyer's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Buyer or any of its Subsidiaries, for all purposes. The Buyer Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 4.1. ORGANIZATION OF BUYER AND ITS SUBSIDIARIES. Each of Buyer and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Buyer and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole (a "BUYER MATERIAL ADVERSE EFFECT"). Buyer has delivered to Players a true and correct copy of the Certificate of Incorporation and Bylaws of Buyer, in each case as amended to the date of this Agreement. Except as set forth on the Buyer Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Buyer, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Section 4.1 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Buyer or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

    Section 4.2.  CAPITALIZATION.

        (a) The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, with $1.00 par value per share ("BUYER PREFERRED STOCK"). As of the date hereof, (i) 8,616,680 shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,243,572 shares of Buyer Common Stock were held in the treasury of Buyer or by Subsidiaries of Buyer, and (iii) no shares of Buyer Preferred Stock are issued and outstanding. Section 4.2(a)(i) of the Buyer Disclosure Schedule sets forth the number of shares of Buyer Common Stock reserved for future issuance upon exercise of options to acquire shares of Buyer Common Stock ("BUYER OPTIONS") granted and outstanding as of the date hereof and under Buyer's stock option plans ("BUYER STOCK OPTION PLANS"). Section 4.2(a)(i) of the Buyer Disclosure Schedule also sets forth as of the date hereof, for each Buyer Stock Option Plan, the dates on which Options and Buyer SARs which are still outstanding under such plan were granted, the number of outstanding Options and Buyer SARs granted on each such date and the exercise price thereof. Except as disclosed in
Section 4.2(a)(i) of the Buyer Disclosure Schedule, since December 31, 1998 through the date of this Agreement, Buyer has not made any grants under any of the Buyer Stock Option Plans. Except as disclosed in Section 4.2(a)(i) of the Buyer Disclosure Schedule, as of the date of this Agreement, Buyer has not granted any contractual rights the value of which is derived from the financial performance of Buyer or from the value of shares of Buyer Common Stock. Except as disclosed in Section 4.2(a)(ii) of the Buyer Disclosure Schedule, there are no obligations contingent or otherwise, of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Buyer's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 4.2(a)(iii) of the Buyer Disclosure Schedule and except as required by gaming industry regulation, all such shares and ownership interests are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations on Buyer's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

        (b) There is no Voting Debt of Buyer or any of its Subsidiaries issued and outstanding. Except as set forth in Section 4.2(a) or in this Section 4.2(b) or as reserved for future grants of options or restricted stock under the Buyer Stock Option Plans as of the date hereof, (i) there are no shares of capital stock of any class of Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party or by which it is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer. All shares of Buyer Common Stock subject to issuance as specified in this Section 4.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

        (c) The authorized capital stock of Merger Sub consists of 2,500 shares of common stock, par value $.01 per share ("MERGER SUB COMMON STOCK"), of which 1,000 shares are issued and outstanding. Buyer owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and assessable and free of any preemptive rights.

    Section 4.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, subject only to the Buyer Stockholder Approval specified in
Section 4.20 hereof and the review by Buyer's Compliance Committee, as required by Buyer's internal reporting system, of this Agreement, the transactions identified herein, and the persons designated by Players to serve on Buyer's Board of Directors, such review to be completed no later than 60 days after the date of this Agreement. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms.

        (b) Other than as disclosed in Section 4.3(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or (y) would not impair or materially delay the consummation of the Merger.

        (c) Except as disclosed in Section 4.3(c) of the Buyer Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) the filing of any Joint Proxy Statement/Prospectus (as such term is defined in Section 5.4(a) (below) with the SEC in accordance with the Exchange Act, (iv) any approvals and filing of notices required under any applicable gaming industry regulation, (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages,
(vi) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Buyer Material Adverse Effect.

    Section 4.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

        (a) Buyer and its Subsidiaries that are required to file, or that file, forms, reports or other documents with the SEC (the "BUYER REPORTING SUBSIDIARIES") have filed and made available to Players all forms, reports and documents required to be filed by Buyer and the Buyer Reporting Subsidiaries with the SEC since January 1, 1995 (the "BUYER SEC REPORTS"). The Buyer SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

        (b) Except as set forth in Section 4.4(a), each of the consolidated financial statements (including, in each case, any related notes) of Buyer contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1998, were not or are not expected to be material in amount. The audited balance sheet of Buyer as of June 30, 1998 is referred to herein as the "BUYER BALANCE SHEET."

    Section 4.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Buyer SEC Reports or in Section 4.5 of the Buyer Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practices, Buyer and its consolidated Subsidiaries do not have indebtedness, obligations, or liabilities of any kind, whether accrued, contingent or otherwise, of the type required to be reflected in financial statements, including the notes thereto, in accordance with GAAP, and whether due or to become due, which would be reasonably likely to have a Buyer Material Adverse Effect.

    Section 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer SEC Reports or in Section 4.6 of the Buyer Disclosure Schedule, since the date of the Buyer Balance Sheet, Buyer and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and there has not been (i) any Buyer Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Buyer's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by Buyer or any of its Subsidiaries to any director or officer of Buyer or its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Buyer SEC Reports, (x) any granting by Buyer or any of its Subsidiaries to any director or officer of any stock options, except as was required under employment agreements in effect as of the date of the most recent financial statements included in the Buyer SEC Reports, (y) any granting by Buyer or any of its Subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements, plans or arrangements in effect as of the date of the most recent financial statements included in the Buyer SEC Reports or (z) any entry by Buyer or any of its Subsidiaries into any employment, severance or termination agreement with any officer, (v) any change in accounting methods, principles or practices having a material adverse effect on Buyer, except insofar as may have been required by a change in GAAP, (vi) any tax election that individually or in the aggregate would have a Buyer Material Adverse Effect, or (vii) any settlement of pending or threatened litigation involving Buyer or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a Buyer Material Adverse Effect.

    Section 4.7.  TAXES.

        (a) Buyer and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions) and such Tax returns and reports (taking into account all amendments thereto) are true, correct and complete in all material respects, (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained). Except as set forth in Section 4.7(a) of the Buyer Disclosure Schedule, neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Buyer, is threatening to assert any claims for Taxes. Buyer and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Buyer nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Buyer or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings, with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

        (b) Neither Buyer nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Buyer or any Subsidiary of Buyer.

        (c) Neither Buyer nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

    Section 4.8. REAL PROPERTY, TITLE AND RELATED MATTERS. Section 4.8 of the Buyer Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) all contracts or agreements relating to the Leased Real Property and (ii) a brief description of each piece of Owned Real Property. Buyer or a Subsidiary of Buyer, as the case may be, has, except as set forth in
Section 4.8 of the Buyer Disclosure Schedule, (A) the right to quiet enjoyment of the Leased Real Property for the full term of the leases, and (B) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances. Each lease or other contract referred to in Section 4.8 of the Buyer Disclosure Schedule is a valid contract or agreement enforceable against Buyer or its Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of Buyer, against the other parties thereto. To the knowledge of Buyer, there are no rights or options of any third party to acquire such leased property or any ownership therein. Neither Buyer nor any of its Subsidiaries are in default, nor have received any written notice alleging that it or they are in default, under the leases, ground leases, subleases, licenses, options or other agreements set forth in Section 4.8 of the Buyer Disclosure Schedule. To the knowledge of Buyer, no other party to any such leases, ground leases, licenses, options or other agreements is in default thereunder.

    Section 4.9. TITLE TO PERSONAL PROPERTY; LIENS. To the best knowledge of Buyer, Buyer and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets in order to allow it to conduct, and continue to conduct, its business as and where currently conducted, except for such matters which, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect. Except as disclosed in Section 4.9 of the Buyer Disclosure Schedule, such material tangible personal assets and properties are sufficiently free of liens to allow each of Buyer and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted and to the best knowledge of Buyer, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.

    Section 4.10. INTELLECTUAL PROPERTY. Section 4.10 of the Buyer Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Buyer or any of its Subsidiaries and (ii) trademark, service mark and trade name license agreements to which Buyer or any of its Subsidiaries is a party. Except as disclosed in Section 4.10 of the Buyer Disclosure Schedule, all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights used in connection with the businesses of Buyer and its Subsidiaries as currently conducted are without material restrictions or material conditions on use, and there is no conflict with the intellectual property rights of Buyer and its Subsidiaries therein or any conflict by them with the intellectual property rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.

    Section 4.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

        (a) Except as disclosed in the Buyer SEC Reports or as disclosed in
Section 4.11(a) of the Buyer Disclosure Schedule, as of the date of this Agreement, neither Buyer nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $1,000,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any material assets of Buyer or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC),
(v) agreement, contract, or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationship, etc.), (vi) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Buyer or any of its Subsidiaries, (vii) any contract, agreement or other instrument having as a party a partnership, joint venture or limited liability company in which Buyer or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv), (v) or (vi) if Buyer or any of its Subsidiaries were a party to such contract, agreement or other instrument or
(viii) any other material contract requiring annual or remaining payments in excess of $250,000 after the date hereof and which is not cancelable on less than 30 days' notice (collectively, the "BUYER MATERIAL CONTRACTS").

        (b) Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as disclosed in Section 4.11(b) of the Buyer Disclosure Schedule, as of the date of this Agreement, (i) each of the Buyer Material Contracts is valid and binding upon Buyer or any of its Subsidiaries (and, to Buyer's best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Buyer or any of its Subsidiaries under any of the Buyer Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Buyer or any of its Subsidiaries which, with the notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Buyer Material Contracts, which breach, violation or default referred to in clauses (ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or
(iii), would be reasonably likely to have a Buyer Material Adverse Effect.

    Section 4.12. LITIGATION. Except as disclosed in the Buyer SEC Reports or in Section 4.12 of the Buyer Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against or affecting Buyer or any of its Subsidiaries pending, or as to which Buyer or any of its Subsidiaries has received any written notice of assertion against or affecting, Buyer or any of its Subsidiaries or any property or asset of Buyer or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign that individually or in the aggregate could reasonably be expected to (i) have a Buyer Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    Section 4.13. ENVIRONMENTAL MATTERS. Except as disclosed in Section 4.13 of the Buyer Disclosure Schedule, the Buyer SEC Reports and as would not be reasonably likely to have a Buyer Material Adverse Effect: (i) Buyer and its Subsidiaries have complied with all applicable Environmental Laws

(as defined in Section 3.13(b)); (ii) the properties currently owned or operated by Buyer and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.13(c)); (iii) neither Buyer nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Buyer nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Buyer nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Buyer or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Buyer nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Buyer or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Buyer or any of its Subsidiaries pursuant to any Environmental Law.

    Section 4.14.  EMPLOYEE BENEFIT PLANS.

        (a) Section 4.14(a) of the Buyer Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), all employment, retention, change of control and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by Buyer or any of its Subsidiaries or any ERISA Affiliate, or to which Buyer, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of Buyer or any of its Subsidiaries (together, the "BUYER EMPLOYEE PLANS").

        (b) Buyer has delivered or made available to Players all material documents related to the Buyer Employee Plans, including, without limitation:
(i) true and complete copies of all Buyer Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) detailed summaries of all unwritten Buyer Employee Plans,
(iii) true and complete copies of the most recent financial statements and actuarial reports with respect to all Buyer Employee Plans for which financial statements or actuarial reports are required or have been prepared; (iv) the most recent determination letter from the IRS (if applicable) for any such Buyer Employee Plan, and (v) true and complete copies of any filing with or report to any Governmental Entity with respect to any Buyer Employee Plan made by Buyer or any of its Subsidiaries during the twenty-four months prior to the date of this Agreement, including, without limitation, annual reports for Buyer Employee Plans, and a copy of any correspondence to Buyer or any of its Subsidiaries from any Governmental Entity with respect to any such Buyer Employee Plan during such period.

        (c) All Buyer Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. Except as set forth in Section 4.14(c) of the Buyer Disclosure Schedule, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Buyer Employee Plans that could subject Buyer or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA. Section 4.14(c) of the Buyer Disclosure Schedule sets forth a true and complete list of all outstanding loans from Buyer or any of its Subsidiaries to any current or former director, officer, employee or consultant.

        (d) Except as set forth in Section 4.14(d) of the Buyer Disclosure Schedule, any Buyer Employee Plan that is intended to be qualified under Section 401 (a) of the Code and exempt from tax under Section 501 (a) of the Code has been determined by the IRS to be so qualified, has received a favorable determination letter from the IRS covering provisions of the Tax Reform Act of 1986, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect, or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Buyer Employee Plan. All contributions or other amounts payable by Buyer or any of its Subsidiaries with respect to each Buyer Employee Plan have been paid or accrued in accordance with GAAP, ERISA, the Code and the terms of each such plan.

        (e) Except as set forth in Section 4.14(e) of the Buyer Disclosure Schedule, neither Buyer, any of its Subsidiaries nor any ERISA Affiliate (i) at any time in the past has had a current or contingent obligation to contribute to any Multiemployer Plan or (ii) at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement, no Buyer Employee Plan is subject to Title IV of ERISA and no Buyer Employee Plan is a Multiemployer Plan.

        (f) There are no pending, or to Buyer's knowledge, any threatened or anticipated claims by or on behalf of any Buyer Employee Plan, or by or on behalf of any individual participants or beneficiaries of any Buyer Employee Plan, alleging any breach of fiduciary duty on the part of Buyer or any of its Subsidiaries or any of the officers, directors or employees of Buyer or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To the knowledge of Buyer or any of its Subsidiaries, the Buyer Employee Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC.

        (g) With respect to any Buyer Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "BUYER WELFARE PLAN"), (i) each Buyer Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction and (ii) any Buyer Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with all of the requirements of ERISA and
Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of 501(c)(9) of the Code) has been established or maintained in connection with a Buyer Welfare Plan.

    Section 4.15.  COMPLIANCE.

        (a) Except as disclosed in Section 4.15 of the Buyer Disclosure Schedule, each of Buyer and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Buyer's best knowledge), officers, persons performing management functions similar to officers and, to Buyer's best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916, Certificates of Inspection issued by the US Coast Guard and permits and approvals issued by the United States Army Corps of Engineers and Buyer Gaming Laws (as defined below)), necessary to conduct the business and operations of Buyer and each of its Subsidiaries as currently conducted, each of which is in full force and effect in all material respects and no notice of revocation has been received in respect thereof, except where the failure to hold such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect (the "BUYER PERMITS"). Except as disclosed in the Buyer SEC Reports, as disclosed in Section 4.15 of the Buyer Disclosure Schedule, or as would not be reasonably likely to have a Buyer

Material Adverse Effect, the businesses of Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity.

        (b) The term "BUYER GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Buyer or any of its Subsidiaries, including any applicable state gaming law and any federal or state laws relating to currency transactions.

        (c) Except as disclosed in Section 4.15 of the Buyer Disclosure Schedule
(i) neither Buyer nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Buyer's best knowledge), officer, key employee or, to Buyer's best knowledge, partners of Buyer or any of its Subsidiaries has received any written claim, demand notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Buyer Gaming Laws which did or would be reasonably likely to result in fines or penalties of $250,000 or more; (ii) to the best knowledge of Buyer, there are no facts, which if known to the regulators under the Buyer Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or any officer, director, other person performing management functions similar to an officer or partner, under any Buyer Gaming Laws; and (iii) neither Buyer nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Buyer Gaming Laws.

    Section 4.16.  REGISTRATION STATEMENT; JOINT PROXY
STATEMENT/PROSPECTUS. The information supplied by Buyer for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement (as defined in Section 5.4(a) below) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Buyer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (as defined in Section 5.4(a) below) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Players or Buyer, at the time of the Players and the Buyer Special Meeting (as provided for in Section 5.5) and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Players Special Meeting which has become false or misleading.

    Section 4.17. LABOR MATTERS. Except as disclosed in Section 4.17 of the Buyer Disclosure Schedule, (i) there are no proceedings pending between Buyer or any of its Subsidiaries and any of their respective employees before the Equal Employment Opportunity Commission, Department of Labor, or any other Governmental Entity; (ii) to the best knowledge of Buyer, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Buyer nor any of its Subsidiaries has received notice of any alleged unfair labor practice charges and/or complaints pending against Buyer or any of its Subsidiaries or any of their respective representatives or employees before the National Labor Relations Board or any current union representation questions involving employees of Buyer or any of its Subsidiaries; and (iv) Buyer's employment policies and practices comply in all material respects with applicable law; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout, or, to the best knowledge of Buyer, threat thereof, by or with respect to any employees of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries are not parties to any collective bargaining agreements or other labor union contracts applicable to individuals employed or previously employed by Buyer or any of its Subsidiaries and, except as disclosed in Buyer Disclosure Schedule 4.17, no collective bargaining agreement or labor union contract is being negotiated by Buyer or any such Subsidiary.
    Section 4.18. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Buyer or any of its Subsidiaries are listed on Section 4.18 of the Buyer Disclosure Schedule. At the Effective Time, all such insurance policies, or replacements thereof, will be outstanding and duly in force. To Buyer's knowledge, no notice of termination or non-renewal of any such insurance policy has been received by Buyer.

    Section 4.19.  [Intentionally Omitted].

    Section 4.20. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of Buyer Common Stock present at the Buyer Special Meeting (at which a quorum is present, in favor of the issuance of Buyer Common Stock pursuant to this Agreement, consistent with the requirements of the NYSE (the "BUYER STOCKHOLDER APPROVAL"), is the only vote of the holders of any class or series of Buyer's capital stock necessary to approve the transactions contemplated by this Agreement.

    Section 4.21. YEAR 2000. Except as disclosed in Section 4.21 of the Buyer Disclosure Schedule, as of the date hereof, all computer software necessary for the conduct of its business (the "Software") is (or will be, prior to December 31, 1999, as provided in Section 4.22 of the Buyer Disclosure Schedule) designed to be used prior to, during, and after December 31, 1999, and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Buyer further represents and warrants that as of the date hereof, the Software either does or will, prior to December 31, 1999 as provided in Section 4.21 of the Buyer Disclosure Schedule accept, calculate, sort, extract and otherwise process date inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

    Section 4.22. OPINION OF FINANCIAL ADVISOR. Buyer has received the opinion of Merrill, Lynch, Pierce, Fenner and Smith Incorporated ("MERRILL LYNCH") dated the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Buyer Common Stock from a financial point of view.

    Section 4.23. BROKERS. None of Buyer, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees in connection with the transactions contemplated by this Agreement, except that Buyer has retained Merrill Lynch as its financial advisor.

    Section 4.24. NO OPERATIONS OR LIABILITIES OF MERGER SUB. Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Merger Sub has not conducted any business, has not owned, leased or operated any real property and has not incurred, and is not subject to, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

    Section 4.25. OWNERSHIP OF SECURITIES. As of the date hereof, neither Buyer nor, to Buyer's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Players Common Stock representing at least 20% of the total number of outstanding shares of Players Common Stock.

                                   ARTICLE V.
                                   COVENANTS

    Section 5.1.  CONDUCT OF BUSINESS.

        (a) BY BUYER. Except as disclosed in Section 5.1 of the Buyer Disclosure Schedule or in the Buyer SEC Reports, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself and its Subsidiaries (except to the extent that Players shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, Buyer agrees (except as otherwise contemplated by this Agreement, or to the extent that Players shall otherwise consent in writing) as follows:

           (i) GOVERNING DOCUMENTS. Buyer shall not amend its Certificate of Incorporation, By-laws or other charter or organizational documents.

           (ii) NO ACQUISITIONS. Buyer shall not and shall cause its Subsidiaries not to acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any material business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof nor, in the case of the pending acquisition (the "CRC TRANSACTION") of CRC Holdings, Inc. ("CRC"), shall it complete such acquisition on terms and conditions materially less advantageous to Buyer or Buyer's stockholders than those previously disclosed to Players; PROVIDED, HOWEVER, that Buyer will be permitted to acquire for fair value Nevada based route businesses for consideration not exceeding $20,000,000 in the aggregate.

           (iii) NO DISPOSITIONS. Buyer shall not and shall cause its Subsidiaries not to sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice.

           (iv) ACCOUNTING MATTERS. Buyer shall not make any material change in ac6counting methods, principles or practices except as required by GAAP, or the applicable regulations under the Securities Act and the Exchange Act.

           (v) ISSUANCE OF SECURITIES. Buyer shall not and shall cause its Subsidiaries not to issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Buyer Common Stock upon the exercise of Buyer Options outstanding on the date of this Agreement and in accordance with their present terms, pursuant to this Agreement or the transactions contemplated herein or in connection with the CRC Transaction; PROVIDED, HOWEVER, that Buyer will be permitted to issue Buyer Common Stock (or securities convertible into or exercisable for Buyer Common Stock), at a per share price not less than the then current market price; not exceeding $15,000,000 in the aggregate in order to consummate Nevada based route business acquisitions permitted by clause
       (ii) above.

           (vi) INDEBTEDNESS. Buyer shall not and shall cause its Subsidiaries not to (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Buyer or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice, except as required under this Agreement and the transactions contemplated herein or in connection with the CRC Transaction; PROVIDED, HOWEVER, that Buyer will be permitted to incur indebtedness in an aggregate principal amount not exceeding $15,000,000 in order to consummate Nevada based route business acquisitions permitted by clause (ii) above.

           (vii) SETTLEMENT. Buyer shall not and shall cause its Subsidiaries not to settle any pending or threatened litigation involving Buyer or any of its Subsidiaries (whether brought by a private party or a Government Entity), except for settlements that, in the aggregate, involve payments, not covered by insurance, by Buyer or any Subsidiaries of less than $250,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any material restrictions on the business or operations of Buyer or any of its Subsidiaries.

           (viii) General. Buyer shall not and shall cause its Subsidiaries not to authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) By Players. Except as disclosed in Section 5.1 of the Players Disclosure Schedule during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Players agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, Players agrees (except as otherwise contemplated by this Agreement, or to the extent that Buyer shall otherwise consent in writing) as follows:

           (i) DIVIDENDS; CHANGES IN STOCK. Players shall not and shall cause its Subsidiaries not to, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Players to its parent (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Players Common Stock upon the exercise of Players Options outstanding on the date of this Agreement and in accordance with their present terms) or (z) purchase, redeem or otherwise acquire any shares of capital stock of Players or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

           (ii) ISSUANCE OF SECURITIES. Players shall not and shall cause its Subsidiaries not to issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Players Common Stock upon the exercise of Players Options outstanding on the date of this Agreement and in accordance with their present terms).

           (iii) Governing Documents. Players shall not and shall cause its Subsidiaries not to amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents.

           (iv) NO ACQUISITIONS. Players shall not and shall cause its Subsidiaries not to acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof.

           (v) NO DISPOSITIONS. Players shall not and shall cause its Subsidiaries not to sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice.

           (vi) INDEBTEDNESS. Players shall not and shall cause its Subsidiaries not to (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Players or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice.

           (vii) EMPLOYEE BENEFITS. Players shall not and shall cause its Subsidiaries not to, except as required by applicable law or, with respect to the limitations contained in subclauses (C) and (G) of this
       Section 5.1(b)(vii), agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract; (B) negotiate or enter into any collective bargaining agreement or labor union contract;
       (C) increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice); (D) adopt or establish any new benefit plan; or amend any existing benefit plan, including, without limitation, the Players Employee Plans and the Players Welfare Plan, except as required by law; or pay any benefit not provided for under any Players Employee Plan or Players Welfare Plan; (E) adopt, establish or amend any severance pay plan; or increase in any manner the severance or termination pay of any officer or employee; (F) modify the provisions of any Players Stock Option Plan; or adjust or modify the terms of any outstanding Players Options; or take any action to accelerate the vesting of, or cash out rights associated with, any Players Option or Players SAR, except as contemplated by the Employment Agreements; or remove existing restrictions in any Players Stock Option Plan or other plan or arrangement; (G) grant any new awards under any Players Stock Option Plan or other bonus, incentive, performance or compensation plan or arrangement, including the grant of Players Options, Players SARs, stock-based or stock-related awards, performance units or restricted stock; (H) take any action to fund or, in any other way secure, the payment of compensation or benefits under any Players Employee Plan, Players Welfare Plan or other employee plan, agreement, contract or arrangement; or (I) hire any individual as an employee, independent contractor or consultant who will be paid an annual base salary that equals or exceeds $100,000, without the prior written consent of the Buyer.

           (viii) MATERIAL CONTRACTS. Players shall not and shall cause its Subsidiaries not to enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act.

           (ix) ACCOUNTING MATTERS. Players shall not and shall cause its Subsidiaries not to make any material change in accounting methods, principles or practices except as required by GAAP, or the applicable regulations under the Securities Act and the Exchange Act.

           (x) TAX MATTERS. Players shall not and shall cause its Subsidiaries not to make any material tax election or enter into any settlement or compromise with respect to any material income tax liability.

           (xi) SETTLEMENT. Players shall not and shall cause its Subsidiaries not to settle any pending or threatened litigation involving Players or any of its Subsidiaries (whether brought by a private party or a Government Entity), except for settlements that, in the aggregate, involve payments, not covered by insurance, by Players or any Subsidiaries of less than $250,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any material restrictions on the business or operations of Players or any of its Subsidiaries.

           (xii) CAPITAL EXPENDITURES. Players together with its Subsidiaries shall not make capital expenditures in excess of $1,500,000 individually or $10,000,000 in the aggregate.

        (xiii) GENERAL. Players shall not and shall cause its Subsidiaries not to authorize any of, or commit or agree to take any of, the foregoing actions.

    Section 5.2. COOPERATION; NOTICE; CURE. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Players shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Players and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Players or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Players or Buyer contained in this Agreement.

    Section 5.3. NO SOLICITATION. From and after the date hereof, Players shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transaction involving Players or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Buyer or its respective affiliates (a "THIRD PARTY") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that until approval of the Merger at the Players Special Meeting (as defined below), nothing contained in this Agreement shall prevent Players or its Board of Directors, from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Players, if the Board of Directors of Players reasonably believes in good faith that (i) such Acquisition Proposal after consultation with, and receipt of advice from, DLJ is reasonably capable of being completed on substantially the terms proposed and to be superior from a financial point of view to the holders of Players Common Stock and (ii) after receipt of advice to such effect from outside legal counsel (who may be Players' regularly engaged outside legal counsel), determines in good faith that such action is required for the Board of Directors of Players to comply with its duties to holders of Players Common Stock imposed by applicable law (a "SUPERIOR PROPOSAL").

    Section 5.4.  JOINT PROXY STATEMENT/ PROSPECTUS; REGISTRATION STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, Players and Buyer shall prepare and file with the SEC, in preliminary form, a joint proxy statement/prospectus to be sent to the respective stockholders of each of Players and Buyer in connection with, and to consider this Agreement and the Merger (the "JOINT PROXY STATEMENT/PROSPECTUS") and the related registration statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus (the "REGISTRATION STATEMENT"), provided that Players and Buyer may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. Players and Buyer shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable.

        (b) Players and Buyer shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

        (c) Buyer agrees that the Registration Statement shall enable resales of Buyer Common Stock by former "affiliates" (as defined in Rule 405 under the Securities Act) of Players so that such former Players affiliates are not subject to any volume limitation on resale pursuant to Rule 145(d) under the Securities Act.

    Section 5.5. SPECIAL MEETING. Players shall duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon this Agreement and the Merger (the "PLAYERS SPECIAL MEETING") and Buyer shall duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon and approving the transactions contemplated by this Agreement (the "BUYER SPECIAL MEETING"), in each case as promptly as reasonably practicable after the date hereof. Except as expressly otherwise provided in Section 5.3 hereof, Players shall, through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement and the Merger. Buyer shall through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement, and each party shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters.

    Section 5.6. ACCESS TO INFORMATION. Upon reasonable notice, each of Buyer and Players (and each of their respective Subsidiaries) shall afford to the other party and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Buyer and Players shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party making such requests will hold any such information furnished to it by the other party in confidence in accordance with the confidentiality agreement between the parties (the "CONFIDENTIALITY AGREEMENT"). No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 5.7.  GOVERNMENTAL APPROVALS.

        (a) The parties hereto shall cooperate with each other and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable without conditions, restrictions or limitations that are more restrictive than those conditions, restrictions and limitations applicable to Players on the date hereof, all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("GOVERNMENTAL

APPROVALS"). Each of the parties hereto and their respective officers, directors and affiliates shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Players and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Players or to Buyer, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Players and Buyer (the "NOTIFYING PARTY") will notify the other reasonably promptly of the receipt of material comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all material correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; PROVIDED, HOWEVER, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

        (b) Players and Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Players and Buyer shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

    Section 5.8. PUBLICITY. Players and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    Section 5.9.  INDEMNIFICATION.

        (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Players (the "INDEMNIFIED PARTIES"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Players would have been permitted under Nevada law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party.

        (b) For a period of three years after the Effective Time, Buyer shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Players' directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Players to Buyer) with coverage in amount and scope at least as favorable as Players' existing coverage; PROVIDED that in no event shall Buyer or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Players for such coverage; and if such premium would at any time exceed 200% of the such amount, then Buyer or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

        (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the current officers and directors of Players by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 5.10. STOCKHOLDER LITIGATION. Players shall give Buyer the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Players and its directors relating to the transactions contemplated hereby, PROVIDED, HOWEVER, that no such settlement shall be agreed to without Buyer's consent.

    Section 5.11.  EMPLOYEE BENEFITS.

        (a) Buyer shall cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of Players and its Subsidiaries provided to Buyer on or prior to the date of this Agreement and which are identified on Players Disclosure Schedule 3.14(a).

        (b) For purposes of determining eligibility for participation and vesting under any employee benefit plan or arrangement of Buyer or the Surviving Corporation, employees of Players and its Subsidiaries as of the Effective Time shall receive service credit for service with Players and any of its Subsidiaries to the same extent such service was granted under the Employee Plans but not for purposes of determining benefit accruals. This Section 5.11 shall not obligate the Buyer or Surviving Corporation to provide duplicate benefits to employees of Players and its Subsidiaries.

        (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Buyer or the Surviving Corporation to continue any Plan of Players following the Effective Time.

        (d) Players shall obtain and deliver to Buyer prior to the Closing Date a written resignation letter from each of Howard A. Goldberg, Peter J. Aranow, John Groom and Patrick Madamba, Jr. (the "EXECUTIVES") which shall be effective as of the Effective Time, and Buyer agrees that it will, and will cause the Surviving Corporation to, (i) treat each such resignation as a "Termination Upon a Change of Control" for purposes of the respective Employment Agreement or Agreement with Players governing the terms of each Executive's employment and severance from employment with Players, and for purposes of all related option and other agreements affecting the terms and conditions of such Executive's employment (collectively, the "EMPLOYMENT AGREEMENTS"), and (ii) pay at Closing the amounts, and provide the benefits, required to be paid or provided to each such Executive upon a Termination Upon a Change of Control under the applicable Employment Agreement, in each case, without the need for any further action by any Executive. To the extent permitted by and in accordance with the Employment Agreements, the Buyer shall reduce the amounts required to be paid to each Executive due to a Termination Upon Change of Control or otherwise (the "REDUCED AMOUNT") to the extent necessary to avoid any limitation of the Buyer's federal income tax deduction under Section 280G of the Code and the rulings and regulations thereunder. The Reduced Amount shall represent the maximum severance payment that an Executive may receive without causing such payment to be subject to an excise tax and the limitations on deductions under Section 280G of the Code. To the extent necessary to avoid any limitation on the Buyer's deductions under Section 280G of the Code, after determination of the Reduced Amount, the Buyer may also cause an Executive's "parachute payments" (within the meaning of Code Section 280G) to be reduced to the Reduced Amount, after consulting with each affected Executive to determine which payments shall be reduced. At least ninety days before the Closing Date, a report (the "ACCOUNTANT'S REPORT"), setting for the Reduced Amount, as described in Section 5.11(d) hereof, for each Executive, prepared by Ernst & Young (the "Accountant") shall be delivered to Buyer for its review.

    Section 5.12.  FURTHER ASSURANCES AND ACTIONS.

        (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

        (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/or directors of Buyer, Players and the Surviving Corporation shall take all such necessary action.

        (c) Notwithstanding the foregoing, if Buyer reasonably determines that it is necessary or desirable to consummate the Merger or any of the other transactions contemplated by this Agreement, Buyer (or any Subsidiary of Buyer) or, at Buyer's request, Players shall commence an offer (the "TENDER OFFER") to purchase all of the outstanding 10 7/8% Senior Notes due 2005 (the "SENIOR NOTES") and a solicitation of consents to eliminate substantially all of the restrictive covenants contained in the indenture governing the Senior Notes (collectively, the "TENDER OFFER AND CONSENT SOLICITATION"), which Tender Offer and Consent Solicitation shall be commenced in sufficient time in advance of the Closing Date so that the Tender Offer can be consummated on the Closing Date and shall be on such terms as are reasonably designed to result in the acceptance of such offer and consent by the holder of the Senior Notes representing at least 66 2/3% of the aggregate principal amount of Senior Notes outstanding at the time the Tender Offer and Consent Solicitation is consummated. If Players commences the Tender Offer and Consent Solicitation, Players shall prepare, subject to advice and comments of Buyer, an offer to purchase and consent solicitation for the Senior Notes and forms of related letters of transmittal (collectively, the "OFFER TO PURCHASE") and summary advertisement, as well as all other information and exhibits (collectively, the "OFFER DOCUMENTS"). All mailings to the holder of the Senior Notes in connection with the Tender Offer and Consent Solicitation shall be subject to prior review, comment and approval of Buyer. Players will use commercially reasonable efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from Buyer to do so. Players agrees to promptly correct any information in the Offer Documents that shall or have become false or misleading in any material respect. Players shall waive any of the conditions to the Tender Offer and Consent Solicitation and make any other changes in the terms and conditions of the Tender Offer and Consent Solicitation as may be reasonably requested by Buyer; PROVIDED that the Tender Offer and Consent Solicitation are not required to be consummated unless the Merger is consummated. If Players commences the Tender Offer and Consent Solicitation at Buyer's request pursuant to this Section 5.12(c) and this Agreement is subsequently terminated under circumstances in which Buyer is entitled to neither the Termination Fee pursuant to Section 7.3(b) nor reimbursement of expenses pursuant to Section 7.3(c), then Buyer shall reimburse Players for all its expenses related thereto.

    Section 5.13. RIGHTS PLAN. Prior to the Effective Date and at Buyer's request, Players shall take all necessary action (i) to redeem, for .005 per Right (as defined in the Rights Agreement), all of the outstanding Rights under the Rights Agreement, effective immediately prior to the Effective Time, and to ensure that after such redemption (A) neither Buyer nor Merger Sub shall have any obligations under the Rights or Rights Agreement and (B) none of the holders of the Rights shall have any rights under the Rights or Rights Agreement or (ii) to amend the Rights Agreement to provide that the Rights expire without any payment in respect thereof immediately prior to the Effective Time.

    Section 5.14. BUYER'S BOARD OF DIRECTORS. Buyer and Players shall use their reasonable efforts to agree on two individuals to be appointed as additional directors to serve on Buyer's Board of Directors commencing the Effective Time. If, prior to the Effective Time, the CRC Transaction has not closed, Players and Buyer shall agree on a third additional director to serve on the Buyer's Board of Directors in the event the CRC Transaction ultimately fails to close.

                                  ARTICLE VI.
                              CONDITIONS TO MERGER

    Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the stockholders of Players in the manner required under the NRS and the Articles of Incorporation of Players. The Buyer Stockholder Approval shall have been received in accordance with the requirements of the NYSE.

        (b) NO INJUNCTIONS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (c) GOVERNMENTAL APPROVALS. All Governmental Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which either party reasonably determines in good faith will have or would reasonably be expected to have a Players Material Adverse Effect or a Buyer Material Adverse Effect.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

        (e) NYSE. The shares of Buyer Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PLAYERS. The obligation of Players to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Players:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Buyer Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; PROVIDED, that notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Buyer shall be deemed not fulfilled if the respects in which the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole. Players shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Players shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

        (c) BUYER ACQUISITION. Buyer shall not have completed the CRC Transaction on terms which are materially less advantageous to Buyer or Buyer's stockholders than those contained in the form of agreement (including the forms of agreements referenced therein) previously supplied to Players.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Buyer:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Players set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Players Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; PROVIDED that, notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Players shall be deemed not fulfilled if the respects in which the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Players and its Subsidiaries, taken as a whole. Buyer shall have received a certificate signed on behalf of Players by the Chief Executive Officer and the Chief Financial Officer of Players to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PLAYERS. Players shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Players by the Chief Executive Officer and the Chief Financial Officer of Players to each such effect.

        (c) FINANCING. Buyer shall have obtained financing sufficient to allow Buyer to complete the transactions contemplated in this Agreement.

                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(k), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the parties:

        (a) by mutual written consent of Players and Buyer; or

        (b) by either Buyer or Players if the Merger shall not have been consummated by September 30, 1999 (the "Outside Date"); PROVIDED that either Buyer or Players may extend the Outside Date to December 31, 1999 by providing written notice thereof to the other party within five (5) business days prior to and including September 30, 1999 if (i) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(c) have not been obtained and are still being pursued, (ii) the party requesting such extension has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before September 30, 1999, (iii) it is reasonably probable, based on, among other things, the status of completed regulatory filings, scheduled regulatory meetings and the advice of regulatory counsel to such party, that the requisite Governmental Approvals will be obtained within such extension period; and (iv) in the event such extension is requested by Buyer, Buyer either (A) has furnished to Players a letter, dated as of the date Buyer requests such extension, from Merrill Lynch to the effect that Merrill Lynch is, as of the date of such letter, highly confident that Merrill Lynch (or another nationally recognized investment banking firm of comparable stature) will be able to raise funds sufficient for Buyer to meet all of its financial obligations under this Agreement, or (B) has permanently waived the condition to closing set forth in Section 6.3(c); PROVIDED FURTHER that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger to occur on or before such date; or

        (c) by either Buyer or Players if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other final action not subject to appeal, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either Buyer or Players, if, at the Players Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Players in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

        (e) by Buyer, if the Board of Directors of Players shall have (i) withdrawn or modified its recommendation of this Agreement or the Merger, (ii) recommended an Acquisition Proposal to the stockholders of Players, or (iii) failed to reaffirm its recommendation of this Agreement and the Merger upon the request of Buyer at any time, in the case of (i), (ii) and (iii) in accordance with the proviso in Section 5.3; or

        (f) by Players, in accordance with Section 5.3; PROVIDED that no termination under this Section 7.1(f) shall be effective until (i) the termination fee required by Section 7.3(b) shall be paid and (ii) at least three Business Days shall have elapsed after delivery to Buyer of a written notice from Players providing a complete and accurate description of material terms of the Superior Proposal, including the identity of all parties thereto.

        (g) by Buyer, upon breach of any material representation, warranty, covenant or agreement on the part of Players set forth in this Agreement, or if any representation or warranty of Players shall have become untrue, in either case such that the conditions set forth in Section 6.3 would not be satisfied ("Terminating Players Breach"); PROVIDED, HOWEVER, that, if such Terminating Players Breach is curable by Players through best efforts within 30 days and for so long as Players continues to exercise such best efforts during such 30 day period, Buyer may not terminate this Agreement under this Section 7.1(g); or

        (h) by Players, upon breach of any material representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied ("Terminating Buyer Breach"); PROVIDED, HOWEVER, that, if such Terminating Buyer Breach is curable by Buyer through best efforts within 30 days and for so long as Buyer continues to exercise such best efforts during such 30 day period, Players may not terminate this Agreement under this Section 7.1(h); or

        (i) by Players, if Buyer has not filed all required initial applications and documents in connection with obtaining the Governmental Approvals within 60 days after the date of this Agreement, as further set forth in Section 5.7 hereof; PROVIDED, HOWEVER, that Players shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if Buyer has filed all such required initial applications and documents;

        (j) by either Buyer or Players if, at the Buyer Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buyer in favor of the transactions contemplated by this Agreement shall not have been obtained; or

        (k) by Players pursuant to Section 2.1(a).

Neither Players nor Buyer shall have the right to terminate this Agreement based on any findings of Buyer's Compliance Committee referenced in Section 4.3(a).
    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or Players, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for (i) a willful breach of this Agreement or (ii) a breach by Buyer or Merger Sub of its obligations pursuant to the second sentence of Section 5.7(a); PROVIDED that the provisions of this Section 7.2 and Section
7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 7.3.  FEES AND EXPENSES.

        (a) Except as set forth in this Section 7.3 and the last sentence of
Section 5.12(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Fees and expenses payable under this Section 7.3 to any party hereunder shall include all costs of collection and interest from the date such payment is due at a rate per annum of London Interbank Offered Rate plus 2%.

        (b) Players shall pay Buyer a termination fee of $13,500,000 via wire transfer of same-day funds on the date of the earliest to occur of the following events:

           (i) the termination of this Agreement by Buyer or Players pursuant to
       Section 7.1(d), if an Acquisition Proposal involving Players shall have been publicly announced and be pending at the time of the Special Meeting;

           (ii) the termination of this Agreement by Buyer pursuant to Section 7.1(e); or

           (iii) the termination of this Agreement by Players pursuant to
       Section 7.1(f).

    Players' payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Buyer against Players and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by Players.

        (c) In addition to the provisions of Section 7.3(b), if (i) Buyer or Players terminates the Agreement pursuant to Section 7.1(d), (ii) Buyer terminates this Agreement pursuant to Section 7.1(g) or (iii) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Players, its employees or operations not previously disclosed to Buyer by Players, Players shall immediately thereafter reimburse Buyer and Merger Sub all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000 plus, in the case of (i) above, a termination fee of $3,000,000; PROVIDED, FURTHER, that Players shall reimburse Buyer and Merger Sub one-half of all fees (i) incurred by Buyer in respect of Buyer's financing under this Agreement and (ii) approved in writing by Players prior to the time incurred.

        (d) If (i) Players terminates this Agreement pursuant to Section 7.1(i),
(ii) Buyer or Players terminates this Agreement pursuant to Section 7.1(j),
(iii) Players terminates this Agreement pursuant to Section 7.1(h) or (iv) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Buyer, its employees or operations, Buyer shall immediately thereafter reimburse Players all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000 plus, in the case of (ii) above, a termination fee of $3,000,000.
        (e) If this Agreement is terminated by either Buyer or Players pursuant to Section 7.1(b), and all conditions to closing other than that contained in
Section 6.3(c) are or would have been satisfied (or, with respect to the conditions under Section 6.2, are capable of being waived by Players) at a closing held on the date of termination, Buyer shall pay Players a termination fee of $3,000,000 and shall reimburse Players all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000.

    Section 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Players, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    Section 8.1.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 1.5, 1.6, 2.1, 2.2, 2.3, 5.9, and 5.11 and Article VIII. The
Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 8.2. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by facsimile or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be served personally, or by facsimile or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given three (3) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        (a) if to Players, to

             Players International, Inc.
             Attention: Chief Executive Officer
             1300 Atlantic Avenue, Suite 800
             Atlantic City, NJ 08401
             with a copy to

             Morgan, Lewis & Bockius LLP
             Attention: Peter P. Wallace, Esq.
             300 South Grand Avenue, 22nd Floor
             Los Angeles, CA 90071

        (b) if to Buyer or Merger Sub, to

             Jackpot Enterprises, Inc.
             Attention: Don R. Kornstein
             110 Palms Airport Drive
             Las Vegas, NV 89119

             with a copy to:

             Camhy Karlinsky & Stein LLP
             Attention: Alan I. Annex, Esq.
             1740 Broadway, 16th Floor
             New York, NY 10019

             Shearman & Sterling
             Attention: John A. Marzulli, Jr., Esq.
             599 Lexington Avenue
             New York, NY 10022

    Section 8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 8, 1999.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.5. ENTIRE AGREEMENT; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; PROVIDED that the Confidentiality Agreements shall survive the execution and delivery of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Merger Sub or Players makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.6. GOVERNING LAW. Except to the extent that Nevada law applies to the Merger as a matter of law, this Agreement shall be governed and construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of New York without reference to the conflicts of law or choice of law doctrine of such state.

    Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer; PROVIDED that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 8.8. SEVERABILITY; Enforcement. Except to the extent that the application of this Section 8.8 would have a Buyer Material Adverse Effect with respect to Buyer or a Players Material Adverse Effect with respect to Players, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

    Section 8.9. SPECIFIC PERFORMANCE. Except as provided in Sections 7.3(b), the parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

                           SIGNATURES BEGIN NEXT PAGE

    IN WITNESS WHEREOF, Buyer, Inc., Buyer Sub Corp. and Players International, Inc. have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                JACKPOT ENTERPRISES, INC.

                                /s/ DON R. KORNSTEIN
                                ------------------------------------------
                                By:   Don R. Kornstein
                                Its:   Chief Executive Officer

                                JEI MERGER CORP.

                                /s/ DON R. KORNSTEIN
                                ------------------------------------------
                                By:   Don R. Kornstein
                                Its:   Chief Executive Officer

                                PLAYERS INTERNATIONAL, INC.

                                /s/ HOWARD A. GOLDBERG
                                ------------------------------------------
                                By:   Howard A. Goldberg
                                Its:   Chief Executive Officer

                                                                      APPENDIX B

     [On letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated]

                                              February 8, 1999

Board of Directors
Jackpot Enterprises, Inc.
1110 Palms Airport Drive
Las Vegas, Nevada 89119

Members of the Board of Directors:

    Players International, Inc. (the "Company"), Jackpot Enterprises, Inc. (the "Acquiror") and JEI Merger Corp., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated February 8, 1999 (the "Agreement") pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the "Merger") in which each outstanding share of the Company's common stock, par value $.005 per share (the "Company Shares"), would be converted into the right to receive (i) $6.75 per share in cash, without interest and (ii) a fraction of a share of common stock, par value $.01 per share of the Acquiror (the "Acquiror Shares"), equal to the quotient of $1.50 divided by the Average Acquiror Common Stock Price, provided that such fraction shall not exceed 0.30. The cash and Acquiror Shares to be issued to the Company's shareholders in the Merger, as set forth in the Agreement, shall be referred to as the "Consideration". The "Average Acquiror Common Stock Price" shall mean the average regular way closing price per share of the Acquiror Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape during the thirty consecutive NYSE trading days immediately preceding the second NYSE trading day prior to the closing date of the Merger. Concurrently with the execution of the Agreement, certain stockholders of the Company will enter into Stockholder Support Agreements (the "Support Agreements") with the Acquiror, pursuant to which such stockholders agree, among other things, to vote all voting securities of the Company beneficially owned by them in favor of the Merger. The Merger and the other transactions contemplated by the Agreement and the Support Agreements, taken together, are referred to as the "Transaction".

    You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies"), furnished to us by the Company and the Acquiror, respectively;

    (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;
    (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we deemed to be relevant;

    (7) Participated in discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Transaction on the Acquiror on a standalone basis as well as the pro forma impact on the Acquiror giving effect to the Acquiror's potential acquisition of CRC Holdings, Inc.;

    (9) Reviewed the Agreement as well as the form of the Support Agreements;
        and

   (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. In addition, we have assumed that the financing for the Transaction (the "Financing"), including the structure, amounts, interest rates and other terms of such financing, is not materially different from the structure, amounts, interest rates and other terms that we have discussed with the Acquiror.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction or the operations of the Company. In addition, based on our discussions with the Company and its counsel, we have assumed that no litigation, regulatory or similar proceedings will result in the imposition of a judgment, fine, sanction or other action that could have a material adverse effect on the financial condition or operations of the Company.

    We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from such party for our services, a significant portion of which is contingent upon the delivery of this opinion. We are also acting as sole book-running lead managing underwriter, placement agent or initial purchaser and as lead arranger and syndication agent in connection with the Financing, and will receive fees for our services contingent upon the completion of such financing transactions. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing, and have in the past provided, financial advisory and financing services to the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Transaction or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Transaction.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

                                Very truly yours,

                                /s/
                                --------------------------------------
                                MERRILL LYNCH, PIERCE, FENNER &
                                SMITH INCORPORATED

                                                                      APPENDIX C

     [ON LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                              February 8, 1999

Board of Directors
Players International, Inc.
1300 Atlantic Avenue, Suite 800
Atlantic City, New Jersey 08401

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Players International, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 8, 1999 (the "Agreement"), by and among Jackpot Enterprises, Inc. ("Jackpot"), JEI Merger Corp., a wholly owned subsidiary of Jackpot ("Merger Sub") and the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock, par value $0.005 per share, of the Company will be converted into the right to receive (i) $6.75 in cash (the "Cash Consideration") and (ii) a fraction (the "Exchange Ratio") of a share of common stock, par value $.01 per share, of Jackpot ("Jackpot Common Stock") equal to the quotient of $1.50 divided by the Average Buyer Common Stock Price (as defined in the Agreement); provided that the Exchange Ratio shall not exceed 0.30 (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration"); provided further that the Cash Consideration may be increased by the Buyer under the circumstances described in the Agreement or the Company may terminate the Agreement.

    In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Jackpot, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1999 and ending March 31, 2004 prepared by the management of the Company and certain financial projections of Jackpot (both including and excluding the potential acquisition of CRC Holdings, Inc. ("CRC")) for the period beginning October 1, 1998 and ending June 30, 2004 prepared by the management of Jackpot. In addition, we have compared certain financial and securities data of the Company and Jackpot with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Jackpot, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Jackpot or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of Jackpot of the operating synergies achievable as a result of the Merger and the potential acquisition of CRC and upon our discussion of such synergies with the management of the Company. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Jackpot as to the future operating and financial performance of the Company and Jackpot (both including and excluding the potential acquisition of CRC), respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Jackpot's common stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. DLJ served as lead-manager of the Company's $112.5 million public equity offering in July 1993, and as lead-manager of the Company's $150.0 million Senior Notes offering in April 1995. DLJ has also performed investment banking and other services for Jackpot and CRC in the past and has been compensated for such services. In October 1998, DLJ was retained by Jackpot to review and analyze alternatives available to Jackpot with a view to meeting its long term strategic objectives. In connection with such engagement, it is anticipated that DLJ will be asked to render its opinion as to the fairness from a financial point of view of the consideration to be paid by Jackpot with respect to the potential acquisition of CRC. In 1998, DLJ served as co-advisor to CRC with respect to the sale of CRC's hospitality business.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION

                                By:  /s/ R. SCOTT TURICCHI
                                     -----------------------------------------
                                     R. Scott Turicchi
                                     Managing Director

                                   APPENDIX D

ARTICLE XIII--REQUIRED DIVESTITURE OF CORPORATION'S CAPITAL STOCK AND STOCK EQUIVALENTS AND RIGHT TO ACQUIRE

SECTION 1--REQUIRED DIVESTITURE

    (a) If any governmental commission, regulatory authority, entity, agency, or instrumentality (collectively, an "Authority") having jurisdiction over the corporation or that has granted a license, certificate of authority, franchise, or similar approval (collectively, a "License") to the corporation or any affiliate of the corporation orders or requires any stockholder of the corporation to divest any or all of the shares of the corporation to divest any or all of the shares of any class or series ("Capital Stock") owned by such stockholder or any options or warrants to purchase Capital Stock or securities convertible into Capital Stock (collectively, "Stock Equivalents") of the corporation (a "Divestiture Order"), and if the holder fails to do so by the date required by the Divestiture Order (unless the Divestiture Order is stayed), the corporation will have the right to acquire the Capital Stock or Stock Equivalents from the holder that the holder failed to divest as required by such Divestiture Order.

    (b) If, after reasonable notice and an opportunity for affected parties to be heard, any Authority determines that continued ownership of the corporation's Capital Stock or Stock Equivalents by any holder shall be grounds for the revocation, cancellation, non-renewal, restriction or withholding of any License granted to or applied for by the corporation or any affiliate of the corporation, such holder shall divest the Capital Stock or Stock Equivalents that provide the basis for such determination, and if such holder fails to divest such Capital Stock or Stock Equivalents within 10 days after the date the Authority's determination becomes effective (unless the determination is stayed), the corporation shall have the right to acquire such Capital Stock or Stock Equivalents from the holder.

    (c) If the corporation determines that one or more persons who are not citizens of the United States as determined under the Shipping Act of 1916, as amended, or the Merchant Marine Act of 1936, as amended ("Foreign Citizens"), own more than 25% of the corporation's outstanding Capital Stock, the corporation may require the Foreign Citizen(s) who most recently acquired the shares that bring total Foreign Citizen ownership to more than 25% of the outstanding ("Excess Shares") to divest the Excess Shares to persons who are United States citizens. If the Foreign Citizen(s) so directed fail to divest the Excess Shares to United States citizens within 30 days after the date on which the corporation gives a written notice to the Foreign Citizen(s) to divest the Excess Shares, the corporation shall have the right to acquire the shares that the Foreign Citizen failed to divest as required by the corporation's notice.

SECTION 2--PURCHASE PRICE

    Whenever the corporation has the right to acquire shares of Capital Stock from a stockholder pursuant to the provisions described in Section 1 of this
Article XIII, the corporation shall be required to pay the stockholder $.10 per share or such higher price as may be required by applicable legal requirements. If there is no other applicable legal requirement, any amount payable to the stockholder in excess of $.10 per share will be paid in five equal annual installments with interest at the lower of the prime rate or the LIBOR rate, as published from time to time in THE WALL STREET JOURNAL. In the case of Stock Equivalents, the payment for each Stock Equivalent shall be $.01 each, and, if there is no other legal requirement, any amount payable to a holder of a Stock Equivalent shall be $.01 each, and, if there is no other legal requirement, any amount payable to a holder of a Stock Equivalent in excess of $.01 per Stock Equivalent will be paid in five equal annual installments with interest on the terms described above.

SECTION 3--EFFECT OF TENDER OF PURCHASE PRICE

    When any Divestiture Order becomes final and non-appealable or when the corporation tenders the consideration for which it may acquire Capital Stock or Stock Equivalents as described in this Article XIII, whichever first occurs, the Capital Stock or Stock Equivalents in question shall no longer be entitled to any voting, dividend, or other rights, in any, until such time as they have been appropriately divested, whereupon all such rights shall be restored prospectively from the date of the divestiture.

SECTION 4--NON-EXCLUSIVITY

    The foregoing provisions of this Article XIII relating to required divestiture are in addition to, and not in replacement of, any applicable legal requirements.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.751 of Chapter 78 of the Nevada Revised Statutes and Article XII of the Registrant's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Registrant. The Articles of Incorporation require the Registrant to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Registrant. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

    The Registrant's Bylaws also provide that the Registrant may purchase and maintain insurance on behalf of any director or officer. The Registrant presently has directors' and officers' liability insurance in effect.

    Under the Agreement and Plan of Merger among the Registrant, JEI Merger Corp. and Players International dated as of February 8, 1999, for a period of three years after the Effective Time (as defined in the merger agreement), the Registrant is required to maintain or shall cause the Surviving Corporation (as defined in the Merger Agreement) to maintain in effect a directors' and officers' liability insurance policy covering Players directors and officers with coverage in amount and scope at least as favorable as Players' existing coverage; provided that in no event is the Registrant or the Surviving Corporation required to expend in the aggregate in excess of 200% of the annual premium currently paid by Players for such coverage. If the premium would exceed 200% of such amount, then the Registrant or the Surviving Corporation would be required to maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount. Additionally, the merger agreement requires that the Registrant defend and hold harmless each present and former officer and director of Players against all liabilities arising out of the fact that such person was an officer or director of such entity to the full extent that would have been permitted under Nevada law and the articles of incorporation or bylaws of Players. See "The Merger Agreement--Certain Covenants--Director and Officer Indemnification."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

        2.1  Agreement and Plan of Merger, dated as of February 8, 1999 among Jackpot
             Enterprises, Inc., JEI Merger Corp. and Players International Inc.* (included as
             Appendix A)

        2.2  Stockholder Support Agreement, dated as of February 8, 1999, by The Griffin Group,
             Inc. to and for the benefit of Jackpot Enterprises, Inc.*

        2.3  Stockholder Support Agreement, dated as of February 8, 1999, by Howard A. Goldberg to and for the benefit of Jackpot Enterprises, Inc.*

        2.4  Stockholder Support Agreement, dated as of February 8, 1999, by Peter Aranow to and for the benefit of Jackpot Enterprises, Inc.*

        2.5  Stockholder Support Agreement, dated as of February 8, 1999, by Earl E. Webb to and for the benefit of Jackpot Enterprises, Inc.*

        2.6  Stockholder Support Agreement, dated as of February 8, 1999, by Lawrence Cohen to and for the benefit of Jackpot Enterprises, Inc.*

        2.7  Stockholder Support Agreement, dated as of February 8, 1999, by Marshall Geller to and for the benefit of Jackpot Enterprises, Inc.*

        2.8  Stockholder Support Agreement, dated as of February 8, 1999, by Alan R. Buggy to and for the benefit of Jackpot Enterprises, Inc.*

        2.9  Stockholder Support Agreement, dated as of February 8, 1999, by John Groom to and for the benefit of Jackpot Enterprises, Inc.*

       2.10  Stockholder Support Agreement, dated as of February 8, 1999, by Vince J. Naimoli to and for the benefit of Jackpot Enterprises, Inc.*

       2.11  Stockholder Support Agreement, dated as of February 8, 1999, by Lee Seidler to and for the benefit of Jackpot Enterprises, Inc.*

       2.12  Stockholder Support Agreement, dated as of February 8, 1999, by Charles Masson to and for the benefit of Jackpot Enterprises, Inc.*

       2.13  Stockholder Support Agreement, dated as of February 8, 1999, by Patrick Madamba to and for the benefit of Jackpot Enterprises, Inc.*

       2.14  Stockholder Support Agreement dated as of February 8, 1999 by Don R. Kornstein to and for the benefit of Players International, Inc.**

       2.15  Stockholder Support Agreement dated as of February 8, 1999 by Allen R. Tessler to and for the benefit of Players International, Inc.**

       2.16  Stockholder Support Agreement dated as of February 8, 1999 by David R. Markin to and for the benefit of Players International, Inc.**

       2.17  Stockholder Support Agreement dated as of February 8, 1999 by Robert L. McDonald,
             Sr. to and for the benefit of Players International, Inc.**

       2.18  Stockholder Support Agreement dated as of February 8, 1999 by George Congdon to and for the benefit of Players International, Inc.**

       2.19  Stockholder Support Agreement dated as of February 8, 1999 by Bob Torkar to and for the benefit of Players International, Inc.**

        3.1  Articles of Incorporation of the Registrant, as amended (B)

        3.2  By-laws of the Registrant, as amended (B)

        3.3  Form of Amendment to Articles of Incorporation of Registrant (G)

        4.1  Stockholder Rights Agreement dated as of July 11, 1994 between the Registrant and
             Continental Stock Transfer & Trust Company, as Rights Agent (H)

        8.1  Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP as to
             legality of securities being offered**

        8.2  Opinion of Morgan, Lewis & Bockius LLP as to tax matters**

       10.1  License agreement with Thrifty PayLess, Inc. (E)

       10.2  License agreement with Safeway Stores, Inc. (E)

       10.3  1990 Incentive and Non-qualified Stock Option Plan (C)

       10.4  Indemnification Agreement (Sample) (D)

       10.5  1992 Incentive and Non-qualified Stock Option Plan (C)

       10.6  Employment Agreement with Don R. Kornstein (I)(L)

       10.7  License agreement with American Drug Stores Inc. (J)

       10.8  License agreement with American Drug Stores Inc. (J)

       10.9  License agreement with Lucky Stores, Inc. (J)

      10.10  Amendments to License Agreement with Thrifty PayLess, Inc. (J)

      10.11  License agreement with Kmart Corporation (K)

      10.12  License agreement with Albertson's, Inc. (K

       21.1  List of Registrant's subsidiaries (K)

       23.1  Consent of Deloitte & Touche LLP*

       23.2  Consent of Ernst & Young LLP*

       23.3  Consent of KPMG LLP*

       23.4  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated**

       23.5  Consent of Donaldson, Lufkin & Jenrette Securities Corporation**

------------------------

*   Filed herewith

**  To be filed by amendment

    (B) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1989.

    (C) Incorporated by reference to Registrant's Registration Statement on Form S-3 dated December 12, 1990 (Registration No. 33-38210).

    (D) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1991.

    (E) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1992.

    (G) Incorporated by reference to Registrant's 1993 Proxy Statement.

    (H) Incorporated by reference to Registrant's Form 8-A dated July 12, 1994.

    (J) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1997.

    (K) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1998.

(b) Schedules--Not Applicable

ITEM 22. UNDERTAKINGS

    (A) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (F) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it s against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 7, 1999.

                                JACKPOT ENTERPRISES, INC.

                                By:  /s/ DON R. KORNSTEIN
                                     -----------------------------------------
                                     Don R. Kornstein
                                     President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Don R. Kornstein and Alan I. Annex, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ DON R. KORNSTEIN         Officer and a director
------------------------------    (Principal Executive          May 7, 1999
       Don R. Kornstein           Officer)

     /s/ ALLEN R. TESSLER
------------------------------  Chairman of the Board           May 7, 1999
       Allan R. Tessler

     /s/ DAVID R. MARKIN
------------------------------  Director                        May 7, 1999
       David R. Markin

 /s/ ROBERT L. MCDONALD, SR.
------------------------------  Director                        May 7, 1999
   Robert L. McDonald, Sr.

                                Senior Vice
                                  President--Finance,
        /s/ BOB TORKAR            Treasurer and Chief
------------------------------    Accounting Officer            May 7, 1999
          Bob Torkar              (Principal Financial and
                                  Accounting Officer)

                               JACKPOT PROXY FORM

PROXY                      JACKPOT ENTERPRISES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Allan R. Tessler and David R. Markin, and each of them with the full authority to act without the other, with the power of substitution, as proxies and attorneys-in-fact, to represent and to vote on behalf of the undersigned all of the shares of stock of Jackpot Enterprises, Inc. ("Jackpot") which the undersigned is entitled to vote at the Special
Meeting of Stockholders to be held at              , Las Vegas, Nevada       on
             , 1999 at 9:00 a.m. local time, and at any adjournment or adjournments thereof, whereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of the proxy statement for the meeting (receipt whereof is hereby acknowledged).

1. APPROVAL OF THE ISSUANCE OF SHARES OF JACKPOT'S COMMON STOCK in connection with the contemplated merger of JEI Merger, Corp. with and into Players International, Inc. ("Players") pursuant to an Agreement and Plan of Merger dated as of February 8, 1999 (the "Merger Agreement") among Jackpot, JEI Merger Corp. and Players.

                / / FOR         / / AGAINST         / / ABSTAIN

2. AMENDMENT TO ARTICLES OF INCORPORATION in connection with the merger with Players

                / / FOR         / / AGAINST         / / ABSTAIN

3.   ELECTION OF DIRECTORS   FOR the nominees listed below   WITHHOLD AUTHORITY
                             (EXCEPT AS MARKED TO THE        TO VOTE FOR ALL
                             CONTRARY BELOW) / /             NOMINEES LISTED
                                                             BELOW / /

Allan R. Tessler, Don R. Kornstein, David R. Markin and Robert L. McDonald, Sr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE THAN ONE INDIVIDUAL
      NOMINEE, WRITE THAT NOMINEE'S NAME(S) IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

4. AMENDMENT TO ARTICLES OF INCORPORATION increasing the authorized common stock of Jackpot to 60,000,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

5. STOCKHOLDER PROPOSAL concerning disclosure of previous offers to acquire Jackpot.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

6. GRANT OF DISCRETIONARY AUTHORITY TO BOARD OF DIRECTORS to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in the above paragraphs (1), (2), (3), (4) or (5).

            / /  FOR            / /  AGAINST            / /  ABSTAIN

7. In their discretion upon such other matters as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SET FORTH WITH RESPECT TO EACH PROPOSAL AND AS THE PROXIES DEEM ADVISABLE ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

    Please date and sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                            Dated

                           ----------------------------------------------------

                   -------------------------------------------------------------
                                                                Signature

                                                            Dated

                           ----------------------------------------------------

                   -------------------------------------------------------------
                                                            Signature if held
                                                           jointly

PROXY FORM

                            PLAYERS INTERNATIONAL, INC.
        1300 ATLANTIC AVENUE, SUITE 800, ATLANTIC CITY, NEW JERSEY 08401
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of PLAYERS INTERNATIONAL, INC. (the "Company") hereby appoints HOWARD GOLDBERG and RAYMOND A. SPERA, JR., and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Special Meeting of Stockholders of the Company to be held on [ ] a.m. at
[          ], and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated below.

1. Approval and adoption of the Agreement and Plan of Merger dated as of February 8, 1999 (among the Company, Jackpot Enterprises, Inc. and JEI Merger Corp.) and approval of the merger of JEI Merger Corp. with and into Players International, Inc. contemplated thereby.

             / / FOR             / / AGAINST             / / ABSTAIN

2. Approval of the proposal to grant the Players board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve the merger or to approve and adopt the merger agreement if the Secretary of Players determines that there are not sufficient votes to approve of such matters.

             / / FOR             / / AGAINST             / / ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SET FORTH WITH RESPECT TO EACH PROPOSAL. THIS PROXY ALSO DELEGATES TO THE PROXIES NAMED ABOVE DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.
                                       Dated: ____________________________, 1999

                                       (Complete Date)
                                       _________________________________________

                                       (Stockholder's Signature)
                                       _________________________________________

                                       (Stockholder's Signature)

                                       NOTE: Please mark, date and sign this
                                       proxy card and return it in the enclosed envelope. Please sign as your name appears below. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.